      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 22, 1998

                                               REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                             ---------------------
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                             RAILWORKS CORPORATION
               (Exact Name of Registrant as Specified in Charter)

           DELAWARE                           4789                          58-2382378
 (State or Other Jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
      of Incorporation or          Classification Code Number)        Identification Number)
         Organization)

                             RAILWORKS CORPORATION
                           C/O COMSTOCK HOLDINGS INC.
                           ONE NORTH LEXINGTON AVENUE
                          WHITE PLAINS, NEW YORK 10601
                              ATTN: JOHN G. LARKIN
                                 (410) 467-9504
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 JOHN G. LARKIN
                            CHIEF EXECUTIVE OFFICER
                             RAILWORKS CORPORATION
                           C/O COMSTOCK HOLDINGS INC.
                           ONE NORTH LEXINGTON AVENUE
                          WHITE PLAINS, NEW YORK 10601
                                 (410) 467-9504
           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)
                                   Copies to:

               JEFFREY M. STEIN                                    JOEL S. KLAPERMAN
               KING & SPALDING                                    SHEARMAN & STERLING
             191 PEACHTREE STREET                                 599 LEXINGTON AVENUE
            ATLANTA, GEORGIA 30303                              NEW YORK, NEW YORK 10022
                (404) 572-4600                                       (212) 848-4000

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of the Registration Statement.
                             ---------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                        CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                                   PROPOSED
                                                                   MAXIMUM
                                                                  AGGREGATE                 AMOUNT OF
      TITLE OF CLASS OF SECURITIES TO BE REGISTERED           OFFERING PRICE(1)          REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share...................        $120,000,000                $35,400
=============================================================================================================

(1) Includes             shares which the Underwriters have the option to
    purchase from the Selling Stockholders solely to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o).

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS                                               (SUBJECT TO COMPLETION)

                                                    ISSUED                , 1998
                                             Shares

                                     [LOGO]

                             RAILWORKS CORPORATION
                                  COMMON STOCK
                               ------------------

     All of the shares of Common Stock being offered hereby are being sold by the Company. Prior to the Offering, there has been no public market for the Common Stock of the Company. Simultaneously with, and as a condition to, the consummation of the Offering, the Company will acquire all of the outstanding stock of the Founding Companies (as defined herein). See "Formation of the Company." It is currently estimated that the initial public offering price per
share will be between        and        per share. See "Underwriting" for a
discussion of the factors to be considered in determining the initial public offering price. Application has been made to list the shares of Common Stock on The Nasdaq National Market under the symbol "RWKS."

                               ------------------

SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR INFORMATION THAT SHOULD BE CONSIDERED
                           BY PROSPECTIVE INVESTORS.
                               ------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                               ------------------

=======================================================================================================
                                                                       UNDERWRITING
                                                                       DISCOUNT AND        PROCEEDS TO
                                             PRICE TO PUBLIC          COMMISSIONS(1)       COMPANY(2)
-------------------------------------------------------------------------------------------------------
Per Share...............................            $                       $                   $
-------------------------------------------------------------------------------------------------------
Total(3)................................            $                       $                   $
=======================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(2) Before deducting expenses payable by the Company estimated at $2.0 million.
(3) Certain stockholders of the Company (the "Selling Stockholders") have granted to the Underwriters an option, exercisable within 30 days of the
    date hereof, to purchase up to an aggregate of           additional shares
    of Common Stock solely to cover over-allotments, if any. To the extent that the option is exercised, the Underwriters will offer the additional shares of Common Stock at the Price to Public shown above. If the Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and Commissions and proceeds to Selling Stockholders will be
    $          , $          and $          , respectively. See "Underwriting."

                               ------------------

     The shares of Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the shares of Common Stock will be made at the office of BT Alex. Brown Incorporated, Baltimore, Maryland, against payment therefor in
immediately available funds on or about             , 1998.

BT Alex. Brown                                               Schroder & Co. Inc.

                                          , 1998

                 [INSERT U.S. MAP WITH FOUNDING COMPANY LOGOS]

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF THE COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     Simultaneously with the closing of the offering made by this Prospectus (the "Offering"), RailWorks Corporation will acquire, in separate transactions (the "Combination"), a number of companies (collectively, the "Founding Companies") that will become subsidiaries of RailWorks Corporation. See "Formation of the Company." Unless otherwise indicated, (i) all references to the "Company" and "RailWorks" include RailWorks Corporation and the Founding Companies after the effectiveness of the Combination, unless the context otherwise requires, (ii) "rail systems" means transit systems, regional and shortline railroads, Class I railroads and commercial and industrial companies with on-site rail infrastructure and (iii) "Common Stock" means the common stock, par value $0.01 per share, of the Company. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information set forth herein (i) gives effect to the Combination and (ii) assumes no exercise of the Underwriters' over-allotment option. Unless otherwise indicated "pro forma combined" information gives effect to the Combination and certain pro forma adjustments to the historical financial statements as described in the Unaudited Pro Forma As Adjusted Financial Statements, and "pro forma as adjusted" information gives effect to the Combination and the sale of the shares of Common Stock offered hereby and the application of the net proceeds therefrom as set forth herein under "Use of Proceeds."

                                  THE COMPANY

     RailWorks was formed in March 1998 to become a leading nationwide provider of rail system services, including construction and rehabilitation, repair and maintenance, and related products. Management selected the Founding Companies, which will be acquired by RailWorks concurrently with the closing of the Offering, based on their regional or local market leadership, diverse and long-standing customer relationships, profitability and geographic diversity. The Combination establishes a significant operating enterprise that will serve as the foundation for a consolidation of the highly-fragmented rail system services and products industry. The Company believes that the Combination and future acquisitions will enable it to capitalize on the trend among rail system operators toward increased outsourcing of services and the use of fewer vendors. The Company's strategy is based on providing a full range of rail-related services and products on a national basis, offering integrated rail system solutions under one brand. In 1997, on a pro forma as adjusted basis, the Company had revenue of $253.1 million, operating income of $9.6 million and net income of $5.9 million. For the three months ended March 31, 1998, on a pro forma as adjusted basis, the Company had revenue of $60.6 million, operating income of $1.3 million and net income of $0.8 million

     The rail passenger and freight industries have undergone significant changes in recent years. As a result, management believes that the rail system services and products industry presents a significant growth opportunity for the Company due to (i) increased governmental and private investment on new construction projects and rehabilitation of rail systems, (ii) ongoing reconfiguration and rationalization of rail infrastructure primarily due to industry consolidation, (iii) increased outsourcing of services and the use of fewer vendors by rail system operators and (iv) the fragmented nature of the rail system services and products industry. Expenditures by rail system operators for new construction, rehabilitation, repair and maintenance were approximately $12 billion in 1997. The use of outsourced service providers has increased significantly as rail system operators have sought to reduce costs by focusing on their core competencies. Shortline railroads and industrial companies generally outsource because they lack the know-how, specialized equipment and resources to cost-effectively install signal systems or build and maintain their own tracks. Finally, the rail system services and products industry is highly fragmented, presenting a consolidation opportunity for the Company that gives the Company a competitive advantage over smaller competitors. Many of these competitors lack the bonding capacity required to undertake large projects and cannot provide the integration of design, construction, rehabilitation, repair and maintenance services increasingly sought by rail system operators.

COMPETITIVE STRENGTHS

     Management believes that the Company has the following competitive strengths:

     Breadth of Services and Products. Management believes that rail system operators are increasingly seeking to purchase services and supplies on an integrated basis from fewer vendors. The Company will offer a broader range of services and products than most industry participants. The Company's service and product offerings include (i) construction and rehabilitation of track, signaling, communications, electrical and other track-related systems, (ii) repair and maintenance of these systems, (iii) a broad range of products, including rail, ties, spikes, frogs (rail intersections), tie plates and ballast and (iv) electrical installation services and concrete products for non-rail customers. For the year ended December 31, 1997, rail-related construction and rehabilitation, repair and maintenance, and other track materials ("OTM") and product sales accounted for 46.7%, 14.6% and 6.7%, respectively, of the Company's 1997 pro forma as adjusted revenue and non-rail services and products accounted for 32.0% of this revenue.

     Diverse Customer Base. The Founding Companies' have long-standing relationships with a wide variety of customers, including: (i) commercial and industrial companies such as Commonwealth Edison, USS, a division of USX, and Terminal One at JFK International Airport, which have contracted with the Company for track construction and maintenance and non-rail electrical contracting work; (ii) transit authorities such as the New York Metropolitan Transit Authority, the Los Angeles Metropolitan Transit Authority and the Baltimore Metropolitan Transit Authority, which have contracted with the Company for electrical installations, signaling, communications and station projects;
(iii) shortline railroads such as Indiana Southern Railroad Company, Branford Steam/ Amtrak and I&M Rail Link, which have contracted with the Company for track construction and maintenance work and product supply; and (iv) Class I railroads such as Illinois Central Railroad, Union Pacific Railroad and CSX Transportation which have utilized the Company for repair, maintenance, construction and engineering.

     Expansive Geographic Coverage. The Company has offices in 17 states and has provided services and products to customers throughout the United States. The Company's 33 facilities provide it with a geographically diverse mix of established operating bases which enable it to undertake projects in a more cost effective manner than would be possible absent a local facility. The Company also has the ability to mobilize equipment and technical specialists throughout the United States to maximize asset utilization and to complete projects in remote locations.

STRATEGY

     The Company's goal is to become a leading provider of integrated rail system solutions, offering a full range of rail-related services and products to a diverse base of customers throughout the United States. Key elements of the Company's strategy include the following:

     - Provide Integrated Solutions for Rail Systems. Management believes that rail system operators are increasingly seeking to outsource their construction, rehabilitation, repair and maintenance requirements and to utilize fewer vendors to provide a full range of these services and related products. The Company believes that as a result of the Combination, it will be well positioned to provide its customers with integrated rail system solutions that can be efficiently designed, constructed, maintained, operated and supplied, resulting in lower costs over the life cycle of their rail assets.

     - Capitalize on Scale and Geographic Coverage. The Company believes that the increased scale that will be achieved through the Combination will position it to undertake larger projects that were beyond the scope of those previously undertaken by the individual

       Founding Companies. Each of the Founding Companies was previously constrained by applicable bonding limits and the limited size of its workforce. The Company also intends to utilize its geographic scope to develop a national accounts program to serve customers with multiple sites and "cross-sell" its broad range of services and products. Over time, the Company may increase its activity in international markets, where privatizations of railroads and large transit projects are creating increased demand for sophisticated design and construction management services.

     - Reduce Operating Costs. The Company believes that the scale of its operations and administrative integration of the Founding Companies following the Combination will provide it with a better cost structure than regional and smaller competitors. Key areas in which the Company expects to achieve cost savings include (i) purchasing of equipment and supplies, (ii) insurance expense, (iii) financing costs and (iv) improved utilization of equipment and the Company's workforce. The Company also expects to reduce administrative expenses through the integration of certain accounting, financing, human resources and other functions.

     - Expand Through Acquisitions. The rail system services and products industry is highly fragmented, and the Company believes that it is well-positioned to pursue the consolidation of these segments on a nationwide basis. Following the Offering, the Company expects to pursue an acquisition program that will include (i) strategic acquisitions intended to expand the Company's geographic coverage throughout the United States and broaden its lines of services and products, (ii) acquisitions intended to position the Company to offer its customers complementary services and products and (iii) smaller "tuck-in" acquisitions intended to add density and operating leverage within the Company's current markets. The Company believes that the experience and industry reputations of the senior managers of the Founding Companies and senior corporate management of the Company will provide it with a competitive advantage in identifying, completing and integrating these acquisitions.

     - Leverage Management Expertise. The senior managers of each of the Founding Companies have an average of 14 years of experience in the rail system services and products industry. The Company will utilize a management structure which will enable these individuals to focus on operations rather than administrative tasks. In addition, the Company's Chief Executive Officer, Chief Financial Officer and Chief Operating Officer each have in excess of 15 years experience in the transportation industry. Senior management of the Company will coordinate the operations of the Founding Companies, provide strategic guidance for the Company, drive the Company's acquisition program and promote the development of national accounts. As part of this strategy, the Company intends to foster a culture of cooperation and teamwork among the Founding Companies that emphasizes dissemination of "best practices" among its regional and local management teams and joint bidding on larger projects.

                                  THE OFFERING

Common Stock offered by the
  Company..................            Shares

Common Stock to be
  outstanding after the
  Offering.................            Shares(1)

Use of proceeds............  To pay the cash portion of the purchase price for the Founding Companies, to repay outstanding indebtedness of certain of the Founding Companies and for general corporate purposes, including working capital and possible acquisitions. See "Use of Proceeds."

Proposed Nasdaq National
  Market Symbol............  RWKS
---------------

(1) Does not include: (i)        shares of Common Stock that are reserved for
    issuance under the Company's 1998 Stock Incentive Plan (the "Incentive Plan"), of which an aggregate of
    restricted shares and options to purchase        shares will be granted to
    the Company's executive officers upon consummation of the Offering and (ii)
           shares of Common Stock reserved for issuance under the Company's 1998 Non-Employee Directors' Stock Plan (the "Directors' Stock Plan"). See "Formation of the Company -- The Combination," "Management -- 1998 Stock Incentive Plan," "-- 1998 Non-Employee Directors' Stock Plan" and
    "-- Employment Agreements" and "Principal Stockholders."

                                    RISK FACTORS

     See "Risk Factors" beginning on page 7 for a discussion of certain risks that should be considered in connection with an investment in the Common Stock offered hereby, including, without limitation, risks related to: (i) the absence of a combined operating history; (ii) the valuation of the Founding Companies;
(iii) the Company's acquisition strategy and the financing of acquisitions; (iv) internal growth and operating strategies; (v) the cyclicality of demand for rail system services and products; (vi) exposure to downturns in commercial construction; (vii) fluctuations in quarterly operating results; (viii) the amortization of intangible assets; (ix) competition; (x) public sector contracts and funding; (xi) competitive bidding and fixed price contracts; (xii) reliance on subcontractors and suppliers; (xiii) bid and performance bonds; (xiv) the availability of raw materials; (xv) labor relations; (xvi) environmental compliance and government regulation; (xvii) dependence on key personnel; (xviii) the difference in compensation paid to executive officers of Founding Companies after the Combination; (xix) the substantial proceeds of the Offering benefitting affiliates; (xx) potential conflicts of interest; (xxi) potential influence of existing stockholders; (xxii) shares eligible for future sale; (xxiii) the lack of a prior market for the Common Stock and the possible volatility of stock price; (xxiv) dilution to new investors; and (xxv) certain antitakeover provision in the Company's governing instruments and Delaware law.

                                THE COMBINATION

     Simultaneously with, and as a condition to, the closing of the Offering, the Company will consummate the Combination pursuant to agreements that the Company has entered into with the Founding Companies and their stockholders (each an "Acquisition Agreement" and together the "Acquisition Agreements"). The aggregate consideration to be paid by the Company in the Combination will be $188.0 million (subject to adjustment), which consists of: (i) $69.8 million in cash, which will be paid from the proceeds of the Offering and (ii) the $118.2
million estimated fair value of        shares of Common Stock to be issued to
the stockholders of the Founding Companies. In addition, in connection with the Combination, the Company will assume $23.4 million of long-term indebtedness of the Founding Companies, which will be repaid with the proceeds of the Offering. For additional information regarding the consideration to be paid to the owners of each Founding Company, see "Formation of the Company -- The Combination" and "Use of Proceeds." The consummation of each acquisition that is a part of the Combination (each an "Acquisition" and together the "Acquisition Agreements") is contingent upon the consummation of the Offering and customary closing conditions. The Acquisition Agreements require certain of the executive officers of each of the Founding Companies to enter into employment agreements with their respective Founding Companies effective upon consummation of the Combination. In addition, executive officers of certain of the Founding Companies will be elected to the Board of Directors of the Company following the consummation of the Offering. See "Formation of the Company," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Management -- Employment Agreements," "Certain Relationships and Related Party Transactions," "Shares Eligible for Future Sale," and the Unaudited Pro Forma As Adjusted Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

     The address of the Company is c/o Comstock Holdings, Inc., One North Lexington Avenue, White Plains, New York 10601 and its telephone number is (410) 467-9504.

                  SUMMARY PRO FORMA AS ADJUSTED FINANCIAL DATA

     The Company was established in March 1998 to acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For accounting and financial statement purposes, Comstock Holdings, Inc. ("Comstock") has been identified as the "accounting acquiror" consistent with the accounting requirements of Staff Accounting Bulletin ("SAB") No. 97 of the Securities and Exchange Commission (the "Commission"). The acquisition of the remaining Founding Companies were accounted for as purchases in accordance with APB No. 16. The summary pro forma as adjusted data are not necessarily indicative of the operating results or financial position that would have been achieved had the Combination and Offering been consummated and should not be construed as representative of future operating results or financial position. The summary pro forma as adjusted financial data should be read in conjunction with the Unaudited Pro Forma As Adjusted Financial Statements and the notes thereto and the historical financial statements of the Founding Companies and the notes thereto included elsewhere in this Prospectus. The Company anticipates that following the Combination it will realize savings from the following: more efficient utilization of equipment and the Company's workforce; the combination of administrative functions such as accounting, finance, employee benefits at the corporate level; better pricing on purchases of equipment and supplies; and, to a lesser extent, joint bidding on larger rail projects. However, these savings cannot be quantified or reasonably estimated and have not been reflected in the Unaudited Pro Forma As Adjusted Financial Statements.

                                                                                THREE MONTHS
                                                                                    ENDED
                                                            TWELVE MONTHS         MARCH 31,
                                                                ENDED         -----------------
                                                          DECEMBER 31, 1997    1997      1998
                                                          -----------------   -------   -------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
INCOME STATEMENT DATA(1):
Revenue.................................................      $253,093        $51,395   $60,612
Gross profit............................................        34,094          6,782     6,737
General and administrative expenses(2)..................        21,625          5,262     4,729
Intangibles amortization(3).............................         2,848            712       712
Income from operations..................................         9,621            808     1,296
Interest and other income (expense), net................         1,562            748       443
Income before income taxes..............................        11,183          1,556     1,739
Net income(4)...........................................         5,906            720       832
Net income per share....................................           .31            .04       .04
Shares used in computing net income per share(5)........        18,860         18,860    18,860

                                                                        AS OF
                                                                    MARCH 31, 1998
                                                              --------------------------
                                                              PRO FORMA     PRO FORMA
                                                              COMBINED    AS ADJUSTED(8)
                                                              ---------   --------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA(6):
Working capital(7)..........................................  $ 36,192       $ 41,596
Total assets................................................   215,592        213,592
Long-term debt and capital leases, net......................    16,026             --
Stockholders' equity........................................    64,579        158,316

---------------

(1) The pro forma as adjusted income statement data assume that the Combination and the Offering were consummated on January 1, 1997 for the twelve months ended December 31, 1997 and the three months ended March 31, 1997, and on January 1, 1998 for the three months ended March 31, 1998.
(2) The pro forma as adjusted income statement data reflect an aggregate of (i) $5.2 million, $1.2 million and $1.2 million for the twelve months ended December 31, 1997 and the three months ended March 31, 1997 and 1998, respectively, in pro forma reductions in salaries, bonuses and benefits to the stockholders of the Founding Companies (the "Compensation Differential"), (ii) a net reduction in lease-related expenses of $1.2 million, $366,000 and $239,000 for the twelve months ended December 31, 1997 and the three months ended March 31, 1997 and 1998, respectively, in connection with the amendments of lease agreements in connection with the Combination and (iii) a reduction of compensation expense of $400,000 in the three months ended March 31, 1998, in connection with expense incurred due to a stock transfer between stockholders, (iv) an increase of $1.9 million, $481,000 and $481,000 for the twelve months ended December 31, 1997 and the three months ended March 31, 1997 and 1998, respectively, of expenses associated with corporate management, as well as costs associated with being a public company.
(3) Consists of $105.5 million of goodwill and $5.0 million of other intangible assets to be recorded as a result of the Combination and amortized over a 40-year period and 10-year period, respectively.
(4) Assumes that all income is subject to a corporate income tax rate of 39% and that all goodwill amortization is non-deductible for income tax purposes.
(5) Includes (i) 10.3 million shares to be issued to stockholders of the Founding Companies and (ii) 8.6 million shares to be sold in the Offering.
(6) The pro forma combined and pro forma as adjusted balance sheet data assume that the Combination and Offering were consummated on March 31, 1998.
(7) Excludes $69.8 million payable to the Founding Companies and $2.5 million payable to others on behalf of the Founding Companies for services provided in connection with in the Combination which will be paid immediately upon consummation of the Offering.
(8) Adjusted to reflect the sale of the 8.6 million shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

ABSENCE OF COMBINED OPERATING HISTORY

     The Company was founded in March 1998 and has conducted no operations to date. RailWorks Corporation has entered into agreements to acquire the Founding Companies simultaneously with the closing of the Offering. The Founding Companies have been operating independently and the Company may not be able to integrate these businesses successfully on an economic basis. The Company's management group has been assembled only recently and the management control structure is still in its formative stages. The pro forma combined results of operations of RailWorks and the Founding Companies cover periods when RailWorks and the Founding Companies were not under common control or management and may not be indicative of the Company's future results of operations. Most of the senior managers of the individual Founding Companies will remain at the Founding Company level, in accordance with the Company's decentralized management philosophy. Currently, the officers of RailWorks consist of John G. Larkin, its Chairman of the Board and Chief Executive Officer, Michael R. Azarela, its Executive Vice President and Chief Financial Officer, John Kennedy, its Vice President and Chief Operating Officer, and Harold C. Kropp, Jr., its Vice President and Chief Accounting Officer. Upon consummation of the Combination, these employees will be responsible for the Company's day-to-day management as a combined entity. Management may not be able to oversee the combined entity effectively or to implement effectively the Company's operating strategies. Any failure by the Company to implement its strategies, integrate the Founding Companies without substantial costs, delays or other operational or financial difficulties, or oversee effectively the combined entity could have a material adverse effect on the Company's business, financial condition and results of operations. See "Formation of the Company," "Business -- The Founding Companies" and "Management."

VALUATIONS OF THE FOUNDING COMPANIES UNRELATED TO APPRAISALS OR ASSET VALUES

     Valuations of the Founding Companies have not been established by independent appraisals, but have been determined through negotiations between RailWorks and representatives of each of the Founding Companies. The consideration being paid for each of the Founding Companies, including Founding Companies whose stockholders will become affiliates of the Company upon consummation of the Offering, is based exclusively on these private negotiations between RailWorks and the representatives of each Founding Company. A variety of factors, including, but not limited to, the financial performance of each Founding Company, were considered in determining the consideration to be paid to each Founding Company, and such factors were applied consistently to each Founding Company. The consideration to be paid does not necessarily bear any relationship to the net book value of the acquired assets or to any other recognized indicia of value. For example, valuations of the Founding Companies determined solely by appraisals of the acquired assets would be less than the consideration being paid by RailWorks for the Founding Companies. In particular, the aggregate purchase price to be paid in the Combination is $162.7 million greater than the estimated fair value of the net assets acquired. Since Comstock is deemed the "accounting acquiror," no goodwill is being recorded with respect to the Acquisition of Comstock. As a result, only $110.5 million of this excess is reflected as goodwill and other intangibles in the Unaudited Pro Forma As Adjusted Financial Statements as a result of the Combination. The future performance of the Founding Companies may not be commensurate with the consideration being paid to acquire the Founding Companies or the price of the Common Stock offered hereby. See "-- Amortization of Intangible Assets" and "Formation of the Company -- The Combination."

RISKS ASSOCIATED WITH ACQUISITION STRATEGY AND FINANCING

     The Company intends to grow significantly through the acquisition of additional businesses in the rail system services and products industry. See "Business -- Strategy." This strategy will entail reviewing and potentially reorganizing acquired business operations, corporate infrastructure and systems and financial controls. Unforeseen expenses, difficulties, complications and delays frequently encountered in connection with the rapid expansion of operations could inhibit the Company's growth.

     There can be no assurance that the Company will maintain or accelerate its growth or anticipate all of the changing demands that expanding operations will impose on its management personnel, operational and management information systems and financial systems. The Company may not be able to identify, acquire or manage profitably additional businesses or to integrate successfully any acquired businesses into the Company without substantial costs, delays or other operational or financial difficulties. Any failure by the Company to do so could have a material adverse effect on its business, financial condition and results of operations.

     The timing, size and success of the Company's acquisition efforts and any associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock, cash or a combination of Common Stock and cash. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources, if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company will be able to obtain additional financing for its acquisition program on terms that the Company deems acceptable. To the extent the Company uses Common Stock for future acquisitions, dilution may be experienced by existing stockholders, including the purchasers of Common Stock in the Offering. See "Dilution," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pro Forma As Adjusted Liquidity and Capital Resources."

RISKS RELATED TO INTERNAL GROWTH AND OPERATING STRATEGIES

     Key elements of the Company's strategy are to increase the revenue of the Founding Companies and any subsequently acquired businesses and to reduce their operating expenses. The Company's ability to increase revenue will be affected by various factors, including demand for rail system services and products, the success of cross-selling and the Company's ability to develop a national account program. The growth of the Company may also be dependent on increased outsourcing by rail system operators. Many of these factors are beyond the control of the Company, and the Company's strategies may not be successful or the Company may be unable to generate cash flow adequate for its operations and to support internal growth. A key component of the Company's strategy is to operate on a decentralized basis, with management of the Founding Companies retaining responsibility for day-to-day operations. If proper overall business controls are not implemented, this decentralized operating strategy could result in inconsistent operating and financial practices at the Founding Companies and subsequently acquired businesses, which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Strategy."

RAIL SYSTEM CYCLICALITY

     Demand for rail system services and products could fluctuate in conjunction with overall economic conditions. In economic downturns, rail system operators may defer certain construction, rehabilitation, repair and maintenance projects and purchases of related products to conserve cash in the short term. Also, reductions in freight traffic due to economic downturns or other factors may reduce demand for the Company's construction, rehabilitation, repair and maintenance services and related products. In economic upturns, railroads, particularly Class I railroads, experience heavier traffic demands that can cause problems associated with congestion. The operational problems related to congestion have an unpredictable impact on railroad expenditures for construction, rehabilitation, repair and maintenance services and related products, including those provided by the Company. During periods of peak usage, rail system owners may defer certain expenditures due to their need to address the operational challenges caused by these conditions. Such uncertainties may be exacerbated by certain other issues, such as the possibility of heightened government regulation during periods of congestion and the internal challenges of managing railroad operations as the Class I railroads continue to consolidate.

EXPOSURE TO DOWNTURNS IN COMMERCIAL CONSTRUCTION

     A substantial portion of the Company's non-rail based business (26.2% of 1997 pro forma as adjusted revenue) involves installation of electrical systems in newly constructed or renovated commercial buildings and power and industrial plants. The demand for electrical installation services is affected by fluctuations in the level of new construction and renovation of commercial buildings, which reflect the cyclical nature of the construction industry and depend upon general economic conditions, changes in interest rates and other related factors. Downturns in levels of commercial construction and renovation would have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations of the Founding Companies -- Comstock Holdings Inc."

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Founding Companies have in the past experienced quarterly variations in revenue, operating income (including operating losses), net income (including net losses) and cash flows as a result of projects commenced and completed during a quarter, the number of business days in a quarter and the size and scope of projects. A variation in the number of projects, progress on projects or the timing of the initiation or completion of projects can cause periods in which certain operating resources are not generating revenue and can cause significant variations in operating results between reporting periods. Negative fluctuations have been particularly pronounced, and net losses have been incurred, in the first and fourth calendar quarters, generally due to adverse weather conditions. The Company expects to continue to experience such quarterly fluctuations in operating results (including possible net losses) and may also experience quarterly fluctuations as a result of other factors, including the loss of a major customer and additional general and administrative expenses to acquire and support new business. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pro Forma As Adjusted Results of Operations."

AMORTIZATION OF INTANGIBLE ASSETS

     Approximately $111 million, or 52%, of the Company's pro forma as adjusted total assets as of March 31, 1998, consists of goodwill and other intangibles arising from the Combination. Goodwill is an intangible asset that represents the difference between the aggregate purchase price for the assets acquired and the amount of such purchase price allocated to such assets for purposes of the Company's pro forma as adjusted balance sheet. The Company is required to amortize the goodwill and other intangibles from the Combination over a period of time, with the amount amortized in a particular period constituting an expense that reduces the Company's net income for that period. The amount of goodwill amortization, however, will not give rise to a deduction for tax purposes. In addition, the Company will be required to amortize the goodwill and other intangibles, if any, from any future acquisitions. A reduction in net income resulting from the amortization of goodwill and other intangibles may have an adverse impact upon the market price of the Company's Common

Stock. The Company plans to amortize goodwill associated with the Combination over a period of 40 years and amortize other intangibles associated with the Combination over a period of 10 years, and will evaluate continually whether events or circumstances have occurred that indicate that the remaining useful life of goodwill and other intangibles may warrant revision. Additionally, in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," the Company will evaluate any potential goodwill for impairments by reviewing the future cash flows of the operations of the acquired entities and comparing these amounts with the carrying value of the associated goodwill and other intangibles.

COMPETITION

     The rail system services and products industry is highly competitive. The Company competes with other companies that provide rail system construction and rehabilitation, repair and maintenance, electrical signaling, communication and installation services and related products, some of which have significantly greater resources than the Company. An inability of the Company to compete successfully against its existing and future competitors would have a material adverse effect on its business, financial condition and results of operations. While the Company believes that it competes effectively within its industry, there are no substantial barriers to entry and additional competitors with greater resources than the Company may enter the industry and compete effectively against the Company. The Company also provides electrical contracting services to non-rail industrial and commercial customers. This industry is highly competitive and is served by small, owner-operated private companies, public companies and several large regional companies. Additionally, the Company could face competition in the future from other competitors entering this market. See "Business -- Competition."

PUBLIC SECTOR CONTRACTS AND FUNDING

     The rail system services and products business involves contracts that are supported by funding from federal, state and local governmental agencies, as well as contracts with such agencies ("public sector contracts"). Public sector contracts are subject to detailed regulatory requirements and public policies, as well as funding priorities. These contracts may be conditioned upon the continuing availability of public funds, which in turn depends upon lengthy and complex budgetary procedures, and may be subject to significant pricing constraints. Moreover, public sector contracts may generally be terminated for reasons beyond the control of the contractor, including when such termination is in the best interests of the governmental agency. There can be no assurance that these factors or others unique to public sector contracts will not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

COMPETITIVE BIDDING; RISKS OF FIXED PRICE CONTRACTS

     Fixed price contracts are typically awarded in the rail system services and products business pursuant to a competitive bidding process. In compiling its bid on a particular project, each Founding Company must estimate the time it will take to complete the project, along with the project's labor and supply costs. These costs may be affected by a variety of factors, some of which may be beyond the Company's control. If the Company is unable to predict accurately the costs of fixed price contracts, certain projects could have lower margins than anticipated or the Company could suffer a loss on a project, which could have a material adverse effect on the Company's business, financial condition and results of operations.

RELIANCE ON SUBCONTRACTORS AND SUPPLIERS

     The Company generally performs its electrical contracting services for signaling and communication systems as a subcontractor to companies which design the systems and manufactures or purchase the necessary equipment. The Company also acts as the prime contractor and subcontracts the design of the signal or communication system and necessary equipment. When the Company is a prime contractor for such projects, it generally requires the subcontractors to post performance bonds. However, the Company is dependent upon the subcontractor to perform design and other services and provide equipment. Moreover, for certain projects there are a limited number of companies which can perform the subcontract should the initial subcontractor default. As a result, the Company is dependent upon its subcontractors to perform under the subcontracts. Further, the suppliers of major components of electrical signaling and communication systems for transit authorities are manufactured to specifications and require a long lead time for production. Should a subcontractor or supplier default for any reason whatsoever, or should a supplier refuse to do business with the Company, it could have a material adverse effect on the Company's business, financial condition and results of operations.

BID AND PERFORMANCE BONDS

     Institutional and public works projects are frequently long-term, complex projects requiring significant technical and managerial skills and financial strength to, among other things, obtain bid and performance bonds, which are often a condition to bidding for, and awarding of, contracts for such projects. There can be no assurance that the Company will be able to obtain bid and performance bonds in the future, and the inability to procure such bonds could have a material adverse effect on the Company's business, financial condition and results of operations.

AVAILABILITY OF RAW MATERIALS

     Historically, the cost of both the lumber used to produce wooden ties and steel has fluctuated significantly due to market and industry conditions. Increasing demand for these raw materials may result in cost increases, and there can be no assurance that the Company will be able to recoup any such increases through price increases for its products. Further, a reduction in supply of lumber or steel due to increased demand or other factors could have a material adverse affect on the Company's business, financial condition and results of operations.

LABOR RELATIONS

     On a pro forma combined basis, as of March 31, 1998 approximately 67% of the Company's employees were covered under various collective bargaining agreements. In June 1994, one of the Founding Companies was affected by a strike by the United Brotherhood of Teamsters. There can be no assurance that future work stoppages will not affect the Founding Companies. In addition, labor agreements are generally negotiated on an industry-wide basis and the determination of the terms and conditions of future labor agreements could be beyond the Company's control. There can be no assurance that the Company will not be subject to terms and conditions in future labor agreements that could have a material adverse affect on the Company's business, financial condition and results of operations. See "Business -- Employees."

ENVIRONMENTAL COMPLIANCE AND GOVERNMENT REGULATION

     The Founding Companies' operations are subject to extensive federal, state and local regulation under environmental laws and regulations concerning, among other things, emissions to the air, discharges to waters and the generation, handling, storage, transportation, treatment and disposal of waste, hazardous substances, underground and aboveground storage tanks and soil and groundwater contamination. Environmental liability can extend to previously owned properties, leased properties and properties owned by third parties, as well as to properties currently owned and used by the Founding Companies. Environmental liabilities can also arise from claims asserted by adjacent landowners or other third parties in toxic tort litigation. The Company could incur significant ongoing costs associated with environmental regulatory compliance. Furthermore, certain of the Founding Companies use hazardous materials in their own operations. Although the Company believes the Founding Companies are in material compliance with all of the various regulations applicable to their businesses, there can be no assurance that requirements will not change in the future or that the Company will not incur significant costs to comply with such requirements.

     In addition to safety, health and other regulations of general applicability, the operations of the Company may be significantly affected by regulations of the Surface Transportation Board ("STB"), the Federal Railroad Administration ("FRA"), the Occupational Safety and Health Administration ("OSHA"), state departments of transportation and other state and local regulatory agencies. Changes in regulation of the rail and transit industry through legislative, administrative judicial or other action could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its success will depend to a significant extent upon the efforts and abilities of John G. Larkin, its Chairman of the Board and Chief Executive Officer, Michael R. Azarela, its Executive Vice President and Chief Financial Officer, John Kennedy, its Vice President and Chief Operating Officer, and Harold C. Kropp, Jr., its Vice President and Chief Accounting Officer and, due to the Company's decentralized operating strategy, senior management of the Founding Companies. While the Company has entered into employment agreements with Messrs. Larkin, Azarela, Kennedy, and Kropp and will enter into employment agreements with senior management of the Founding Companies in connection with the Combination, there can be no assurance that such individuals will remain with the Company throughout the terms of the agreements, or thereafter. The Company likely will depend on the senior management of any significant business it acquires in the future. The loss of the services of one or more of these key employees before the Company is able to attract and retain qualified replacement personnel could have a material adverse effect on the Company's business, financial condition and results of operation. See "Management." The Company does not maintain any life insurance policies on its senior management personnel.

COMPENSATION DIFFERENTIAL

     In connection with the Combination, the Company will enter into employment agreements with the owners of the Founding Companies who perform services for such companies. The total compensation packages to be paid under such agreements are considerably lower than those historically received by certain owners of the Founding Companies in profitable years. However, approximately 50% of the historical compensation of the owners of the Founding Companies in 1997 was comprised of bonus compensation, often tied to profitability. Following the initial two-year term of the employment agreements, the Company will reevaluate its compensation structure after examining operating results and the value of the services such individuals are providing to the Company. To the extent that salaries following the initial term are materially higher than those currently contemplated, the Company's business, financial condition and results of operations could be adversely affected. See "Management -- Employment Agreements."

SUBSTANTIAL PROCEEDS OF OFFERING TO BENEFIT AFFILIATES

     Net proceeds of $69.8 million from the Offering will be used to pay the cash portion of the purchase price for the Founding Companies in the Combination and $23.4 million will be used to repay outstanding indebtedness of certain of the Founding Companies. A substantial portion of this indebtedness has been guaranteed by, or is payable to, stockholders or affiliates of Founding Companies. See "Formation of the Company -- The Combination."

POTENTIAL CONFLICTS OF INTEREST

     The Company is subject to risks associated with potential conflicts of interest that may arise out of the interrelationships among certain of the officers of the Founding Companies and related third party entities with which the Founding Companies conduct business transactions. For a detailed description of these and certain other related party transactions, see "Certain Relationships and Related Party Transactions." While the Company intends to conduct all related party transactions on terms no less favorable than those the Company could negotiate with an unrelated third party, the interests of officers of the Founding Companies in their capacities with related third party entities may come into conflict with the interests of such persons in their capacities with the Company.

POTENTIAL INFLUENCE OF EXISTING STOCKHOLDERS

     After the Offering, the Company's executive officers and directors will
beneficially own an aggregate of approximately      % of the outstanding shares
of Common Stock (approximately      % if the Underwriters' over-allotment option
is exercised in full). The Company's executive officers and directors if acting together may be able to substantially influence the election of directors and matters requiring the approval of the stockholders of the Company. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal and Selling Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have        shares of
Common Stock outstanding. The        shares sold in the Offering will be freely
tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144 promulgated under the Securities Act ("Rule 144"). Shares held by affiliates will be subject to resale limitations of Rule 144 described below.
All of the        remaining outstanding shares of Common Stock will be available for resale at various dates beginning 180 days after the date of this Prospectus, upon expiration of applicable lock-up agreements described below as the holding provisions of Rule 144 under the Securities Act are satisfied. In
addition,        shares of Common Stock are reserved for issuance pursuant to the Company's Incentive Plan and Directors' Stock Plan. The Company intends to file a registration statement on Form S-8 as soon as practicable after the consummation of the Offering with respect to the shares of Common Stock issuable pursuant to the Incentive Plan. In addition, the Company intends to register additional shares of Common Stock under the Securities Act for its use in connection with future acquisitions.

     Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. Each of the Company and the directors and executive officers of the Company, as well as certain other officers of the Company, has agreed that, without the prior written consent of BT Alex. Brown Incorporated on behalf of the Underwriters, it will not, subject to certain exceptions, during the period ending 180 days after the date of this Prospectus, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. See "Underwriting." Further, the stockholders of each of the Founding Companies have agreed with the Company that they will not sell, pledge, transfer or otherwise dispose of any shares of Common Stock for a period of one year from the date of the closing of the Combination.

     From the first year anniversary of the consummation of the Offering to the fourth anniversary of the consummation of the Offering the Company will make available selling opportunities for the recipients of Common Stock in the Combination to sell at various dates a certain number of shares of Common Stock owned by them. Every quarter during the foregoing period, these owners of Common Stock will be permitted to sell up to 8% of the Common Stock received by them. If such owner does not sell such shares in a given quarter, such owner may sell such shares in any later quarter, provided that in no event may an owner sell more than 20% of the shares of Common Stock received by such owner in any one quarter. The Company may elect to make available (i) additional opportunities to sell shares of Common Stock and/or (ii) the opportunity to sell an amount in excess of such amount in any particular quarter. Such sales will take place either through block trades or registered offerings.

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

     Prior to the Offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering or that purchasers of Common Stock will be able to resell their Common Stock at prices equal to or greater than the initial public offering price. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the representatives of the Underwriters based on the factors described under "Underwriting" and may not be indicative of the market price for the Common Stock after the Offering.

     The trading price of the Common Stock could fluctuate in response to various factors related to the Company, its competitors, the transportation industry or the financial markets in general. Such factors include, but are not limited to, quarterly operating results, changes in financial analysts' recommendations or earnings estimates and changes in general or regional economic conditions. Moreover, the stock market has experienced extreme price and volume fluctuations in recent periods, which have not necessarily been related to corporate operating performance. The volatility of the market could adversely affect the market price of the Common Stock and the ability of the Company to raise equity in the public markets. See "Underwriting."

DILUTION TO NEW INVESTORS

     After giving effect to the Combination, purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their shares in the amount of $8.92 per share. See "Dilution." If the Company issues additional shares of Common Stock in the future, including shares which may be issued pursuant to the exercise of stock options and future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock.

CERTAIN ANTITAKEOVER PROVISIONS

     Certain provisions of the Company's Restated Certificate of Incorporation (the "Certificate of Incorporation") and Bylaws and Delaware law may make a change in the control of the Company more difficult to effect, even if a change in control were in the stockholders' interest. The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless the business combination is approved in a prescribed manner. In addition, the Company's Certificate of Incorporation and Bylaws provide for a nine member Board of Directors to be elected to staggered one-, two- and three- year terms and, thereafter, for successive three-year terms. Additionally, the Certificate of Incorporation provides that the Company may issue up to 10,000,000 shares of preferred stock with rights and preferences determined by the Board of Directors. Such issuance may make it more difficult for a third party to obtain a majority of the Company's outstanding stock. See "Description of Capital
Stock -- Certain Provisions of Delaware Law and the Company's Certificate of Incorporation and Bylaws."

                            FORMATION OF THE COMPANY

INCORPORATION

     RailWorks was incorporated in Delaware in March 1998 as a holding company to acquire companies that provide rail system services, including construction and rehabilitation, repair and maintenance, and related products. Prior to the Combination and the Offering, RailWorks issued shares of Common Stock for cash to John G. Larkin, the Chairman of the Board and Chief Executive Officer of the Company, in connection with its incorporation. See "Certain Relationships and Related Party Transactions -- Organization of RailWorks Corporation."

THE COMBINATION

     Simultaneously with and as a condition to the closing of the Offering, RailWorks will acquire in separate transactions all of the issued and outstanding capital stock of each of the Founding Companies for an aggregate consideration of approximately $188.0 million (subject to adjustment), which consists of: (i) $69.8 million in cash to be paid to the stockholders of the Founding Companies, which will be paid from the proceeds of the Offering; and
(ii) the $118.2 million estimated fair value of           shares of Common Stock
to be issued to the stockholders of the Founding Companies. In addition, in connection with the Combination, the Company will assume approximately $23.4 million of long-term indebtedness of certain of the Founding Companies, which will be repaid with the proceeds of the Offering. The purchase price for each Founding Company was determined based on negotiations between RailWorks and the Founding Companies. The factors considered by the parties in determining the purchase price included, among other factors, historical operating results, growth rates, and assets and liabilities of the Founding Companies, and such factors were applied consistently to each Founding Company. Each Acquisition is subject to substantially the same terms and conditions. The following table contains information concerning the aggregate cash to be paid and Common Stock expected to be issued (at an assumed initial public offering price of $12.00 per share) (subject to adjustment) in connection with the Combination:

                                            NUMBER OF    VALUE OF
                                            SHARES OF    SHARES OF
                                             COMMON       COMMON        ASSUMED          TOTAL
FOUNDING COMPANY                 CASH         STOCK        STOCK      INDEBTEDNESS   CONSIDERATION
----------------              -----------   ---------   -----------   ------------   -------------
Comstock Holdings, Inc., the
  accounting acquiror.......
Annex Railroad Builders,
  Inc.(1)...................
Comtrak Construction,
  Inc.......................
Condon Brothers, Inc........
CPI Concrete Products
  Incorporated..............
H.P. McGinley,
  Incorporated..............
Kennedy Railroad Builders,
  Inc.(2)...................
Merit Railroad Builders,
  Inc.......................
Midwest Railroad
  Contractors, Inc..........
New England Construction
  Services, Inc.............
Railroad Service, Inc.(3)...
Southern Indiana Wood
  Preserving Co.............
U.S. Trackworks, Inc.(4)....
Wm. A. Smith Construction
  Co., Inc.(5)..............

---------------

(1) Includes Mize Construction Company, Railroad Specialities, Inc. and U.S. Railway Supply Inc., all of which are under common control.

(2) Includes Alpha-Keystone Engineering, Inc. and Railcorp, Inc., all of which are under common control.
(3) Includes Minnesota Railroad Service, Inc., all of which are under common control.
(4) Includes Northern Rail Service and Supply Co., all of which are under common control.
(5) Includes Wm. A. Smith Rerailing Service, Inc., all of which are under common control.

     The consummation of each Acquisition is contingent upon the consummation of the Offering and the satisfaction of customary closing conditions, including the absence of any material adverse change in the business, operations and financial condition of the Founding Companies and the Company and certification by the parties to each Acquisition Agreement that the representations and warranties made by such party in the Acquisition Agreement are true and correct as of the consummation of the Acquisition and that such party has performed its obligations under the Acquisition Agreement. The Acquisition Agreements provide that the stockholders of the Founding Companies will indemnify RailWorks from certain liabilities that may arise in connection with the Combination. Each of the Acquisition Agreements provides that RailWorks and certain key employees of each of the Founding Companies will enter into employment agreements with the Company.

ORGANIZER

     The Company was organized by IPO Development(TM) Company, L.L.P. ("IPODC"), which was not previously affiliated with any of the Founding Companies. IPODC identified the Founding Companies, arranged for the Company's retention of its executive officers and managed the organizational stages of the Combination and the Offering. In exchange for the services provided by IPODC, the Founding Companies have agreed to pay IPODC and/or it's designees upon the completion of the Combination and the Offering, a fee equal to 3 1/2% of the total consideration to be paid to the Founding Companies in the Combination plus $500,000.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the shares of Common Stock
offered hereby (at an assumed initial offering price of $     per share), after
deducting estimated underwriting discounts and other offering expenses, all of which are payable by the Company, are estimated to be approximately $ million. The principal uses of such net proceeds to the Company are described below.

     Approximately (i) $69.8 million of the net proceeds will be used to pay the cash portion of the aggregate purchase price for the Founding Companies in the Combination, (ii) $23.4 million of the net proceeds will be used to repay indebtedness of certain of the Founding Companies and (iii) $2.5 million of the net proceeds will be paid to others on behalf of the Founding Companies. See "Formation of the Company -- The Combination" and "Certain Relationships and Related Party Transactions -- The Combination."

     Pending the application of any such proceeds as described above, the Company intends to invest any such amounts in short-term investment grade securities.

                                DIVIDEND POLICY

     The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain any earnings to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors of the Company and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Company's Board of Directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Comstock, as the "accounting acquiror," as of March 31, 1998 and of the Company at March 31, 1998
(i) on a pro forma combined basis and (ii) on a pro forma as adjusted basis. This table should be read in conjunction with the Unaudited Pro Forma As Adjusted Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                                 THE COMPANY
                                                                           -----------------------
                                                             COMSTOCK               AS OF
                                                          --------------       MARCH 31, 1998
                                                              AS OF        -----------------------
                                                            MARCH 31,      PRO FORMA    PRO FORMA
                                                               1998        COMBINED    AS ADJUSTED
                                                          --------------   ---------   -----------
                                                          (IN THOUSANDS)       (IN THOUSANDS)
Cash and cash equivalents...............................     $   945       $  2,829     $    829
Short-term debt and current portion of long-term
  obligations...........................................       1,066         79,711           --
Long-term debt and capital lease obligations, less
  current portion.......................................      12,352         16,026           --
Stockholders' equity:
  Preferred Stock: $0.01 par value per share;
     10,000,000 shares authorized; no shares issued and
     outstanding........................................          --             --           --
  Common Stock: $0.01 par value per share;
     100,000,000 shares authorized; 150,000 shares
     outstanding historically; 10,300,000 shares
     issued and outstanding pro forma combined; and
     18,900,000 shares issued and outstanding, pro forma
     as adjusted(1).....................................           1            102          189
Additional paid-in capital..............................           9         62,383      156,033
Retained earnings.......................................       2,094          2,094        2,094
                                                             -------       --------     --------
     Total stockholders' equity.........................       2,104         64,579      158,316
          Total capitalization..........................     $16,467       $163,145     $159,145
                                                             =======       ========     ========

---------------

(1) Does not include: (i)        shares of Common Stock that are reserved for
    issuance under the Incentive Plan, of which an aggregate of        shares
    and options to purchase        restricted shares will be granted to the
    Company's executive officers upon consummation of the Offering and (ii)
           shares of Common Stock reserved for issuance under the Directors' Stock Plan. See "Formation of the Company -- The Combination,"
    "Management -- 1998 Stock Incentive Plan," "-- 1998 Non-Employee Directors' Stock Plan" and "-- Employment Agreements" and "Principal and Selling and Selling Stockholders."

                                    DILUTION

     At March 31, 1998, the Company had a deficit in pro forma combined net tangible book value of $35.7 million, or $3.48 per share of Common Stock. Pro forma combined net tangible book value per share is determined by dividing the pro forma combined net tangible book value of the Company (tangible assets less liabilities) by the number of shares of Common Stock outstanding prior to the Offering. Adjusting for the sale by the Company of 8.6 million shares of Common Stock offered hereby (at an assumed initial public offering price of $12.00 per share) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the pro forma as adjusted net tangible book value of the Company at March 31, 1998 would have been $58.0 million, or $3.08 per share. This represents an immediate dilution in pro forma as adjusted net tangible book value to new investors of $8.92 per share and an immediate increase in pro forma as adjusted net tangible book value to existing stockholders of $6.56 per share. The following table illustrates this per share dilution to new investors:

Assumed initial public offering price.......................           $12.00
                                                                       ------
  Pro forma combined net tangible book value (deficit)......  $(3.48)
                                                              ------
  Increase in pro forma combined net tangible book value
     resulting from the Offering............................  $ 6.56
Pro forma as adjusted net tangible book value after the
  Offering..................................................             3.08
                                                                       ------
Dilution per share to new investors.........................           $ 8.92
                                                                       ======

                 SELECTED PRO FORMA AS ADJUSTED FINANCIAL DATA

     The Company was established in March 1998 to acquire the Founding Companies simultaneously with and as a condition to the consummation of the Offering. For accounting and financial statement purposes, Comstock has been identified as the accounting acquiror consistent with SAB No. 97 of the Commission. The acquisition of the remaining Founding Companies were accounted for as purchases in accordance with APB No. 16. The selected pro forma as adjusted data are not necessarily indicative of the operating results or financial position that would have been achieved had the Combination and Offering been consummated and should not be construed as representative of future operating results or financial position. The selected pro forma as adjusted financial data should be read in conjunction with the Unaudited Pro Forma As Adjusted Financial Statements and the notes thereto and the historical financial statements of the Founding Companies and the notes thereto included elsewhere in this Prospectus. The Company anticipates that following the Combination it will realize savings from the following: more efficient utilization of equipment and the Company's workforce; the combination of administrative functions such as accounting, finance, employee benefits at the corporate level; better pricing on purchases of equipment and supplies; and, to a lesser extent, joint bidding on larger rail projects. However, these savings cannot be quantified or reasonably estimated and have not been reflected in the Unaudited Pro Forma As Adjusted Financial Statements.

                                                                                THREE MONTHS
                                                                                    ENDED
                                                            TWELVE MONTHS         MARCH 31,
                                                                ENDED         -----------------
                                                          DECEMBER 31, 1997    1997      1998
                                                          -----------------   -------   -------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
INCOME STATEMENT DATA(1):
Revenue.................................................      $253,093        $51,395   $60,612
Gross profit............................................        34,094          6,782     6,737
General and administrative expenses(2)..................        21,625          5,262     4,729
Intangibles amortization(3).............................         2,848            712       712
Income from operations..................................         9,621            808     1,296
Interest and other income (expense), net................         1,562            748       443
Income before income taxes..............................        11,183          1,556     1,739
Net income(4)...........................................         5,906            720       832
Net income per share....................................           .31            .04       .04
Shares used in computing net income per share(5)........        18,860         18,860    18,860

                                                                        AS OF
                                                                    MARCH 31, 1998
                                                              --------------------------
                                                              PRO FORMA     PRO FORMA
                                                              COMBINED    AS ADJUSTED(8)
                                                              ---------   --------------
                                                                    (IN THOUSANDS)
BALANCE SHEET DATA(6):
Working capital(7)..........................................  $ 36,192       $ 41,596
Total assets................................................   215,592        213,592
Long-term debt and capital leases, net......................    16,026             --
Stockholders' equity........................................    64,579        158,316

---------------

(1) The pro forma as adjusted income statement data assume that the Combination and the Offering were consummated on January 1, 1997 for the twelve months ended December 31, 1997 and the three months ended March 31, 1997, and on January 1, 1998 for the three months ended March 31, 1998.
(2) The pro forma as adjusted income statement data reflect an aggregate of (i) $5.2 million, $1.2 million and $1.2 million for the twelve months ended December 31, 1997 and the three months ended March 31, 1997 and 1998, respectively, in pro forma reductions in salaries, bonuses and benefits to the stockholders of the Founding Companies (the "Compensation Differential"), (ii) a net reduction in lease-related expenses of $1.2 million, $366,000 and $239,000 for the twelve months ended December 31, 1997 and the three months ended March 31, 1997 and 1998, respectively, in connection with the amendments of lease agreements in connection with the Combination and (iii) a reduction of compensation expense of $400,000 in the three months ended March 31, 1998, in connection with expense incurred due to a stock transfer between stockholders, (iv) an increase of $1.9 million, $481,000 and $481,000 for the twelve months ended December 31, 1997 and the three months ended March 31, 1997 and 1998, respectively, of expenses associated with corporate management, as well as costs associated with being a public company.
(3) Consists of $105.5 million of goodwill and $5.0 million of other intangible assets to be recorded as a result of the Combination and amortized over a 40-year period and 10-year period, respectively.
(4) Assumes that all income is subject to a corporate income tax rate of 39% and that all goodwill amortization is non-deductible for income tax purposes.
(5) Includes (i) 10.3 million shares to be issued to stockholders of the Founding Companies and (ii) 8.6 million shares to be sold in the Offering.
(6) The pro forma combined and pro forma as adjusted balance sheet data assume that the Combination and Offering were consummated on March 31, 1998.
(7) Excludes $69.8 million payable to the Founding Companies and $2.5 million payable to others on behalf of the Founding Companies for services provided in connection with the Combination which will be paid immediately upon consummation of the Offering.
(8) Adjusted to reflect the sale of the 8.6 million shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

               SELECTED FINANCIAL DATA OF THE FOUNDING COMPANIES

     The following selected historical financial data of the Founding Companies has been derived from financial statements of each Founding Company for the respective periods, and should be read in conjunction with the related audited financial statements (if applicable), Management's Discussion and Analysis of Financial Condition and Results of Operations (if applicable), and other information included elsewhere in this Prospectus. The interim financial statements from which the selected financial data for the three months ended March 31, 1997 and 1998 were derived were proposed on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation. However, the selected financial data for the three months ended March 31, 1997 and 1998 were not necessarily indicative of results which can be expected for a full year or future periods.

                                                                                          THREE MONTHS
                                                                                              ENDED
                                               YEAR ENDED DECEMBER 31,                      MARCH 31,
                                 ----------------------------------------------------   -----------------
                                   1993       1994       1995       1996       1997      1997      1998
                                 --------   --------   --------   --------   --------   -------   -------
                                                          (DOLLARS IN THOUSANDS)
COMSTOCK HOLDINGS, INC., THE
  ACCOUNTING ACQUIROR:
Revenue........................  $170,665   $157,749   $181,616   $188,767   $153,610   $32,401   $41,628
Contract costs.................   148,728    137,607    164,777    169,303    136,678    27,997    37,205
                                 --------   --------   --------   --------   --------   -------   -------
Gross profit...................    21,937     20,142     16,839     19,464     16,932     4,404     4,423
General and administrative
  expenses.....................    16,954     16,963     15,624     15,053     13,733     3,895     3,224
Depreciation and
  amortization.................     1,934      1,447      1,263      1,365       (213)      (61)      (39)
Impairment of long-lived
  assets.......................        --         --     20,105         --         --        --        --
Management fees................     1,677        961        913        941         --        --        --
Operating income (loss)........     1,372        771    (21,066)     2,105      3,412       570     4,462
Total Assets...................  $ 97,004   $ 89,168   $ 86,108   $ 84,344   $ 68,352             $64,417
Long-Term Debt.................        --         --     17,041      2,404     12,449              12,352

                                                       YEAR ENDED DECEMBER 31,            AT MARCH 31,
                                                 ------------------------------------   -----------------
                                                    1995         1996         1997       1997      1998
                                                 ----------   ----------   ----------   -------   -------
                                                                  (DOLLARS IN THOUSANDS)
COMTRAK CONSTRUCTION, INC.:
Revenue........................................  $2,976,812   $2,633,641   $1,009,208   $   267   $   175
Contract costs.................................   2,576,668    1,984,298      856,808       228       138
                                                 ----------   ----------   ----------   -------   -------
Gross profit...................................     400,144      649,343      152,400        39        37
General and administrative expenses............     431,617      438,218      454,887       102       132
Operating income...............................     (31,473)     211,125     (302,487)      (62)      (95)
CONDON BROTHERS, INC.:
Revenue........................................  $    2,983   $    5,517   $    4,487   $   944   $ 1,238
Contract costs.................................       1,912        4,115        3,371       661       956
                                                 ----------   ----------   ----------   -------   -------
Gross profit...................................       1,071        1,402        1,116       283       282
General and administrative expenses............         757          839          983       208       260
Operating income...............................         314          563          133        75        22
MERIT RAILROAD CONTRACTORS, INC.:
Revenue........................................  $    7,320   $    9,931   $    6,950   $   986   $ 1,181
Contract costs.................................       5,994        8,160        6,203       872     1,112
                                                 ----------   ----------   ----------   -------   -------
Gross profit...................................       1,326        1,771          747       114        69
General and administrative expenses............         858        1,126          971       179       265
Operating income (loss)........................         468          645         (224)      (65)     (196)

                                                       YEAR ENDED DECEMBER 31,            AT MARCH 31,
                                                 ------------------------------------   -----------------
                                                    1995         1996         1997       1997      1998
                                                 ----------   ----------   ----------   -------   -------
                                                                  (DOLLARS IN THOUSANDS)
MIDWEST CONSTRUCTION SERVICES, INC.:
Revenue........................................  $    9,316   $   10,842   $    9,676   $ 2,281   $ 2,456
Contract costs.................................       7,950        9,339        8,637     1,951     2,106
                                                 ----------   ----------   ----------   -------   -------
Gross profit...................................       1,366        1,503        1,039       330       350
General and administrative expenses............         644          649          645       149       189
Operating income...............................         722          854          394       181       161
RAILROAD SERVICE, INC.:
Revenue........................................  $    9,044   $   10,709   $    9,363   $   238   $ 1,268
Contract costs.................................       7,330        8,199        7,065       455     1,290
                                                 ----------   ----------   ----------   -------   -------
Gross profit...................................       1,714        2,510        2,298      (217)      (22)
General and administrative expenses............       1,289        1,418        1,450       268       721
Operating income...............................         425        1,092          848      (485)     (743)
U.S. TRACKWORKS, INC.:
Revenue........................................  $    4,363   $    4,819   $    4,814   $   279   $   651
Contract costs.................................       3,041        4,466        3,740       269       522
                                                 ----------   ----------   ----------   -------   -------
Gross profit...................................       1,322          353        1,074        10       129
General and administrative expenses............       1,115          443          736       161       156
Operating income (loss)........................         207          (90)         338      (151)      (27)
SOUTHERN INDIANA WOOD PRESERVING COMPANY, INC.:
Revenue........................................  $   10,049   $    8,149   $    8,901   $ 1,750   $ 2,342
Costs of sales.................................       8,437        6,727        7,539     1,511     1,847
                                                 ----------   ----------   ----------   -------   -------
Gross profit...................................       1,612        1,422        1,362       239       495
General and administrative expenses............         580          570          529        90       197
Operating income...............................       1,032          852          833       149       298
WM. A. SMITH CONSTRUCTION CO., INC.:
Revenue........................................  $    4,117   $    5,797   $    5,086   $ 1,028   $ 1,810
Contract costs.................................       3,387        4,973        4,238       883     1,600
                                                 ----------   ----------   ----------   -------   -------
Gross profit...................................         730          824          848       145       210
General and administrative expenses............         494          497          635       115       152
Operating income...............................         236          327          213        30        58

                                                                                           THREE MONTHS
                                                           YEAR ENDED      NINE MONTHS         ENDED
                                                           MARCH 31,          ENDED          MARCH 31,
                                                        ----------------   DECEMBER 31,   ---------------
                                                         1996     1997         1997        1997     1998
                                                        ------   -------   ------------   ------   ------
                                                                     (DOLLARS IN THOUSANDS)
ANNEX RAILROAD BUILDERS, INC.:
Revenue...............................................  $8,760   $11,614     $11,236      $4,219   $2,105
Contract costs........................................   7,397     9,912       9,459       3,628    1,763
                                                        ------   -------     -------      ------   ------
Gross profit..........................................   1,363     1,702       1,777         591      342
General and administrative expenses...................     815     1,153         799         314      208
Operating income......................................     548       549         978         277      134
KENNEDY RAILROAD BUILDERS, INC.:
Revenue...............................................  $6,652   $ 9,704     $ 8,296      $2,245   $2,384
Contract costs........................................   5,120     7,968       6,605       1,958    2,079
                                                        ------   -------     -------      ------   ------
Gross profit..........................................   1,532     1,736       1,691         287      305
General and administrative expenses...................   1,348     1,498       1,163         396      417
Operating income (loss)...............................     185       238         528        (109)    (112)

                                                       YEAR ENDED                            THREE MONTHS
                                               ---------------------------    TEN MONTHS         ENDED
                                                                                ENDED          MARCH 31,
                                               FEBRUARY 29,   FEBRUARY 28,   DECEMBER 31,   ---------------
                                                   1996           1997           1997        1997     1998
                                               ------------   ------------   ------------   ------   ------
                                                                  (DOLLARS IN THOUSANDS)
H.P. MCGINLEY, INCORPORATED:
Revenue......................................     $4,822         $4,425         $5,910      $  743   $1,365
Cost of goods sold...........................      3,691          3,017          3,357         500      887
                                                  ------         ------         ------      ------   ------
Gross profit.................................      1,131          1,408          2,553         243      478
General and administrative expenses..........      1,113          1,294          1,835         317      352
Operating income (loss)......................         18            114            718         (74)     126
NEW ENGLAND RAILROAD CONSTRUCTION COMPANY,
  INC.:
Revenue......................................     $5,039         $7,462         $4,001      $2,222   $  341
Contract costs...............................      4,712          5,866          3,321       1,705      537
                                                  ------         ------         ------      ------   ------
Gross profit.................................        327          1,596            680         517     (196)
General and administrative expenses..........        396            779            652         162      122
Operating income (loss)......................        (69)           817             28         355     (318)

                                                                                            TWO MONTHS
                                                                                               ENDED
                                                              YEAR ENDED JANUARY 31,         MARCH 31,
                                                            ---------------------------   ---------------
                                                             1996      1997      1998      1997     1998
                                                            -------   -------   -------   ------   ------
                                                                       (DOLLARS IN THOUSANDS)
CPI CONCRETE PRODUCTS INCORPORATED
Revenue...................................................  $11,016   $10,098   $10,986   $1,792   $1,669
Cost of goods sold........................................    8,418     7,887     8,841    1,558    1,397
                                                            -------   -------   -------   ------   ------
Gross profit..............................................    2,598     2,211     2,145      234      272
General and administrative expenses.......................    1,606     1,526     1,473      232      165
Operating income..........................................      992       685       672        2      107

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     RailWorks was formed in March 1998 to become a leading nationwide provider of rail system services, including construction and rehabilitation, repair and maintenance, and related products. The Company primarily performs services pursuant to contracts for the completion of specific projects, some of which take up to five years to complete. On most projects, the Company contracts directly with rail system operators, while on other projects the Company acts as a subcontractor to prime contractors. RailWorks Corporation, which has conducted no operations to date, has entered into agreements to acquire the Founding Companies simultaneously with the consummation of the offering. In 1997, on a pro forma as adjusted basis, the Company had revenue of $253.5 million, operating income of $8.4 million and net income of $5.2 million. For the three months ended March 31, 1998, on a pro forma as adjusted basis, the Company had revenue of $60.6 million, operating income of $1.3 million and net income of $0.8 million.

     While the Company intends to conduct its business through the Founding Companies, certain aspects of their operations, such as administrative functions, will be integrated to achieve cost savings through the elimination of duplicative functions. Such integration may also necessitate additional costs and expenditures for corporate management and administration, systems integration, employee relocation and severance and facilities expansion. As a result of these various costs and potential cost savings, comparison of future operating results with historical operating results may not be meaningful.

     In addition, the Founding Companies have operated historically under varying tax structures, including both S and C Corporations, which have influenced the historical level of owners' compensation. As a result of varying practices regarding employee-stockholder compensation among the Founding Companies, comparison of operating results among the Founding Companies and from period to period in respect of a particular Founding Company may not be meaningful. Upon consummation of the Combination, certain employee-stockholders will enter into employment agreements and the aggregate compensation paid to the stockholders of the Founding Companies will be reduced as reflected in the Unaudited Pro Forma As Adjusted Statements of Income. Following the initial two-year term of the employment agreements, the Company will reevaluate its compensation structure after examining operating results and the value of the services such individuals are providing the Company. See "Risk
Factors -- Compensation Differential".

REVENUE AND COSTS

     The Company recognizes revenues from fixed-fee contracts using the percentage-of-completion method, measured by the percentage of cost incurred to date to management's estimated total cost for each contract. Changes in job performance, job conditions and estimated profitability may result in revisions to cost and income, which are recognized in the period in which the revisions are determined. Revenues from time-and-material contracts are recognized currently as the work is performed.

     Contract costs consist primarily of wages and benefits of employees, subcontracted services, materials, parts and supplies, depreciation, fuel and other vehicle expenses and equipment rental, as well as indirect costs related to contract performance. Contract costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     In the case of product sales, the Company recognizes revenue when products are delivered to customers pursuant to shipping agreements. Cost of goods sold includes raw materials cost and production cost.

     The Company's gross margin for a project depends on the relative proportion of costs related to labor and materials and on whether the Company functions as a prime contractor as opposed to a subcontractor. A significant portion of the Company's revenue is attributable to materials and supplies installed in connection with its contracting activities. Costs from materials and supplies are typically passed-through to the customer and revenue from these items has a significantly lower profit margin than revenue related to other activities. For projects in which a higher percentage of the contract costs consist of labor, the Company's bid price includes a higher gross margin than for projects in which materials represent more of the contract costs due to the greater difficulty in estimating the required labor. Material costs can be estimated with greater accuracy and prices often can be fixed by placing orders at the time a project is bid or commenced. The Company generally realizes higher gross margins on projects in which it functions as a prime contractor.

FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Founding Companies have in the past experienced quarterly variations in revenue, operating income (including operating losses), net income (including net losses) and cash flows (including cash flow deficits) as a result of various factors, including projects commenced and completed during a quarter, the number of business days in a quarter, and the size and scope of projects. A variation in the number of projects, progress on projects, or the timing of the initiation or completion of projects can cause periods in which certain resources are not generating revenue as well as significant variations in operating results between reporting periods. Negative fluctuations have been particularly pronounced, and net losses have been incurred, in the first and fourth calendar quarters, generally due to adverse weather conditions. The Company expects to continue to experience such quarterly fluctuations in operating results, including possible net losses. See "Risk Factors -- Rail System Cyclicality" and "-- Fluctuations in Quarterly Operating Results."

PRO FORMA AS ADJUSTED RESULTS OF OPERATIONS

     The pro forma as adjusted results of operations of the Founding Companies for the periods presented may not be comparable to, and may not be indicative of, the Company's post-Combination results of operations because (i) the Founding Companies were not under common control or management during the periods presented and (ii) the pro forma as adjusted data do not reflect all of the potential benefits and cost savings the Company expects to realize when operating as a combined entity. The following discussion should be read in conjunction with the Unaudited Pro Forma As Adjusted Financial Statements and the related notes thereto and the historical financial statements of the Founding Companies and the related notes appearing elsewhere in this Prospectus.

     The following table sets forth selected pro forma as adjusted financial data for the periods indicated.

                                                                THREE MONTHS
                                                                    ENDED
                                                                  MARCH 31,
                                                              -----------------
                                                               1997      1998
                                                              -------   -------
                                                               (IN THOUSANDS)
Revenue.....................................................  $51,396   $60,612
Contract costs and cost of goods sold.......................   44,793    54,160
Gross profit................................................    6,603     6,452
General and administrative expenses.........................    5,991     5,331
Intangible amortization.....................................      712       712
Income from operations......................................      808     1,296

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Revenue. Revenue increased to $60.6 million for the three months ended March 31, 1998 from $51.4 million for the three months ended March 31, 1997, an increase of $9.2 million, or 17.9%. Revenue increased primarily as a result of higher revenue at Comstock. See "-- Comstock Holdings, Inc."

     Gross Profit. Gross profit decreased to $6.5 million for the three months ended March 31, 1998 from $6.6 million for the three months ended March 31, 1997, a decrease of $0.2 million or 2.3%. As a percentage of revenue, gross profit decreased to 10.6% for the three months ended March 31, 1998 from 12.8% for the three months ended March 31, 1997. The decline in gross profit as a percentage of revenue was the result of the completion of several large contracts with unusually high margins which were in process during the three months ended March 31, 1997. See "-- Quarterly Fluctuations in Results of Operations."

     General and Administrative Expenses. General and administrative expenses decreased to $5.3 million for the three months ended March 31, 1998 from $6.0 million for the three months ended March 31, 1997, a decrease of $0.7 million or 11.0%. As a percentage of revenue, general and administrative expenses decreased to 8.8% for the three months ended March 31, 1998 from 11.7% for the three months ended March 31, 1997. The decline in general and administrative expenses as a percentage of revenue was principally the result of leveraging general and administrative expenses over a higher sales volume.

     Operating Income. Operating income increased to $1.1 million for the three months ended March 31, 1998 from $0.6 million for the three months ended March 31, 1997, an increase of $0.5 million or 83.2%. As a percentage of revenue, operating income increased to 1.8% for the three months ended March 31, 1998 from 1.2% for the three months ended March 31, 1997.

PRO FORMA AS ADJUSTED LIQUIDITY AND CAPITAL RESOURCES

     Capital expenditures are expected to be approximately $1.0 million and $3.0 million in 1998 and 1999, and will primarily be used to support expansion of the management information systems for RailWorks.

     Cash for future acquisitions and working capital will be financed by funds generated from operations, together with borrowings under a credit facility. The Company's credit facility is expected to be established prior to consummation of the Combination and the Offering. The Company intends to finance future acquisitions with cash and shares of common stock.

RESULTS OF OPERATIONS OF THE FOUNDING COMPANIES

     Prior to the Combination each of the Founding Companies (other than Annex Railroad Builders, Inc., CPI Concrete Products Incorporated, Kennedy Railroad Builders, Inc. and Wm. A. Smith Construction Co., Inc.) elected to be treated as an S Corporation. As a result, no Founding Company other than these Founding Companies has been subject to federal income taxes. The selling, general and administrative expenses of the Founding Companies include compensation to
employee-stockholders of the Founding Companies totaling $     million,
$          million and $     million for the fiscal years ended December 31,
1996 and 1997 and the three months ended March 31, 1998, respectively. Upon consummation of the Combination, certain employee-stockholders will enter into employment agreements and the aggregate compensation paid to stockholders of the Founding Companies will be reduced as reflected in the Unaudited Pro Forma As Adjusted Statement of Income. Following the initial two-year term of the employment agreements, the Company will reevaluate its compensation structure after examining operating results and the value of the services such individuals are providing the Company. As a result of varying practices regarding compensation to employee-stockholders among the Founding Companies, the comparison of operating margins among the Founding Companies and from period to period in respect of a particular Founding Company may not be meaningful. The following information describes the results of operations for certain of the Founding Companies.

COMSTOCK HOLDINGS, INC.

     Founded in 1904, L.K. Comstock & Co., Inc. ("L.K. Comstock"), a wholly owned subsidiary of Comstock, is one of the largest electrical contractors in the United States, based on revenue. L.K. Comstock specializes in power, communication and signaling installations for rail-based transit systems and also provides electrical contracting services for commercial buildings, heavy industrial and manufacturing plants and power plants. Through incremental investments from 1986 through 1989, L.K. Comstock's former parent company, Comstock Group, Inc. ("CGI"), was acquired by Spie Enertrans S.A. ("Spie"), a multinational electrical engineering firm headquartered in Paris, France. During Spie's ownership, L.K. Comstock sought to increase revenue by expanding its non-transit operations in California and entering into joint ventures to design and build large power and industrial projects in other locations. Effective January 1, 1997, L.K. Comstock was acquired (the "Comstock Acquisition") from Spie by Comstock, a corporation owned by employees of L.K. Comstock. Comstock's revenue in fiscal 1997 was $153.6 million, representing 60.6% of the Company's pro forma as adjusted revenue for 1997.

     Following the Comstock Acquisition, Comstock's management instituted a plan to reduce Comstock's costs and improve profitability. Comstock has begun to reduce general and administrative expenses by eliminating certain management positions, including those of several French expatriates, and reducing its Los Angeles-based staff. Comstock has also been improving gross profit margins through (i) improved control over contract costs by consolidating transit project estimating and bidding functions (ii) exiting unprofitable, risky operations which had been expanded under Spie's ownership (such as electrical projects for traffic systems, non-rail projects in California and large joint ventures for the design and construction of power and industrial plants). Under joint ventures with general construction contractors as preferred by Spie, Comstock had limited management control and was subject to increased costs due to general contract conditions. Since the Comstock Acquisition, management has focused the business to benefit from its core competencies, including rail-based transit projects. In 1997, Comstock derived 57.1% of its revenue and 67.7% of its gross profit from rail-related projects as compared to 47.9% and 52.1%, respectively, in 1996.

     The following table sets forth certain selected financial data and data as a percentage of revenue for the periods indicated.

                                      YEAR ENDED DECEMBER 31,                     THREE MONTHS ENDED MARCH 31,
                       ------------------------------------------------------   ---------------------------------
                             1995               1996               1997              1997              1998
                       ----------------   ----------------   ----------------   ---------------   ---------------
                                                         (DOLLARS IN THOUSANDS)
Revenue..............  $181,616   100.0%  $188,767   100.0%  $153,610   100.0%  $32,401   100.0%  $41,628   100.0%
Contract costs.......   164,777    90.7    169,303    89.7    136,678    89.0    27,997    86.4    37,205    89.4
Gross profit.........    16,839     9.3     19,464    10.3     16,932    11.0     4,404    13.6     4,404    10.6
General and
  administrative
  expenses...........    15,624     8.6     15,053     8.0     13,733     8.9     3,895    12.0     3,224     7.7

 Three Months Ended March 31, 1998 Compared to Three Months Ended March 31, 1997

     Revenue. Revenue increased to $41.6 million for the three months ended March 31, 1998 from $32.4 million for the three months ended March 31, 1997, an increase of $9.2 million, or 28.5%. This increase was a result of a $12.3 million increase in revenue from commercial and other operations due to the commencement of work on certain large projects, including those at John F. Kennedy International Airport in New York ("JFK"). This increase was partially offset by a decrease of $2.9 million in revenue from rail-related projects due to delays in the commencement of certain large projects.

     Gross Profit. Gross profit was $4.4 million for the three-month periods ended March 31, 1998 and 1997. As a percentage of revenue, gross profit decreased to 10.6% for the three months ended March 31, 1998 from 13.6% for the three months ended March 31, 1997. This decrease was the result of costs associated with the commencement of the JFK projects and a change in the mix of projects.

     General and Administrative Expenses. General and administrative expenses decreased to $3.2 million for the three months ended March 31, 1998 from $3.9 million for the three months ended March 31, 1997, a decrease of $0.7 million, or 17.2%. As a percentage of revenue, general and administrative expenses decreased to 7.7% for the three months ended March 31, 1998 from 12.0% for the three months ended March 31, 1997. This decline was a result of reductions in executive and administrative staff and tighter cost controls by management which ensured that general and administrative expenses did not increase proportionately with the increase in revenue.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenue. Revenue decreased to $153.6 million for the year ended December 31, 1997 from $188.8 million for the year ended December 31, 1996, a decrease of $35.2 million, or 18.6%. This decline was due to a decrease in revenue from Comstock's power and industrial operations attributable to the completion of certain large projects in 1996 or early 1997 that were not immediately replaced, as well as a decrease in revenue from Comstock's traffic operations, offset in part by an increase in revenue from Comstock's commercial operations.

     Gross Profit. Gross profit decreased to $16.9 million for the year ended December 31, 1997 from $19.4 million for the year ended December 31, 1996, a decrease of $2.5 million, or 13.0%. As a percentage of revenue, gross profit increased to 11.0% for the year ended December 31, 1997 from 10.3% for the year ended December 31, 1996. Gross profit decreased as a result of the decline in revenue, offset in part by tighter cost controls implemented by management and a reduction in the amount of activity in traffic and Los Angeles non-rail projects. Additionally, the 1996 gross profit benefitted from a reduction in contract reserves related to the settlement of outstanding project contingencies.

     General and Administrative Expenses. General and administrative expenses decreased to $13.7 million for the year ended December 31, 1997 from $15.1 million for the year ended December 31, 1996, a decrease of $1.3 million, or 8.8%. This decrease was a result of the tighter cost controls implemented by management, including reductions in executive and administrative staff in the power, industrial and Los Angeles-based non-rail operations. As a percentage of revenue, general and administrative expenses increased to 8.9% for the year ended December 31, 1997 from 8.0% for the year ended December 31, 1996. This increase was the result of the decrease in revenue.

  Year Ended December 31, 1996 Compared to Year Ended 1995

     Revenue. Revenue increased to $188.8 million for the year ended December 31, 1996 from $181.6 million for the year ended December 31, 1995, an increase of $7.2 million, or 4.0%. This 4.0% increase was due to a $22.1 million increase in revenue from Comstock's rail related operations, resulting from the commencement of several projects in the Metropolitan New York area, partially offset by a reduction of approximately $13 million in revenue from Comstock's commercial and other operations due to the completion of several projects in 1995 or early 1996 which were not immediately replaced.

     Gross Profit. Gross profit increased to $19.5 million for the year ended December 31, 1996 from $16.8 million for the year ended December 31, 1995, an increase of $2.5 million, or 15.6%. As a percentage of revenue, gross profit increased to 10.3% for the year ended December 31, 1996 from 9.3% for the year ended December 31, 1995. Gross profit increased principally as a result of a reduction in contract reserves of approximately $3 million related to the settlement of outstanding project contingencies (see "Certain Transactions and Related Party Transactions -- Other Transactions"), and to a lesser extent, increased revenue.

     General and Administrative Expenses. General and administrative expenses decreased to $15.1 million for the year ended December 31, 1997 from $15.6 million for the year ended December 31, 1996, a decrease of $0.6 million, or 3.7%. As a percentage of revenue, general and administrative expenses decreased to 8.0% in the year ended December 31, 1996 from 8.6% for the year ended December 31, 1995. This decrease was the result of a reduction in administrative staff and expenses at Comstock's Los Angeles office.

LIQUIDITY AND CAPITAL RESOURCES OF COMSTOCK

     At March 31, 1998, Comstock had cash and cash equivalents of $0.9 million and working capital of $25.6 million. For the three months ended March 31, 1998, cash flow from operations was $1.5 million which was principally used to reduce the outstanding balance on Comstock's credit line.

     At December 31, 1997, Comstock had cash and cash equivalents of $1.1 million and working capital of $26.5 million. For the year ended December 31, 1997, Comstock had a cash flow deficit from operations of $3.2 million primarily due to an increase in billed and unbilled accounts receivable. In connection with the Comstock Acquisition, L.K. Comstock received $14.9 million in cash from Spie and issued a contingent promissory note for such amount. See "Certain Transactions and Related Party Transactions -- Other Transactions." The proceeds of the contingent promissory note were used primarily to reduce long-term borrowings.

     L.K. Comstock has a $17 million revolving credit line pursuant to two separate agreements with Harris Trust and Savings Bank. Borrowings bear interest at either 1% over the prime rate or 3.25% over LIBOR. These borrowings are secured by substantially all of the assets of L.K. Comstock and are subject to various financial covenants. Comstock, and to a limited extent, certain members of Comstock's management, has guaranteed a portion of the borrowings. The total amount of borrowings including letters of credit under these credit lines was $15.0 million at March 31, 1998. After the closing of the Offering, Railworks will assume the obligations under the credit line and repay all outstanding borrowings.

     During the remainder of 1998, Comstock is obligated to make aggregate payments of $750,000, together with interest accruing at 8.5% per annum, in full satisfaction of a note to BW Capital. Railworks will assume this obligation and repay the amount outstanding. In the first quarter of 1998, Comstock made payments of $950,000 on such note.

     The contracts under which Comstock performs services generally require retainage ranging from 2% to 10% of the total contract price until the project is complete. At December 31, 1997, $15.0 million of Comstock's accounts receivable consisted of retainage. In some instances, the terms of the contract allow Comstock to replace the amount withheld with certain marketable securities, such as treasury bonds, and retain the yield on such investments. At March 31, 1998, $4.4 million of Comstock's retainage was invested in marketable securities. Comstock estimates that approximately 50% of this retainage will be collected in 1998.

     Prior to the Comstock Acquisition, Comstock maintained a deductible of $250,000 per incident on its auto and general liability insurance. At December 31, 1997, Comstock carried a $3.6 million liability on its balance sheet as a reserve against these liabilities. Currently, Comstock maintains considerably lower deductibles on its insurance policies to provide greater predictability and consistency in insurance and liability costs.

ANNEX RAILROAD BUILDERS, INC.

     Founded in 1961, Annex Railroad Builders, Inc. ("Annex") provides construction, rehabilitation, repair and maintenance services for railroad track in the Midwestern and Southern United States. In calender year 1997, Annex derived approximately 69% from maintenance and repair and

31% of its revenue from new construction and rehabilitation. Annex's revenue in calendar year 1997 was $15.4 million, representing 6.1% of the Company's pro forma as adjusted revenue for 1997.

     The following table sets forth certain selected pro forma as adjusted financial data and data as a percentage of revenue for the periods indicated.

                                        YEAR ENDED        NINE MONTHS
                                         MARCH 31,           ENDED         THREE MONTHS ENDED MARCH 31,
                                      ---------------    DECEMBER 31,     -------------------------------
                                           1997              1997              1997             1998
                                      ---------------   ---------------   --------------   --------------
                                                            (DOLLARS IN THOUSANDS)
Revenue............................   $11,614   100.0%  $11,236   100.0%  $4,219   100.0%  $2,105   100.0%
Contract costs.....................     9,912    85.3     9,459    84.2    3,628    86.0    1,763    83.8
Gross profit.......................     1,702    14.7     1,777    15.8      591    14.0      342    16.2
General and administrative
  expenses.........................     1,153     9.9       799     7.1      314     7.4      208     9.9
Operating income...................       549     4.7       978     8.7      277     6.6      134     6.4

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Revenue. Revenue decreased to $2.1 million for the three months ended March 31, 1998 from $4.2 million for the three months ended March 31, 1997, a decrease of $2.1 million, or 50.1% as a result of two government projects that were completed in fiscal 1997 that were not replaced in fiscal 1998.

     Gross Profit. Gross profit decreased to $0.3 million for the three months ended March 31, 1998 from $0.6 million for the three months ended March 31, 1997, a decrease of $0.2 million, or 42.1%. As a percentage of revenue, gross profit increased to 16.2% for the three months ended March 31, 1998 from 14.0% for the three months ended March 31, 1997. Gross profit decreased largely as a result of the decline in revenue.

     General and Administrative Expenses. General and administrative expenses decreased to $0.2 million for the three months ended March 31, 1998 from $0.3 million for the three months ended March 31, 1997, a decrease of $0.1 million, or 33.8%. As a percentage of revenue, general and administrative expenses increased to 9.9% for the three months ended March 31, 1998 from 7.4% for the three months ended March 31, 1997. Despite the decrease in salaries and wages that caused the decline in general and administrative expenses, general and administrative expenses as a percentage of revenue increased due to significant fixed general and administrative expenses that did not decrease with the lower revenue.

     Operating Income. Operating income decreased to $0.1 million for the three months ended March 31, 1998 from $0.3 million for the three months ended March 31, 1997, a decrease of $0.1 million, or 51.6%. As a percentage of revenue, operating income decreased to 6.4% for the three months ended March 31, 1998 from 6.6% for the three months ended March 31, 1997.

  Nine Months Ended December 31, 1997 Compared to Year Ended March 31, 1997

     Because Annex has changed its fiscal year end from March 31 to December 31, the period ended December 31, 1997 is only a nine-month period as compared to a twelve-month period for the year ended March 31, 1997.

     Revenue. Revenue was $11.2 million for the nine months ended December 31, 1997 and $11.6 million for the year ended March 31, 1997. Revenue increased to $13.3 million in the twelve-month period ended March 31, 1998 from $11.6 million in the year ended March 31, 1997, an increase of $1.7 million, or 14.9%. This increase was attributable to an increase in the number of contracts in process.

     Gross Profit. Gross profit was $1.8 million for the nine months ended December 31, 1997 and $1.7 million for the year ended March 31, 1997. Gross profit increased to $2.1 million for the twelve-month period ended March 31, 1998 from $1.7 million for the year ended March 31, 1997, an increase of $0.4 million, or 24.5%. As a percentage of revenue, gross profit increased to 15.9% for the twelve-month period ended March 31, 1998 from 14.7% for the year ended March 31, 1997. Gross profit increased principally as a result of higher margin contracts which generated higher revenue with a less than proportional increase in cost.

     General and Administrative Expenses. General and administrative expenses were $0.8 million for the nine months ended December 31, 1997 and $1.2 million for the year ended March 31, 1997. General and administrative expenses decreased to $1.0 million for the twelve-month period ended March 31, 1998 from $1.2 million for the year ended March 31, 1997, a decrease of $0.1 million, or 12.6%. As a percentage of revenue, general and administrative expenses decreased to 7.6% for the twelve-month period ended March 31, 1998 from 9.9% for the year ended March 31, 1997. This decrease was the result of lower salary and wage expense despite the increase in revenue, for the twelve-month period ended March 31, 1998.

     Operating Income. Operating income was $1.0 million for the nine months ended December 31, 1997 and $0.5 for the year ended March 31, 1997. Operating income increased to $1.1 million for the twelve-month period ended March 31, 1998 from $0.5 million for the year ended March 31, 1997, an increase of $0.6 million, or 102.4%. As a percentage of revenue, operating income increased to 8.3% for the twelve-month period ended March 31, 1998 from 4.7% for the year ended March 31, 1997.

CPI CONCRETE PRODUCTS INCORPORATED

     Founded in 1974, CPI Concrete Products Incorporated ("CPI Concrete") provides prestressed and precast concrete products to rail systems, highways, bridges, airports, power plants and dams throughout the United States. CPI Concrete's revenue in 1997 was approximately $11 million, representing 4.3% of the Company's pro forma as adjusted revenue for 1997.

     The following table sets forth certain selected pro forma as adjusted financial data and data as a percentage of revenue for the periods indicated.

                                      YEAR ENDED JANUARY 31,                       TWO MONTHS ENDED MARCH 31,
                       -----------------------------------------------------    --------------------------------
                            1996               1997               1998               1997              1998
                       ---------------    ---------------    ---------------    --------------    --------------
Revenue..............  $11,016   100.0%   $10,098   100.0%   $10,986   100.0%   $1,792   100.0%   $1,669   100.0%
Cost of goods sold...    8,418    76.4      7,887    78.1      8,841    80.5     1,558    86.9     1,397    83.7
Gross profit.........    2,598    23.6      2,211    21.9      2,145    19.5       234    13.1       272    16.3
General and
  administrative
  expenses...........    1,606    14.6      1,526    15.1      1,473    13.4       232    12.9       165     9.9

  Two Months Ended March 31, 1998 Compared to Two Months Ended March 31, 1997

     Revenue. Revenue decreased to $1.7 million for the two months ended March 31, 1998 from $1.8 million for the two months ended March 31, 1997, a decrease of $0.1 million, or 6.9%. This decrease was the result of a marginal decrease in the number of units sold.

     Gross Profit. Gross profit increased to $0.3 million for the two months ended March 31, 1998 from $0.2 million for the two months ended March 31, 1997, an increase of $38,000 or 16.2%. As a percentage of revenue, gross profit increased to 16.3% for the two months ended March 31, 1998 from 13.1% for the two months ended March 31, 1997. Gross profit increased due to a more favorable product mix that resulted in lower costs.

     General and Administrative Expenses. General and administrative expenses remained relatively stable at $0.2 million for the two-month periods ended March 31, 1998 and 1997. As a percentage of revenue, general and administrative expenses decreased to 9.9% for the two months ended March 31, 1998 from 12.9% for the two months ended March 31, 1997. This decrease was a result of a reduction in performance bonuses.

  Year Ended January 31, 1998 Compared to Year Ended January 31, 1997

     Revenue. Revenue increased to $11.0 million for the year ended January 31, 1998 from $10.1 million for the year ended January 31, 1997, an increase of $0.9 million, or 8.8%. This increase was due to an increase in the number of units sold.

     Gross Profit. Gross profit decreased to $2.1 million for the year ended January 31, 1998 from $2.2 million for the year ended January 31, 1997, a decrease of $0.1 million, or 3.0%. As a percentage of revenue, gross profit decreased to 19.5% for the year ended January 31, 1998 from 21.9% for the year ended January 31, 1997. Gross profit decreased as a result of increased costs of goods sold, offset in part by increased revenues.

     General and Administrative Expenses. General and administrative expenses remained constant at $1.5 million for the years ended January 31, 1998 and 1997. As a percentage of revenue, general and administrative expenses decreased to 13.4% for the year ended January 31, 1998 from 15.1% for the year ended January 31, 1997. This decrease was the result of leveraging general and administrative expenses over higher revenue.

  Year Ended January 31, 1997 Compared to Year Ended January 31, 1996

     Revenue. Revenue decreased to $10.1 million for the year ended January 31, 1997 from $11.0 million for the year ended January 31, 1996, a decrease of $0.9 million, or 8.3%. This decrease was the result of a decline in the number of units sold.

     Gross Profit. Gross profit decreased to $2.2 million for the year ended January 31, 1997 from $2.6 million for the year ended January 31, 1996, a decrease of $0.4 million, or 14.9%. As a percentage of revenue, gross profit decreased to 21.9% for the year ended January 31, 1997 from 23.6% for the year ended January 31, 1996. The decline in gross profit was due to higher wages combined with lower revenue.

     General and Administrative Expenses. General and administrative expenses decreased to $1.5 million for the year ended January 31, 1997 from $1.6 million for the year ended January 31, 1996, a decrease of $0.1 million or 5.0%. As a percentage of revenue, general and administrative expenses increased to 15.1% for the year ended January 31, 1997 from 14.6% for the year ended January 31, 1996.

KENNEDY RAILROAD BUILDERS, INC., ALPHA-KEYSTONE ENGINEERING, INC., AND RAILCORP, INC.

     Founded in 1965, Kennedy Railroad Builders, Inc. ("Kennedy") provides construction, rehabilitation and maintenance services primarily for industrial companies in the Northeastern and mid-Southern United States. Alpha-Keystone Engineering, Inc. ("Alpha-Keystone"), an affiliate of Kennedy, also provides design and engineering services for railroad construction projects. Railcorp, Inc. ("Railcorp"), an affiliate of Kennedy, provides construction, rehabilitation and maintenance services. In 1997, Kennedy, Alpha-Keystone and Railcorp collectively derived approximately 70% of their revenue from new construction and rehabilitation and 30% from maintenance and repair. Collectively, Kennedy's, Alpha-Keystone's and Railcorp's revenue in calendar year 1997 were $10.6 million, representing 4.2% of the Company's pro forma as adjusted revenue for 1997.

     The following table sets forth certain combined selected pro forma as adjusted financial data and data as a percentage of revenue for the periods indicated.

                                                           NINE MONTHS
                             YEAR ENDED MARCH 31,             ENDED         THREE MONTHS ENDED MARCH 31,
                        -------------------------------    DECEMBER 31,    -------------------------------
                             1996             1997             1997             1997             1998
                        --------------   --------------   --------------   --------------   --------------
                                                      (DOLLARS IN THOUSANDS)
Revenue...............  $6,652   100.0%  $9,704   100.0%  $8,296   100.0%  $2,245   100.0%  $2,384   100.0%
Contract costs........   5,120    77.0    7,968    82.1    6,605    79.6    1,958    87.2    2,079    87.2
Gross profit..........   1,532    23.0    1,736    17.9    1,691    20.4      287    12.8      305    12.8
General and
  administrative
  expenses............   1,347    20.2    1,498    15.4    1,163    14.0      396    17.6      417    17.5
Operating income
  (loss)..............     185     2.8      238     2.5      528     6.4     (109)   (4.9)    (112)   (4.7)

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Revenue. Revenue increased to $2.4 million for the three months ended March 31, 1998 from $2.2 million for the three months ended March 31, 1997, an increase of $0.1 million, or 6.2%, as a result of incremental construction projects in process.

     Gross profit. Gross profit remained at $0.3 million for the three months ended March 31, 1998 and 1997. As a percentage of revenue, gross profit remained at 12.8% for the three months ended March 31, 1998 and 1997.

     General and Administrative Expenses. General and administrative expenses remained at $0.4 million for the three months ended March 31, 1998 for the three months ended March 31, 1997. As a percentage of revenue, general and administrative expenses remained relatively stable at 17.5% for the three months ended March 31, 1998 and 17.6% for the three months ended March 31, 1997.

     Operating Income. Kennedy, Alpha-Keystone and Railcorp experienced combined operating loss of $0.1 million for the three months ended March 31, 1998 and 1997.

  Nine Months Ended December 31, 1997 Compared to Year Ended March 31, 1997

     Because Kennedy, Alpha-Keystone and Railcorp changed their fiscal year ends from March 31 to December 31, the period ended December 31, 1997 is a nine-month period as compared to a twelve-month period for the year ended March 31, 1997.

     Revenue. Revenue was $8.3 million for the nine months ended December 31, 1997 and $9.7 million for the year ended March 31, 1997. Revenue increased to $10.7 million for the twelve-month period ended March 31, 1998 from $9.7 million for the year ended March 31, 1997, an increase of $1.0 million, or 10.1%. This increase was a result of incremental construction projects in process during the twelve months ended March 31, 1998.

     Gross Profit. Gross profit was $1.7 million for the nine months ended December 31, 1997 and $1.7 million for the year ended March 31, 1997. Gross profit increased to $2.0 million for the twelve-month period ended March 31, 1998 from $1.7 million for the year ended March 31, 1997, an increase of $0.3 million, or 15.0%. As a percentage of revenue, gross profit increased to 18.7% for the twelve-month period ended March 31, 1998 from 17.9% for the twelve-month period ended March 31, 1997. Gross profit increased primarily due to higher revenue with a less than proportional increase in contract costs.

     General and Administrative Expenses. General and administrative expenses were $1.2 million for the nine months ended December 31, 1997 and $1.5 million for the year ended March 31, 1997. General and administrative expenses increased to $1.6 million for the twelve-month period ended March 31, 1998 from $1.5 million for the year ended March 31, 1997, an increase of $0.1 million or

5.5%. As a percentage of revenue, general and administrative expenses decreased to 14.8% for the twelve-month period ended March 31, 1998 from 15.4% for the twelve-month period ended March 31, 1997. The increase in general and administrative expenses was due to higher salaries and wages.

     Operating Income. Operating income was $0.5 million for the nine months ended December 31, 1997 and $0.2 million for the year ended March 31, 1997. Operating income increased to $0.4 million for the twelve-month period ended March 31, 1998 from $0.2 million for the year ended March 31, 1997, an increase of $0.2 million, or 74.8%. As a percentage of revenue, operating income increased to 3.9% for the twelve-month period ended March 31, 1998 from 2.5% for the year ended March 31, 1997.

  Year Ended March 31, 1997 Compared to Year Ended March 31, 1996

     Revenue. Revenue increased to $9.7 million for the year ended March 31, 1997 from $6.7 million for the year ended March 31, 1996, an increase of $3.1 million, or 45.9%. This increase was the result of expanding into new markets and Alpha-Keystone commencing operations, which added revenue from engineering services and increased contracting business.

     Gross Profit. Gross profit increased to $1.7 million for the year ended March 31, 1997 from $1.5 million for the year ended March 31, 1996, an increase of $0.2 million, or 13.3%. Despite the increase in gross profit, gross profit as a percentage of revenue decreased to 17.9% for the year ended March 31, 1997 from 23.0% for the year ended March 31, 1996 due to lower profit margins on certain contracts.

     General and Administrative Expenses. General and administrative expenses increased to $1.5 million for the year ended March 31, 1997 from $1.3 million for the year ended March 31, 1996, an increase of $0.2 million or 11.2%. As a percentage of revenue, general and administrative expenses decreased to 15.4% for the year ended March 31, 1997 from 20.2% for the year ended March 31, 1996. The decline in general and administrative expenses as a percentage of revenue was a result of leveraging general and administrative expenses over a higher sales volume despite an increase in salaries and wages.

     Operating Income. Operating income remained stable at $0.2 million for the year ended March 31, 1997 and 1996, an increase of $0.1 million, or 28.6%. As a percentage of revenue, operating income decreased to 2.5% for the year ended March 31, 1997 from 2.8% for the year ended March 31, 1996.

MIDWEST CONSTRUCTION SERVICES, INC.

     Founded in 1982, Midwest Construction Services, Inc. ("Midwest") provides construction, rehabilitation, repair and maintenance services primarily to companies in the steel industry throughout the Midwestern United States. Unlike the other Founding Companies, most of Midwest's customers have long-term contracts with Midwest. In 1997, Midwest derived approximately 67% of its revenue from maintenance and repair, approximately 18% from new construction and rehabilitation, and approximately 15% from other services. Midwest's revenue in 1997 was $9.7 million, representing 3.8% of the Company's pro forma as adjusted revenue for 1997.

     The following table sets forth certain selected pro forma as adjusted financial data and data as a percentage of revenue for the periods indicated.

                                    YEAR ENDED DECEMBER 31,                 THREE MONTHS ENDED MARCH 31,
                       -------------------------------------------------   -------------------------------
                            1995             1996              1997             1997             1998
                       --------------   ---------------   --------------   --------------   --------------
                                                     (DOLLARS IN THOUSANDS)
Revenue..............  $9,316   100.0%  $10,842   100.0%  $9,676   100.0%  $2,281   100.0%  $2,456   100.0%
Contract costs.......   7,950    85.3     9,339    86.1    8,637    89.3    1,951    85.5    2,106    85.8
Gross profit.........   1,366    14.7     1,503    13.9    1,039    10.7      330    14.5      350    14.2
General and
  administrative
  expenses...........     644     6.9       649     6.0      645     6.7      149     6.5      189     7.7
Operating income.....     722     7.8       854     7.9      394     4.1      181     7.9      161     6.5

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Revenue. Revenue increased to $2.5 million for the three months ended March 31, 1998 from $2.3 million for the three months ended March 31, 1997, an increase of $0.2 million, or 7.7%, as a result of additional projects in process.

     Gross Profit. Gross profit remained flat at $0.3 million for the three months ended March 31, 1998 and 1997. As a percentage of revenue, gross profit remained relatively stable at 14.2% for the three months ended March 31, 1998 and 14.5% in the three months ended March 31, 1997.

     General and Administrative Expenses. General and administrative expenses increased to $0.2 million for the three months ended March 31, 1998 from $0.1 million for the three months ended March 31, 1997, an increase of $40,000 or 26.8%. As a percentage of revenue, general and administrative expenses increased to 7.7% for the three months ended March 31, 1998 from 6.5% for the three months ended March 31, 1997. The increase was a result of increased professional fees.

     Operating Income. Operating income remained relatively constant at $0.2 million for the three month periods ended March 31, 1998 and 1997. As a percentage of revenue, operating income decreased to 6.5% in the three months ended March 31, 1998 from 7.9% for the three months ended March 31, 1997.

Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenue. Revenue decreased to $9.7 million for the year ended December 31, 1997 from $10.8 million for the year ended December 31, 1996, a decrease of $1.2 million, or 10.8%. This decrease was due to reduced spending on maintenance projects by several customers.

     Gross Profit. Gross profit decreased to $1.0 million for the year ended December 31, 1997 from $1.5 million for the year ended December 31, 1996, a decrease of $0.5 million, or 30.9%. As a percentage of revenue, gross profit decreased to 10.7% for the year ended December 31, 1997 from 13.9% for the year ended December 31, 1996. The decrease in gross profit was due to higher wages and salaries.

     General and administrative expenses. General and administrative expenses remained stable at $0.6 million for the year ended December 31, 1997 and 1996. As a percentage of revenue, general and administrative expenses increased to 6.7% for the year ended December 31, 1997 from 6.0% for the year ended December 31, 1996. Although general and administrative expenses remained stable, they increased as a percentage of revenue because a significant portion of these expenses were fixed and did not decrease with revenue.

     Operating Income. Operating income decreased to $0.4 million for the year ended December 31, 1997 from $0.9 million for the year ended December 31, 1996, a decrease of $0.5 million, or 53.9%. As a percentage of revenue, operating income decreased to 4.1% for the year ended December 31, 1997 from 7.9% for the year ended December 31, 1996.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenue. Revenue increased to $10.8 million for the year ended December 31, 1996 from $9.3 million for the year ended December 31, 1995, an increase of $1.5 million, or 16.4%. This increase was the result of incremental maintenance projects in process during 1996.

     Gross Profit. Gross profit increased to $1.5 million for the year ended December 31, 1996 from $1.4 million for the year ended December 31, 1995, an increase of $0.1 million, or 10.0%. As a percentage of revenue, gross profit decreased to 13.9% for the year ended December 31, 1996 from 14.7% for the year ended December 31, 1995 as a result of an increase in revenue from lower margin contracts.

     General and Administrative Expenses. General and administrative expenses remained stable at $0.6 million for the years ended December 31, 1996 and 1995. As a percentage of revenue, general and administrative expenses decreased to 6.0% for the year ended December 31, 1996 from 6.9% for the year ended December 31, 1995. The decline in general and administrative expenses as a percentage of revenue was a result of leveraging general and administrative expenses over a higher sales volume.

     Operating Income. Operating income increased to $0.9 million for the year ended December 31, 1996 from $0.7 million for the year ended December 31, 1995, an increase of $0.1 million, or 18.3%. As a percentage of revenue, operating income increased to 7.9% for the year ended December 31, 1996 from 7.8% for the year ended December 31, 1995.

RAILROAD SERVICE, INC. AND MINNESOTA RAILROAD SERVICE, INC.

     Founded in 1972, Railroad Service, Inc. ("Railroad Service") provides construction, maintenance and rehabilitation services primarily to industrial companies for the Northern and Midwestern United States. Minnesota Railroad, an affiliate of Railroad Service, provides the same services as Railroad Service but utilizes unionized laborers. For 1997, Railroad Service and Minnesota Railroad Service, Inc. ("Minnesota Railroad") collectively derived approximately 64% of their revenue from new construction and approximately 32% from maintenance and repair. Collectively, Railroad Service's and Minnesota Railroad's revenue for 1997 was $9.4 million, representing 3.7% of the Company's pro forma as adjusted revenue for 1997.

     The following table sets forth certain combined selected financial data and data as a percentage of revenue for the periods indicated.

                                    YEAR ENDED DECEMBER 31,                  THREE MONTHS ENDED MARCH 31,
                       -------------------------------------------------   --------------------------------
                            1995             1996              1997             1997              1998
                       --------------   ---------------   --------------   ---------------   --------------
                                                      (DOLLARS IN THOUSANDS)
Revenue..............  $9,044   100.0%  $10,709   100.0%  $9,363   100.0%  $  238    100.0%  $1,268   100.0%
Contract Costs.......   7,330    81.0     8,199    76.6    7,065    75.5      455    191.2    1,290   101.7
Gross Profit (Loss)..   1,714    19.0     2,510    23.4    2,298    24.5     (217)   (91.2)     (22)   (1.7)
General and
  Administrative
  Expenses...........   1,289    14.3     1,418    13.2    1,450    15.5      268    112.6      721    56.9
Operating Income
  (Loss).............     425     4.7     1,092    10.2      848     9.0     (485)  (203.8)    (743)  (58.6)

  Three Months Ended March 31, 1998 Compared to Three Months Ended March 31,
1997

     Revenue. Revenue increased to $1.3 million for the three months ended March 31, 1998 from $0.2 million for the three months ended March 31, 1997, an increase of $1.0 million. This increase was the result of the commencement of a large contract pursuant to which most materials were installed initially (see "-- Revenue and Costs") as well as unseasonably good weather which increased the available working days during the period.

     Gross Profit (Loss). Gross loss decreased to ($22,000) for the three months ended March 31, 1998 from ($0.2) million for the three months ended March 31, 1997, a decrease of $0.2 million. As a percentage of revenue, gross profit increased to (1.7%) for the three months ended March 31, 1998 from (91.2%) for the three months ended March 31, 1997. Contract costs exceeded revenue for the three month periods ended March 31, 1997 and 1998. The increase in gross profit was due to the increased absorption of fixed costs as revenue increased.

     General and Administrative Expenses. General and administrative expenses increased to $0.7 million for the three months ended March 31, 1998 from $0.3 million for the three months ended March 31, 1997, an increase of 0.5 million. As a percentage of revenue, general and administrative expenses decreased to 56.9% for the three months ended March 31, 1998 from 112.6% for the three months ended March 31, 1997. The decline in general and administrative expenses as a percentage of revenue was a result of higher sales volume.

     Operating Income (Loss). Operating loss decreased to ($0.7) million for the three months ended March 31, 1998 from $(0.5) million for the three months ended March 31, 1997, a decrease of $0.3 million.

  Year Ended December 31, 1997 Compared to Year Ended December 31, 1996

     Revenue. Revenue decreased to $9.4 million for the year ended December 31, 1997 from $10.7 million for the year ended December 31, 1996, a decrease of $1.3 million, or 12.6%, due to the sale of a subsidiary of Railroad Service fewer construction projects in process during the period.

     Gross Profit. Gross profit decreased to $2.3 million for the year ended December 31, 1997 from $2.5 million for the year ended December 31, 1996, a decrease of $0.2 million, or 8.5%. As a percentage of revenue, gross profit increased to 24.5% for the year ended December 31, 1997 from 23.4% for the year ended December 31, 1996. The decrease in gross profit was a result of lower revenue, offset in part by the higher profitability of remaining contracts.

     General and Administrative Expenses. General and administrative expenses increased to $1.5 million for the year ended December 31, 1997 from $1.4 million for the year ended December 31, 1996, an increase of $32,000, or 2.3%. As a percentage of revenue, general and administrative expenses increased to 15.5% for the year ended December 31, 1997 from 13.2% for the year ended December 31, 1996. The slight increase in general and administrative expenses as a percentage of revenue, despite the decline in revenue, was a result of the fixed nature of a significant portion of general and administrative expenses.

     Operating Income. Operating income decreased to $0.8 million for the year ended December 31, 1997 from $1.1 million for the year ended December 31, 1996, a decrease of $0.2 million, or 22.3%.

  Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

     Revenue. Revenue increased to $10.7 million for the year ended December 31, 1996 from $9.0 million for the year ended December 31, 1995, an increase of $1.7 million, or 18.4%. This increase was the result of several incremental contracts in process.

     Gross Profit. Gross profit increased to $2.5 million for the year ended December 31, 1996 from $1.7 million for the year ended December 31, 1995, an increase of $0.8 million, or 46.4%. As a percentage of revenue, gross profit increased to 23.4% for the year ended December 31, 1996 from 19.0% for the year ended December 31, 1995. The increase in gross profit was principally due to a decrease in material and labor costs and, to a lesser extent, the increase in revenue.

     General and Administrative Expenses. General and administrative expenses increased to $1.4 million for the year ended December 31, 1996 from $1.3 million for the year ended December 31, 1995, an increase of $0.1 million, or 10.0%. As a percentage of revenue, general and administrative expenses decreased to 13.2% for the year ended December 31, 1996 from 14.3% for the year ended December 31, 1995. This decrease was a result of leveraging general and administrative expenses over a higher sales volume, despite an increase in administrative expense and wages.

     Operating Income. Operating income increased to $1.1 million for the year ended December 31, 1996 from $0.4 million for the year ended December 31, 1995, an increase of $0.7 million, or 156.9%. As a percentage of revenue, operating income increased to 10.2% for the year ended December 31, 1996 from 4.7% for the year ended December 31, 1995.

INFLATION

     The Company does not believe that inflation has had a material effect on its results of operations in recent years. However, there can be no assurance that the Company's business will not be affected by inflation in the future.

YEAR 2000

     The Company intends to replace all of the Founding Companies' computer systems with a new integrated management information system during 1999. The new system will be Year 2000 compatible. The Company believes the effects, if any, that the Year 2000 issues may have on its business will not be material to the Company's financial condition or results of operations.

                                    BUSINESS

OVERVIEW

     RailWorks was formed in March 1998 to become a leading nationwide provider of rail system services, including construction and rehabilitation, repair and maintenance, and related products. Management selected the Founding Companies, which will be acquired by RailWorks concurrently with the closing of the Offering, based on their regional or local market leadership, diverse and long-standing customer relationships, profitability and geographic diversity. The Combination establishes a significant operating enterprise that will serve as the foundation for a consolidation of the highly-fragmented rail system services and products industry. The Company believes that the Combination and future acquisitions will enable it to capitalize on the trend among rail system operators toward increased outsourcing of services and the use of fewer vendors. The Company's strategy is based on providing a full range of rail-related services and products on a national basis, offering integrated rail system solutions under one brand. In 1997, on a pro forma as adjusted basis, the Company had revenue of $253.1 million, operating income of $9.6 million and net income of $5.9 million. For the three months ended March 31, 1998, on a pro forma as adjusted basis, the Company had revenue of $60.6 million, operating income of $1.3 million and net income of $0.8 million.

INDUSTRY OVERVIEW

     The rail passenger and freight industries have undergone significant fundamental changes in recent years. Changes in the industry have affected transit systems, passenger railroads, regional and shortline railroads and Class I railroads. In addition, industrial and other commercial companies that own and maintain their own rail systems have become more focused on transportation logistics and achieving cost efficiencies. These changes have resulted in an ongoing reconfiguration of the country's rail infrastructure, significant new construction projects and emerging demand for outsourced construction, rehabilitation, repair and maintenance services.

     Companies that install trackwork in their plants to transport raw materials, equipment and finished goods, and sidings are often installed as part of plant construction or expansion. In addition, many large companies that have previously relied on a single railroad for the delivery of large quantities of raw materials or for the shipment of their finished products have constructed rail lines to connect to alternate railroads. Industrial companies build these "customer-owned" lines to improve the service that they receive and to lower freight expenses, and typically use independent contractors to design, construct and maintain these rail lines.

     The growth of major metropolitan areas and the aging of existing rail systems have resulted in significant developments in passenger rail transit services over the last 20 years. Heavy rail, commuter rail (service between metropolitan and suburban areas) and light rail (typically, short trains operating on right-of-way that is not separated from other traffic) have emerged as attractive alternatives to bus or automobile transit and older commuter rail systems have been rehabilitated and extended to handle increased ridership. Many older urban systems (such as the New York City subway system) are undergoing significant rehabilitation and/or modernization, while major heavy rail systems built in the 1970s (such as the systems in San Francisco and Atlanta) are being extended and upgraded. Additionally, there have been several recent initiatives to develop high-speed rail transit networks between major urban areas (for example, in Florida and the Northeast Corridor). There are now 16 commuter rail agencies in 13 urban areas and 22 light rail agencies nationwide. Commuter and light rail ridership has increased 28% and 56%, respectively, from 1985 to 1995. Since 1979, approximately 15 cities have constructed new light rail-based transit systems and other cities have either extended or refurbished their existing systems, with ridership increasing by approximately 150% over the period from 1978 through 1996. Accordingly, opportunities to provide rail-related signaling, communication, electrical and track system construction, rehabilitation, repair and maintenance services have increased and are expected to continue to increase significantly.

     As a result of industry consolidation there are only nine Class I railroads (as defined by the STB) operating primarily in the United States today, compared to 27 in 1980. These railroads are Burlington Northern Sante Fe Railway, Conrail, CSX Transportation, Illinois Central, Kansas City Southern Lines, Norfolk Southern, Union Pacific, Canadian National and Canadian Pacific. According to the American Association of Railroads, these railroads accounted for 73% of the rail mileage operated in the United States and 91% of railroad revenue in 1996. In recent years, the Class I railroads have sought to rationalize their systems, for example by "double-tracking" certain high traffic main lines and abandoning portions of their systems that generate lower volumes of traffic. Mergers of Class I systems have also created significant construction projects as the systems are reconfigured and integrated. Historically, the major railroads have been vertical organizations that sought to perform their own construction and maintenance by utilizing specialized workforces and equipment for these functions. In recent years, however, the Class I railroads have sought to improve their cost structures, and some of these railroads are beginning to outsource certain construction and maintenance functions to independent contractors.

     In recent years, the number and coverage of shortline and regional railroads (i.e., those railroads which are not Class I railroads) have increased significantly. The Staggers Rail Act of 1980 provided for partial deregulation of the railroad industry and created mechanisms by which larger railroads could more easily dispose of portions of rail line. Since that time, the larger railroad systems in the United States have streamlined their operations by disposing of portions of their systems that generate lower volumes of traffic and other companies have acquired portfolios of shortline railroads. Today, there are approximately 550 shortline and regional railroads, which in the aggregate generated approximately 9% of all railroad revenue in 1997. The percentage of total track miles operated by shortline and regional railroads in the United States increased to 27% in 1995 from approximately 17% in 1986. Shortline and regional railroads spend a relatively large portion of their capital and operating budgets on maintenance of their track assets, because these assets are often in poor condition when they are acquired. These railroads typically utilize independent contractors for their maintenance and construction programs, since they do not have systems large enough to support the purchases of equipment and development of workforces that would be required for these functions.

     The Company estimates that in 1997, expenditures by rail-based transit systems, railroads and industrial companies on domestic rail system construction and maintenance services of the types offered by the Founding Companies were approximately $12 billion, consisting of approximately $6 billion by passenger rail authorities and transit authorities (including Amtrak), approximately $5 billion by Class I railroads, approximately $650 million by regional and shortline railroads, and approximately $.5 billion by industrial companies. Additionally, the Company believes that expenditures for these services outside the United States have increased significantly in recent years as a result of infrastucture construction and modernization programs, as well as privatization of large rail systems. In many instances, foreign governments and companies have sought the expertise of American designers, engineers and construction managers.

     While outsourcing of similar functions has been prevalent for long periods in many industries, outsourcing in the rail system services and products industry is a relatively recent trend that is still evolving and the market for these services remains highly fragmented. Several large construction companies provide design and construction services to the Class I railroads and other large rail companies. However, the Company believes that the larger construction companies do not offer the same level and continuity of service as contractors that focus primarily on rail system projects. The Company believes that larger customers are seeking to establish relationships with contractors that specialize in rail system services and products and that can provide efficient, integrated solutions over the entire life cycle of their assets. While there are numerous smaller rail system construction, rehabilitation, repair and maintenance companies working in local or regional markets, they are unable to compete with the larger companies because their limited financial resources make it difficult for them to bid on larger jobs and because they are unable to utilize their equipment and workforces beyond their local and regional markets. Additionally, larger rail systems and industrial companies are increasingly seeking to enter into arrangements with a smaller number of contractors that can provide services on a national or regional basis, in order to ensure centralized management of their rail assets, adherence to uniform quality standards and more cost-effective procurement practices.

COMPETITIVE STRENGTHS

     Management believes that the Company has the following competitive strengths:

     Breadth of Services and Products. Management believes that rail system operators are increasingly seeking to purchase services and supplies on an integrated basis from fewer vendors. The Company will offer a broader range of services and products than most industry participants. The Company's service and product offerings include (i) construction and rehabilitation of track, signaling, communications, electrical and other track-related systems, (ii) repair and maintenance of these systems, (iii) a broad range of products, including rail, ties, spikes, frogs (rail intersections), tie plates and ballast and (iv) electrical installation services and concrete products for non-rail customers. For the year ended December 31, 1997, rail-related construction and rehabilitation, repair and maintenance, and OTM and product sales accounted for 46.7%, 14.6% and 6.7%, respectively, of the Company's 1997 pro forma as adjusted revenue and non-rail services and products accounted for 32.0% of this revenue.

     Diverse Customer Base. The Founding Companies' have long-standing relationships with a wide variety of customers, including: (i) commercial and industrial companies such as Commonwealth Edison, USS, a division of USX, and Terminal One at JFK International (Airport), which have contracted with the Company for track construction and maintenance and non-rail electrical contracting work; (ii) transit authorities such as the New York Metropolitan Transit Authority, the Los Angeles Metropolitan Transit Authority and the Baltimore Metropolitan Transit Authority, which have contracted with the Company for electrical installations, signaling, communications and station projects;
(iii) shortline railroads such as Indiana Southern Railroad Company, Branford Steam/Amtrak and I&M Rail Link, which have contracted with the Company for track construction and maintenance work and product supply; and (iv) Class I railroads such as Illinois Central Railroad, Union Pacific Railroad and CSX Transportation which have utilized the Company for repair and maintenance, construction and engineering.

     Expansive Geographic Coverage. The Company has offices in 17 states and has provided services and products to customers throughout the United States. The Company's 33 facilities provide it with a geographically diverse mix of established operating bases which enable it to undertake projects in a more cost effective manner than would be possible absent a local facility. The Company also has the ability to mobilize equipment and technical specialists throughout the United States to maximize asset utilization and to complete projects in remote locations.

STRATEGY

     The Company's goal is to become the leading provider of integrated rail system solutions, offering a full range of rail-related services and products to a diverse base of customers throughout the United States. Key elements of the Company's strategy include the following:

     Provide Integrated Solutions for Rail Systems. Rail system owners are increasingly seeking to outsource their Construction, rehabilitation, repair and maintenance requirements and to utilize fewer suppliers to provide a full range of these services and related products. The Company believes that as a result of the Combination, it will be able to provide its customers with integrated solutions that can be efficiently designed, constructed, maintained, operated and supplied, resulting in lower costs over the life cycle of their rail assets.

     Capitalize on Scale and Geographic Coverage. The Company believes that the increased scale that will be achieved through the Combination will position it to undertake larger projects that are beyond the scope of those previously undertaken by the individual Founding Companies. Each of the Founding Companies was constrained by applicable bonding limits and the limited size of its workforce. The Company also intends to utilize its geographic scope to develop a national accounts program to serve customers with multiple sites and cross-sell its broad range of service and product offerings. Over time, the Company may increase its activity in international markets, where privatizations of railroads and large transit projects are creating increased demand for sophisticated design and construction management services.

     Reduce Operating Costs. The Company believes that the scale of its operations and administrative integration of the Founding Companies following the Combination will provide it with a better cost structure than regional and smaller competitors. Key areas in which the Company expects to achieve cost savings include (i) purchasing of equipment and supplies, (ii) lower insurance expenses, (iii) reduced financing costs and (iv) better utilization of equipment and the Company's workforce. The Company also expects to reduce administrative expenses through the integration of certain accounting, financing, human resources and other functions.

     Expand Through Acquisitions. The rail system service and supply industry is highly fragmented, and the Company believes that it is well-positioned to pursue the consolidation of these segments on a nationwide basis. Following the Offering, the Company expects to pursue an acquisition program that will include
(i) strategic acquisitions intended to expand the Company's geographic coverage throughout the United States and broaden its lines of services and products,
(ii) acquisitions intended to position the Company to offer its customers complementary services and products and (iii) smaller "tuck-in" acquisitions intended to add density and operating leverage within the Company's current markets. The Company believes that the experience and industry reputations of the senior managers of the Founding Companies and senior corporate management of the Company will provide it with a competitive advantage in identifying, completing and integrating these acquisitions. The key elements of the Company's acquisition strategy include the following:

          Enter New Geographic Markets. The Company intends to expand into geographic markets it does not currently serve by acquiring well-established contractors, and related supply companies that, similar to the Founding Companies, are leaders in their regional or local markets. In addition, the Company believes that after an initial emphasis on acquisitions within the United States, it may pursue international acquisition opportunities for further expansion.

          Enter Complementary Services and Product Markets. The Company intends to acquire companies offering complementary services and products to those currently offered by the Company. Specifically, the Company believes that there will be attractive acquisition opportunities with respect to design and engineering firms, designers and manufacturers of signaling and communication systems and suppliers of electrical equipment, rail, switches and panels and concrete and steel ties.

          Expand Within Existing Geographic Markets. The Company also plans to acquire additional companies in many of the regions in which it currently operates in order to expand the volume and scope of its operations in a particular market. The Company will pursue "tuck-in" acquisitions of smaller companies to increase utilization of its existing fixed assets and equipment or to gain access to new customers, thereby improving operating efficiencies and more effectively using its capital resources without a proportionate increase in administrative costs.

          Leverage Management Expertise. The senior managers of each of the Founding Companies have an average of 14 years of experience in the rail system services and products industry. The Company will utilize a management structure which will enable these individuals to focus on operations rather than administrative tasks. In addition, the Company's Chief Executive

     Officer, Chief Financial Officer and Chief Operating Officer each have in excess of 15 years experience in the transportation industry. Senior management of the Company will coordinate the operations of the Founding Companies, provide strategic guidance for the Company, drive the Company's acquisition program and promote the development of national accounts. As part of this strategy, the Company intends to foster a culture of cooperation and teamwork among the Founding Companies that emphasizes dissemination of best practices among its regional and local management teams and joint bidding on larger projects.

SERVICES AND PRODUCTS

     The following is a summary of the primary services and products offered by the Company.

     Rail-Related New Construction and Rehabilitation. New construction projects undertaken by the Company consist primarily of the installation of traction, power, signalling and communication systems for rail-based transit authorities and the construction of trackwork for commercial and industrial companies and, to a lesser extent, transit authorities. Trackwork projects may involve adding turnouts (i.e. connections between main lines and sidings), expanding rail infrastructure or rebuilding outdated systems. In connection with new track construction, the Company will assist with permits governing railroad approvals, other regulatory requirements and subcontractor direction. For 1997, on a pro forma as adjusted basis, the Company derived 46.7% of its revenue from new rail construction and rehabilitation.

     Rail-Related Repair and Maintenance. The Company's repair services include moving turnouts, adding rail car storage, and replacing ties, rail and/or surfacing. The Company assists its customers with the design and implementation of preventive maintenance programs that lengthen the life and provide for the safer operation of the track components of their rail systems. Such maintenance projects include tightening bolts, checking gauges, checking the track for deviations in gauge, line and surface, surfacing the track, and lining the track. The Company intends to focus on establishing regular maintenance programs for its customers and believes that the industry is moving toward more sophisticated maintenance programs. The Company also provides site services to its customers, including excavation of the railbed, cutting, filling and preparing the railbed, grading and subgrading, drainage and paving. For 1997, on a pro forma as adjusted basis, the Company derived 14.6% of its revenue from rail-related repair and maintenance services.

     Rail-Related Products. The Company believes its ability to offer materials and supplies in conjunction with its construction, rehabilitation and maintenance services will provide it with a competitive advantage in bidding on rail system projects. Additionally, the Company's network of contractors throughout the country will strive to provide leads for the Company's sales of materials and supply. The Company seeks to provide its customers with a broad range of products and materials required for the construction, rehabilitation and maintenance of rail systems. For 1997, on a pro forma as adjusted basis, the Company derived 6.7% of its revenue from the sale of products. Major categories of products supplied by the Company include the following:

     - Rail. The Company provides "relay" rail (previously used rail that remains suitable for use in yard, branch and secondary tracks). The Company offers products in a broad range of weights, including all major types of heavy and light rail.

     - Ties and Wood Products. The Company provides creosote-treated wooden ties, switch and bridge timbers, and treated timber grade crossing materials. The Company also sells specialized wood products, including blocking supply lumber.

     - Concrete Products. The Company provides pre-stressed and pre-cast concrete products, including poles, columns, beams and other structural support elements used to construct rail systems.

     - Other Track Materials. The Company provides rail product accessories, including spikes, tie plates, joint bars, anchors, gage drives and bolts. Most of the products are offered in both new and "relay" forms.

     Non-Rail System Services and Products. Through Comstock, the Company provides a complete range of electrical and instrumentation installation services, with a special emphasis on commercial buildings, heavy industrial and manufacturing plants and power plants. Through CPI Concrete, the Company provides a range of pre-stressed and pre-cast concrete products used in airport, highway and bridge construction. For 1997, on a pro forma as adjusted basis, the Company derived 32.0% of its revenue from these services and products.

     - Commercial. Comstock provides electrical power and lighting installation services for commercial buildings primarily in the New York City metropolitan area. In recent years, Comstock has worked with commercial builders and developers on installations in office buildings, financial institutions, airport facilities, broadcast studios and retail complexes. Financial institution installations have included data/communications systems for brokerage firms, insurance companies and banks, with a specialization in large trading floors. Comstock provides electrical services for new construction, as well as on-site maintenance service for existing buildings.

     - Industrial and Manufacturing. Comstock provides electrical and instrumentation installation services for heavy industrial and manufacturing plants throughout the United States. Services include both new construction and maintenance/modification, with recent projects including pulp and paper facilities, steel mills, chemical and petrochemical plants, oil refineries and automotive assembly plants.

     - Power. Comstock provides electrical installation services for power plant construction and renovation projects throughout the United States. In addition to new plant construction, services provided by Comstock include life extensions, control upgrades, substations/switch yards and emissions control projects. Facilities services include coal-fired, hydroelectric, waste-to-energy and cogeneration plants.

     - Concrete Products. CPI Concrete provides pre-stressed and pre-cast concrete products for highways and bridges, locks and dams, airports, power and light companies and buildings. Specifically, CPI Concrete offers its customers an assortment of decorative and utility poles and bridge girders along with wall panels, floors and roofs, columns, beams and other structural support elements.

THE FOUNDING COMPANIES

     The Founding Companies were selected based on their regional or local market leadership, diverse and long-standing customer relationships, profitability and geographic diversity. Furthermore, except for Comstock (which accounts for 60.6% of the Company's pro forma revenue for 1997), no Founding Company accounts for more than 6.0% of the Company's pro forma as adjusted revenue for 1997. Following the Combination, the Company will offer a variety of services and products throughout the United States to a variety of customer types. The following charts represent the breakdown of service/product revenue mix, geographic region and customer type as a percentage of the Company's pro forma revenue for 1997:

Pie chart depicting "BY SERVICE/PRODUCT":

  1) Non rail services and products -- 32.0%
  2) Rail-related new construction and rehabilitation -- 46.7%
  3) Rail-related products -- 6.7%
  4) Rail-related maintenance and repair -- 14.6%


Pie chart depicting "BY GEOGRAPHIC REGION":

  1) Northeast -- 49.0%
  2) Midwest -- 26.0%
  3) West -- 16.4%
  4) South -- 8.6%


Pie chart depicting "BY CUSTOMER TYPE":

  1) Industrial corporations and non-transit governmental entities -- 61.8%
  2) Transit authorities -- 31.2%
  3) Shortline and commuter railroads -- 5.5%
  4) Class I railroads -- 1.5%

     The following table summarizes certain information relating to the Founding
Companies:

                        YEAR        LOCATION OF        PRINCIPAL      PRINCIPAL     PRINCIPAL                         1997
NAME                   FOUNDED     HEADQUARTERS         BUSINESS       REGION       CUSTOMERS        EMPLOYEES      REVENUE
----                   -------   -----------------  ----------------  ---------  ----------------  -------------   ----------
                                                                                                   (APPROXIMATE)   (MILLIONS)
Comstock.............   1904     White Plains, NY   Electrical        Northeast  Transit                985          $153.6
                                                                                 authorities,
                                                                                 commercial,
                                                                                 industrial and
                                                                                 power companies
Annex(1).............   1961     Indianapolis, IN   Construction,     Midwest    Governmental           121            15.4
                                                    rehabilitation,   South      entities and
                                                    maintenance,                 shortline
                                                    repair                       railroads
CPI Concrete.........   1974     Memphis, TN        Concrete          South      Industrial              75            11.0
                                                    products                     companies
Kennedy(2)...........   1965     Shiremanstown, PA  Construction,     Northeast  Industrial              84            10.6
                                                    rehabilitation,   South      companies
                                                    maintenance,
                                                    repair, design
                                                    and engineering
Midwest..............   1982     Merrillville, IN   Construction,     Midwest    Industrial              94             9.7
                                                    rehabilitation,              companies
                                                    maintenance,
                                                    repair
Railroad
 Service(3)..........   1972     Lakeville, MN      Construction,     Midwest    Industrial              22             9.4
                                                    maintenance,                 companies
                                                    repair
Southern Indiana.....   1981     Winslow, IN        Creosote-treated  United     Class I                 29             8.9
                                                    ties              States     railroads,
                                                                                 industrial
                                                                                 companies,
                                                                                 railroad
                                                                                 contractors
Merit................   1986     Bridgeton, MO      Construction,     Midwest    Industrial             188             6.9
                                                    maintenance,                 companies
                                                    repair
H.P. McGinley........   1974     McAllisterville,   Creosote-treated  United     Class I                 31             6.4
                                 PA                 ties, specialty   States     railroads,
                                                    wood products                railroad
                                                                                 contractors
New England..........   1979     Bridgeport, CT     Construction,     Northeast  Class I                 17             5.8
                                                    maintenance,                 railroads,
                                                    repair                       transit
                                                                                 authorities
Wm. A. Smith(4)......   1924     Houston, TX        Construction,     South      Industrial              79             5.1
                                                    maintenance,                 companies
                                                    repair
Condon...............   1974     Spokane, WA        Construction,     West       Industrial              59             4.9
                                                    maintenance                  companies
U.S. Trackworks(5)...   1983     Wayland, MI        Construction,     Midwest    Shortline               45             4.8
                                                    maintenance,                 railroads,
                                                    repair                       industrial
                                                                                 companies
Comtrak..............   1984     Alpharetta, GA     Construction,     South      Transit                 19             1.0
                                                    maintenance,                 authorities
                                                    repair

---------------

(1) Includes Mize Construction, Railroad Specialties and US. Railway Supply, all of which are under common control.
(2) Includes Alpha-Keystone and Railcorp, all of which are under common control.
(3) Includes Minnesota Railroad, all of which are under common control.
(4) Includes Smith Rerailing, all of which are under common control.
(5) Includes Northern Rail, all of which are under common control.

ONGOING ACQUISITION PROGRAM

     The Company believes that it will be regarded by acquisition candidates as an attractive acquiror based on: (i) the Company's strategy for creating a professionally managed, integrated rail system construction, rehabilitation and maintenance company that will operate throughout the United States and in selected international markets; (ii) the Company's decentralized operating strategy, which emphasizes an ongoing role for owners, management and key personnel of acquired businesses, as well as meaningful equity positions for these individuals, enabling them to participate in the Company's growth; (iii) the Company's increased visibility and access to financial resources as a public company; and (iv) the potential for increased profitability of the acquired company due to savings in workforce and equipment utilization, improvements in the purchasing and financing of equipment, centralization of administrative functions and improved information systems capabilities.

     The Company believes that management of the Founding Companies will be instrumental in identifying future acquisitions. Several of the principals of the Founding Companies have leadership roles in industry trade associations, which have enabled these individuals to become personally acquainted with the owners of numerous acquisition targets across the country. See
"Management -- Executive Officers and Directors." The Company expects that the visibility of these individuals and the Company within the rail system industry will increase the awareness and interest of acquisition candidates in the Company and its acquisition program. In addition, the Company intends to utilize an internal acquisition team that will devote substantial time to pursuing the Company's acquisition strategy. The Company currently has no agreements, arrangements or understandings to effect any acquisitions other than the Combination. There can be no assurance that the Company will identify, acquire or manage profitably additional businesses or that financing will be available for future acquisitions. See "Risk Factors -- Risks Associated with Acquisition Strategy and Financing."

     The Company's acquisition program is expected to (i) expand its geographic coverage throughout the United States, (ii) add density and operating leverage within its current markets through smaller "tuck-in" acquisitions and (iii) position the Company to offer its customers complementary services and products. The Company intends initially to focus on acquisition opportunities within the United States. However, the Company believes that after its initial domestic emphasis it may look to international acquisition opportunities for further expansion.

     As consideration for future acquisitions, the Company intends to use various combinations of its Common Stock, cash and notes. The consideration for each future acquisition will vary on a case-by-case basis, with the major factors in establishing the purchase price being historical operating results, future prospects of the target and the ability of the target to complement the services and products offered by the Company. Within 90 days following the completion of this Offering, the Company intends to register additional shares of Common Stock under the Securities Act for its use in connection with future acquisitions. The Company believes that it can structure acquisitions as tax-free reorganizations by using its Common Stock as consideration.

SOURCES OF SUPPLY

     The Company purchases new rail from a limited number of suppliers. New rail is generally installed only on main lines, where the track may carry high volumes of heavy traffic at high speeds. Over time rail is removed, inspected and, if in appropriate condition, refurbished for sale as "relay" rail. Relay rail is typically installed on secondary (non-main line) tracks, as well as yard or branch tracks. Total rail life before scrapping may be as long as 60 years. The Company also purchases a large volume of relay rail that is refurbished by third parties and resold.

     Similarly, the Company regularly purchases entire sections of track that are removed and subsequently disassembled at the Company's facilities. The Company inspects the various track components -- rail, ties, and accessories -- and items are placed into the Company's inventory

(either in their "as removed" condition or after being refurbished by third parties) or sold by the Company for scrap. Additionally, in connection with certain repair and rehabilitation projects, the Company acquires trackwork that is removed.

     The Company believes that upon completion of the Combination, it will be able to purchase materials in sufficient quantities to permit it to realize purchasing economies and discounts from its suppliers. Additionally, the Company's network of contractors is expected to position the Company to acquire previously-used track on comparatively advantageous terms.

     In its installation of electrical signaling and communication systems for transit authorities, the Company purchases equipment from a limited number of suppliers. See "Risk Factors -- Reliance on Subcontractors and Suppliers."

     Two of the Founding Companies process creosote-treated wooden ties. Their operations include the purchase of raw lumber, trimming the lumber to specified sizes, pressurized impregnation of the lumber with creosote preservative and finishing of the ties (which would include the pre-drilling of spike holes and the attachment of plates, as specified by the customer). The service life of pressure treated ties has been extended to a range of 25 to 40 years.

SALES AND MARKETING

     Upon completion of the Combination, the Company intends to implement a targeted national sales program to further develop the business of each of the Founding Companies. The focus of this initiative will be on the Class I railroads and other large industrial companies with facilities in multiple areas, which the individual Founding Companies have previously been unable to serve on a comprehensive, nationwide basis. In addition, the Company's ability to offer electrical installation services together with rail-related construction, rehabilitation, repair and maintenance services and related products is expected to result in opportunities for the Company to cross-sell its services to large industrial companies. The Company believes that it will have an advantage over its competitors since it will be able to offer consistent, high-quality service and products in most regions of the United States, thereby enabling customers to use the Company's services and products in multiple locations rather than dealing with numerous regional or local companies.

     The Combination will significantly broaden the respective offerings of services and products of the Founding Companies, and management believes that the Company will be positioned to achieve significant synergies and cross-selling in its marketing programs. The Company believes that it will be able to develop cross-selling programs under which (i) its design and engineering groups will provide timely leads to its construction, product supply and electrical installation subsidiaries, (ii) its electrical signaling and communications groups, which have previously utilized third parties for track engineering and construction, will be able to utilize the other Founding Companies for these projects, and (iii) its track construction subsidiaries will be able to contract with Comstock for signaling, communication and electrical installation services. Similarly, the Company's product supply subsidiaries have, over the years, developed long-term relationships with the Class I railroads and large industrial companies, and the Company believes that these relationships will provide a basis for marketing its outsourced construction and maintenance services.

     For 1997, on a pro forma as adjusted basis, a majority of the Company's revenue was derived from contracts entered into through a competitive bidding process. Many projects that are competitively bid require the company that is awarded the project to post a bond, which varies according to the size of the project. Each company has a bonding limit, which is based on the company's working capital and work in progress. The bond provides the customer with insurance in the event that the company is unable to complete the project. Accordingly, the ability of each of the Founding Companies to bid on larger projects has been limited by its ability to obtain the required bonding. The increased size of the Company following the Combination compared to the size of each individual Founding Company will increase the bonding limits for each Founding Company. Therefore, upon completion of the Combination and the Offering, the Company believes that each of the Founding Companies, as a subsidiary of the Company, will be positioned to bid on and undertake significantly larger construction and maintenance projects. Similarly, the Company also expects that the increased bonding capacity will permit it to bid on and undertake more projects than could smaller companies.

CUSTOMERS

     For 1997, on a pro forma as adjusted basis, the Company derived 61.7% of its revenue from industrial companies, commercial enterprises and governmental entities (excluding transit authorities), 31.3% of its revenue from rail-based transit authorities and commuter railroads, 5.5% of its revenue from shortline and regional railroads, and 1.5% of its revenue from Class I railroads. No single customer accounted for more than 6.0% of the Company's pro forma as adjusted revenue for 1997. The following table lists the top four customers of the Company in each category on a pro forma as adjusted basis:

INDUSTRIAL COMPANIES/          TRANSIT AUTHORITIES AND  SHORTLINE AND REGIONAL RAILROADS
COMMERCIAL ENTERPRISES/        COMMUTER RAILROADS       Indiana Southern Railroad
GOVERNMENT                     Metropolitan Transit     Company
Commonwealth Edison              Authority (New York)   Branford Steam/Amtrak
U.S. Army Corps of Engineers   LAMTA (Los Angeles)      I&M Rail Link
USS, a division of USX         MTA (Baltimore)          Norfolk & Western Railway
Terminal One Group Associates  SEPTA (Pennsylvania)
                                                        CLASS I RAILROAD
                                                        Illinois Central Railroad
                                                        Union Pacific Railroad
                                                        Conrail
                                                        CSX Transportation








     Many of the customers that purchase products and supplies from the Founding Companies, such as Class I railroads, have not historically used external providers for their rail system construction, rehabilitation and maintenance services. Following the Combination, the Company expects to leverage its relationships with these customers into an additional source of customers for its service businesses.

     A majority of the Company's business is generated through competitive bidding, and the Company's track construction and repair suppliers generally do not enter into long-term contracts with its customers. To a limited extent, the Founding Companies have historically been suppliers to and customers of each other. The Company expects that these relationships will continue following the Combination, and that the Company's strategy of fostering cooperation and teamwork will yield new opportunities for the Founding Companies and subsequently acquired companies.

COMPETITION

     The rail system services and products industry is highly competitive, and projects are often awarded through competitive bidding. The Company competes with other rail system construction, rehabilitation and maintenance companies, electrical contractors and suppliers of products, some of which have significantly greater resources than the Company. An inability of the Company to compete successfully against its existing and future competitors would have a material adverse effect on its business, results of operations and financial condition. While the Company believes that it competes effectively within its industry, additional competitors with greater resources than the Company may enter the industry and compete effectively against the Company. Moreover, the Company may depend in part upon opportunities for consolidation in the rail system industry in order to execute effectively its acquisition and vertical integration strategy. If the Company's customers do not receive the Company's vertical integration strategy favorably, such customers have numerous alternative sources of services and supply.

RISK MANAGEMENT AND SAFETY

     Because the Founding Company's businesses are labor intensive, workers' compensation will be a significant operating expense for the Company. In addition, the Company could be exposed to possible claims by its customers, alleging discrimination or harassment by the Company's employees. The Company could also be exposed to liability for the acts or negligence of its employees who cause personal injury or damage while on assignment, as well as claims of misuse of client proprietary information or theft of client property. The Company has adopted policies and procedures intended to reduce its exposure to these risks.

     The Founding Companies maintain insurance against these risks with policy limits they consider sufficient which they believe are consistent with industry standards. The Company intends to retain a risk management professional who, with the assistance of the Founding Company presidents, would be responsible for claims management and the establishment of appropriate reserves for the deductible portion of claims. The Company also expects to implement quarterly safety committee meetings with the Founding Company presidents and conduct routine safety inspections of local work sites.

EQUIPMENT AND FACILITIES

     The Founding Companies operate specialized equipment used in rail construction, rehabilitation, repair and maintenance. This equipment is portable and, consequently, the Company intends to share equipment where appropriate and cost effective. For example, during the winter months, the Founding Companies located in the northern region of the United States could re-locate their equipment to the Founding Companies located in the south. Each of the Founding Companies generally performs its own equipment maintenance.

     The Company's corporate offices are in approximately 2,200 square feet of leased space in a suburb of Baltimore, Maryland. In addition to its corporate offices, upon consummation of the Combination, the Company will maintain the following facilities:

FOUNDING COMPANY                 LOCATION                PRINCIPAL USE        OWNED OR LEASED
----------------                 --------                -------------        ---------------
Annex................    Indianapolis, IN             Office and Yard         Owned
Comstock.............    White Plains, NY             Office                  Leased
                         Maspeth, GA                  Office
                         Atlanta, GA                  Office
                         San Francisco, CA            Office                  Leased
                         Cincinnati, OH               Office
                         Longview, WA                 Office/warehouse        Leased
                         Los Angeles, CA              Office/warehouse        Leased
                         Woodside, NY                 Office/warehouse        Leased
                         Glendale, NY                 Office/warehouse        Leased
Comtrak..............    Alpharetta, GA               Office and Yard         Leased
                         Sewell, NJ                   Regional Office         Leased
Condon...............    Spokane, WA                  Office and Yard         Leased
CPI Concrete.........    Memphis, TN                  Office and Yard         Owned
H.P. McGinley........    McAlisterville, PA           Wood Processing         Owned
                                                        Plant
Kennedy..............    Shiremanstown, PA            Office and Yard         Leased
                         North Jackson, OH            Sales, Maintenance,     Leased
                                                        Yard
                         Mechanicsburg, PA(2 loc.)    Design and              Leased
                                                        Engineering

FOUNDING COMPANY                 LOCATION                PRINCIPAL USE        OWNED OR LEASED
----------------                 --------                -------------        ---------------
                         Washington, DC               Sales                   Leased
Merit................    Bridgeton, MO                Office                  Leased
Midwest..............    Merrillville, IN             Office                  Leased
                         Burns Harbor, IN             Yard                    Owned
New England..........    Bridgeport, CT               Office                  Owned
                         Monroe, CT                   Storage, Yard           Leased
Railroad Service.....    Lakeville, MN                Office and Yard         Leased
                         Fargo, ND                    Yard                    Leased
Southern Indiana.....    Winslow, IN                  Office                  Owned
                         Winslow, IN                  Wood Processing         Leased
                                                        Plant
U.S. Trackworks......    Wayland, MI                  Office                  Leased
                         Miamitown, OH                Storage                 Leased
Wm. A. Smith.........    Houston, TX(2 loc.)          Office and Yard         Owned

GOVERNMENT REGULATION

     Overview. In addition to the environmental, safety and other regulations generally applicable to all businesses, the Company's business is impacted by regulations that are administered by the STB, the successor to the Interstate Commerce Commission ("ICC"), and the FRA and by regulatory agencies in the various states in which the Company and its customers do business. Since 1980, there has been a significant relaxation in regulations governing the sale, leasing or other transfer of railroad properties, and this change has favorably affected the operations of many of the Company's customers. Various interests in the United States have sought and continue to seek reimposition of government controls on the railroad industry in areas deregulated in whole or in part since 1980, including stricter rate regulation and more onerous labor protection conditions for rail line transfers.

     Railroad Regulations. The ICC Termination Act, which was enacted on December 29, 1995, eliminated the ICC as an independent agency and created the STB, a new agency within the Department of Transportation which began functioning on January 1, 1996. The ICC Termination Act changed the procedure and timing for federal approval of rail projects, including abandonments, line sales, mergers, rates and tariffs, simplifying and streamlining the abandonment process. The FRA regulates railroad safety and equipment standards, including track maintenance and train speed standards, special procedures for handling hazardous shipments, locomotive and railcar inspection and repair requirements, operating practices and crew qualifications. The Roadway Worker Protection Rules, which were promulgated by the FRA, apply to rail contractors and establish certain safety criteria that must be complied with on rail projects.

     ISTEA. According to the Construction Equipment Guide, Congress is currently considering the largest highway and mass transit bills in history. Two bills are under consideration, both of which authorize over 40 percent more than the 1991 Intermodal Surface Transportation Efficiency Act ("ISTEA"), whose funding has expired.

     State Regulatory Agencies. State regulatory agencies no longer have authority to engage in economic regulation of railroads that are part of the intrastate network. State and local governments generally retain jurisdiction over local rail safety matters, such as the installation of grade crossings and grade crossing warnings devices.

ENVIRONMENTAL MATTERS

     The principal environmental regulatory requirements applicable to the Company's operations relate to the use of creosote to treat lumber, and the generation, storage, transportation and off-site treatment or disposal of solid and hazardous wastes. The Company intends to implement environmental compliance programs designed to maintain compliance with applicable technical and operations requirements. The Founding Companies believe that their operations have all required environmental permits and currently are in compliance, in all material respects, with such regulatory requirements, except where the failure to comply, either individually or in the aggregate, would not have a material adverse effect on the Company's business, results of operations or financial condition.

     The historical and current uses of the Company's facilities may have resulted in spills or releases of various solid or hazardous wastes that may contain hazardous substances ("Hazardous Substances"), which now, or in the future, could require remediation. The Company also may be subject to requirements related to remediation of Hazardous Substances that have been released into the environment at properties that it owns or operates, or owned or operated in the past or at properties to which it sends, or may have sent, Hazardous Substances for treatment or disposal. Such remediation requirements generally are imposed without regard to fault, and liability for any required environmental remediation can be substantial. There are currently no claims, either threatened or pending, against the Company for environmental remediation of Hazardous Substances which individually or in the aggregate would have a material adverse effect on the Company's business, results of operations or financial condition.

EMPLOYEES

     On a pro forma combined basis as of March 31, 1998, the Company employed approximately 1,748 employees, all of whom were full-time employees. Approximately 1,533 of the Company's employees were engaged in operations, and 215 were engaged in a variety of sales, administrative and managerial functions. The Company believes that its relations with all of its employees are good.

     An aggregate of approximately 1,175 people employed by Annex, Comstock, Kennedy, Merit, Midwest, New England and U.S. Trackworks are members of certain labor unions and are employed pursuant to a collective bargaining agreement. Certain of the Founding Companies are parties to collective bargaining agreements with the International Brotherhood of Electrical Workers, Laborers' International Union of North America, the International Union of Operating Engineers, United Brotherhood of Carpenters and Joiners of America and the United Brotherhood of Teamsters. Certain of the Founding Companies' customers only hire unionized labor. Furthermore, except for a one-week work stoppage in Connecticut by the United Brotherhood of Teamsters in June 1994, the Founding Companies have experienced no work stoppages in the past five years.

INFORMATION TECHNOLOGY SYSTEMS

     The Company will require integrated information technology systems in order to effectively integrate, manage and optimize its operations, particularly as it executes its growth strategy. The Company is in the process of selecting and implementing the required systems and plans to complete the process following the Combination. The Company believes that these information technology systems will be used for a variety of purposes, including monitoring inventory levels, tracking the progress of construction projects and integrating of the Company's financial, general ledger, payables and receivables function. In addition, the Company will network its corporate offices to the offices of the Founding Companies and will have e-mail capability to all offices. The Company expects that the required systems will be purchased and installed in 1999 and that its expenditures for these systems will not be material to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pro Forma As Adjusted Liquidity and Capital Resources." All of the new systems will be Year 2000 compatible. Until these new systems are fully operational, each of the Founding Companies will continue using the information systems that are currently being utilized.

LEGAL PROCEEDINGS

     From time to time, the Company may be involved in routine legal proceedings incidental to the conduct of its business. In the opinion of management, the litigation, individually or in the aggregate, to which the Company is currently a party, is not likely to have a material adverse effect on the Company's business, financial condition and results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets forth certain information concerning each of the executive officers, directors and key employees of the Company following the consummation of this Offering:

EXECUTIVE OFFICERS AND DIRECTORS:      AGE                       POSITION
---------------------------------      ---                       --------
John G. Larkin.......................  42    Chairman of the Board, Chief Executive Officer
                                               and Director
Michael R. Azarela...................  40    Executive Vice President, Chief Financial
                                               Officer and Director
John Kennedy.........................  59    Vice President, Chief Operating Officer and
                                               Director
Harold C. Kropp, Jr..................  43    Vice President, Chief Accounting Officer
Scott D. Brace.......................  42    President of Railroad Service and named to be a
                                               Director
Steve C. Goggin......................  51    President of Merit and named to be a Director
Peter Alan Pasch.....................  48    President of Comstock and named to be a Director
Lambertus L. Tameling................  62    President of U.S. Trackworks and named to be a
                                               Director
KEY EMPLOYEES:
---------------
John D. Baker........................  44    President of CPI Concrete
Ronald E. Brown......................  63    President of Annex
Mark Condon..........................  37    President of Condon
Sean G. Gough........................  41    President of Southern Indiana
Anthony Julian.......................  44    President of New England
Fulton Kennedy.......................  43    President of Kennedy
John H. Lapp.........................  55    President of Comtrak
Harry Lucaitis.......................  65    President of Midwest
David McGinley.......................  43    President of H.P. McGinley
Jack I. Wilt.........................  51    President of Wm. A. Smith

     John G. Larkin has been the Chairman of the Board and Chief Executive Officer and a director of RailWorks since its inception in March 1998. For the past 20 years, Mr. Larkin has worked in the transportation industry. From December 1994 to February 1998, Mr. Larkin was Managing Director of BT. Alex Brown Incorporated, where he focused on the transportation industry. Prior thereto, he served in various capacities at BT Alex. Brown Incorporated since 1987, focused exclusively on the transportation industry. From 1986 to 1987, Mr. Larkin was Assistant Vice President of CSX Transportation, Inc., where he was responsible for strategic planning and analysis. From 1985 to 1986, Mr. Larkin was Director of Strategic Planning of Seaboard System Railroad, Inc. From January 1979 through July of 1982, Mr. Larkin served as an engineering project coordinator for Day & Zimmerman, Inc., an engineering and construction management firm. During this period, Mr. Larkin was focused exclusively on railroad and rail transit design and valuation projects. Mr. Larkin has a Master of Business Administration from Harvard University, Master of Science in Civil Engineering from the University of Texas and a Bachelor of Science in Civil Engineering from the University of Vermont.

     Michael R. Azarela has served as the Executive Vice President, Chief Financial Officer and a director of RailWorks since May 1998. Mr. Azarela has served as Chief Executive Officer of L.K.

Comstock since February 1998, Senior Vice President and Chief Financial Officer of CGI and Spie from May 1994 to February 1998, Chairman of the Board of Comstock since December 1996 and Vice President and Treasurer of L.K. Comstock from September 1992 to April 1994 and in various other positions at Comstock since June 1983. Mr. Azarela is a certified public accountant and has a Master of Business Administration from Iona College.

     John Kennedy has served as the Vice President, Chief Operating Officer and a director of RailWorks since its inception in March 1998. Mr. Kennedy has served as President of Kennedy Railroad from March 1966 to February 1998, as President of Railcorp, Inc. from April 1986 to February 1998 and as Principal of Alpha-Keystone from January 1996 to February 1998. Mr. Kennedy is the brother of Fulton Kennedy. From 1980 to 1988, Mr. Kennedy served as an Elected Member of the Pennsylvania House of Representatives.

     Harold C. Kropp, Jr. has served as the Vice President, Chief Accounting Officer of RailWorks since its inception in March 1998. Prior thereto, Mr. Kropp was a valuation specialist at Larson, Kellett & Associates, P.C. from May 1996 to March 1998. Prior thereto, he was the Controller of Eck Realty Co. from September 1994 to May 1996 and the Chief Financial Officer of Dame Media, Inc. from April 1993 to September 1994. Mr. Kropp was employed by a large regional certified public accounting firm from January 1983 to April 1993 where he achieved the level of partner. Mr. Kropp is a certified public accountant accredited in business valuation, a certified valuation analyst and a certified management accountant.

     Scott D. Brace will serve as President of Railroad Service and a director of RailWorks after the Combination. Mr. Brace has served as Vice President of Railroad Service since May 1989 and as President of Minnesota Railroad Service, Inc. since May 1989. Mr. Brace is President-elect of the National Railroad Construction and Maintenance Association, Inc. (the "NRCMA").

     Steve C. Goggin will serve as President of Merit after the Combination. Mr. Goggin has served as President of Merit since October 1986. Mr. Goggin is a past President of the NRCMA.

     Peter Alan Pasch will serve as President of Comstock and a director of the Company after the Combination. Mr. Pasch has served as President and Chief Operating Officer of Comstock since April 1997. From October 1995 to April 1997, Mr. Pasch served as Executive Vice President of Comstock in charge of operations outside the New York Metropolitan area. Mr. Pasch served as Executive Vice President of Comstock from September 1987 to September 1995. Mr. Pasch joined Comstock in 1973 after receiving his Bachelor of Science and Master of Engineering Degrees from Rensselaer Polytechnic Institute. Mr. Pasch is a Registered Professional Engineer in 45 states, a Master Electrician in 18 states and is a member of the International Brotherhood of Electrical Workers.

     Lambertus L. Tameling will serve as President of U.S. Trackworks and a director of RailWorks after the Combination. Mr. Tameling has served as President of U.S. Trackworks since April 1986 and as President of Northern Rail since February 1992. Mr. Tameling is a past President of the NRCMA.

     John D. Baker will serve as President of CPI Concrete after the Combination. Mr. Baker has served as President of CPI Concrete since December 1989.

     Ronald E. Brown will serve as President of Annex after the Combination. Mr. Brown has served as President of Annex since 1965. Mr. Brown is a past officer of the NRCMA.

     Mark Condon will serve as President of Condon after the Combination. Mr. Condon has served as President of Condon since January 1984.

     Sean G. Gough will serve as President of Southern Indiana after the Combination. Mr. Gough has served as President of Southern Indiana since December 1986. From October 1994 to December 1996, Mr. Gough was a director and Secretary of AAA Railway Supply.

     Anthony Julian will serve as President of New England Railroad after the Combination. Mr. Julian has served as President of New England Railroad since 1979.

     Fulton Kennedy will serve as President of Kennedy Railroad after the Combination. Mr. Kennedy has served as Vice President of Kennedy Railroad since April 1994 and served as Treasurer and General Manger of Kennedy Railroad from January 1980 to April 1994. Mr. Kennedy is the brother of John Kennedy.

     John H. Lapp will serve as President of Comtrak after the Combination. Mr. Lapp has served as President of Comtrak since May 1990.

     Harry Lucaitis will serve as President of Midwest after the Combination. Mr. Lucaitis has served as President of Midwest since December 1982. Mr. Lucaitis is the father of William Lucaitis.

     David McGinley will serve as President of H.P. McGinley after the Combination. Mr. McGinley has served as President of H.P. McGinley since January 1994 and has President of Appalachian Stone, Inc. since October 1985. Mr. McGinley is a director of the First National Bank of Newport.

     Jack I. Wilt will serve as President of Wm. A. Smith after the Combination. Mr. Wilt has served as President of Wm. A. Smith since March 1990 and as President of Smith Rerailing since November 1993.

     The Company intends to elect two independent directors promptly following consummation of this Offering, which will bring the size of the Board of Directors to nine. The Company does not currently intend to increase the size of the Board of Directors beyond nine members. The members of the Company's Board of Directors serve staggered terms as follows: the terms of Messrs. Kennedy and Pasch expire at the 1999 Annual Meeting of Stockholders; the terms of Messrs. Azarela, Goggin and Tameling expire at the 2000 Annual Meeting of Stockholders; and the terms of Messrs. Larkin and Brace expire at the 2001 Annual Meeting of Stockholders.

COMMITTEES OF THE BOARD OF DIRECTORS

     Upon consummation of the Offering and election of two independent directors, the Company's Board of Directors will establish an Audit Committee and a Compensation Committee.

     The responsibilities of the Audit Committee will include recommending to the Board of Directors the independent certified public accountants to be selected to conduct the annual audit of the books and records of the Company, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and reviewing and approving transactions between the Company and its directors, officers and affiliates. The Company's two independent directors will be the members of the Audit Committee.

     The Compensation Committee will provide a general review of the Company's compensation plans and policies to ensure that they meet corporate objectives. As described below, the Company's existing plans with respect to executive compensation are largely based upon contractual commitments set forth in employment agreements that are either in effect or are to be entered into upon consummation of the Combination. See "-- Executive Compensation." The responsibilities of the Compensation Committee also include administering the Incentive Plan, including selecting the officers and salaried employees to whom awards will be granted. The Company's two independent directors will be the members of the Compensation Committee.

DIRECTOR COMPENSATION

     Directors who are not currently receiving compensation as officers, employees or consultants of the Company are entitled to receive an annual
retainer fee of $          , plus reimbursement of expenses for each meeting of
the Board of Directors and each committee meeting that they attend n person. In addition, non-employee directors receive certain formula grants of non-qualified stock options under the Directors' Stock Plan. See "-- 1998 Non-Employee Directors' Stock Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee will be the Company's two independent directors.

EXECUTIVE COMPENSATION

     RailWorks was incorporated in March 1998. Effective upon consummation of the Combination and for the balance of 1998, the Company will, pursuant to employment agreements, pay compensation based on the following annual salaries to its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and Chief Accounting Officer named below who will be executive officers of the Company and whom the Company believes will be its only executive officers in 1998 (together, the "Named Executive Officers").

                                                                         LONG-TERM COMPENSATION
                                                                                 AWARDS
                                                       ANNUAL           -------------------------
                                                    COMPENSATION                       SECURITIES
                                                 ------------------      RESTRICTED    UNDERLYING
NAME                           POSITION           SALARY     BONUS      STOCK AWARDS    OPTIONS
----                   ------------------------  --------   -------     ------------   ----------
John G. Larkin.......  Chief Executive Officer   $350,000     (1)
Michael R. Azarela...  Chief Financial Officer    225,000     (2)
John Kennedy.........  Chief Operating Officer    185,000     (3)
Harold C. Kropp,
  Jr.................  Chief Accounting Officer   185,000     (3)

---------------

(1) 5% of the First Bonus Pool (as hereinafter defined) and 33.3% of the Second Bonus Pool (as hereinafter defined).
(2) 2% of the First Bonus Pool and 13.3% of the Second Bonus Pool.
(3) 1.5% of the Bonus Pool and 10.0% of the Second Bonus Pool (as hereinafter defined).

EMPLOYMENT AGREEMENTS

     The Company has conducted limited operations and generated no revenue to date and did not pay any of its executive officers compensation during 1997. The Company anticipates that during 1998 its most highly compensated executive officers will be Messrs. Larkin, Azarela, Kennedy and Kropp.

     The Company has entered into employment agreements with each of the Named Executive Officers. The agreements expire on December 31, 2001 (the "Expiration Date"). Each agreement is terminable by the Company with or without cause or upon the employee's death or inability to perform his duties on account of a disability for a period of six months during any consecutive twelve month period or by the employee. The agreements provide for annual base salaries of $350,000, $225,000, $185,000 and $185,000 for Messrs. Larkin, Azarela, Kennedy and Kropp, respectively, and provide that these executive officers will receive 5%, 2%, 1.5% and 1.5% respectively, of the Company's first bonus pool (the "First Bonus Pool") and 33.3%, 13.3%, 10.0% and 10.1%, respectively, of the Company's second bonus pool (the "Second Bonus Pool"). The First Bonus Pool will consist of 10% of the Company's pre-tax profits and the Second Bonus Pool will consist of 15% of the amount by which the Company's net income exceeds certain benchmarks. In addition, the agreements provide that each Executive Officer of the Company will be granted shares of restricted stock and options to purchase Common Stock, as set forth herein. Each agreement will also contain noncompetition and nonsolicitation provisions.

     Upon consummation of the Combination, the Company will enter into employment agreements with certain employee-stockholders of each Founding Company. The agreements will expire on the second anniversary of the closing date of the Offering. On and after such date, the owners may give twelve months written notice of termination of the agreement (the "Expiration Date"). Each agreement will be terminable by the Company with or without cause or upon the employee's death or inability to perform his duties on account of a disability for a period of six months during any consecutive twelve-month period or by the employee. Each agreement will provide for an annual base salary and will provide that the salary will be adjusted after the initial term of the agreement to reflect the employee's duties and responsibilities. Furthermore, each employee will be entitled to a portion of the First Bonus Pool and the Second Bonus Pool. As a group, the owners of the Founding Companies will be entitled to an aggregate of 40% of the First Bonus Pool and 33.3% of the Second Bonus Pool.

EXECUTIVE COUNCIL

     Upon consummation of the Combination, each Founding Company President will be appointed to the Company's Executive Council, which will be chaired by John Kennedy, the Company's Vice President and Chief Operating Officer. The Executive Council will meet weekly to participate in short- and long-term planning sessions, coordinate the Company's marketing efforts, discuss new jobs that are out for bid and establish best practices. In addition, the Executive Council will present its views regularly to the Board of Directors.

1998 STOCK INCENTIVE PLAN

     The Company's Board of Directors has adopted, and the Company's stockholders have approved, the Company's 1998 Stock Incentive Plan (the
"Incentive Plan"). There are           shares of Common Stock reserved for
issuance under the Incentive Plan. The purpose of the Incentive Plan is to provide executive officers (including directors who also serve as executive officers), key employees, consultants and other service providers with additional incentives by enabling such persons to increase their ownership interests in the Company. Individual awards under the Incentive Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options ("NQSOs," and together with ISOs, "Options"); (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of Company obligations to pay cash compensation; and (vi) other awards the value of which is based in whole or in part upon the value of the Common Stock. Upon a change of control of the Company (as defined in the Incentive Plan), certain conditions and restrictions relating to an award with respect to the exercisability or settlement of such award will lapse.

     The Compensation Committee will administer the Incentive Plan and generally select the individuals who will receive awards. In addition, the Compensation Committee will determine the type and number of awards and the terms and conditions of those awards (including exercise prices, vesting and forfeiture conditions, performance conditions and periods during which awards will remain outstanding). The Incentive Plan also provides that no participant may be granted in any calendar year awards which may be settled by delivery of more
than           shares and limits payments under cash-settled awards in any calendar year to an amount equal to the fair market value of that number of shares.

     The Company generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the Incentive Plan, except that (i) no deduction is permitted in connection with ISOs if the participant holds the shares acquired upon exercise for the required holding periods, and (ii) deductions for some awards could be limited under the $1 million deductibility cap of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). This limitation, however, should not apply to awards granted under a plan during a grace period of up to three years following the Offering, and should not apply to certain options, SARs and performance-based awards granted thereafter if the Company complies with certain requirements under Section 162(m) of the Code.

     The Incentive Plan will remain in effect until terminated by the Board of Directors. The Incentive Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

1998 NON-EMPLOYEE DIRECTORS' STOCK PLAN

     The Company's Board of Directors has adopted, and the Company's stockholders have approved, the 1998 Non-Employee Directors' Stock Plan (the Directors' Stock Plan), which provides for the annual grant of Options to the non-employee members of the Board of Directors.

     Options granted under the Directors' Stock Plan will have an exercise price per share equal to the fair market value of a share on the date of grant (in the case of initial grants upon the effective date of the registration statement of which this Prospectus forms a part (the "Initial Grants"), the initial public offering price per share). Options will expire at the earlier of 10 years from the date of grant or one year after termination of service as a director. Options will vest and become exercisable 25% per year commencing on the first anniversary of the date of grant. In the event of a change in control of the Company (as defined in the Directors' Stock Plan) prior to normal vesting, all Options not already exercisable would become fully vested and exercisable. A non-employee director's death would also cause immediate vesting of his non-vested options.

     The Directors' Stock Plan will remain in effect until terminated by the Board of Directors or until no shares of Common Stock are available for issuance under the Directors' Stock Plan. The Directors' Stock Plan may be amended by the Board of Directors without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

NEW PLAN BENEFITS

     Upon the effective date of the registration statement of which this Prospectus forms a part, it is contemplated that the Company will grant restricted shares of Common Stock to the Company's executive officers and
Options to purchase an aggregate of      shares of Common Stock under the
Incentive Plan at an exercise price equal to the initial public offering price per share. These Options include: (i) Options to purchase an aggregate of shares that will be granted to executive officers of the Founding Companies, who will become directors of the Company after the Combination; and
(ii) Options to purchase an aggregate of        shares to be granted to non-
executive employees. One-third of these options will vest each year commencing one year from the date of grant. All Options granted under the Incentive Plan will expire on the tenth anniversary of the date of grant. In addition, it is contemplated that Initial Grants will be made under the Directors' Stock Plan upon the effective date of the registration statement of which this Prospectus forms a part. The following table sets forth certain information with respect to all of the restricted stock and Option grants currently contemplated to be granted pursuant to the Incentive Plan and the Directors' Stock Plan.

NAME                                                          SHARES OF RESTRICTED STOCK
----                                                          --------------------------
John G. Larkin..............................................
Michael R. Azarela..........................................
John Kennedy................................................
Harold C. Kropp, Jr.........................................

              CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

     Set forth below is a description of certain transactions and relationships between RailWorks Corporation and certain persons who will become officers, directors and principal stockholders of the Company following the Combination and the Offering. In addition, set forth below is certain information regarding transactions and relationships prior to the Combination between certain of the Founding Companies and their respective officers, directors and principal stockholders.

ORGANIZATION OF RAILWORKS CORPORATION

     RailWorks was founded in March 1998 as a holding company to acquire businesses in the rail service and supply industry. Prior to the Combination and the Offering, RailWorks Corporation issued 10 shares of Common Stock for cash to Mr. Larkin, the Company's Chairman and Chief Executive Officer. For information regarding certain employment arrangements between the Company and certain directors, officers and key employees, see "Management -- Employment Agreements."

THE COMBINATION

     Simultaneously with, and as a condition to, the closing of the Offering, the Company will consummate the Combination pursuant to the Acquisition Agreements pursuant to which RailWorks will acquire each Founding Company in a reverse subsidiary merger. The aggregate consideration to be paid by the Company in of the Combination will be approximately $188.0 million (subject to adjustment), which consists of: (i) $69.8 million in cash, which will be paid from the proceeds of the Offering; and (ii) the $118.2 million estimated fair
value of      shares of Common Stock to be issued to the stockholders of the
Founding Companies. For information regarding the consideration paid to each Founding Company, see "Formation of the Company -- the Combination" and "Use of Proceeds." In connection with the Combination, the Company will assume approximately $23.4 of long-term indebtedness of certain of the Founding Companies which will be repaid with the proceeds of the Offering. The consummation of each Acquisition Agreement is contingent upon the consummation of the Offering and customary closing conditions. The Acquisition Agreements require certain of the executive officers of each of the Founding Companies to enter into employment agreements with their respective Founding Companies effective upon consummation of the Combination. In addition, one or more executives of certain of the Founding Companies will be elected to the Board of Directors of the Company following the consummation of the Offering. See "Formation of the Company," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Pro Forma As Adjusted Liquidity and Capital Resources," "Management -- Employment Agreements," "Shares Eligible for Future Sale," and the Unaudited Pro Forma As Adjusted Financial Statements and the notes thereto appearing elsewhere in this Prospectus.

                                                 SHARES     VALUE OF
                                                   OF      SHARES OF
                                                 COMMON      COMMON       ASSUMED          TOTAL
FOUNDING COMPANY                        CASH      STOCK      STOCK      INDEBTEDNESS   CONSIDERATION
----------------                       -------   -------   ----------   ------------   -------------
Comstock.............................
Annex(1).............................
Comtrak..............................
Condon...............................
CPI Concrete.........................
H.P. McGinley........................
Kennedy(2)...........................
Merit................................
Midwest..............................
New England..........................

                                                 SHARES     VALUE OF
                                                   OF      SHARES OF
                                                 COMMON      COMMON       ASSUMED          TOTAL
FOUNDING COMPANY                        CASH      STOCK      STOCK      INDEBTEDNESS   CONSIDERATION
----------------                       -------   -------   ----------   ------------   -------------
Railroad Service(3)..................
Southern Indiana.....................
U.S. Trackworks(4)...................
Wm.A. Smith(5).......................

---------------

(1) Includes Mize Construction, Railroad Specialties, and U.S. Railway, all of which are under common control.
(2) Includes Alpha-Keystone and Railcorp, all of which are under common control.
(3) Includes Minnesota Railroad, all of which are under common control.
(4) Includes Northern Rail, all of which are under common control.
(5) Includes Smith Rerailing, all of which are under common control.

OTHER TRANSACTIONS

     Certain of the Founding Companies have engaged in transactions with companies that are under common ownership, which transactions are described below. Any future transactions between the Company and its officers, directors or principal stockholders will be approved by a majority of the disinterested members of the Board of Directors.

  Comstock

     RailWorks will acquire all of the outstanding stock of Comstock in a
reverse subsidiary merger for (i)      million in cash and (ii)      shares of
Common Stock. In connection with the acquisition, Peter Alan Pasch, the President and Chief Operating Officer of Comstock, will become a director of the Company. Mr. Pasch will enter into a two-year employment agreement with Comstock after the acquisition.

     Effective January 1, 1997, Comstock acquired all of the outstanding stock of L. K. Comstock from Spie for $5 million plus a contingent payment of up to $5 million based on 1997, 1998 and 1999 pre-tax income. In May 1998, Comstock agreed to pay Spie $1.6 million in lieu of such contingent payment. Such payment, which will be paid by the Company, is due on September 9, 1998, subject to the completion of the Combination.

     In connection with the Comstock Acquisition, Comstock, L. K. Comstock, Spie and a subsidiary of Spie entered into an Indemnity and Cooperation Agreement pursuant to which L.K. Comstock issued a contingent promissory note to Spie in the amount of approximately $14.9 million (the "Contingent Note") collateralized by any proceeds derived from three projects (the "Spie Projects") for which Comstock had not been fully paid. Each of these projects is the subject of a lawsuit in which L.K. Comstock is suing for payment of a portion of the contract price. In each proceeding, the defendant has filed a counterclaim against L.K. Comstock for breach of contract. Spie is obligated to indemnify L.K. Comstock for all losses and expenses incurred with respect to these lawsuits. The Contingent Note is payable only from amounts collected by L.K. Comstock with respect to the Spie Projects prior to April 3, 2007, at which time the Contingent Note will be canceled. As such, Spie and any successor or creditor may not look to any other assets of L.K. Comstock or the Company to satisfy the Contingent Note. Because there is a right of offset for any gains or losses incurred in connection with the Spie Projects, neither the Contingent Note nor the right to receive proceeds from the Spie Projects is reflected in Comstock's financial statements or the Company's Unaudited Pro Forma As Adjusted Financial Statements.

  Kennedy

     RailWorks will acquire all of the outstanding stock of Kennedy, Alpha-Keystone and Railcorp in reverse subsidiary mergers for an aggregate of
(i) $     million in cash and (ii)      shares of Common Stock. Mr. Fulton
Kennedy, the President of Kennedy, is the brother of John Kennedy, the Vice President and Chief Operating Officer and a director of the Company. Fulton Kennedy will enter into a two-year employment agreement with Kennedy after the Acquisition.

  Merit

     RailWorks will acquire all of the outstanding stock of Merit in a reverse
subsidiary merger for (i) $     million in cash and (ii)      shares of Common
Stock. In connection with the acquisition, Mr. Steve C. Goggin, the President of Merit, will become a director of the Company. Mr. Goggin will enter into a two-year employment agreement with Merit after the Acquisition.

     Mr. Goggin is the sole shareholder of Shelter Rail Leasing. Annex leases certain equipment from Shelter Rail Leasing and lease payments to Shelter Rail Leasing totaled $183,000 in 1997. All payments to Shelter Rail Leasing will be terminated upon consummation of the Combination.

  Railroad Service

     RailWorks will acquire all of the outstanding stock of Railroad Service and Minnesota Railroad in reverse subsidiary mergers for an aggregate of (i) $
million in cash and (ii)      shares of Common Stock. Mr. Scott D. Brace, the
President of Railroad Service, will become a director of the Company. Mr. Brace will enter into a two-year employment agreement with Railroad Service after the Acquisition.

     Mr. Brace is a 44% shareholder of Railroad Services and Minnesota Railroad. Railroad Services and Minnesota Railroad periodically make payments for subcontracting and administrative services to each other throughout the year.

  U.S. Trackworks

     RailWorks will acquire all of the outstanding stock of U.S. Trackworks and Northern Rail in reverse subsidiary mergers for an aggregate of (i) $
million in cash and (ii)      shares of Common Stock. In connection with the
acquisition, Mr. Lambertus L. Tameling, the President of U.S. Trackworks, will become a director of the Company. Mr. Tameling will enter into a two-year employment agreement with U.S. Trackworks after the Acquisition.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial
ownership of the Common Stock as of                , 1998, assuming completion
of the Combination, and as adjusted to reflect the sale of the Common Stock being offered hereby, by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each Named Executive Officer of the Company;
(iii) each director of the Company and each person named to become a director;
(iv) all of the Company's directors, persons named to become directors and executive officers, as a group and (v) each person who may sell shares of Common Stock in the Offering. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

                                                                               PERCENTAGE OF
                                                                                   COMMON
                                                                             STOCK BENEFICIALLY
                                                                                   OWNED
                                                                           ----------------------
                                                        NUMBER OF SHARES   BEFORE THE   AFTER THE
BENEFICIAL OWNER                                        OF COMMON STOCK     OFFERING    OFFERING
----------------                                        ----------------   ----------   ---------
John G. Larkin........................................
John Kennedy..........................................
Michael R. Azarela....................................
Harold C. Kropp, Jr...................................
Scott D. Brace........................................
Steve C. Goggin.......................................
Peter Alan Pasch......................................
Lambertus L. Tameling.................................
All executive officers, directors and persons named to
  be directors as a group (8 persons).................
Escrow Agent (to be named)(1).........................

---------------

  * less than one percent

(1) Certain owners of the Founding Companies (the Selling Stockholders) who will receive shares of Common Stock in the Combination have granted to the Underwriters an option, exercisable within 30 days of the date of this
    Prospectus, to purchase up to an aggregate of           shares of Common
    Stock for the purpose of covering over-allotments. The Escrow Agent is acting as agent for the Selling Stockholders. The following sets forth, for each of the Selling Stockholders, his or her name, Founding Company affiliation and the assumed number of shares of Common Stock to be received in the Combination (subject to adjustment) and (assuming that the over-allotment option is exercised in full): Comstock -- Michael R. Azarela
    (            ), John Baua (            ), Michael A. Cahn (            ),
    Gene Cellini; Keith C. George (            ), Gary Guild (            ),
    Robert Herschenfeld (            ), Frank Leonhartsberger (            ),
    John P. Nuzzo (            ), Doug Orcutt (            ), Nicholas
    Pentelides (            ), Nat A. Pappagallo (            ), Peter Alan
    Pasch (            ), Lex A. Passman (            ), Michael L. Rothschild
    (            ) and David Zury (            ); Annex -- Ronald E. Brown
    (            ), Mark A. Brown (            ) and James D. Lawyer
    (            ); Mize Construction Company -- Ronald E. Brown (            )
    and Mark A. Brown (            ); Contra K -- John H. Lapp (            )
    and Eileen Lapp (            ); Condon Brothers -- Mark Condon
    (            ), John J. Condon (            ) and John J. Condon, Jr.
    (            ); CPI Concrete -- John Baker; H.P. McGinley -- David H.
    McGinley (            ); Kennedy -- John Kennedy (            ) and Fulton
    Kennedy (            ); Merit -- Steve Goggin (            );
    Midwest -- Harry Lucaitis (            ); Minnesota Railroad Service,
    Inc. -- E. Donald Matson (            ) and Scott D. Brace (            );
    New England Railroad -- Anthony Julian, Jr. (            ); Daniel F. Julian
    (            ) and Michael A. Julian (            ); Northern Rail Service
    and Supply Company, Inc. -- Arnold D.

    Morren (            ); Cynthia L. Morren (            ); Douglas J. Nagel
    (            ) and Lambertus L. Tameling (            ); Railcorp
    Inc. -- John Kennedy (            ) and Fulton Kennedy (            );
    Railroad Service, Inc. -- E. Donald Matson (            ) and Scott D. Brace
    (            ); Railroad Specialties -- Ronald E. Brown (            );
    Julie M. Brown (            ) and Rebecca S. Lawyer; Southern
    Indiana -- Sean G. Gough (            ); U.S. Railway Supply Inc. -- Julie
    M. Brown (            ); Ronald E. Brown (            ) and Rebecca S.
    Lawyer (            ); U.S. Truckworks -- Arnold D. Morren (            ),
    Cynthia D. Morren (            ), Douglas J. Nagel (            ) and
    Lambertus L. Tameling (            ); Wm. A. Smith -- Jack I. Wilt
    (            ), Daniel E. Burg (            ), Richard H. Stephens
    (            ) and Robert O. Carson (            ); Wm. A. Smith Rerailing
    Services, Inc. -- Jack I. Wilt (            ), Daniel E. Burg
    (            ), Richard H. Stephens (            ) and Robert O. Carson
    (            ); and Alpha-Keystone -- John Kennedy (            ) and Fulton
    Kennedy (            ).

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this Prospectus forms a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Subject to the rights of any holders of Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock of the Company. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company and no right to convert their Common Stock into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

PREFERRED STOCK

     The Company has 10,000,000 shares of authorized but undesignated preferred stock. The Board of Directors is authorized to provide for the issuance of additional classes and series of preferred stock out of these undesignated shares, and the Board of Directors may establish the voting powers, designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of any such additional class or series of preferred stock, including the dividend rights, dividend rate, terms of redemption, redemption price or prices, conversion rights and liquidation preferences of the shares constituting any series, without any further vote or action by the stockholders of the Company. The issuance of preferred stock by the Board of Directors could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company, thereby delaying, deferring or preventing a change in control of the Company.

CERTAIN PROVISION OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF INCORPORATION AND BYLAWS

     The Company is subject to the provisions of Section 203 of the DGCL.
Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns or within three years prior to the proposed business combination has owned 15% or more of the corporation's voting stock.

     The Company's Certificate of Incorporation provides that liability of directors of the Company is eliminated to the fullest extent permitted under
Section 102(b)(7) of the DGCL. As a result, no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any wilful or negligent payment of an unlawful dividend, stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Bylaws provides that the Board of Directors be elected to staggered one-, two-and three-year terms and, thereafter, for successive three-year terms. In addition, directors may only be removed from office for cause. These provisions of the Bylaws could discourage potential acquisition proposals and could delay or prevent a change in control of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is First Union Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have           shares of
Common Stock outstanding, based upon the number of shares outstanding as of
          , 1998 and assuming consummation of the Combination. The
shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144; shares held by affiliates will be subject to resale limitations of Rule 144 described below. All of the
remaining           outstanding shares of Common Stock will be available for
resale at various dates beginning 180 days after the date of this Prospectus, upon expiration of applicable lock-up agreements described below and subject to compliance with Rule 144 under the Securities Act as the holding provisions of Rule 144 are satisfied. Further, upon consummation of the Offering, restricted shares of Common Stock will be granted to Executive Officers and shares of Common Stock will be issuable upon the exercise of stock options to be granted on the effective date of the registration statement of which this Prospectus forms a part. Such options will vest and become exercisable 25% per year commencing on the date of grant. The Company intends to file a registration statement on Form S-8 as soon as practicable after the consummation of the Offering with respect to the restricted shares and the shares of Common Stock issuable upon exercise of all such options. In addition, within 90 days following the completion of the Offering, the Company intends to
register           additional shares of Common Stock under the Securities Act for its use in connection with future acquisitions.

     In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who have acquired the shares in registered transactions, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the outstanding
shares of Common Stock (approximately           shares immediately after
completion of the Offering); or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

     The Company, each of its directors and officers and stockholders have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for such shares for a period of 180 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. The holders of the shares of Common Stock issued or to be issued in the Combination and certain related persons have agreed with the Underwriters not to offer, sell or otherwise dispose of any shares of Common Stock or securities convertible into or exercisable or exchangeable for such shares for a period of 180 days after the date of this Prospectus without the prior written consent of BT Alex. Brown Incorporated. Furthermore, each stockholder of the Founding Companies has agreed with the Company that they will not sell, pledge, transfer or otherwise dispose of any shares of Common Stock for a period of one year from the date of the closing of the Combination.

     From the first year anniversary of the consummation of the Offering to the fourth anniversary of the consummation of the Offering the Company will make available selling opportunities for the recipients of Common Stock in the Combination to sell at various dates a certain number of shares of Common Stock owned by them. Every quarter during the foregoing period, these owners of Common Stock will be permitted to sell up to 8% of the Common Stock received by them. If such owner does not sell such shares in a given quarter, such owner may sell such shares in any later quarter, provided that in no event may an owner sell more than 20% of the shares of Common Stock received by such owner in any one quarter. The Company may elect to make available (i) additional opportunities to sell shares of Common Stock and/or (ii) the opportunity to sell an amount in excess of such amount in any particular quarter. Such sales will take place either through block trades or registered offerings.

     Prior to this Offering, there has been no market for the Common Stock. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after the completion of the Offering. Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities. See "Risk Factors -- No Prior Market for the Common Stock; Possible Volatility of Stock Price."

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated the date of this Prospectus (the "Underwriting Agreement"), the Underwriters named below, for whom BT Alex. Brown Incorporated and Schroder & Co. Inc. are acting as Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                              NUMBER OF
NAME                                                           SHARES
----                                                          ---------
BT Alex. Brown Incorporated.................................
Schroder & Co. Inc..........................................

                                                              ---------
          Total.............................................
                                                              =========

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the Underwriters' over-allotment option described below) if any such shares are taken.

     The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession
not in excess of $          a share under the public offering price. Any
Underwriter may allow, and such dealers may reallow, a concession not in excess
of $          a share to other Underwriters or to certain other dealers.

     The Company has granted to the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered by the Underwriters hereby.

     Application has been made to list the Common Stock on The Nasdaq National Market under the symbol "RWKS."

     At the request of the Company, the Underwriters have reserved up to shares of Common Stock offered hereby for sale at the initial public offering price to certain employees of the Company and to certain other persons. The number of shares available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares of Common Stock offered hereby.

     Each of the Company and the directors, executive officers and stockholders of the Company has agreed that, without the prior written consent of BT Alex. Brown Incorporated on behalf of the Underwriters, they will not, during the period ending 180 days after the date of this Prospectus (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contact to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to
(w) the sale of the Shares to the Underwriters, (x) the issuance by the Company of the shares of Common Stock upon the exercise of any option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing, (y) the issuance of shares to be used as consideration for future acquisitions or (z) the grant of options under the Company's stock option plans, provided such options do not vest prior to the 180-day period referenced herein, and provided further that, in the case of subclauses (x) and (y), the recipient of any such shares agrees to be bound by the transfer restrictions set forth herein.

     The Underwriters have informed the Company that they do not intend for sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

     From time to time, each of the Underwriters and their respective affiliates may provide investment banking services to the Company.

     The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

     In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price was determined by negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price were the future prospects of the Company and its industry in general, revenue, earnings and certain other financial and operating information of the Founding Companies in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company.

                    CERTAIN U.S. FEDERAL TAX CONSIDERATIONS
                      FOR NON-U.S. HOLDERS OF COMMON STOCK

     The following is a general discussion of certain U.S. federal income and estate tax consequences of the ownership and disposition of Common Stock applicable to a beneficial owner thereof that is a "Non-U.S. Holder." A "Non-U.S. Holder" is a person or entity other than (i) a citizen or resident of the United States, (ii) a corporation or partnership created or organized in or under the laws of the United States or of any state, (iii) an estate the income of which is subject to U.S. federal income tax, regardless of its source or (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust.

     An individual may, subject to certain exceptions, be deemed to be a resident alien (as opposed to a non-resident alien) by virtue of being present in the United States at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period that includes the current calendar year (counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year). Resident aliens are subject to U.S. federal tax as if they were U.S. citizens and, thus, are not Non-U.S. Holders for purposes of this discussion.

     This discussion is based on the Code existing and proposed regulations promulgated thereunder and administrative and judicial interpretations thereof as of the date hereof, all of which are subject to change, including changes with retroactive effect. This discussion does not address all aspects of U.S. federal income and estate taxation that may be important to Non-U.S. Holders in light of their particular circumstances (including tax consequences applicable to Non-U.S. Holders that are, or hold interests in Common Stock through, partnerships or other fiscally transparent entities) and does not address United States state and local or non-United States tax consequences. Prospective Non-U.S. Holders should consult their own tax advisors with respect to the particular U.S. federal income and estate tax consequences to them of owning and disposing of Common Stock, as well as the tax consequences arising under the laws of any other taxing jurisdiction.

DIVIDENDS

     Subject to the discussion below, dividends, if any, paid to a Non-U.S. Holder of Common Stock generally will be subject to United States withholding tax at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. Non-U.S. Holders (and in the case of Non-U.S. Holders that are treated as partnerships or other fiscally transparent entities, partners, shareholders or other beneficiaries of such Non-U.S. Holders) may be required to satisfy certain certification requirements and provide certain information in order to claim treaty benefits. Special rules regarding the availability of treaty benefits apply with respect to entities that are treated as partnerships or other fiscally transparent entities for U.S. federal income tax purposes but treated as corporations for purposes of the tax laws of an applicable treaty country (or, conversely, treated as corporations for U.S. federal income tax purposes but treated as partnerships or other fiscally transparent entities for purposes of the tax laws of an applicable treaty country). Any such entities that hold Common Stock, and partners, beneficiaries and shareholders of such entities, should consult their tax advisors as to the applicability of such rules to their particular circumstances.

     Dividends paid to a Non-U.S. Holder that are (i) effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States and (ii) if a tax treaty applies, attributable to a permanent establishment maintained by the Non-U.S. Holder, will not be subject to the withholding tax (provided in either case the Non-U.S. Holder files the appropriate documentation with the Company or its Paying Agent), but, instead, will be subject to regular U.S. federal income tax at the graduated rates in the same manner as if the Non-U.S. Holder were a U.S. resident. In addition to such graduated tax in the case of a Non-U.S. Holder that is a corporation, effectively connected dividends or, if a tax treaty applies, dividends attributable to a U.S. permanent establishment of the corporate Non-U.S. Holder, may be subject to a "branch profits tax" which is imposed, under certain circumstances, at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) of the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to U.S. federal income tax (and no tax will generally be withheld) with respect to gain realized on a sale or other disposition of Common Stock unless (i) the gain is effectively connected with a trade or business of such Non-U.S. Holder in the United States or, if a tax treaty applies, attributable to a United States permanent establishment of the Non-U.S. Holder, (ii) in the case of certain Non-U.S. Holders who are nonresident alien individuals and hold the Common Stock as a capital asset, such individuals are present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the Code regarding the taxation of U.S. expatriates or (iv) the Company is or has been a "U.S. real property holding corporation" within the meaning of the Code and the Non-U.S. Holder owned directly or pursuant to certain attribution rules more than 5% of the Company's Common Stock (assuming the Common Stock is regularly traded on an established securities market within the meaning of the Code) at any time within the shorter of the five-year period preceding such disposition or such Non-U.S. Holder's holding period. The Company is not, and does not anticipate becoming, a U.S. real property holding corporation.

     If a Non-U.S. Holder who is an individual falls under clause (i) of the preceding paragraph, he or she will, unless an applicable treaty provides otherwise, be taxed on the net gain derived from the sale at regular graduated U.S. federal income tax rates. If an individual Non-U.S. Holder falls under clause (ii) of the preceding paragraph, he or she will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by certain United States-source capital losses. If a Non-U.S. Holder that is a corporation falls under clause (i) in the preceding paragraph, it will be taxed on the net gain from the sale at regular graduated U.S. federal income tax rates and may be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable tax treaty) on the non-U.S. corporation's effectively connected earnings and profits, subject to certain adjustments.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     Generally, the Company must report annually to the Internal Revenue Service the amount of dividends paid to a Non-U.S. Holder and the amount, if any, of tax withheld with respect to, such Non-U.S. Holder. A similar report is sent to the Non-U.S. Holder. Pursuant to tax treaties or certain other agreements, the Internal Revenue Service may make its reports available to tax authorities in the recipient's country of residence.

     Currently, United States backup withholding tax (which generally is a withholding tax imposed at a rate of 31% on certain payments to persons that fail to furnish the information required under the United States information reporting requirements) will generally not apply to dividends paid on Common Stock to a Non-U.S. Holder at an address outside the United States, unless the payor has actual knowledge that the payee is a U.S. Holder. Backup withholding tax generally will apply to dividends paid on Common Stock at addresses inside the United States to Non-U.S. Holders who fail to provide certain identifying information in the manner required.

     In addition, information reporting and backup withholding imposed at a rate of 31% will apply to the proceeds of a disposition of Common Stock paid to or through a U.S. office of a broker unless the disposing holder, under penalties of perjury, certifies as to its non-U.S. status or otherwise establishes an exemption. Generally, U.S. information reporting and backup withholding will not apply to a payment of disposition proceeds if the payment is made outside the United States through a non-U.S. office of a non-U.S. broker. However, U.S. information reporting requirements (but not backup withholding) will apply to a payment of disposition proceeds outside the United States if the payment is made through an office outside the United States of a broker that is (i) a U.S. person, (ii) a foreign person which derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or
(iii) a "controlled foreign corporation" for U.S. federal income tax purposes, unless the broker maintains documentary evidence that the holder is a Non-U.S. Holder and certain other conditions are met, or the holder otherwise establishes an exemption.

     Recently adopted United States Treasury regulations, which generally are effective for payments made after December 31, 1999, subject to certain transition rules, alter the foregoing rules in certain respects. Among other things, such regulations provide certain presumptions under which a Non-U.S. Holder is subject to backup withholding at the rate of 31% and information reporting unless the Company receives certification from the holder of non-U.S. status. Depending on the circumstances, this certification will need to be provided (i) directly by the Non-U.S. Holder, (ii) in the case of a Non-U.S. Holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity, or (iii) by certain qualified financial institutions or other qualified entities on behalf of the Non-U.S. Holder.

     Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the Internal Revenue Service.

FEDERAL ESTATE TAX

     An individual holder who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States and at the time of death is treated as the owner of, or has made certain lifetime transfers of, an interest in the Common Stock will be required to include the value thereof in his gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Common Stock in Canada is being made only on a private placement basis exempt from the requirement that the Company and the Selling Stockholders prepare and file a prospectus with the securities regulatory authorities in each province where trades of the Common Stock are effected. Accordingly, any resale of the Common Stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Common Stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of the Common Stock in Canada who receives a purchase confirmation will be deemed to represent to the Company, the Selling Stockholders and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Common Stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "-- Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein and the Selling Shareholders may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or such persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Common Stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Common Stock acquired by such purchaser pursuant to the Offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Common Stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Common Stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Common Stock in their particular circumstances and with respect to the eligibility of the Common Stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     The validity of the Common Stock offered hereby will be passed upon for the Company by King & Spalding, Atlanta, Georgia. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Shearman & Sterling, New York, New York.

                                    EXPERTS

     The audited financial statements included in this Prospectus and elsewhere in the registration statement for Railworks Corporation, Annex Railroad Builders, Inc., Comstock Holdings, Inc., Condon Brothers, Inc., H.P. McGinley, Inc., Kennedy Railroad Builders, Inc. and Associated Companies, Merit Railroad Contractors, Inc., Midwest Construction Services, Inc., Railroad Service Inc. and Minnesota Railroad Service, Inc., Southern Indiana Wood Preserving Co., U.S. Trackworks, Inc. and Northern Rail Service and Supply Co., and Wm. A. Smith Construction Co., Inc. and Wm. A. Smith Rerailing Services, Inc. have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements included in this Prospectus for CPI Concrete Products Incorporated and elsewhere in the registration statement have been audited by Cannon and Company, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The audited financial statements included in this Prospectus for New England Railroad Construction Company, Inc. and elsewhere in the registration statement have been audited by Dworken, Hillman, LaMorte & Sterczala, P.C., independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (together with all Amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and its regional offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, Washington, D.C. at prescribed rates. The Registration Statement may also be obtained through the Commission's Internet address at "http://www.sec.gov".

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              -----
RAILWORKS CORPORATION UNAUDITED PRO FORMA AS ADJUSTED
  FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma As Adjusted Financial
     Statements.............................................    F-4
  Unaudited Pro Forma As Adjusted Balance Sheet as of March
     31, 1998...............................................    F-5
  Unaudited Pro Forma As Adjusted Statements of Income for
     the Year Ended December 31, 1997 and the Three Months
     Ended March 31, 1998...................................    F-6
  Notes to Unaudited Pro Forma As Adjusted Financial
     Statements.............................................    F-7
RAILWORKS CORPORATION
  Report of Independent Public Accountants..................    F-9
  Balance Sheet as of March 31, 1998........................   F-10
  Statement of Income for the Period from Inception to March
     31, 1998...............................................   F-11
  Statement of Changes in Stockholder's Equity for the
     Period from Inception through March 31, 1998...........   F-12
  Notes to Financial Statements.............................   F-13
ANNEX RAILROAD BUILDERS, INC.
  Report of Independent Public Accountants..................   F-14
  Balance Sheets as of March 31, 1997, December 31, 1997 and
     March 31, 1998.........................................   F-15
  Statements of Operations for the Year Ended March 31,
     1997, the Nine Months Ended December 31, 1997 and the
     Three Months Ended March 31, 1997 and 1998.............   F-16
  Statements of Stockholders' Equity for the Year Ended
     March 31, 1997 and the Nine Months Ended December 31,
     1997...................................................   F-17
  Statements of Cash Flows for the Year Ended March 31,
     1997, the Nine Months Ended December 31, 1997 and the
     Three Months Ended March 31, 1997 and 1998.............   F-18
  Notes to Financial Statements.............................   F-19
COMSTOCK HOLDINGS, INC.
  Report of Independent Public Accountants..................   F-25
  Consolidated Balance Sheets as of December 31, 1996, 1997
     and March 31, 1998.....................................   F-26
  Consolidated Statements of Operations for the Years Ended
     December 31, 1995, 1996 and 1997 and the Three Months
     Ended March 31, 1997 and 1998..........................   F-27
  Consolidated Statements of Shareholders' Equity for the
     Years Ended December 31, 1995, 1996 and 1997...........   F-28
  Consolidated Statements of Cash Flows for the Years Ended
     December 31, 1995, 1996 and 1997 and the Three Months
     Ended March 31, 1997 and 1998..........................   F-29
  Notes to Consolidated Financial Statements................   F-30
CONDON BROTHERS, INC.
  Report of Independent Public Accountants..................   F-39
  Balance Sheets as of December 31, 1996 and 1997 and March
     31, 1998...............................................   F-40
  Statements of Operations for the Years Ended December 31,
     1995, 1996 and 1997 and the Three Months Ended March
     31, 1997 and 1998......................................   F-41
  Statements of Stockholders' Equity for the Years Ended
     December 31, 1995, 1996 and 1997.......................   F-42
  Statements of Cash Flows for the Years Ended December 31,
     1995, 1996 and 1997 and the Three Months Ended March
     31, 1997 and 1998......................................   F-43
  Notes to Financial Statements.............................   F-44

                                                              PAGE
                                                              -----
CPI CONCRETE PRODUCTS INCORPORATED
  Independent Auditor's Report..............................   F-50
  Balance Sheets as of January 31, 1997 and 1998............   F-51
  Statements of Earnings and Retained Earnings for the Years
     Ended January 31, 1996, 1997 and 1998 and the Two
     Months Ended March 31, 1997 and 1998...................   F-52
  Statements of Cash Flows for the Years Ended January 31,
     1996, 1997 and 1998 and the Two Months Ended March 31,
     1997 and 1998..........................................   F-53
  Notes to Financial Statements.............................   F-54
H.P. McGINLEY, INCORPORATED
  Report of Independent Public Accountants..................   F-59
  Balance Sheets as of February 28, 1997, December 31, 1997
     and March 31, 1998.....................................   F-60
  Statements of Operations for the Years Ended February 29,
     1996 and February 28, 1997, the Ten Months Ended
     December 31, 1997 and the Three Months Ended February
     28, 1997 and March 31, 1998............................   F-61
  Statements of Stockholder's Equity for the Years Ended
     February 29, 1996 and February 28, 1997 and the Ten
     Months Ended December 31, 1997.........................   F-62
  Statements of Cash Flows for the Years Ended February 29,
     1996 and February 28, 1997, the Ten Months Ended
     December 31, 1997 and the Three Months Ended February
     28, 1997 and March 31, 1998............................   F-63
  Notes to Financial Statements.............................   F-64
KENNEDY RAILROAD BUILDERS, INC. AND ASSOCIATED COMPANIES
  Report of Independent Public Accountants..................   F-68
  Combined Balance Sheets as of March 31, 1997, December 31,
     1997 and March 31, 1998................................   F-69
  Combined Statements of Operations for the Years Ended
     March 31, 1996 and 1997, the Nine Months Ended December
     31, 1997 and the Three Months Ended March 31, 1997 and
     1998...................................................   F-70
  Combined Statements of Stockholders' Equity for the Years
     Ended March 31, 1996 and 1997 and the Nine Months Ended
     December 31, 1997......................................   F-71
  Combined Statements of Cash Flows for the Years Ended
     March 31, 1996 and 1997, the Nine Months Ended December
     31, 1997 and the Three Months Ended March 31, 1997 and
     1998...................................................   F-72
  Notes to Combined Financial Statements....................   F-73
MERIT RAILROAD CONTRACTORS, INC.
  Report of Independent Public Accountants..................   F-80
  Balance Sheets as of December 31, 1996 and 1997 and March
     31, 1998...............................................   F-81
  Statements of Operations for the Years Ended December 31,
     1995, 1996 and 1997 and the Three Months Ended March
     31, 1997 and 1998......................................   F-82
  Statements of Stockholders' Equity for the Years Ended
     December 31, 1995, 1996 and 1997.......................   F-83
  Statements of Cash Flows for the Years Ended December 31,
     1995, 1996 and 1997 and the Three Months Ended March
     31, 1997 and 1998......................................   F-84
  Notes to Financial Statements.............................   F-85

                                                              PAGE
                                                              -----
MIDWEST CONSTRUCTION SERVICES, INC.
  Report of Independent Public Accountants..................   F-90
  Balance Sheets as of December 31, 1996 and 1997 and March
     31, 1998...............................................   F-91
  Statements of Operations and Retained Earnings for the
     Years Ended December 31, 1995, 1996 and 1997 and the
     Three Months Ended March 31, 1997 and 1998.............   F-92
  Statements of Cash Flows for the Years Ended December 31,
     1995, 1996 and 1997 and the Three Months Ended March
     31, 1997 and 1998......................................   F-93
  Notes to Financial Statements.............................   F-94
NEW ENGLAND RAILROAD CONSTRUCTION COMPANY, INC.
  Report of Independent Public Accountants..................  F-102
  Balance Sheets as of February 28, 1997, December 31, 1997
     and March 31, 1998.....................................  F-103
  Statements of Operations for the Years Ended February 29,
     1996 and February 28, 1997, and the Ten Months Ended
     December 31, 1997 and Three Months Ended March 31, 1997
     and 1998...............................................  F-104
  Statements of Shareholders' Equity for the Years Ended
     February 29, 1996 and February 28, 1997 and the Ten
     Months Ended December 31, 1997 and the Three Months
     Ended March 31, 1998...................................  F-105
  Statements of Cash Flows for the Years Ended February 29,
     1996 and February 28, 1997, and the Ten Months Ended
     December 31, 1997 and Three Months Ended March 31, 1997
     and 1998...............................................  F-106
  Notes to Financial Statements.............................  F-107
RAILROAD SERVICE, INC. AND MINNESOTA RAILROAD SERVICE, INC.
  Report of Independent Public Accountants..................  F-114
  Combined Balance Sheets as of December 31, 1996 and 1997
     and March 31, 1998.....................................  F-115
  Combined Statements of Operations for the Years Ended
     December 31, 1995, 1996 and 1997 and the Three Months
     Ended March 31, 1997 and 1998..........................  F-116
  Combined Statements of Stockholders' Equity for the Years
     Ended December 31, 1995, 1996 and 1997.................  F-117
  Combined Statements of Cash Flows for the Years Ended
     December 31, 1995, 1996 and 1997 and the Three Months
     Ended March 31, 1997 and 1998..........................  F-118
  Notes to Combined Financial Statements....................  F-119
SOUTHERN INDIANA WOOD PRESERVING CO., INC.
  Report of Independent Public Accountants..................  F-125
  Balance Sheets as of December 31, 1997 and March 31,
     1998...................................................  F-126
  Statements of Operations for the Year Ended December 31,
     1997 and the Three Months Ended March 31, 1997 and
     1998...................................................  F-127
  Statement of Stockholder's Equity for the Year Ended
     December 31, 1997......................................  F-128
  Statements of Cash Flows for the Year Ended December 31,
     1997 and the Three Months Ended March 31, 1997 and
     1998...................................................  F-129
  Notes to Financial Statements.............................  F-130
U.S. TRACKWORKS, INC. AND NORTHERN RAIL SERVICE AND SUPPLY
  CO.
  Report of Independent Public Accountants..................  F-133
  Combined Balance Sheets as of December 31, 1996 and 1997
     and March 31, 1998.....................................  F-134
  Combined Statements of Operations for the Years Ended
     December 31, 1996 and 1997 and the Three Months Ended
     March 31, 1997 and 1998................................  F-135
  Combined Statements of Changes in Stockholders' Equity for
     the Years Ended December 31, 1995, 1996 and 1997.......  F-136
  Combined Statements of Cash Flows for the Years Ended
     December 31, 1996 and 1997 and the Three Months Ended
     March 31, 1997 and 1998................................  F-137
  Notes to Combined Financial Statements....................  F-138

                             RAILWORKS CORPORATION

              UNAUDITED PRO FORMA AS ADJUSTED FINANCIAL STATEMENTS
                             BASIS OF PRESENTATION

     The following unaudited pro forma as adjusted financial statements give effect to the acquisitions by RailWorks Corporation (the "Company") of Annex Railroad Builders, Inc., Comstock Holdings, Inc. ("Comstock"), Comtrack Construction, Inc., Condon Brothers, Inc., CPI Concrete Products Incorporated, H.P. McGinley, Incorporated, Kennedy Railroad Builders, Inc., Merit Railroad Builders, Inc., Midwest Railroad Contractors, Inc., New England Construction Services, Inc., Railroad Service, Inc., Southern Indiana Wood Preserving Co., U.S. Trackworks, Inc., and Wm. A. Smith Construction Co., Inc., (together, the "Founding Companies"). These acquisitions (the "Combination") will occur simultaneously with the closing of the Company's initial public offering (the "Offering") and will be accounted for using the purchase method of accounting. Pursuant to the requirements of SAB 97, Comstock has been identified as the accounting acquiror for accounting and financial statement purposes.

     The unaudited pro forma as adjusted balance sheet gives effect to the Combination and the Offering as if they had occurred on March 31, 1998. The unaudited pro forma as adjusted statement of income for the year ending December 31, 1997, gives effect to these transactions as if they had occurred on January 1, 1997, while the unaudited pro forma as adjusted statement of income for the three months ended March 31, 1998, gives effect to these transactions as if they had occurred on January 1, 1998.

     The Company has analyzed the savings that it expects to realize by consolidating certain operational and general and administrative functions. The Company has not and cannot quantify these savings until completion of the combination of the Founding Companies. These anticipated savings have not been included in the pro forma as adjusted financial information of the Company.

     The pro forma adjustments are based on preliminary estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma as adjusted financial data does not purport to represent what the Company's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates or to project the Company's financial position or results of operations for any future period. Since the Founding Companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma as adjusted financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

                             RAILWORKS CORPORATION

                 UNAUDITED PRO FORMA AS ADJUSTED BALANCE SHEET

                                                                      MARCH 31, 1998
                                       -----------------------------------------------------------------------------
                                         COMBINED
                                        HISTORICAL                      PRO FORMA         POST
                                        FINANCIAL      PRO FORMA         FOR THE       COMBINATION       PRO FORMA
                                        STATEMENTS    ADJUSTMENTS      COMBINATION     ADJUSTMENTS      AS ADJUSTED
                                       ------------   ------------     ------------   -------------     ------------
                                                       ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........  $  4,429,000   $ (1,600,000)(f) $  2,829,000   $ (95,737,000)(q) $    829,000
                                                                                         93,737,000(p)
  Accounts receivable................    58,366,000                      58,366,000                       58,366,000
  Officer and affiliate notes
    receivable.......................       218,000                         218,000                          218,000
  Costs and estimated earnings in
    excess of billings on uncompleted
    contracts........................     8,608,000                       8,608,000                        8,608,000
  Inventory..........................    19,474,000                      19,474,000                       19,474,000
  Prepaid expenses...................     1,443,000                       1,443,000                        1,443,000
  Deferred income taxes..............       110,000                         110,000                          110,000
                                       ------------   ------------     ------------   -------------     ------------
        Total current assets.........    92,648,000     (1,600,000)      91,048,000      (2,000,000)      89,048,000
                                       ------------   ------------     ------------   -------------     ------------
PROPERTY, PLANT AND EQUIPMENT, NET...    11,508,000     10,766,000(b)    22,274,000                       22,274,000
                                       ------------   ------------     ------------   -------------     ------------
OTHER ASSETS:
  Goodwill...........................            --     95,323,000(c)    95,323,000                       95,323,000
  Other intangible assets............            --      5,000,000(c)     5,000,000                        5,000,000
  Cash surrender value of officer's
    life insurance...................       935,000                         935,000                          935,000
  Other..............................     1,012,000                       1,012,000                        1,012,000
                                       ------------   ------------     ------------   -------------     ------------
        Total other assets...........     1,947,000    100,323,000      102,270,000                      102,270,000
                                       ------------   ------------     ------------   -------------     ------------
                                       $106,103,000   $109,489,000     $215,592,000   $  (2,000,000)    $213,592,000
                                       ============   ============     ============   =============     ============
                                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................  $ 30,451,000   $                $ 30,451,000   $                 $ 30,451,000
  Notes payable......................     3,835,000                       3,835,000      (3,835,000)(q)           --
  Current maturities of long-term
    debt and capital leases..........     2,925,000                       2,925,000      (2,925,000)(q)           --
  Officer notes payable..............       644,000     72,307,000(c)    72,951,000     (72,951,000)(q)           --
  Billings in excess of costs and
    estimated earnings on uncompleted
    contracts........................     5,476,000                       5,476,000                        5,476,000
  Accrued expenses...................    11,010,000                      11,010,000                       11,010,000
  Income taxes payable...............       515,000                         515,000                          515,000
                                       ------------   ------------     ------------   -------------     ------------
        Total current liabilities....    54,856,000     72,307,000      127,163,000     (79,711,000)      47,452,000
                                       ------------   ------------     ------------   -------------     ------------
LONG-TERM DEBT AND CAPITAL LEASES,
  net of current maturities..........    16,026,000                      16,026,000     (16,026,000)(q)           --
DEFERRED INCOME TAXES................       106,000      4,199,000(b)     6,255,000                        6,255,000
                                                         1,950,000(c)
NEGATIVE GOODWILL....................    10,143,000    (10,143,000)(c)           --                               --
Other................................     1,569,000                       1,569,000                        1,569,000
                                       ------------   ------------     ------------   -------------     ------------
        Total noncurrent
          liabilities................    27,844,000     (3,994,000)      23,850,000     (16,026,000)       7,824,000
                                       ------------   ------------     ------------   -------------     ------------
STOCKHOLDERS' EQUITY:
  Contributed capital................     4,280,000     (4,270,000)(a)   62,485,000      93,737,000(p)   156,222,000
                                                        62,475,000(c)
  Retained earnings..................    19,123,000    (17,029,000)(a)    2,094,000                        2,094,000
                                       ------------   ------------     ------------   -------------     ------------
        Total stockholders' equity...    23,403,000     41,176,000       64,579,000      93,737,000      158,316,000
                                       ------------   ------------     ------------   -------------     ------------
                                       $106,103,000   $109,489,000     $215,592,000   $  (2,000,000)    $213,592,000
                                       ============   ============     ============   =============     ============

   The accompanying notes are an integral part of these financial statements.

                             RAILWORKS CORPORATION

              UNAUDITED PRO FORMA AS ADJUSTED STATEMENTS OF INCOME

                                    FOR THE TWELVE MONTHS ENDED                      FOR THE THREE MONTHS ENDED
                                         DECEMBER 31, 1997                                 MARCH 31, 1998
                            -------------------------------------------       -----------------------------------------
                              COMBINED                                         COMBINED
                             HISTORICAL                                       HISTORICAL
                             FINANCIAL      PRO FORMA       PRO FORMA          FINANCIAL     PRO FORMA       PRO FORMA
                             STATEMENTS    ADJUSTMENTS     AS ADJUSTED        STATEMENTS    ADJUSTMENTS     AS ADJUSTED
                            ------------   -----------     ------------       -----------   -----------     -----------
REVENUE...................  $253,093,000   $               $253,093,000       $60,612,000   $               $60,612,000
CONTRACT COSTS AND COST OF
  SALES...................   217,461,000    1,538,000(e)    218,999,000        53,490,000      385,000(b)    53,875,000
                            ------------   -----------     ------------       -----------   -----------     -----------
  Gross profit............    35,632,000    1,538,000        34,094,000         7,122,000      385,000        6,737,000
GENERAL AND ADMINISTRATIVE
  EXPENSES................    27,364,000    3,117,000(d)     24,473,000         6,510,000      779,000(d)     5,441,000
                                           (5,205,000)(g)                                   (1,229,000)(g)
                                            1,925,000(h)                                       481,000(h)
                                             (668,000)(k)                                     (242,000)(k)
                                             (850,000)(j)                                     (219,000)(j)
                                           (1,210,000)(i)                                     (239,000)(i)
                                                                                              (400,000)(l)
                            ------------   -----------     ------------       -----------   -----------     -----------
INCOME FROM OPERATIONS....     8,268,000    1,353,000         9,621,000           612,000      684,000        1,296,000
OTHER INCOME (EXPENSE)
  Interest income.........     1,225,000     (295,000)(m)       930,000           338,000                       338,000
  Interest expense........    (2,413,000)   2,413,000(r)             --          (579,000)     579,000(r)            --
  Other...................       632,000                        632,000           105,000                       105,000
                            ------------   -----------     ------------       -----------   -----------     -----------
INCOME BEFORE PROVISION
  FOR INCOME TAXES........     7,712,000    3,471,000        11,183,000           476,000    1,263,000        1,739,000
PROVISION FOR INCOME
  TAXES(n)................     2,525,000    2,752,000(n)      5,277,000           379,000      528,000(n)       907,000
                            ------------   -----------     ------------       -----------   -----------     -----------
NET INCOME................  $  5,187,000   $  719,000      $  5,906,000       $    97,000   $  735,000      $   832,000
                            ============   ===========     ============       ===========   ===========     ===========
  Net income per share....                                 $        .31                                     $       .04
                                                           ============                                     ===========
  Shares used in computing
    net income per
    share.................                                   18,860,000                                      18,860,000

   The accompanying notes are an integral part of these financial statements.

                             RAILWORKS CORPORATION

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. GENERAL

     RailWorks Corporation, a Delaware corporation was formed to become a leading nationwide provider of rail services, including system construction and rehabilitation, repair and maintenance and related products.

2. COMBINED HISTORICAL FINANCIAL STATEMENTS

     The combined historical financial statements represent the financial position and results of operations of the Founding Companies and were derived from the respective historical financial statements. All Founding Companies have a December 31 year-end, or their historical financial results have been recast to a December 31 year-end for purposes of the unaudited pro forma as adjusted statement of income for the year ended December 31, 1997. Historical financial information for the three months ended March 31, 1998 has been used for purposes of the unaudited pro forma as adjusted statement of income for the three months ended March 31, 1998.

3. ACQUISITION OF FOUNDING COMPANIES

     Concurrent with the closing of the Offering, the Company will acquire all of the outstanding stock of the Founding Companies. The acquisitions will be accounted for using the purchase method of accounting, with Comstock as the accounting acquiror.

4. PRO FORMA BALANCE SHEET AND STATEMENT OF INCOME ADJUSTMENTS

     a. Records the elimination of the historical stockholders' equity of the Founding Companies (excluding Comstock).

     b. Adjusts the carrying value of property, plant and equipment purchased from the Founding Companies (excluding Comstock) to estimated fair market value and records the related deferred income taxes.

     c. Records an estimate of the goodwill and other intangible assets and the related deferred income taxes to be recorded in connection with the Combination as the result of the related issuance of shares and notes payable to the stockholders of the Founding Companies and expenses associated with the Combination. The total purchase price related to the shares issued is based upon an estimated fair value of $12 per share which represents the estimated initial public offering price.

     d. Records the pro forma goodwill amortization expense using a 40-year estimated life and the pro forma other intangible asset amortization using a 10-year estimated life.

     e. Records the pro forma Price Compsup depreciation of the increased carrying value of property, plant and equipment.

     f. Records contingent purchase price due to the former owner of a Founding Company.

     g. Adjusts compensation expense to the level that the owners of the Founding Companies have contractually agreed to receive subsequent to the Combination.

     h. Records estimated expenses for the Company's new corporate office, including compensation for the executive officers.

     i. Reflects the savings to be realized on a lease renewal by a Founding Company.

     j. Reflects the reduction of insurance costs to be realized by the Company as a group as opposed to the combined historical cost to the Founding Companies.

                             RAILWORKS CORPORATION

     k. To eliminate identifiable, incremental costs incurred by the Founding Companies in conjunction with this merger which are not expected to be recurring.

     l. To eliminate the compensation expense recorded by a Founding Company in connection with transfers of stock between existing stockholders.

     m. Eliminate one-time fee earned by a Founding Company.

     n. Records the incremental provision for federal and state income taxes assuming a 39% statutory tax rate increased by goodwill amortization which is not deductible for income tax purposes.

     o. Includes: (i) 9,853,000 shares issued to the stockholders of the Founding Companies in connection with the Combination, (ii) 8,579,000 shares issued in connection with this Offering and (iii) 428,000 shares issued to a service provider in connection with the Combination. Excludes 1,640,000 shares to be issued to management subsequent to the Offering.

POST COMBINATION ADJUSTMENTS

     p. The proceeds from the issuance of 8.6 million shares of the Company's Common Stock, net of estimated offering costs (based on the initial public offering price of $12 per share) will be applied as follows:

                                                              (IN THOUSANDS)
Gross proceeds of the Offering..............................     $102,943
Underwriting discount.......................................       (7,206)
Estimated expenses..........................................       (2,000)
Payment of certain debt obligations.........................      (23,430)
Payment of other obligations................................       (2,530)
Payment of amounts payable to the owners of the Founding
  Companies.................................................      (69,777)
                                                                 --------
                                                                 $ (2,000)
                                                                 ========

     Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees, and printing expenses.

     q. Reflects the payment of debt from the proceeds of the Offering.

     r. Reflects the elimination of interest expense as all Founding Company debt will be repaid with a portion of the proceeds from the Offering.

5. STOCK GRANTS TO EXECUTIVE MANAGEMENT TEAM

     In connection with the Combination and IPO, RailWorks intends to grant 1,640,000 shares of its common stock to its executive management team. This grant has not been reflected in these statements. The Company estimates the expense it will recognize upon granting the shares will approximate $19.7 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To RailWorks Corporation:

     We have audited the accompanying balance sheet of RAILWORKS CORPORATION (a Delaware corporation), as of March 31, 1998, and the related statements of income and changes in stockholder's equity for the period from inception (March 20, 1998) to March 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RailWorks Corporation as of March 31, 1998, and the results of its operations for the period from inception (March 20, 1998) to March 31, 1998, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Nashville, Tennessee
May 20, 1998

                             RAILWORKS CORPORATION

                                 BALANCE SHEET

                                                              MARCH 31,
                                                                1998
                                                              ---------
                                ASSETS
CASH........................................................    $100
                                                                ----
          Total assets......................................    $100
                                                                ====
                         STOCKHOLDER'S EQUITY
STOCKHOLDER'S EQUITY:
  Preferred stock $.01 par value, 10,000,000 shares
     authorized, no shares issued...........................    $ --
  Common stock, $.01 par value, 100,000,000 shares
     authorized, 10 shares issued and outstanding...........      --
  Additional paid-in capital................................     100
  Retained earnings.........................................      --
                                                                ----
          Total stockholder's equity........................    $100
                                                                ====

    The accompanying notes are an integral part of this financial statement.

                             RAILWORKS CORPORATION

                              STATEMENT OF INCOME
        FOR THE PERIOD FROM INCEPTION (MARCH 20, 1998) TO MARCH 31, 1998

REVENUES....................................................  $     --
SELLING, GENERAL AND ADMINISTRATION EXPENSES................        --
                                                              --------
INCOME BEFORE INCOME TAXES..................................        --
PROVISION FOR INCOME TAXES..................................        --
                                                              --------
NET INCOME..................................................  $     --
                                                              ========

    The accompanying notes are an integral part of this financial statement.

                             RAILWORKS CORPORATION

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                 FOR THE PERIOD FROM INCEPTION (MARCH 20, 1998)
                             THROUGH MARCH 31, 1998

                                                     COMMON STOCK     ADDITIONAL
                                                    ---------------    PAID-IN     RETAINED
                                                    SHARES   AMOUNT    CAPITAL     EARNINGS   TOTAL
                                                    ------   ------   ----------   --------   -----
Issuance of common stock..........................    10       $--       $100         $--     $100
Net income........................................    --        --         --          --       --
                                                      --        --       ----          --     ----
BALANCE, March 31, 1998...........................    10       $--       $100         $--     $100
                                                      ==        ==       ====          ==     ====

    The accompanying notes are an integral part of this financial statement.

                             RAILWORKS CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS AND ORGANIZATION

     RailWorks Corporation ("RailWorks" or the "Company"), was formed in March 1998 to become a leading nationwide provider of rail services, including system construction and rehabilitation, repair and maintenance services and related products. RailWorks intends to acquire fourteen U.S. businesses (the "Acquisitions"), complete an initial public offering (the "Offering") of its common stock and, subsequent to the Offering, continue to acquire, through merger or purchase, similar companies to expand its national operations.

     RailWorks has not conducted any operations, and all activities to date have related to the acquisitions and the initial public offering ("IPO"). Cash of $100 was generated from the initial capitalization of the Company (see Note 2). Accordingly, cash flows would not provide meaningful information and have been omitted. There is no assurance that the pending acquisitions discussed below will be completed and that RailWorks will be able to generate future operating revenues.

2. STOCKHOLDER'S EQUITY

     In connection with the organization and initial capitalization of RailWorks, the Company issued 10 shares of common stock for $100.

3. SUBSEQUENT EVENTS (UNAUDITED)

     RailWorks and its newly formed, wholly owned subsidiaries have signed definitive agreements to acquire by merger the Founding Companies to be effective with the IPO. The companies to be acquired are: Annex Railroad Builders, Inc., Comtrack Construction, Inc., Comstock Holdings, Inc., Condon Brothers, Inc., CPI Concrete Products Incorporated, H.P. McGinley, Incorporated, Kennedy Railroad Builders, Inc., Merit Railroad Builders, Inc., Midwest Railroad Contractors, Inc., New England Construction Services, Inc., Railroad Service, Inc., Southern Indiana Wood Preserving Co., U.S. Trackworks, Inc. and W.A. Smith Construction Co., Inc. Consideration that will be paid by RailWorks to acquire the Founding Companies will consist of a combination of cash and common stock. The amount of such consideration will be determined on the closing date; however, it is expected to approximate $187.4 million.

     Additionally RailWorks intends to grant 1,640,000 shares of its common stock to its executive management team. The Company estimates the expense it will recognize upon granting the shares will approximate $19.7 million.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Annex Railroad Builders, Inc.:

     We have audited the accompanying balance sheets of ANNEX RAILROAD BUILDERS, INC. (the "Company") (an Indiana corporation) as of March 31, 1997 and December 31, 1997, and the related statements of operations, stockholders' equity and cash flows for the year ended March 31, 1997 and the nine-month period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Annex Railroad Builders, Inc. as of March 31, 1997 and December 31, 1997, and the results of its operations and its cash flows for the year ended March 31, 1997 and the nine-month period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Nashville, Tennessee
February 20, 1998

                         ANNEX RAILROAD BUILDERS, INC.

                                 BALANCE SHEETS

                                                        MARCH 31,    DECEMBER 31,    MARCH 31,
                                                          1997           1997          1998
                                                       -----------   ------------   -----------
                                                                                    (UNAUDITED)
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................  $    63,344   $    48,105    $        0
  Accounts receivable, net of allowance of $20,000
     and $16,600, respectively.......................    2,039,394     2,139,185     1,432,321
  Employee loans and advances........................       19,504        13,371        14,335
  Costs and estimated earnings in excess of billings
     on uncompleted contracts........................      775,818     1,146,737     1,251,865
  Inventory..........................................       84,085       166,718       190,643
  Prepaid expenses...................................        6,545        26,828         6,429
  Deferred tax assets................................       28,759        48,683        48,683
                                                       -----------   -----------    ----------
          Total current assets.......................    3,017,449     3,589,627     2,944,276
                                                       -----------   -----------    ----------
PROPERTY, PLANT AND EQUIPMENT:
  Land and buildings.................................      137,314       137,314       137,314
  Machinery and equipment............................    2,037,065     2,000,665     1,988,222
  Office furniture and equipment.....................       42,087        46,090        46,090
                                                       -----------   -----------    ----------
                                                         2,216,466     2,184,069     2,171,626
  Less accumulated depreciation......................   (1,461,727)   (1,534,166)   (1,564,776)
                                                       -----------   -----------    ----------
          Property, plant and equipment, net.........      754,739       649,903       606,850
                                                       -----------   -----------    ----------
OTHER ASSETS:
  Cash value of life insurance, face value of
     $1,710,000......................................      294,724       280,901       311,458
                                                       -----------   -----------    ----------
          Total other assets.........................      294,724       280,901       311,458
                                                       -----------   -----------    ----------
                                                       $ 4,066,912   $ 4,520,431    $3,862,584
                                                       ===========   ===========    ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................................  $ 1,023,434   $ 1,001,775    $  602,094
  Line of credit.....................................      325,000        50,000       125,000
  Current obligations under capital leases...........      120,464        99,604       117,119
  Billings in excess of costs and estimated earnings
     on uncompleted contracts........................       43,752       125,959        33,164
  Accrued expenses...................................      283,292       537,477       264,735
  Current maturities of long-term debt...............       76,998        45,611        22,151
                                                       -----------   -----------    ----------
          Total current liabilities..................    1,872,940     1,860,426     1,164,263
                                                       -----------   -----------    ----------
LONG-TERM DEBT, net of current maturities............       28,376            --            --
                                                       -----------   -----------    ----------
CAPITAL LEASE OBLIGATIONS, net of current
  obligations........................................      119,219        42,935            --
                                                       -----------   -----------    ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 5,000 shares authorized
     and outstanding.................................       52,469        52,469        52,469
  Retained earnings..................................    2,103,182     2,564,601     2,645,852
  Treasury stock.....................................     (109,274)           --            --
                                                       -----------   -----------    ----------
          Total stockholders' equity.................    2,046,377     2,617,070     2,698,321
                                                       -----------   -----------    ----------
                                                       $ 4,066,912   $ 4,520,431    $3,862,584
                                                       ===========   ===========    ==========

   The accompanying notes are an integral part of these financial statements.

                         ANNEX RAILROAD BUILDERS, INC.

                            STATEMENTS OF OPERATIONS

                                              YEAR       NINE MONTHS       THREE MONTHS ENDED
                                              ENDED         ENDED       -------------------------
                                            MARCH 31,    DECEMBER 31,    MARCH 31,     MARCH 31,
                                              1997           1997          1997          1998
                                           -----------   ------------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
REVENUE..................................  $11,614,058   $11,236,193    $4,218,672    $2,105,345
CONTRACT COSTS...........................    9,912,053     9,458,716     3,627,484     1,763,234
                                           -----------   -----------    ----------    ----------
  Gross profit...........................    1,702,005     1,777,477       591,188       342,111
GENERAL AND ADMINISTRATIVE EXPENSES......    1,153,273       799,704       314,319       207,940
                                           -----------   -----------    ----------    ----------
INCOME FROM OPERATIONS...................      548,732       977,773       276,869       134,171
                                           -----------   -----------    ----------    ----------
OTHER INCOME (EXPENSE):
  Interest income........................       26,690        11,593         4,190         2,486
  Interest expense.......................      (46,865)      (39,662)      (14,608)       (3,459)
                                           -----------   -----------    ----------    ----------
                                               (20,175)      (28,069)      (10,418)         (973)
                                           -----------   -----------    ----------    ----------
INCOME BEFORE PROVISION FOR INCOME
  TAXES..................................      528,557       949,704       266,451       133,198
PROVISION FOR INCOME TAXES...............      228,946       369,011       103,916        51,947
                                           -----------   -----------    ----------    ----------
NET INCOME...............................  $   299,611   $   580,693    $  162,535    $   81,251
                                           ===========   ===========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                         ANNEX RAILROAD BUILDERS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                       NUMBER
                                         OF
                                       COMMON   COMMON    TREASURY     RETAINED
                                       SHARES    STOCK      STOCK      EARNINGS      TOTAL
                                       ------   -------   ---------   ----------   ----------
BALANCE, March 31, 1996..............  5,000    $52,469   $(109,274)  $1,813,571   $1,756,766
                                       -----    -------   ---------   ----------   ----------
  Net income.........................     --         --          --      299,611      299,611
  Dividends..........................     --         --          --      (10,000)     (10,000)
                                       -----    -------   ---------   ----------   ----------
BALANCE, March 31, 1997..............  5,000     52,469    (109,274)   2,103,182    2,046,377
                                       -----    -------   ---------   ----------   ----------
  Net income.........................     --         --          --      580,693      580,693
  Dividends..........................     --         --          --      (10,000)     (10,000)
  Retirement of treasury stock.......     --         --     109,274     (109,274)          --
                                       -----    -------   ---------   ----------   ----------
BALANCE, December 31, 1997...........  5,000    $52,469   $      --   $2,564,601   $2,617,070
                                       =====    =======   =========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                         ANNEX RAILROAD BUILDERS, INC.

                            STATEMENTS OF CASH FLOWS

                                                     YEAR      NINE MONTHS        THREE MONTHS ENDED
                                                     ENDED        ENDED       ---------------------------
                                                   MARCH 31,   DECEMBER 31,    MARCH 31,      MARCH 31,
                                                     1997          1997           1997           1998
                                                   ---------   ------------   ------------   ------------
                                                                              (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.....................................  $ 299,611    $ 580,693      $ 162,535      $  81,251
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Deferred income tax benefit..................         --      (19,924)            --             --
    Depreciation and amortization................    240,344      171,856         60,979         59,554
    (Gain)/loss from sale of equipment...........      1,117          145             --         (2,500)
    Change in operating assets:
      Accounts receivable........................   (752,515)     (99,791)       226,174        706,864
      Costs and estimated earnings in excess of
         billings on uncompleted contracts.......   (337,359)    (370,919)       (74,324)      (105,128)
      Inventory..................................    (25,290)     (82,633)        56,500        (23,925)
      Prepaid expenses...........................     16,748      (20,283)         4,009         20,399
      Accounts payable...........................    465,399      (21,659)       146,386       (399,681)
      Accrued expenses...........................   (139,977)     254,185       (180,148)      (272,742)
      Billings in excess of costs and estimated
         earnings on uncompleted contracts.......    (36,086)      82,207       (129,953)       (92,795)
                                                   ---------    ---------      ---------      ---------
         Net cash provided by (used in) operating
           activities............................   (268,008)     473,877        272,158        (28,703)
                                                   ---------    ---------      ---------      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net employee advances (payments)...............     (1,050)       6,133           (205)          (964)
  Increase in cash value of life insurance.......    (53,796)     (42,340)       (29,396)       (30,557)
  Proceeds from life insurance policies..........         --       56,163             --             --
  Decrease in notes receivable...................     43,574           --         43,574             --
  Purchases of property, plant, and equipment....   (102,224)     (87,176)            --        (16,501)
  Proceeds from sale of equipment................         --       20,011             --          2,500
                                                   ---------    ---------      ---------      ---------
         Net cash provided by (used) in investing
           activities............................   (113,496)     (47,209)        13,973        (45,522)
                                                   ---------    ---------      ---------      ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Net borrowings (payments) under line of
    credit.......................................     75,000     (275,000)      (175,000)        75,000
  Principal payments under capital lease
    obligations..................................    (17,712)     (97,144)       (17,712)       (25,420)
  Principal payments on long-term debt...........   (116,248)     (59,763)       (20,075)       (23,460)
  Borrowings under long-term debt................     19,752           --             --             --
  Dividends paid.................................    (10,000)     (10,000)       (10,000)            --
                                                   ---------    ---------      ---------      ---------
         Net cash provided by (used in) financing
           activities............................    (49,208)    (441,907)      (222,787)        26,120
                                                   ---------    ---------      ---------      ---------
         Net increase (decrease) in cash and cash
           equivalents...........................   (430,712)     (15,239)        63,344        (48,105)
CASH AND CASH EQUIVALENTS, beginning of period...    494,056       63,344             --         48,105
                                                   ---------    ---------      ---------      ---------
CASH AND CASH EQUIVALENTS, end of period.........  $  63,344    $  48,105      $  63,344      $      --
                                                   =========    =========      =========      =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
    Interest.....................................  $  46,865    $  39,662      $  14,608      $   3,459
                                                   =========    =========      =========      =========
    Income taxes.................................  $ 230,973    $ 218,256      $      --      $ 146,989
                                                   =========    =========      =========      =========

   The accompanying notes are an integral part of these financial statements.

                         ANNEX RAILROAD BUILDERS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

     Annex Railroad Builders, Inc. (the "Company"), a C corporation, operates as a construction contractor constructing, repairing and maintaining railroad tracks for private and government customers located throughout the Midwest. The work is performed under various forms of contracts, including fixed-fee and time-and-material contracts.

2. SIGNIFICANT ACCOUNTING POLICIES

YEAR-END

     In 1997, the Company changed its financial reporting year-end to December
31. These financial statements reflect the results of operations for the year ended March 31, 1997 and the nine months ended December 31, 1997.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from the estimates that were assumed in preparing the financial statements.

REVENUE AND COST RECOGNITION

     The Company recognizes revenues from fixed-fee contracts using the percentage-of-completion method, measured by the percentage of cost incurred to date to management's estimated total cost for each contract. This method is used because management considers total cost to be the best available measure of progress on the contracts. Changes in job performance, job conditions and estimated profitability may result in revisions to cost and income, which are recognized in the period in which the revisions are determined.

     Revenues from time-and-material contracts are recognized currently as the work is performed.

     Contract costs include all direct material, labor and equipment costs and those indirect costs related to contract performance and are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

CASH AND CASH EQUIVALENTS

     The Company considers cash and cash equivalents to include cash on hand and temporary cash investments purchased with an original maturity of three months or less.

FINANCIAL INSTRUMENTS AND CREDIT RISK

     The Company operates primarily in the Midwest. As such, the Company's accounts receivable are from the same geographic region. The terms of the sales give rise to unsecured accounts receivable, as is common industry practice. At December 31, 1997, approximately 10% of the accounts receivable was due from one customer. Contract revenue earned from three customers

                         ANNEX RAILROAD BUILDERS, INC.

comprised approximately 39% of total contract revenue for the nine months ended December 31, 1997.

INVENTORY

     Inventory, consisting principally of stored materials and parts to be used for contracts, is stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

     The Company records property, plant and equipment at cost. Depreciation is computed using the straight-line and accelerated methods over the estimated useful life of the asset as follows:

Buildings.................................................  30 - 39 years
Machinery and equipment...................................        5 years
Office furniture and equipment............................        7 years

     As assets are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is reflected in net income.

INCOME TAXES

     The provision for income taxes is based on earnings reported by the Company. In accordance with Statement of Financial Accounting Standards No. 109, a deferred income tax asset or liability is determined by applying currently enacted tax laws and rates to the expected reversal of the cumulative temporary differences between the carrying value of assets and liabilities for financial statement and income tax purposes.

INTERIM FINANCIAL STATEMENTS

     The unaudited financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). In the opinion of management, the accompanying unaudited financial statements reflect all adjustments necessary to present fairly the financial position as of March 31, 1998 and the results of operations and cash flows for the three months ended March 31, 1997 and 1998.

3. ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following at March 31, 1997 and December 31, 1997:

                                                             MARCH 31,    DECEMBER 31,
                                                                1997          1997
                                                             ----------   ------------
Contract receivables.......................................  $  798,167    $  996,507
Contract retainages........................................   1,172,772     1,162,678
Other......................................................      85,055            --
                                                             ----------    ----------
                                                              2,055,994     2,159,185
Less allowance for doubtful accounts.......................      16,600        20,000
                                                             ----------    ----------
                                                             $2,039,394    $2,139,185
                                                             ==========    ==========

     Contract retainages have been billed but are not due pursuant to contract provisions until contract completion. Such contract retainages are expected to be collected within the following year.

                         ANNEX RAILROAD BUILDERS, INC.

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Information with respect to contracts in process at March 31, 1997 and December 31, 1997 is as follows:

                                                             MARCH 31,    DECEMBER 31,
                                                                1997          1997
                                                             ----------   ------------
Costs incurred on uncompleted contracts....................  $5,117,839    $9,342,909
Estimated earnings.........................................   1,824,146     3,477,468
                                                             ----------    ----------
                                                              6,941,985    12,820,377
Less billings to date......................................   6,209,919    11,799,599
                                                             ----------    ----------
                                                             $  732,066    $1,020,778
                                                             ==========    ==========

     Contracts in process are included in the accompanying balance sheet under the following captions:

Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $775,818   $1,146,737
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................   (43,752)    (125,959)
                                                              --------   ----------
                                                              $732,066   $1,020,778
                                                              ========   ==========

5. LINE OF CREDIT

     The Company maintains a revolving line of credit with maximum borrowings of $1,200,000 which matures on July 31, 1998. The line of credit bears interest at prime plus .75% (9.25% at December 31, 1997) which is payable monthly. The collateral for the line of credit includes the Company's accounts receivable, inventory, machinery and equipment. In addition, it is personally guaranteed up to $500,000 by one of the principal stockholders. During the year ended March 31, 1997 and the nine months ended December 31, 1997, the weighted average amount outstanding on the line of credit was approximately $356,000 and $221,000, respectively, and the maximum amount outstanding was approximately $575,000 and $500,000, respectively. The outstanding balance of the revolving credit facility at March 31, 1997 and December 31, 1997 was $325,000 and $50,000, respectively.

6. CAPITAL LEASES

     The Company's capital leases relate to machinery and equipment which have net book values of $239,683 and $205,916, respectively at March 31, 1997 and December 31, 1997. The terms of these leases range from 15 to 24 months. The effective interest rates on these leases range from 5% to 11%.

     Future minimum lease payments under capital leases are as follows:

1998........................................................  $ 99,604
1999........................................................    42,935
                                                              --------
                                                              $142,539
                                                              ========

                         ANNEX RAILROAD BUILDERS, INC.

7. LONG-TERM DEBT

     Long-term debt consisted of the following:

                                                              MARCH 31,   DECEMBER 31,
                                                                1997          1997
                                                              ---------   ------------
Note payable to bank, interest at 8.90%, payable in monthly
  installments of $3,811, maturing September 1998, secured
  by equipment..............................................   $63,993      $32,927
Note payable to bank, interest at 8.42%, payable in monthly
  installments of $1,367, maturing March 1998, secured by
  equipment.................................................    15,654        4,009
Note payable to bank, interest at 7.90%, payable in monthly
  installments of $892, maturing October 1998, secured by
  equipment.................................................    15,890        8,675
Other notes payable.........................................     9,837           --
                                                               -------      -------
                                                               105,374       45,611
Less current maturities.....................................    76,998       45,611
                                                               -------      -------
                                                               $28,376      $    --
                                                               =======      =======

     Both the long-term debt and the line of credit contain certain restrictive covenants which place some requirements and restrictions on the Company regarding disposition of assets, financial ratios, capital expenditures, acquisitions and operations. The Company was in compliance with these covenants at December 31, 1997.

8. PROFIT SHARING PLAN

     During the fiscal year ended March 31, 1996, the Company established a profit sharing plan for full-time, non-union employees. To be eligible, an employee must have been employed by the Company for two years. All contributions, which are at management's discretion, are vested after six years. Company contributions to the plan were $86,600 and $90,980 for the year ended March 31, 1997 and the nine months ended December 31, 1997, respectively.

9. INCOME TAXES

     The income tax provision for the year ended March 31, 1997 and the nine months ended December 31, 1997 consisted of the following:

                                                              MARCH 31,   DECEMBER 31,
                                                                1997          1997
                                                              ---------   ------------
Current provision:
  Federal...................................................  $186,675      $309,722
  State.....................................................    42,271        79,213
                                                              --------      --------
                                                               228,946       388,935
Deferred benefit............................................        --       (19,924)
                                                              --------      --------
                                                              $228,946      $369,011
                                                              ========      ========

                         ANNEX RAILROAD BUILDERS, INC.

     The income tax provision as reported in the statements of operations differs from the amounts computed by applying federal statutory rates due to the following:

                                                              MARCH 31,   DECEMBER 31,
                                                                1997          1997
                                                              ---------   ------------
Federal income tax at statutory rate........................  $179,709      $322,899
State income taxes, net of federal income tax benefit.......    27,899        52,281
Other.......................................................    21,338        (6,169)
                                                              --------      --------
Provision for income taxes..................................  $228,946      $369,011
                                                              ========      ========

     The tax effect of temporary differences that give rise to significant portions of deferred tax assets at March 31, 1997 and December 31, 1997 consisted of the following:

                                                              MARCH 31,   DECEMBER 31,
                                                                1997          1997
                                                              ---------   ------------
Deferred tax assets:
  Allowance for doubtful accounts...........................   $ 6,474      $ 7,856
  Accrued management bonus..................................    22,285       40,827
                                                               -------      -------
          Total deferred tax assets.........................   $28,759      $48,683
                                                               =======      =======

10. RELATED PARTY TRANSACTIONS

     The Company has sales and purchases of supplies and services with related parties under common ownership with the Company. The following represents these transactions at March 31, 1997 and December 31, 1997:

                                                              MARCH 31,   DECEMBER 31,
                                                                1997          1997
                                                              ---------   ------------
U.S. Railway Supply, Inc...............  Sales                $ 80,409      $ 21,183
                                         Accounts Receivable    18,394        21,183
                                         Purchases             602,915       462,349
                                         Accounts Payable           --        86,757
Railroad Specialties...................  Sales                $ 72,172      $ 17,635
                                         Accounts Receivable    22,693        28,628
                                         Purchases              15,787       135,765
Central Indiana and Western Railroad
  Company..............................  Sales                $105,840      $ 58,752
                                         Accounts Receivable    11,762        17,771
R. & M.B. Rail Co., Inc................  Sales                $124,548      $ 60,266
                                         Accounts Receivable    15,564        78,059
                                         Purchases              14,780        15,955
                                         Accounts Payable        7,988         5,346

11. COMMITMENTS AND CONTINGENCIES

LITIGATION

     The Company is engaged in various lawsuits arising in the ordinary course of business. In the opinion of management, based upon the advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial statements.

                         ANNEX RAILROAD BUILDERS, INC.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of estimated fair values of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

CASH, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

     The carrying amounts of these items are a reasonable estimate of their fair value due to their short-term nature.

LINE OF CREDIT, LONG-TERM DEBT AND CAPITAL LEASE OBLIGATIONS

     The carrying amount of the line of credit facility approximates fair value as the interest rate fluctuates with changes in market conditions. The carrying amount of long-term debt and capital lease obligations based on borrowing rates currently available to the Company is a reasonable estimation of fair value.

13. SUBSEQUENT EVENT (UNAUDITED)

     On May 21, 1998, the stockholders of the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with RailWorks Corporation. Under the terms of the Agreement, the stockholders will exchange their stock of the Company for cash and stock of RailWorks Corporation. The transaction is expected to be completed in August 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Comstock Holdings, Inc.:

     We have audited the accompanying consolidated balance sheet of Comstock Holdings, Inc. and subsidiary as of December 31, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. We have also audited the accompanying balance sheet of L.K. Comstock & Company, Inc. ("Predecessor Company") as of December 31, 1996 and the related statements of income, shareholder's equity and cash flows for each of the two years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comstock Holdings, Inc. and subsidiary as of December 31, 1997, and the results of their operations and their cash flows for the year ended December 31, 1997 and of the financial position of the Predecessor Company as of December 31, 1996 and the results of its operations and cash flows for each of the two years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Stamford, Connecticut
February 26, 1998

                            COMSTOCK HOLDINGS, INC.

                                 BALANCE SHEETS

                                                         PREDECESSOR
                                                           COMPANY
                                                         -----------
                                                              DECEMBER 31,
                                                         ----------------------     MARCH 31,
                                                            1996         1997         1998
                                                         -----------    -------    -----------
                                                                   ($ IN THOUSANDS)
                                                                                   (UNAUDITED)
                                            ASSETS
CURRENT ASSETS:
  Cash.................................................    $ 4,171      $ 1,120      $   945
  Accounts receivable..................................     49,266       46,436       44,062
  Costs and estimated earnings in excess of billings on
     uncompleted contracts.............................     18,754       17,149       17,189
  Inventory............................................      1,536        1,240          250
  Investment in joint venture..........................      5,693           --           --
  Deferred tax asset...................................         --        1,020          596
  Other current assets.................................        706          977          907
                                                           -------      -------      -------
          Total current assets.........................     80,126       67,942       63,949
EQUIPMENT AND LEASEHOLD IMPROVEMENTS...................     10,985          448          513
LESS -- ACCUMULATED DEPRECIATION AND AMORTIZATION......      7,184           56           84
                                                           -------      -------      -------
                                                             3,801          392          429
OTHER ASSETS...........................................        417           18           39
                                                           -------      -------      -------
                                                           $84,344      $68,352      $64,417
                                                           =======      =======      =======

                             LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt.................    $22,486      $ 2,555      $ 1,066
  Accounts payable and accrued liabilities.............     23,706       22,547       24,269
  Accrued payroll and related withholdings.............      6,447        4,711        5,180
  Billings in excess of costs and estimated earnings on
     uncompleted contracts.............................      6,314        8,510        4,285
  Other current liabilities............................      1,916        3,119        3,537
                                                           -------      -------      -------
          Total current liabilities....................     60,869       41,442       38,337
LONG-TERM DEBT.........................................      2,404       12,449       12,352
EXCESS OF ACQUIRED NET ASSETS OVER COST................         --       10,210       10,143
OTHER LIABILITIES......................................      4,081        2,813        1,481
COMMITMENTS AND CONTINGENCIES (Notes 1, 8 and 9)
SHAREHOLDERS' EQUITY:
  Predecessor Company:
     Common stock, $.25 par value, 1,500 shares
       authorized, 1,200 shares issued and
       outstanding.....................................         --           --           --
  Comstock Holdings, Inc.:
     Common stock, $.01 par value, 150,000 shares
       authorized 111,500 shares issued and
       outstanding.....................................         --            1            1
     Additional paid-in capital........................     18,479            9            9
     Retained earnings.................................     (1,489)       1,428        2,094
                                                           -------      -------      -------
SHAREHOLDERS' EQUITY...................................     16,990        1,438        2,104
                                                           -------      -------      -------
                                                           $84,344      $68,352      $64,417
                                                           =======      =======      =======

  The accompanying notes to financial statements are an integral part of these financial statements.

                            COMSTOCK HOLDINGS, INC.

                            STATEMENTS OF OPERATIONS

                                              YEAR ENDED DECEMBER 31,
                                          -------------------------------     THREE MONTHS
                                          PREDECESSOR COMPANY                ENDED MARCH 31,
                                          -------------------               -----------------
                                            1995       1996        1997      1997      1998
                                          --------   --------    --------   -------   -------
                                                                               (UNAUDITED)
                                                           ($ IN THOUSANDS)
REVENUES................................  $181,616   $188,767    $153,610   $32,401   $41,628
CONTRACT COSTS..........................   164,777    169,303     136,678    27,997    37,205
                                          --------   --------    --------   -------   -------
          Gross profit on contracts.....    16,839     19,464      16,932     4,404     4,423
SELLING, GENERAL AND ADMINISTRATIVE
  EXPENSES..............................    15,624     15,053      13,733     3,895     3,224
DEPRECIATION AND AMORTIZATION...........     1,263      1,365        (213)      (61)      (39)
INTEREST EXPENSE........................       871      2,023       1,761       564       420
INTEREST AND OTHER INCOME...............    (2,115)      (476)       (975)     (726)     (292)
IMPAIRMENT OF LONG-LIVED ASSETS (NOTE
  1)....................................    20,105         --          --        --        --
                                          --------   --------    --------   -------   -------
          Income (loss) before
            management fees and income
            taxes.......................   (18,909)     1,499       2,626       732     1,110
MANAGEMENT FEES CHARGED BY FORMER
  PARENT................................       913        941          --        --        --
                                          --------   --------    --------   -------   -------
          Income (loss) before income
            taxes.......................   (19,822)       558       2,626       732     1,110
          PROVISION FOR INCOME TAXES....       150        500       1,198       292       444
                                          --------   --------    --------   -------   -------
          Net income (loss).............  $(19,972)  $     58    $  1,428   $   440   $   666
                                          ========   ========    ========   =======   =======

  The accompanying notes to financial statements are an integral part of these financial statements.

                            COMSTOCK HOLDINGS, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                        COMMON     ADDITIONAL
                                                         STOCK      PAID-IN     RETAINED
                                                       PAR VALUE    CAPITAL     EARNINGS    TOTAL
                                                       ---------   ----------   --------   -------
                                                                    ($ IN THOUSANDS)
BALANCE, December 31, 1994...........................     $--       $37,904     $18,425    $56,329
  Assumption of certain net liabilities of Comstock
     Group, Inc......................................      --       (15,790)         --    (15,790)
  Net loss...........................................      --            --     (19,972)   (19,972)
                                                          ---       -------     -------    -------
BALANCE, December 31, 1995...........................      --        22,114      (1,547)    20,567
  Capital contribution...............................      --         1,110          --      1,110
  Transfer of note receivable........................      --        (4,745)         --     (4,745)
  Net income.........................................      --            --          58         58
                                                          ---       -------     -------    -------
BALANCE, December 31, 1996...........................     $--       $18,479     $(1,489)   $16,990
                                                          ===       =======     =======    =======
--------------------------------------------------------------------------------------------------
  Capital contribution...............................     $ 1       $     9     $    --    $    10
  Net income.........................................      --            --       1,428      1,428
                                                          ---       -------     -------    -------
BALANCE, December 31, 1997...........................     $ 1       $     9     $ 1,428    $ 1,438
                                                          ===       =======     =======    =======

                 The accompanying notes to financial statements
              are an integral part of these financial statements.

                            COMSTOCK HOLDINGS, INC.

                            STATEMENTS OF CASH FLOWS

                                                     FOR THE YEARS ENDED DECEMBER 31,
                                                    ----------------------------------
                                                         PREDECESSOR                       THREE MONTHS
                                                           COMPANY                        ENDED MARCH 31,
                                                    ---------------------                -----------------
                                                      1995        1996         1997       1997      1998
                                                    ---------   ---------    ---------   -------   -------
                                                                                            (UNAUDITED)
                                                                       ($ IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...............................  $(19,972)   $     58     $  1,428    $   440   $   666
  Adjustments to reconcile net income to net cash
    used in operating activities--
    Depreciation and amortization.................     1,263       1,365         (213)       (61)      (39)
    Impairment of Long-Lived Assets...............    20,105          --           --
    Deferred taxes................................        --          --          664        110       424
    Gain on sale of equipment.....................       (10)        (39)        (194)       (74)       (8)
    Change in contract reserves...................        --      (3,000)          --         --        --
    Change in assets and liabilities:
      Increase in accounts receivable and costs
         and estimated earnings in excess of
         billings on uncompleted contracts........   (18,263)     (6,231)      (8,176)   (18,391)     (105)
      Decrease (increase) in inventory............       621        (947)         296        207       990
      Increase (decrease) in other current
         assets...................................      (975)     (4,209)        (271)      (469)       70
      Decrease (increase) in accounts payable and
         accrued liabilities......................    11,420      (1,772)      (1,159)    (3,866)    1,722
      Increase in accrued payroll and related
         withholdings.............................       530         365          549      2,675       469
      Increase (decrease) in billings in excess of
         costs and estimated earnings on
         uncompleted contracts....................       747       2,307        3,320      3,259    (3,107)
      Increase (decrease) in other current
         liabilities..............................    (2,447)       (103)         909        187       418
      Increase (decrease) in other assets.........        59          (3)         (18)       (14)      (21)
      Decrease (increase) in other liabilities....       587         257         (336)        31       (11)
                                                    --------    --------     --------    -------   -------
         Net cash (used in) provided by operating
           activities.............................    (6,335)    (11,952)      (3,201)   (15,966)    1,468
                                                    --------    --------     --------    -------   -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of equipment................        27         130          194         74         8
  Purchase of equipment and leasehold
    improvements..................................    (1,607)       (690)        (448)      (119)      (65)
                                                    --------    --------     --------    -------   -------
         Net cash used in investing activities....    (1,580)       (560)        (254)       (45)      (57)
                                                    --------    --------     --------    -------   -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from contingent promissory notes.......        --          --       14,608     14,608        --
  Repayment of contingent promissory notes........        --          --         (157)      (157)       --
  Proceeds from note payable......................        --          --        4,000      9,096        --
  Repayments of note payable......................        --          --       (4,000)        --        --
  Proceeds from long-term borrowings..............    15,641       7,961       16,937         --     2,019
  Repayment of long-term borrowings...............    (5,000)     (2,312)     (26,823)    (4,361)   (3,605)
  Decrease in due to affiliates...................    (6,766)         --           --         --        --
  Capital contribution............................        --       1,110           --         --        --
                                                    --------    --------     --------    -------   -------
         Net cash provided by (used in) financing
           activities.............................     3,875       6,759        4,565     19,186    (1,586)
                                                    --------    --------     --------    -------   -------
         Net (decrease) increase in cash..........    (4,040)     (5,753)       1,110      3,175      (175)
CASH, beginning of period.........................    13,964       9,924           10         10     1,120
                                                    --------    --------     --------    -------   -------
CASH, end of period...............................  $  9,924    $  4,171     $  1,120    $ 3,185   $   945
                                                    ========    ========     ========    =======   =======
SUPPLEMENTARY DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for interest........  $    781    $  1,305     $  1,478    $   612   $   355
  Cash paid during the period for income taxes....  $    116    $     57     $    188    $    92   $    66

  The accompanying notes to financial statements are an integral part of these financial statements.

                            COMSTOCK HOLDINGS, INC.

                         NOTES TO FINANCIAL STATEMENTS

(1) BASIS OF FINANCIAL STATEMENT PRESENTATION

     Comstock Holdings, Inc. (formerly LKC Acquisition Corp.) (together with its predecessor company, "Holdings" or the "Company"), was incorporated on November 20, 1996 as a Delaware corporation for the purpose of acquiring L.K. Comstock & Company, Inc. (the "Predecessor Company"). Holdings had no operations from incorporation through January 1, 1997.

     Effective January 1, 1997, the Company purchased the stock of the Predecessor Company. The accompanying financial statements, including those of the Predecessor Company prior to the acquisition date, have been prepared by Holdings management and present the financial position and results of operations of Holdings from the acquisition date and of the Predecessor Company for the periods prior to the acquisition date. Accordingly, the financial information for periods prior to the acquisition date does not reflect the significant impact of the acquisition or of the purchase accounting adjustments on the financial position and results of operations of Holdings.

     The Predecessor Company was acquired by Holdings through various agreements (the "Agreements") entered into by Comstock Group, Inc. ("Group", the Predecessor Company's former parent), Spie Group Inc. ("Spie", the parent of Group), Spie Enertrans SA ("Enertrans", the former parent of Spie) and Schneider Electric Holdings Inc. ("Schneider", the parent of Spie). The Agreements principally called for: (1) the sale of the common stock of the Predecessor Company to Holdings (the "Sale"), (2) the issuance of various contingent promissory notes by the Company to Enertrans and Group in exchange for approximately $18,903,000, (3) the transfer of various intangible assets of Spie to the Company, (4) the provision for various income tax elections and indemnifications, and (5) certain other indemnifications and cooperative understandings, all as described below. Also in connection with Agreements, the Company entered into certain borrowing arrangements with its lenders (see Note
6). The effects of the Agreements have been accounted for as a purchase in the accompanying financial statements as of January 1, 1997.

     The principal terms of the Agreements are as follows:

          (1) The payment at closing of $5,105,000 to Group by Holdings. Such payment was substantially funded by the Predecessor Company.

          (2) Contingent payments by Holdings to Group of 30% of the Company's annual pre-tax income, as defined, through 1999 up to an aggregate of $2,500,000.

          (3) Additional contingent payments by Holdings to Group of 40% of the Company's annual pre-tax income through 1999, after subtracting the payment in (1) above and contingent payments in (2) above, up to an aggregate of $2,500,000.

     Accordingly, a distribution of $294,000 has been accrued to fund the estimated 1997 contingent purchase price payment with a corresponding reduction of excess of acquired net assets over cost.

     Also under the terms of the Agreement, under certain conditions, Enertrans has the right of first refusal for a period of three years for the subsequent resale of the Predecessor Company's common shares by Holdings.

     As part of the Agreements, certain intangible assets (recorded at no value) were assigned to the Company. In addition, the Company issued a promissory note (the "Contingent Promissory Note"), collateralized by certain investments related to customer contracts involving claims and an investment in a joint venture (the "Investments"). The remaining balance of the Contingent Promissory Note of $14,451,000 at December 31, 1997 is payable only from amounts collected by the Company relating to the Investments until April 3, 2007, at which time the note is cancelled. As such, Enertrans and any successor to it or creditor may not look to any other Company assets to satisfy this

                            COMSTOCK HOLDINGS, INC.

indebtedness. Accordingly, management believes a right of offset exists for financial reporting purposes and the Investments and the Contingent Promissory Note have been offset in the accompanying balance sheet at December 31, 1997 in accordance with SFAS No. 125 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

     In connection with the sale, $5,095,000 of cash from the Predecessor Company was used by Holdings to fund its acquisition of the Predecessor Company. Accordingly, and as a result of the purchase price adjustments, the fair value of the net assets acquired exceeds the purchase price funded solely by Holdings. In accordance with Accounting Principles Board Opinion 16 "Business Combinations", the excess of the cost of net assets acquired first reduced the non current assets to zero with the remainder allocated to "Excess of Acquired Net Assets Over Cost", (negative goodwill) which amount will be amortized over 40 years.

     Group was acquired by Spie through a series of incremental investments completed in 1989 and accounted for as a purchase. The principal accounting effect on the Predecessor Company of this purchase was the push down of the excess of the purchase price over net assets acquired (goodwill), which amount was amortized over 40 years. In March 1995, the Financial Accounting Standards Board issued, and the Predecessor Company adopted, Statement No. 121 "Accounting for the Impairment of Long-Lived Assets", (SFAS No. 121). Management of the Predecessor Company reviewed its long-lived assets, including goodwill, in connection with adopting SFAS No. 121 and concluded, after considering the Predecessor Company's projected levels of profitability based on the then current expected market conditions, that certain long-lived assets (consisting primarily of goodwill) were impaired and, accordingly, recorded a charge to reflect this impairment.

(2) DESCRIPTION OF BUSINESS

     The Company provides electrical contracting services directly to end users and, indirectly, by acting as a subcontractor for construction managers, general contractors and other subcontractors. Services are provided to a broad range of customers including corporations, municipalities and other governmental entities, primarily in the Northeast and, to a lesser extent, in the Midwestern and West Coast regions of the United States.

(3) ACCOUNTING POLICIES

PRINCIPLES OF PREPARATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ACCOUNTING FOR CONTRACTS

     Earned revenues and cost of earned revenues represent the portion of the contract price and the related cost recognized under the Company's accounting policies for construction contracts.

     The Company recognizes earned revenues and costs using the percentage of completion method based on the ratio of costs incurred to total estimated costs.

     Contract losses are provided for when they become known. In forecasting ultimate profitability on certain contracts, estimated recoveries may be included for work performed under customer change orders to contracts for which firm prices have not yet been negotiated. Due to uncertainties inherent in the estimation and performance processes, it is possible that completion costs, including

                            COMSTOCK HOLDINGS, INC.

those arising from contract penalty provisions and final contract settlements, will be revised in the near-term. Such revisions to costs and income are recognized in the period in which the revisions are determined.

DEPRECIATION AND AMORTIZATION

     Equipment is depreciated principally on the straight-line method over the estimated useful life. Leasehold improvements are amortized using the straight-line method over the life of the lease.

INVENTORY

     Inventory is recorded at cost.

CASH AND CASH EQUIVALENTS

     The Company considers cash and cash equivalents to include cash on hand and temporary cash investments purchased with an original maturity of three months or less.

INTERIM FINANCIAL STATEMENTS

     The unaudited financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). In the opinion of management, the accompanying unaudited financial statements reflect all adjustments necessary to present fairly the financial position as of March 31, 1998 and the results of operations and cash flows for the three months ended March 31, 1997 and 1998.

(4) INCOME TAXES

     In accordance with the terms of the Agreements, the Company and Group elected to treat the sale of the Company under Section 338(h)(10) of the Internal Revenue Code. The effect of this election eliminated the Company's ability to use net operating loss carryforwards and certain other related tax attributes generated prior to the Sale.

     Also as a result of this election and the terms of the Agreements, the financial reporting basis of Holding's investment in the Predecessor Company is less than its income tax reporting basis. Such difference may result in future deductions for income tax purposes and, under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", is treated as a temporary difference. The effect of this difference was recorded as a deferred tax asset at the time of the Sale. Such temporary differences primarily relate to long-term contracts and other reserves. The net deferred tax asset of approximately $1,684,000 resulting from these differences increased the excess of acquired net assets over cost by the same amount. Also, under the Agreements, Group has indemnified the Company for all liabilities for income taxes and any related litigation imposed on the Predecessor Company for any period prior to the Sale.

     The Predecessor Company's results were included in the consolidated federal income tax return of Spie. During 1996, the Company utilized a portion of its net operating loss carryforwards ("NOLs") to eliminate its statutory federal income tax provision. State and local returns were filed and the related provisions recorded on a separate company basis.

                            COMSTOCK HOLDINGS, INC.

     The provision for income taxes for 1997 included in the statement of operations consists of (in thousands):

                                                                   1997
                                                            ------------------
                                                            CURRENT   DEFERRED   TOTAL
                                                            -------   --------   ------
Federal...................................................   $ --      $  941    $  941
State.....................................................    132         125       257
                                                             ----      ------    ------
                                                             $132      $1,066    $1,198
                                                             ====      ======    ======

     The Company's effective tax rate differs from the U.S. Statutory rate of 34% as follows (in thousands):

                                                               PREDECESSOR
                                                                 COMPANY
                                                             ---------------
                                                              1995     1996     1997
                                                             -------   -----   ------
U.S. Statutory Rate........................................  $(6,739)  $ 189   $  893
Benefit of NOL.............................................       --    (189)      --
State and local taxes......................................       43     242      206
Federal alternative minimum tax............................       --     150       --
Goodwill impairment and other permanent items..............    6,846     108       99
                                                             -------   -----   ------
                                                             $   150   $ 500   $1,198
                                                             =======   =====   ======

(5) ACCOUNTS RECEIVABLE AND CONTRACTS IN PROGRESS

     Accounts receivable consists of (in thousands):

                                                              PREDECESSOR
                                                                COMPANY
                                                              -----------
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 1996        1997
                                                              -----------   -------
Billed......................................................    $34,284     $31,400
Retainages..................................................     14,982      15,036
                                                                -------     -------
                                                                $49,266     $46,436
                                                                =======     =======

     Retainages of approximately $4,045,000 and $4,388,000 at December 31, 1996 and 1997 are invested in U.S. government obligations and municipal bonds. These securities are classified as held to maturity and are valued at cost which approximates market value. The Company anticipates that 53% of all retainages at December 31, 1997 will be collected within one year.

     Costs and estimated earnings in excess of billings on uncompleted contracts arise when revenues have been recorded but the amounts cannot be billed under the terms of the contracts. Such amounts are recoverable from customers upon various measures of performance, including achievement of certain milestones, completion of specified units or completion of the contract. The Company anticipates that substantially all amounts, other than unanticipated additional contract costs (see below), will be billed and collected within one year.

     The Company has recorded as costs and estimated earnings in excess of billings on uncompleted contracts amounts that it seeks or will seek to collect from customers or others for errors or changes in contract specifications or design, contract change orders in dispute or unapproved as to both scope and price, or other customer-related causes of unanticipated additional contract costs (pending change orders and claims). These amounts are recorded at their estimated net realizable value when realization is probable and can be reasonably estimated. No profit is recognized on the

                            COMSTOCK HOLDINGS, INC.

construction costs incurred in connection with these amounts. Pending change orders and claims involve the use of estimates and it is reasonably possible that revisions to the estimated recoverable amounts of recorded pending change orders and claims may be made in the near-term. Claims made by the Company involve negotiation and, in certain cases, litigation. The Company expenses such costs as incurred, although it may seek to recover these costs as part of the claim. The Company believes that it has established legal bases for pursuing recovery of recorded claims and it is management's intention to pursue and litigate these claims, if necessary, until a decision or settlement is reached.

     The Company is pursuing unanticipated additional contract costs on certain completed contracts. Costs and estimated earnings in excess of billings on uncompleted contracts includes unbilled revenues of approximately $2,200,000 and $3,915,000 at December 31, 1996 and 1997, respectively, related to these contracts. In addition, billed accounts receivable and retainages include contractually billed amounts related to these contracts of approximately $1,600,000 and $2,257,000 at December 31, 1996 and 1997, respectively. Certain contractually billed amounts related to these contracts may not be paid by the customer to the Company until final resolution of the contract. The Company has established reserves of approximately $2,200,000 and $2,285,000 related to unbilled revenues at December 31, 1996 and 1997, respectively.

     Costs and estimated earnings on uncompleted contracts and related amounts billed are as follows (in thousands):

                                                              PREDECESSOR
                                                                COMPANY
                                                              -----------
                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1996         1997
                                                              -----------   --------
Billings....................................................   $363,010     $400,949
Costs and estimated earnings................................    375,450      409,588
                                                               --------     --------
                                                               $ 12,440     $  8,639
                                                               ========     ========

     Such amounts are included in the accompanying balance sheets under the following captions:

                                                              PREDECESSOR
                                                                COMPANY
                                                              -----------
                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 1996        1997
                                                              -----------   -------
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................    $18,754     $17,149
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................     (6,314)     (8,510)
                                                                -------     -------
                                                                $12,440     $ 8,639
                                                                =======     =======

     At December 31, 1995, 1996 and 1997, earned revenues from government related funding sources were 50%, 61% and 66%, respectively, of total earned revenues. Approximately 23%, 27% and 30% of total earned revenues for 1995, 1996 and 1997, respectively, were from a single government customer.

                            COMSTOCK HOLDINGS, INC.

(6) DEBT

     Long term debt consists of (in thousands):

                                                     PREDECESSOR
                                                       COMPANY
                                                     -----------
                                                         DECEMBER 31,
                                                     ---------------------    MARCH 31,
                                                        1996        1997        1998
                                                     -----------   -------   -----------
                                                                             (UNAUDITED)
Revolving Credit Agreement(a)......................    $19,500     $12,057     $12,057
Temporary Revolver(b)..............................      4,400         550          --
Promissory Note(c).................................         --       1,700         750
Fixed Asset Notes..................................        990         697         611
                                                       -------     -------     -------
                                                        24,890      15,004      13,418
Less -- Current portion............................     22,486       2,555       1,066
                                                       -------     -------     -------
                                                       $ 2,404     $12,449     $12,352
                                                       =======     =======     =======

---------------

(a) On April 4, 1997, the Company entered into a secured revolving credit agreement (the "Revolver") with a maximum aggregate principal amount of $15,000,000 (the "Commitment"). The Revolver expires December 31, 1999. Loans under the Revolver may be Base Rate or Eurodollar loans. Interest on Base Rate loans is at a rate of 1% plus the Base Rate, as defined, (approximately the prime rate); interest on Eurodollar loans is at 3.25% plus the Eurodollar Rate, as defined, (approximately LIBOR). An annual facility fee of 1% and a commitment fee of 1/2 of 1% is payable on the total Commitment and the total unused Commitment, respectively. Up to $10,000,000 of letters of credit may be drawn against the Commitment, $2,911,655 of which was drawn at December 31, 1997.
(b) On December 11, 1997, the Company entered into a short-term secured revolving credit agreement (the "Temporary Revolver") with a maximum principal amount of $2,000,000. The Temporary Revolver expires on April 30, 1998. Interest on the unpaid principal is at a rate of 2% plus the Base Rate (approximately prime rate).
(c) Interest on this agreement is payable semi-annually at the rate of 8.5% and the principal is due in 1998.

     The Revolver and the Temporary Revolver are secured by substantially all the assets of the Company and are guaranteed by Holdings and certain of its shareholders. The Revolver and Temporary Revolver contain restrictive covenants that, among other things, impose limitations on the Company with respect to its ability to incur additional indebtedness, make certain investments, sell assets or pay dividends. The Revolver and the Temporary Revolver also contain various financial covenants which require the Company to meet certain targets including, but not limited to, the maintenance of tangible net worth, a current ratio, a debt to equity ratio and quarterly earnings before interest, taxes and depreciation (EBITDA). The most restrictive of these convenants is the requirement of a minimum of $750,000 of EBITDA per quarter.

(7) EMPLOYEE BENEFIT PLANS

     Group sponsored a qualified employee incentive savings plan which was assumed by Holdings. Under the plan, nonunion employees who have completed one year of service could elect to contribute to the plan from 1% to 15% of their compensation. The Company makes a base contribution to the plan equal to 2% of covered payroll and a partial matching contribution (as defined) not to exceed 4% of a participant's covered payroll. The Company's expense for contribu-

                            COMSTOCK HOLDINGS, INC.

tions under the plan was approximately $342,000, $337,000, and $321,000 during 1995, 1996, and 1997, respectively.

     Prior to the Sale, the Company was generally self-insured for its automobile and general liability insurance and, to a lesser extent, for workers' compensation. Included primarily in accrued payroll and related withholdings at December 31, 1996 and 1997 are reserves of $5,419,000 and $3,574,000, respectively, relating to these insurance liabilities. The Company currently participates in a paid indemnity plan for these insurance coverages.

     The Company sponsored an unfunded, fully insured postretirement medical plan covering eligible retirees and their dependents which it elected to terminate effective December 31, 1997. In 1995 and 1996 the Company offered, at group rates, comprehensive medical care benefits to retirees and their covered dependents. The Company contributed approximately one-half of the total premium medical cost. Under the plan, employees were eligible to enroll on the first day of the month following retirement from the Company after age 55 and ten years of service. Upon adoption of Financial Accounting Standard No. 106, "Employers' Accounting for Postretirement Benefits other than Pensions" the accumulated postretirement benefit obligation was $943,000. This amount was amortized over 20 years.

     The postretirement benefit cost for 1995 and 1996 included the following items (in thousands):

                                                              PREDECESSOR
                                                                COMPANY
                                                              -----------
                                                              1995   1996
                                                              ----   ----
Service cost................................................  $ 49   $ 42
Interest cost...............................................    79     81
Transition amortization.....................................    47     47
                                                              ----   ----
                                                              $175   $170
                                                              ====   ====

     The following table sets forth the plans' funded status and the accrued postretirement benefit obligations as of December 31 (in thousands):

                                                               PREDECESSOR
                                                                 COMPANY
                                                              -------------
                                                               1995    1996
                                                              ------   ----
Accumulated benefit obligations attributable to:
Retirees and their spouses..................................  $  659   $583
Eligible active employees and their spouses.................     266    207
Ineligible active employees and their spouses...............     213    172
                                                              ------   ----
                                                              $1,138   $962
                                                              ======   ====

     The assumed discount rate used to measure the accumulated postretirement benefit obligation was of 7.25% in 1995 and 1996. The assumed health care cost trend rate was 10% and 9.5% in December 31, 1995 and 1996, respectively gradually decreasing to an ultimate rate of 5% in 2004 for participants under age 65. For those above age 65, 8% was used in 1995 and 7.5% in 1996, gradually decreasing to an ultimate rate of 5% in 2004. A one percent increase in the assumed health care cost trend rate would increase costs by $24,000 and $25,000 in 1995 and 1996 respectively. The accumulated postretirement benefit obligation would increase by approximately $194,000 and $158,000 in 1995 and 1996 respectively. This plan was discontinued in 1997.

     The Company has nonqualified defined benefit plans covering certain current and former employees which provide benefits based on years of service and compensation. In aggregate, at

                            COMSTOCK HOLDINGS, INC.

December 31, 1996 and 1997 approximately $1,486,000 and $1,518,000, respectively relating to these programs is included in the accompanying balance sheets.

     The Company's self-insurance programs and certain employee benefit plan liabilities are estimated using actuarial estimates and management assumptions. These estimates are based on historical information, along with certain assumptions about future events. Changes in assumptions, as well as changes in actual experience could cause these estimates to change.

(8) COMMITMENTS AND CONTINGENCIES

     The Company has leases for warehouse and office facilities, a majority of which contain renewal options and require minimum rental payments by the Company, plus maintenance, insurance and similar expenses. The future minimum payments under all leases were as follows at December 31, 1997 (in thousands):

1998........................................................  $2,167
1999........................................................   1,164
2000........................................................     823
2001........................................................     751
2002 and thereafter.........................................   2,947
                                                              ------
                                                              $7,852
                                                              ======

     As inducement for entering into a new lease agreement for office space in 1994, the Predecessor Company was granted a tenant work allowance of approximately $1,138,000. Such allowance was included in other liabilities and was amortized on a straight-line basis over the term of the lease. The unamortized balance at December 31, 1996 was $930,000. Such balance was written off in 1997 as part of the purchase accounting adjustments in the acquisition of the Predecessor Company. Rental expense for 1995, 1996, and 1997, including amounts charged to cost of earned revenues, was approximately $3,710,000, $3,527,000, and $2,685,000.

     The Company's performance under certain construction contracts is secured by performance bonds for which the Company pays a separate fee.

(9) LEGAL MATTERS

     The Company is party to various legal actions, arising in the normal course of business and including matters related to construction contract claims, some of which involve substantial sums. The Company believes that the disposition of all such actions, individually or in the aggregate, will not have a material adverse effect on the consolidated financial position or results of operations of the Company taken as a whole.

(10) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

CASH, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

     The carrying amounts of these items are a reasonable estimate of their fair value due to their short-term nature.

                            COMSTOCK HOLDINGS, INC.

REVOLVING CREDIT AND LONG-TERM DEBT

     The carrying value of the Company's debt approximates fair value. The fair value of fixed rate long-term debt is based upon quoted market prices for these or similar issues or rates currently available to the Company for debt with similar terms and maturities.

(11) SUBSEQUENT EVENTS (UNAUDITED)

     On May 21, 1998, the stockholders of the Company entered into an Agreement and Plan of Reorganization (the "Reorganization") with RailWorks Corporation. Under the terms of the Reorganization, the stockholders will exchange their stock of the Company for cash and stock of RailWorks Corporation. The transaction is expected to be completed in August 1998.

     Also in connection with the planned Initial Public Offering of RailWorks Corporation following the Reorganization, and subject to completion of such offering, Group agreed to accept a one-time payment of $1,600,000 to satisfy all contingent payments owed in connection with the Agreements.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Condon Brothers, Inc.:

     We have audited the accompanying balance sheets of Condon Brothers, Inc. (a Washington corporation) as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Condon Brothers, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Boise, Idaho
February 20, 1998

                             CONDON BROTHERS, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,
                                                         -----------------------    MARCH 31,
                                                            1996         1997         1998
                                                         ----------   ----------   -----------
                                                                                   (UNAUDITED)
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $      649   $    1,096   $      918
  Accounts receivable, net of allowance of $15,600,
     $30,060 and $8,650, respectively..................   1,278,055      445,677    1,040,739
  Costs and estimated earnings in excess of billings on
     uncompleted contracts.............................     205,236       75,987       53,386
  Inventory............................................     932,917    1,172,193    1,070,960
  Prepaid expenses.....................................      47,065       40,839       34,436
  Loan to shareholder..................................          --           --       50,000
                                                         ----------   ----------   ----------
          Total current assets.........................   2,463,922    1,735,792    2,250,439
                                                         ----------   ----------   ----------
PLANT AND EQUIPMENT:
  Machinery and equipment..............................     917,559    1,072,916    1,162,841
  Vehicles.............................................     356,188      473,128      473,128
  Office furniture and equipment.......................      14,923       30,021       31,420
                                                         ----------   ----------   ----------
                                                          1,288,670    1,576,065    1,667,389
  Less accumulated depreciation........................    (584,738)    (720,374)     789,810
                                                         ----------   ----------   ----------
          Plant and equipment, net.....................     703,932      855,691      877,579
                                                         ----------   ----------   ----------
OTHER ASSETS:
  Cash surrender value of life insurance...............      20,411       28,338       32,417
  Investments -- land..................................      20,800       20,800       20,800
                                                         ----------   ----------   ----------
          Total other assets...........................      41,211       49,138       53,217
                                                         ----------   ----------   ----------
                                                         $3,209,065   $2,640,621   $3,181,235
                                                         ==========   ==========   ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable and accrued expenses................  $  885,456   $  847,919   $  966,915
  Deferred compensation................................      85,410       82,910       90,410
  Due to related party.................................      12,788       10,000        5,000
  Lines of credit......................................     650,000           --      400,000
  Current maturities of long-term debt.................     105,862      214,718      229,491
  Billings in excess of costs and estimated earnings on
     uncompleted contracts.............................      70,821        7,949       79,416
  Reserve for losses on uncompleted contracts..........     167,107           --           --
                                                         ----------   ----------   ----------
          Total current liabilities....................   1,977,444    1,163,496    1,771,232
                                                         ----------   ----------   ----------
LONG-TERM DEBT, NET OF CURRENT MATURITIES..............     256,025      491,307      415,162
                                                         ----------   ----------   ----------
          Total liabilities............................   2,233,469    1,654,803    2,186,394
                                                         ----------   ----------   ----------
STOCKHOLDERS' EQUITY:
  Common stock, $.05 par value; authorized shares,
     1,000,000; issued and outstanding shares,
     580,000...........................................      29,000       29,000       29,000
  Additional paid-in capital...........................      24,155       24,155       24,155
  Retained earnings....................................     922,441      932,663      941,686
                                                         ----------   ----------   ----------
          Total stockholders' equity...................     975,596      985,818      994,841
                                                         ----------   ----------   ----------
                                                         $3,209,065   $2,640,621   $3,181,235
                                                         ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                             CONDON BROTHERS, INC.

                            STATEMENTS OF OPERATIONS

                                                                          FOR THE THREE MONTHS
                                     FOR THE YEARS ENDED DECEMBER 31,        ENDED MARCH 31,
                                   ------------------------------------   ---------------------
                                      1995         1996         1997        1997        1998
                                   ----------   ----------   ----------   --------   ----------
                                                                          (UNAUDITED) (UNAUDITED)
REVENUE..........................  $2,983,492   $5,516,610   $4,487,098   $943,971   $1,237,458
CONTRACT COSTS...................   1,912,362    4,115,260    3,370,548    661,316      955,981
                                   ----------   ----------   ----------   --------   ----------
  Gross profit...................   1,071,130    1,401,350    1,116,550    282,655      281,477
GENERAL AND ADMINISTRATIVE
  EXPENSES.......................     757,185      838,725      983,116    207,450      259,600
                                   ----------   ----------   ----------   --------   ----------
INCOME FROM OPERATIONS...........     313,945      562,625      133,434     75,205       21,877
OTHER INCOME (EXPENSE):
  Other revenue, net.............      92,158      141,342       59,729      3,041       12,505
  Interest income................       2,295           --        1,608        153          177
  Interest expense...............     (60,426)     (55,834)     (75,625)   (20,823)     (25,536)
                                   ----------   ----------   ----------   --------   ----------
          NET INCOME.............  $  347,972   $  648,133   $  119,146   $ 57,576   $    9,023
                                   ==========   ==========   ==========   ========   ==========

   The accompanying notes are an integral part of these financial statements.

                             CONDON BROTHERS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                          NUMBER
                                            OF                ADDITIONAL
                                          COMMON    COMMON     PAID-IN     RETAINED
                                          SHARES     STOCK     CAPITAL     EARNINGS      TOTAL
                                          -------   -------   ----------   ---------   ---------
BALANCE, December 31, 1994..............  580,000   $29,000    $24,155     $   1,010   $  54,165
  Net income............................       --        --         --       347,972     347,972
  Dividends.............................       --        --         --       (31,196)    (31,196)
                                          -------   -------    -------     ---------   ---------
BALANCE, December 31, 1995..............  580,000    29,000     24,155       317,786     370,941
  Net income............................       --        --         --       648,133     648,133
  Dividends.............................       --        --         --       (43,478)    (43,478)
                                          -------   -------    -------     ---------   ---------
BALANCE, December 31, 1996..............  580,000    29,000     24,155       922,441     975,596
  Net income............................       --        --         --       119,146     119,146
  Dividends.............................       --        --         --      (108,924)   (108,924)
                                          -------   -------    -------     ---------   ---------
BALANCE, December 31, 1997..............  580,000   $29,000    $24,155     $ 932,663   $ 985,818
                                          =======   =======    =======     =========   =========

   The accompanying notes are an integral part of these financial statements.

                             CONDON BROTHERS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                        FOR THE THREE
                                                                                        MONTHS ENDED
                                               FOR THE YEARS ENDED DECEMBER 31,           MARCH 31,
                                             ------------------------------------   ---------------------
                                                1995         1996         1997        1997        1998
                                             ----------   ----------   ----------   ---------   ---------
                                                                                    (UNAUDITED) (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................  $  347,972   $  648,133   $  119,146   $  57,576   $   9,023
  Adjustments to reconcile net income to
    net cash provided by (used in)
    operating activities:
    Depreciation...........................     108,093      139,772      184,479      42,495      69,842
    Gain from sale of equipment............     (92,226)    (120,468)     (60,858)     (3,000)    (12,500)
    Reserve for losses on uncompleted
      contracts............................    (115,049)     167,107     (167,107)   (114,311)         --
    Other..................................       4,957      (20,411)      (7,944)      9,364       3,431
  Change in working capital items:
    Accounts receivable....................      (2,576)    (954,769)     832,378     759,243    (595,062)
    Costs and estimated earnings in excess
      of billings on uncompleted
      contracts............................     216,113      (86,695)     129,249     (59,710)     22,601
    Inventory..............................    (150,559)    (502,304)    (239,276)      4,150     101,233
    Prepaid expenses.......................      (4,451)       2,065        6,226      10,286       6,403
    Accounts payable and accrued expenses..     (38,645)     528,659      (37,537)   (428,025)    118,996
    Deferred compensation..................      27,705           --       (2,500)         --          --
    Due to related party...................       5,637       (7,961)      (2,788)     (2,542)     (5,000)
    Billings in excess of costs and
      estimated earnings on uncompleted
      contracts............................       1,675       66,783      (62,872)    (35,667)     71,467
                                             ----------   ----------   ----------   ---------   ---------
         Net cash provided by (used in)
           operating activities............     308,646     (140,089)     690,596     239,859    (209,566)
                                             ----------   ----------   ----------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.....................    (276,750)    (432,024)    (372,987)    (58,635)   (106,366)
  Proceeds from sale of plant and
    equipment..............................     104,240      126,943       97,624       3,000      27,126
                                             ----------   ----------   ----------   ---------   ---------
         Net cash used in investing
           activities......................    (172,510)    (305,081)    (275,363)    (55,635)    (79,240)
                                             ----------   ----------   ----------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from lines of credit............     255,000    1,173,106      428,425     150,000     400,000
  Payments on lines of credit..............    (375,000)    (593,521)    (628,425)   (300,000)         --
  Proceeds from long-term debt.............      84,172           --           --          --          --
  Payments on long-term debt...............     (94,867)     (90,730)    (105,862)    (34,221)    (61,372)
  Dividends paid...........................     (31,196)     (43,478)    (108,924)
  Loan to shareholder......................          --           --           --          --     (50,000)
                                             ----------   ----------   ----------   ---------   ---------
         Net cash provided by (used in)
           financing activities............    (161,891)     445,377     (414,786)   (184,221)    288,628
                                             ----------   ----------   ----------   ---------   ---------
         Net increase (decrease) in cash
           and cash equivalents............     (25,755)         207          447           3        (178)
CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD...................................      26,197          442          649         649       1,096
                                             ----------   ----------   ----------   ---------   ---------
CASH AND CASH EQUIVALENTS, END OF PERIOD...  $      442   $      649   $    1,096   $     652   $     918
                                             ==========   ==========   ==========   =========   =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for
    interest...............................  $   60,426   $   55,834   $   75,625   $  20,823   $  25,536
                                             ==========   ==========   ==========   =========   =========
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES:
  Refinance of lines of credit and
    long-term debt.........................  $  449,668   $       --   $  450,000
                                             ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                             CONDON BROTHERS, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

     Condon Brothers, Inc. (the "Company"), a Washington corporation, is in the business of railroad track construction, maintenance, salvage and related sales primarily in the Pacific Northwest. The majority of construction and maintenance work is performed under fixed price contracts. The duration of the Company's contracts is typically less than one year.

2. SIGNIFICANT ACCOUNTING POLICIES

REVENUE AND CONTRACT COST RECOGNITION

     The Company recognizes revenues from fixed-fee contracts using the percentage-of-completion method, measured by the percentage of contract cost incurred to date to management's estimated total cost for each contract. Management considers comparison of costs incurred to date to total cost to be the best available measure of progress on the contracts. Changes in job performance, job conditions and estimated profitability may result in revisions to total expected project costs and the anticipated gross profit and are recognized in the period in which determined.

     Revenues from time-and-material contracts are recognized as the work progresses.

     Contract costs include all direct material, labor and equipment costs and those indirect costs related to contract performance and are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts", represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts", represents billings in excess of revenues recognized.

CASH AND CASH EQUIVALENTS

     The Company considers cash and cash equivalents to include cash on hand and temporary cash investments purchased with an original maturity of three months or less.

FINANCIAL INSTRUMENTS AND CREDIT RISK

     The Company operates primarily in the Pacific Northwest. As such, the Company's revenues and related accounts receivable are principally from the same geographic region. The terms of the sales give rise to unsecured accounts receivable, as is common industry practice.

INVENTORY

     Inventory consists principally of stored rails, ties and other track materials ("OTM") and parts to be used for contracts or resale and are stated at the lower of cost or market. Market is based on estimated proceeds expected to be obtained upon ultimate sale.

     The Company's principal method of acquiring inventory items is through salvage operations. Items acquired through salvage operations are valued based on costs incurred to acquire the items, including payments to third parties, direct labor and other direct contract costs, and those indirect costs related to contract performance. These costs are netted with any third party payments received for the salvage operations. The Company compares total cost of salvaged materials to market for rails, ties and OTM recovered and adjustments are made if the calculated market value is less than the total salvage cost. In addition, the Company evaluates amounts held in inventory and adjusts for rails, ties and OTM quantities that exceed anticipated usage.

                             CONDON BROTHERS, INC.

     Inventory consisted of the following at December 31:

                                                                1996        1997
                                                              --------   ----------
Rails.......................................................  $443,299   $  536,825
Ties........................................................   255,486      210,932
Other track material........................................   234,132      229,005
                                                              --------   ----------
          Total Rail Inventory..............................   932,917      976,762
Mining equipment and other items............................        --      195,431
                                                              --------   ----------
          Total Inventory...................................  $932,917   $1,172,193
                                                              ========   ==========

     The Company has salvaged and recorded at cost $195,431 of inventory which is comprised of various mine equipment, small locomotives and other items. The Company believes it will realize amounts recorded upon disposition.

PLANT AND EQUIPMENT

     The Company records plant and equipment at cost. Depreciation is computed using the straight-line method over the estimated useful life of the asset as follows:

Machinery and equipment.....................................  5 - 10 years
Vehicles....................................................   5 - 7 years
Office furniture and equipment..............................       5 years

     As assets are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from their respective accounts and any gain or loss is reflected in net income.

     Maintenance, repairs and minor replacements are expensed as incurred and were $179,343 in 1995, $256,727 in 1996, and $353,428 in 1997.

INVESTMENTS -- LAND

     The Company has recorded $114,700 in accounts payable and accrued expenses in the Balance Sheets related to amounts owed for materials recovered during a 1993 salvage operation. Included in this salvage operation was land acquired for $20,800. Upon satisfaction of the obligation for the salvaged materials, clear title will be presented to the Company by the seller for the land.

INCOME TAXES

     The Company operates as a sub-chapter S corporation. Accordingly, the income taxes for the earnings of the Company are the responsibility of the owners; therefore, these financial statements do not reflect any current or deferred federal or state income taxes for the Company.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from the estimates that were assumed in preparing the financial statements.

                             CONDON BROTHERS, INC.

INTERIM FINANCIAL STATEMENTS

     The unaudited financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). In the opinion of management, the accompanying unaudited financials statements reflect all adjustments necessary to present fairly the financial position as of March 31, 1998 and the results of operations and cash flows for the three months ended March 31, 1997 and 1998.

3. ACCOUNTS RECEIVABLE

     Accounts receivable consisted of the following at December 31:

                                                                 1996        1997
                                                              ----------   --------
Contract receivables........................................  $1,074,663   $401,698
Contract retainages.........................................     218,577     53,186
Other.......................................................         415     20,853
Less allowance for doubtful accounts........................     (15,600)   (30,060)
                                                              ----------   --------
                                                              $1,278,055   $445,677
                                                              ==========   ========

     Contract retainages have been billed but are not considered due until contract completion. Such contract retainage is expected to be collected within the following year. Other accounts receivable consist primarily of amounts due from current and former employees.

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Information with respect to contracts in process was as follows at December 31:

                                                                 1996        1997
                                                              ----------   --------
Costs incurred on uncompleted contracts.....................  $1,871,741   $626,543
Estimated earnings..........................................     103,055    129,903
                                                              ----------   --------
                                                               1,974,796    756,446
Less: Billings to date......................................   1,840,381    688,408
                                                              ----------   --------
                                                              $  134,415   $ 68,038
                                                              ==========   ========

     Contracts in process at December 31 are included in the accompanying Balance Sheets under the following captions:

                                                                1996      1997
                                                              --------   -------
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $205,236   $75,987
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................   (70,821)   (7,949)
                                                              --------   -------
                                                              $134,415   $68,038
                                                              ========   =======

     Provisions for losses on uncompleted contracts are recognized when it is determined that total costs will exceed the allowable contract revenue.

                             CONDON BROTHERS, INC.

5. OPERATING LEASES

     The Company leases from C. B. Enterprises, a related party, the Spokane, Washington yard, which includes a maintenance shop and office building under an agreement expiring on November 1, 1999. Minimum rental commitments under the noncancellable lease agreement are:

1998........................................................  $ 60,000
1999........................................................    55,000
                                                              --------
                                                              $115,000
                                                              ========

     Total rental expense for 1995, 1996 and 1997 for all operating leases amounted to $72,157, $77,086 and $109,989, respectively.

6. LINES OF CREDIT

     At December 31, 1997, the Company had a $300,000 operating line of credit with Washington Trust Bank. Interest was payable monthly at the Bank's prime rate plus .75%. Advances on the operating line were $300,000 and zero, as of December 31, 1996 and 1997, respectively. The operating line expires May 1, 1998. Security for the line is accounts receivable, inventory and equipment.

     Effective January 6, 1998, the Company has renegotiated its operating line of credit, reducing line capacity to $200,000. All other terms have remained the same. Effective in February of 1998, the Company established an additional line of credit of $200,000. The line matures on May 18, 1998. All other terms are consistent with the existing line. Draws on these lines totaled $300,000 as of February 20, 1998.

     In addition to the above operating lines of credit with Washington Trust Bank, two additional lines of credit were issued during the year ended December 31, 1996, for operations. These additional lines allow draws up to $350,000. Advances on the lines were $350,000 as of December 31, 1996. Interest accrues monthly at the Bank's prime rate plus .75%. Security for the lines is accounts receivable, inventory and equipment. These operating lines were repaid during 1997.

7. LONG-TERM DEBT

     Long-term debt and related current maturities consist of the following at December 31:

                                                                1996        1997
                                                              ---------   ---------
Note payable to Washington Trust Bank, payable in monthly
  installments of $11,226 including interest at 9% with the
  balance due January 30, 1999. Secured by accounts
  receivable, inventory and equipment.......................  $      --   $ 450,000
Note payable to Washington Trust Bank, payable in monthly
  installments of $11,305 including interest at 9.50% and
  matures January 1, 2000. Secured by accounts receivable,
  inventory and equipment...................................    361,887     256,025
                                                              ---------   ---------
                                                                361,887     706,025
Less current maturities.....................................   (105,862)   (214,718)
                                                              ---------   ---------
                                                              $ 256,025   $ 491,307
                                                              =========   =========

                             CONDON BROTHERS, INC.

     Aggregate maturities on principal under long-term debt obligations are as follows:

1998........................................................  $214,718
1999........................................................   480,056
2000........................................................    11,251
                                                              --------
                                                              $706,025
                                                              ========

8. RELATED PARTY TRANSACTIONS

     Payments were made to C. B. Enterprises (a partnership), a related party, under an operating lease for the Spokane, Washington yard and buildings. Such payments totaled $57,600 for the year ended December 31, 1995 and $60,000 for the years ended December 31, 1996 and 1997. The Company also leases certain equipment to C. B. Enterprises, which is recognized as revenue. Revenue recognized totaled $9,000, $8,085 and $12,683 for the years ended December 31, 1995, 1996 and 1997. Amounts due to C. B. Enterprises are classified as Due to related party in the Balance Sheets and are $12,788 and $10,000 as of December 31, 1996 and 1997, respectively.

     In 1995, the Company transferred a building and related leasehold improvements to C. B. Enterprises, a related party, in exchange for a reduction in amounts owed by the Company to C. B. Enterprises. No gain or loss was recognized on this transaction. For purposes of the Statements of Cash Flows, this transfer of approximately $120,000, net, has been treated as a noncash transaction.

     No other material related party transactions have occurred.

9. PROFIT SHARING PLAN

     The Company has adopted a profit-sharing plan (the Plan) covering all full time employees with one year of service. Participants become fully vested after six years of service. Contributions made to the Plan for the years ended December 31, 1995, 1996 and 1997, were $5,000, $50,000 and $100,000, respectively.

10. DEFERRED COMPENSATION PAYABLE

     In 1993, the Company and one of its officers entered into a discretionary deferred compensation agreement. The deferred compensation was to be payable to the officer 90 days following the date on which he gives written notification to Condon Brothers, Inc. of his retirement from the Company. During 1995, the Company made the decision to suspend the agreement. At December 31, 1996 and 1997, the Company has an $85,410 and an $82,910 deferred compensation liability, respectively, to the officer which will be paid to him upon his retirement. The amount charged to operations was $30,000 for 1995 and zero for 1996 and 1997.

11. CASH SURRENDER VALUE OF LIFE INSURANCE

     The Company maintains life insurance policies on two officers. The face value of these policies was $300,000 each at December 31, 1996 and 1997. The cash surrender value on these policies was $20,411 and $28,338 as of December 31, 1996 and 1997, respectively.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair values of financial instruments are provided pursuant to the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures about Fair

                             CONDON BROTHERS, INC.

Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

     The carrying amounts of these items at December 31, 1996 and 1997, are a reasonable estimate of their fair value due to their short-term and liquid nature.

LONG-TERM DEBT

     The carrying amount of the line of credit facility approximates fair value as the interest rate fluctuates with changes in market conditions. It is estimated that the fair value of the long-term debt is approximately market. Management estimated the fair value of the long-term debt based on the remaining term to maturity and a comparison of their current interest rates to market rates for similar obligations.

13. CONTINGENCIES

     The Company is engaged in various lawsuits arising in the ordinary course of business. In the opinion of management, based upon the advice of counsel, the ultimate outcome of these lawsuits will not have a material adverse impact on the Company's financial position, operations or liquidity.

     The Company has accrued $120,000 in accounts payable and accrued expenses in the Balance Sheets associated with a 1997 railroad salvage contract. The total amount of the salvage contract was originally $174,000. Due to a reduction in the amount of rail, ties and OTM allowed to be salvaged, the Company is presently in negotiations to have the contract obligation reduced. If the Company is unsuccessful in obtaining a change-order for the contract, an additional cost of $54,000 will be recognized in the financial statements as inventory to the extent the value is supported by comparison to the Company's expected market value.

14. SUBSEQUENT EVENT (UNAUDITED)

     On May 21, 1998, the stockholders of the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with RailWorks Corporation. Under the terms of the Agreement, the stockholders will exchange their stock of the Company for cash and stock of RailWorks Corporation. The transaction is expected to be completed in August 1998.

                          INDEPENDENT AUDITOR'S REPORT

The Stockholders and Board of Directors
CPI Concrete Products Incorporated
Memphis, Tennessee

     We have audited the accompanying balance sheets of CPI Concrete Products Incorporated, as of January 31, 1997 and 1998, and the related statements of earnings and retained earnings and cash flows for the years ended January 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CPI Concrete Products Incorporated, as of January 31, 1997 and 1998, and the results of its operations and its cash flows for the years ended January 31, 1996, 1997 and 1998, in conformity with generally accepted accounting principles.

                                          Cannon & Co.

Memphis, Tennessee
March 11, 1998

                       CPI CONCRETE PRODUCTS INCORPORATED

                                 BALANCE SHEETS
                           JANUARY 31, 1997 AND 1998

                                                                 1997         1998
                                                              ----------   ----------
                                       ASSETS
CURRENT ASSETS
  Cash......................................................  $  594,964   $  656,574
  Accounts Receivable.......................................   1,132,841    1,129,047
  Inventory.................................................   1,792,047    1,723,197
  Prepaid Expenses..........................................      23,058       57,843
  Prepaid Taxes.............................................     123,251
  Deferred Tax Assets.......................................      25,920       21,376
                                                              ----------   ----------
          Total Current Assets..............................   3,692,081    3,588,037
PROPERTY, PLANT AND EQUIPMENT
  Land, Buildings and Equipment.............................   3,417,251    3,754,126
  Less Accumulated Depreciation.............................   1,968,933    2,284,215
                                                              ----------   ----------
                                                               1,448,318    1,469,911
OTHER ASSETS
  Loan Costs, Net of Accumulated Amortization of $7,218, and
     $9,842, Respectively...................................      19,028       16,404
  Refundable Deposits.......................................         550          550
                                                              ----------   ----------
                                                                  19,578       16,954
                                                              ----------   ----------
                                                              $5,159,977   $5,074,902
                                                              ==========   ==========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts Payable..........................................  $  813,815   $  498,855
  Customer Deposits.........................................      27,133       93,096
  Accrued Wages.............................................      37,516       42,696
  Taxes Withheld and Accrued................................      80,142       89,354
  Accrued Expenses..........................................     365,734      134,957
  Accrued Income Taxes......................................      13,750       58,763
  Current Portion of Long-Term Debt.........................     270,650      247,706
                                                              ----------   ----------
          Total Current Liabilities.........................   1,608,740    1,165,427
LONG-TERM DEBT, Less Current Portion........................     680,634      593,952
DEFERRED INCOME TAXES.......................................      25,920       26,000
STOCKHOLDERS' EQUITY
  Common Stock, No Par Value; Shares Authorized 3,000;
     Shares Issued 2,161 (8 in Treasury, 253 in ESOP).......     428,700      428,700
  Retained Earnings.........................................   2,419,199    2,864,039
                                                              ----------   ----------
                                                               2,847,899    3,292,739
  Less Treasury Stock, 8 Shares at Cost.....................       3,216        3,216
                                                              ----------   ----------
                                                               2,844,683    3,289,523
                                                              ----------   ----------
                                                              $5,159,977   $5,074,902
                                                              ==========   ==========

  The accompanying notes form an integral part of these financial statements.

                       CPI CONCRETE PRODUCTS INCORPORATED

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS

                                                                               UNAUDITED
                                                                        -----------------------
                                                                           TWO MONTHS ENDED
                                      YEARS ENDED JANUARY 31,                  MARCH 31,
                              ---------------------------------------   -----------------------
                                 1996          1997          1998          1997         1998
                              -----------   -----------   -----------   ----------   ----------
REVENUES
  Gross Sales...............  $12,315,284   $11,189,406   $12,077,672   $1,795,089   $1,669,187
  Less: Delivery Expense....    1,297,443     1,090,668     1,088,323        3,047          252
        Cash Discounts......        1,996         1,238         3,758           67          269
                              -----------   -----------   -----------   ----------   ----------
NET SALES...................   11,015,845    10,097,500    10,985,591    1,791,975    1,668,666
  Rental Income.............       55,016        67,483       133,906       50,638        6,321
  Gain on Sale of
     Equipment..............       10,739         3,467
  Interest Income...........        8,653        14,224        15,919        2,540        3,709
  Miscellaneous Income......       14,727        14,434         4,678          251        4,743
                              -----------   -----------   -----------   ----------   ----------
          Total Revenue.....   11,104,980    10,197,108    11,140,094    1,845,404    1,683,439
COST AND EXPENSES
  Cost of Goods Sold........    8,418,189     7,886,659     8,840,881    1,558,385    1,397,060
  Depreciation..............      299,798       305,133       315,280       52,626       50,107
  Operating Expenses........    1,306,450     1,220,449     1,157,917      179,580      115,237
  Interest..................      135,727        97,527        90,266       12,636       11,147
  Loss on Sale of
     Equipment..............       14,403         2,637         1,340
                              -----------   -----------   -----------   ----------   ----------
                               10,174,567     9,512,405    10,405,684    1,803,227    1,573,551
                              -----------   -----------   -----------   ----------   ----------
EARNINGS BEFORE INCOME
  TAXES.....................      930,413       684,703       734,410       42,177      109,888
FEDERAL AND STATE INCOME
  TAXES.....................      366,984       267,558       289,570        7,808       42,940
                              -----------   -----------   -----------   ----------   ----------
NET EARNINGS................      563,429       417,145       444,840       34,369       66,948
RETAINED EARNINGS AT
  BEGINNING OF YEAR.........    1,438,625     2,002,054     2,419,199    2,419,199    2,864,039
                              -----------   -----------   -----------   ----------   ----------
RETAINED EARNINGS AT END OF
  YEAR......................  $ 2,002,054   $ 2,419,199   $ 2,864,039   $2,453,568   $2,930,987
                              ===========   ===========   ===========   ==========   ==========

  The accompanying notes form an integral part of these financial statements.

                       CPI CONCRETE PRODUCTS INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                                                                                    UNAUDITED
                                                                                            -------------------------
                                                                                                TWO MONTHS ENDED
                                                          YEARS ENDED JANUARY 31,                   MARCH 31,
                                                  ---------------------------------------   -------------------------
                                                     1996          1997          1998          1997          1998
                                                  -----------   -----------   -----------   -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash Received From Customers..................  $10,290,908   $10,852,300   $12,210,899   $ 1,694,139   $ 1,603,726
  Cash Paid to Suppliers and Employees..........   (9,195,808)   (9,767,453)  (11,503,170)   (1,730,793)   (1,224,431)
  Interest Received.............................        8,653        14,224        15,919         2,540         3,709
  Interest Paid.................................     (126,297)      (98,923)      (90,266)      (12,636)      (11,147)
  Income Tax Refund Received....................                                   74,974
  Income Taxes Paid.............................     (280,853)     (382,083)     (200,245)      (12,750)      (10,322)
                                                  -----------   -----------   -----------   -----------   -----------
        Net Cash Provided by Operating
          Activities............................      696,603       618,065       508,111       (59,500)      361,535
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchase of Equipment.........................     (453,759)      (96,199)     (336,875)      (17,031)      (20,464)
  Proceeds From Sale of Equipment...............       62,000        12,750
                                                  -----------   -----------   -----------   -----------   -----------
        Net Cash Used in Investing Activities...     (391,759)      (83,449)     (336,875)      (17,031)      (20,464)
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings....................................      110,466        61,307       241,151
  Payouts -- Long-Term Debt.....................     (118,669)     (335,252)     (350,777)      (56,583)      (59,570)
  Payouts -- Capital Lease Obligation...........       (2,656)
                                                  -----------   -----------   -----------   -----------   -----------
        Net Cash (Used in) Financing
          Activities............................      (10,859)     (273,945)     (109,626)      (56,583)      (59,570)
                                                  -----------   -----------   -----------   -----------   -----------
NET INCREASE IN CASH AND CASH EQUIVALENTS.......      293,985       260,671        61,610      (133,114)      281,501
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  YEAR..........................................       40,308       334,293       594,964       594,964       656,574
                                                  -----------   -----------   -----------   -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR........  $   334,293   $   594,964   $   656,574   $   461,850   $   938,075
                                                  ===========   ===========   ===========   ===========   ===========
RECONCILIATION OF NET EARNINGS TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
Net Earnings....................................  $   563,429   $   417,145   $   444,840   $    34,369   $    66,948
Adjustments to Reconcile Net Earnings to Net
  Cash Provided by Operating Activities
  Amortization..................................        2,625         2,625         2,625           343           343
  Depreciation..................................      299,798       305,133       315,280        52,626        50,107
  Gain on Sale of Equipment.....................      (10,739)       (3,467)
  Loss on Sale of Equipment.....................       14,403         2,637
  Officer Compensation -- Issuance of Common
    Stock.......................................       52,700
Change in Assets and Liabilities
  Decrease (Increase) in Accounts Receivable....     (792,469)      770,089         3,794      (148,725)      (76,003)
  Decrease (Increase) in Inventory..............      151,251      (271,783)       68,850       (34,736)      370,200
  Decrease (Increase) in Prepaid Expenses.......        4,218       (10,391)      (34,785)      (56,096)          518
  Decrease (Increase) in Prepaid Taxes..........                   (123,251)      123,251
  Decrease (Increase) in Deferred Tax Assets....                    (25,920)        4,544          (185)        5,489
  Increase (Decrease) in Accounts Payable.......      172,470      (176,565)     (314,960)       99,993       (44,668)
  Increase (Decrease) in Customer Deposits......       17,789       (88,183)       65,963                     (22,435)
  Increase (Decrease) in Accrued Wages..........      (53,212)       15,364         5,180        56,788        51,068
  Increase (Decrease) in Taxes Withheld and
    Accrued.....................................      (25,043)      (30,100)        9,212        20,252       (33,828)
  Increase (Decrease) in Accrued Expenses.......      203,484       (86,529)     (230,776)      (80,757)      (34,795)
  Increase (Decrease) in Accrued Income Taxes...       64,699      (104,659)       45,013          (537)       31,429
  Increase (Decrease) in Deferred Income
    Taxes.......................................       31,200        25,920            80        (2,835)       (2,838)
                                                  -----------   -----------   -----------   -----------   -----------
        Total Adjustments.......................      133,174       200,920        63,271       (93,869)      294,587
                                                  -----------   -----------   -----------   -----------   -----------
Net Cash Provided by Operating Activities.......  $   696,603   $   618,065   $   508,111   $   (59,500)  $   361,535
                                                  ===========   ===========   ===========   ===========   ===========

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES:

     The Company issued 100 shares of common stock valued at $52,700 as additional officer compensation for the year ended January 31, 1996.

  The accompanying notes form an integral part of these financial statements.

                       CPI CONCRETE PRODUCTS INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED JANUARY 31, 1996, 1997 AND 1998

NOTE 1. -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements include the accounts of CPI Concrete Products Incorporated as of January 31, 1996, 1997 and 1998. The Company is located in Memphis, Tennessee and is in the business of processing and selling concrete poles and concrete products in the Mid-South geographical region. The Company extends credit to their customers, with the majority of customers located in Tennessee, Mississippi and Arkansas. No collateral is required for trade accounts receivable.

     Inventory is valued at the lower of cost (first-in, first-out method) or market. At January 31, 1997 and 1998 the inventory consisted of the following items:

                                                                1997         1998
                                                             ----------   ----------
Raw Materials..............................................  $  441,440   $  325,406
Finished Goods.............................................   1,350,607    1,397,791
                                                             ----------   ----------
                                                             $1,792,047   $1,723,197
                                                             ==========   ==========

     These statements reflect the accrual basis of accounting which requires recognition of revenues when earned and expenses when incurred without regard to the exchange of each.

     Property, plant and equipment are stated at cost. Depreciation is provided on the straight-line and declining balance methods over the estimated useful lives of the various assets. Lives used for calculating depreciation are: buildings 15-20 years and machinery and equipment 3-10 years. Amortization of loan costs is made over a 120 month period.

     Expenditures for maintenance, repairs and minor renewals are expenses as incurred; expenditures for improvements, replacements and major renewals are capitalized. Assets retired, or otherwise disposed of, are eliminated from the asset accounts along with related amounts of accumulated depreciation. Any gains or losses from disposals are included in income.

     The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse (see Note 5).

     As of January 31, 1997, and 1998 the Company has deposits in a financial institution which exceed the FDIC insured limit by $82,372, and $421,898, respectively.

     For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

     Amortizable assets are recorded at cost. Amortization is calculated by the straight-line method over a 5 year life. Amortization expense for the years ended, January 31, 1996, 1997 and 1998 was $2,625, $2,625 and $2,625,
respectively.

     The preparation of the financial statements in conformity with generally accepted accounting principles requires the use of management estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

                       CPI CONCRETE PRODUCTS INCORPORATED

     Certain reclassifications have been made to the 1997 and 1996 financial statements to conform with the 1998 financial statement presentation.

NOTE 2. -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment as of January 31, 1997 is comprised as follows:

                                           ACCUMULATED        METHOD OF      USEFUL LIVES
                                 COST      DEPRECIATION     DEPRECIATION       (YEARS)
                              ----------   ------------   -----------------  ------------
Land........................  $  201,505    $                    N/A              N/A
Buildings...................     902,825       505,166      Straight-Line       15-20
                                                          Straight-Line and
Machinery and Equipment.....   2,312,921     1,463,767    Declining Balance      3-10
                              ----------    ----------
                              $3,417,251    $1,968,933
                              ==========    ==========

     Property, plant and equipment as of January 31, 1998 is comprised as follows:

                                           ACCUMULATED        METHOD OF      USEFUL LIVES
                                 COST      DEPRECIATION     DEPRECIATION       (YEARS)
                              ----------   ------------   -----------------  ------------
Land........................  $  201,505    $                    N/A              N/A
Buildings...................     921,100       535,048      Straight-Line       15-20
                                                          Straight-Line and
Machinery and Equipment.....   2,631,521     1,749,167    Declining Balance      3-10
                              ----------    ----------
                              $3,754,126    $2,284,215
                              ==========    ==========

     Depreciation expense for the years ended January 31, 1996, 1997 and 1998 was $299,798, $305,133 and $315,280 respectively.

NOTE 3.  LONG-TERM DEBT

     Long-term debt consisted of the following as of January 31, 1997 and 1998:

                                                                1997       1998
                                                              --------   --------
Union Planters National Bank SBA loan payable in monthly
  installments of $11,453 through April, 2004, including
  interest at a variable rate adjustable to 1% above prime,
  currently at 8.5%; secured by equipment, mortgage on
  property and a personal guarantee by stockholders.........  $646,371   $514,608
Union Planters Bank note payable for loan consolidation
  payable in monthly installments of $6,207 through April,
  1998, plus interest currently at 8.5%, variable rate
  adjusted to 1% above prime; secured by the realty at 1365
  Harbor and machinery, fixtures and equipment..............    92,865     18,382
Boatmen's note payable for equipment in monthly installments of $5,212 through November, 1997, including interest at
  8.25%; collateralized by two forklifts, a concrete
  transporter, and an overhead crane........................    50,093

                       CPI CONCRETE PRODUCTS INCORPORATED

                                                                1997       1998
                                                              --------   --------
Pitney Bowes Credit Corporation note payable in monthly
  installments of $289 through April, 1997, non-interest
  bearing; secured by equipment.............................       938        313
Tennessee Small Business Energy Loan Program note payable
  for purchasing boiler; payable in monthly installments of
  $1,808 through April, 2000, including interest at 5%;
  collateralized by boiler and associated equipment.........    64,916     46,086
Union Planters Bank note payable for conversion of two
  operating leases to term debt; payable in monthly
  installments of $5,914 through April, 2001, including
  interest at 8.15%; secured by equipment...................              197,453
Union Planters Bank note payable for purchasing travel lift;
  payable in monthly installments of $4,861 through April,
  1999, including interest at 8.15%; collateralized by
  travel lift...............................................    96,101     64,816
                                                              --------   --------
                                                               951,284    841,658
Less portion due within one year............................   270,650    247,706
                                                              --------   --------
                                                              $680,634   $593,952
                                                              ========   ========

     The following is a summary of anticipated future payments of notes at January 31, 1998.

                  YEARS ENDING JANUARY 31,
------------------------------------------------------------
          1999..............................................  $247,706
          2000..............................................   198,802
          2001..............................................   187,779
          2002..............................................   137,255
          2003..............................................    70,116
                                                              --------
                                                              $841,658
                                                              ========

4. LEASES

     The Company leases certain autos and trucks under the classification of operating leases. The following is a schedule of future minimum lease payments for operating leases as of January 31, 1998:

                  YEARS ENDING JANUARY 31,
------------------------------------------------------------
          1999..............................................  $20,088
          2000..............................................   15,803
          2001..............................................    3,135
                                                              -------
          Total Minimum Lease Payments......................  $39,026
                                                              =======

     Rent expense under operating leases totaled $219,600, $241,723 and $65,433 for the years ended January 31, 1996, 1997 and 1998.

                       CPI CONCRETE PRODUCTS INCORPORATED

5. FEDERAL AND STATE INCOME TAXES

     The provision for income taxes at January 31, 1996, 1997 and 1998 is comprised of the following:

                                                        1996       1997       1998
                                                      --------   --------   --------
CURRENTLY PAYABLE
  Federal...........................................  $286,631   $226,067   $241,671
  State.............................................    49,153     41,491     43,275
                                                      --------   --------   --------
                                                       335,784    267,558    284,946
DEFERRED TAXES
  Federal...........................................    26,500                 3,893
  State.............................................     4,700                   731
                                                      --------   --------   --------
                                                        31,200                 4,624
                                                      --------   --------   --------
Federal and State Income Taxes......................  $366,984   $267,558   $289,570
                                                      ========   ========   ========

     The items which give rise to temporary differences are listed below as follows at January 31, 1996, 1997 and 1998:

                                                       1996       1997       1998
                                                      -------    -------    -------
DEFERRED TAX ASSETS
  Allowance for Back Charges -- Federal.............  $ 4,880    $ 4,260    $   984
  Allowance for Back Charges -- State...............      900        800        180
  Uniform Capitalization of Inventory -- Federal....   16,640     17,540     17,018
  Uniform Capitalization of Inventory -- State......    3,120      3,320      3,194
                                                      -------    -------    -------
                                                      $25,540    $25,920    $21,376
                                                      =======    =======    =======
DEFERRED TAX LIABILITIES
  Excess Tax Depreciation -- Federal................  $21,510    $21,830    $21,895
  Excess Tax Depreciation -- State..................    4,030      4,090      4,105
                                                      -------    -------    -------
                                                      $25,540    $25,920    $26,000
                                                      =======    =======    =======

6. EMPLOYEE BENEFIT PLANS

     In 1986, the Company established an Employee Stock Ownership Plan (ESOP) to provide additional retirement benefits to employees. The vesting provisions of the ESOP trust instrument are based on vesting years of service. A participant will always be 100% vested at normal retirement age. At January 31, 1996, 1997 and 1998 the ESOP owned 253 shares of the Company's common stock at a cost of $212,995. Contributions by the Company to the ESOP for the years ended January 31, 1996, 1997 and 1998 totaled $40,000, $10,000 and $1,000, respectively.

     In June 1996, the Company adopted a 401(k) plan covering substantially all employees who have met the minimum age requirements and who have completed one year of continuous service. The Company's contribution is equal to 50% of each participant's contribution of up to 3% of salary. Contributions totaled $0, $29,509, and $41,460 for the years ended January 31, 1996, 1997 and 1998, respectively.

                       CPI CONCRETE PRODUCTS INCORPORATED

7. TREASURY STOCK

     The Company purchased common stock from employees who had been participants in the ESOP as follows:

September 9, 1988...........................................  2.22 Shares
September 1, 1989...........................................  4.41 Shares
December 27, 1989...........................................  1.85 Shares
                                                              -----------
          Total.............................................  8.48 Shares
                                                              ===========

     No activity from December 28, 1989 to January 31, 1998.

8. CONTINGENCIES AND COMMITMENTS

     The Company and its two principal shareholders are parties to a stock retirement agreement which requires the Company, upon the death of any of these shareholders, to purchase his holdings of the Company's common stock at a price of $514 per share. The Company has life insurance policies on the lives of the aforementioned shareholders to fund substantially all of such obligation in the event of their death.

     At January 31, 1998, the Company had an unused line of credit with a bank. The line totals $800,000, has an interest rate of prime plus 1.0%, and the principal and interest are due on the first day of each month.

9. SUBSEQUENT EVENT (UNAUDITED)

     On May 21, 1998, the stockholders of the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with RailWorks Corporation. Under the terms of the Agreement, the stockholders will exchange their stock of the Company for cash and stock of RailWorks Corporation. The transaction is expected to be completed in August 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To H.P. McGinley, Incorporated:

     We have audited the accompanying balance sheets of H.P. MCGINLEY, INCORPORATED (the "Company") (a Pennsylvania corporation) as of February 28, 1997 and December 31, 1997, and the related statements of operations, stockholder's equity and cash flows for the years ended February 29, 1996 and February 28, 1997 and the ten months ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of H.P. McGinley, Incorporated as of February 28, 1997 and December 31, 1997, and the results of its operations and its cash flows for the years ending February 29, 1996 and February 28, 1997 and the ten months ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Nashville, Tennessee
February 26, 1998

                          H.P. MCGINLEY, INCORPORATED

                                 BALANCE SHEETS

                                                      FEBRUARY 28,   DECEMBER 31,    MARCH 31,
                                                          1997           1997          1998
                                                      ------------   ------------   -----------
                                                                                    (UNAUDITED)
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................  $     9,466    $   575,514    $   614,392
  Accounts receivable...............................      338,029        975,707        716,924
  Inventory.........................................      688,580        893,783        965,210
  Prepaid expenses..................................       15,635          8,083          6,684
                                                      -----------    -----------    -----------
          Total current assets......................    1,051,710      2,453,087      2,303,210
                                                      -----------    -----------    -----------
PROPERTY, PLANT AND EQUIPMENT:
  Land and improvements.............................       98,982         98,982         98,982
  Buildings and improvements........................      231,891        231,891        231,891
  Machinery and equipment...........................    1,433,821      1,433,821      1,433,821
  Office furniture and equipment....................       76,805         76,805         76,805
  Transportation equipment..........................      574,578        574,578        574,578
                                                      -----------    -----------    -----------
                                                        2,416,077      2,416,077      2,416,077
  Less accumulated depreciation.....................   (1,770,932)    (1,836,255)    (1,840,807)
                                                      -----------    -----------    -----------
          Property, plant and equipment, net........      645,145        579,822        575,270
                                                      -----------    -----------    -----------
OTHER ASSETS:
  Deferred income taxes.............................        6,000          6,500             --
                                                      -----------    -----------    -----------
          Total other assets........................        6,000          6,500             --
                                                      -----------    -----------    -----------
                                                      $ 1,702,855    $ 3,039,409    $ 2,878,480
                                                      ===========    ===========    ===========
                             LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable..................................  $   100,825    $    79,668    $    21,550
  Demand note payable to stockholder................      257,139        946,375        618,922
  Accrued expenses..................................       58,342         10,186         81,427
  Income taxes payable..............................       50,000        336,100        401,960
                                                      -----------    -----------    -----------
          Total current liabilities.................      466,306      1,372,329      1,123,859
                                                      -----------    -----------    -----------
DEFERRED INCOME TAXES...............................           --             --          7,653
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, $1 par value; authorized shares,
     10,000; issued and outstanding shares, 1,000...        1,000          1,000          1,000
  Retained earnings.................................    1,235,549      1,666,080      1,745,968
                                                      -----------    -----------    -----------
          Total stockholder's equity................    1,236,549      1,667,080      1,746,968
                                                      -----------    -----------    -----------
                                                      $ 1,702,855    $ 3,039,409    $ 2,878,480
                                                      ===========    ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                          H.P. MCGINLEY, INCORPORATED

                            STATEMENTS OF OPERATIONS

                                      YEAR ENDED             TEN MONTHS        THREE MONTHS ENDED
                              ---------------------------      ENDED       ---------------------------
                              FEBRUARY 29,   FEBRUARY 28,   DECEMBER 31,   FEBRUARY 28,    MARCH 31,
                                  1996           1997           1997           1997           1998
                              ------------   ------------   ------------   ------------   ------------
                                                                           (UNAUDITED)    (UNAUDITED)
REVENUE.....................   $4,821,862     $4,425,187     $5,909,679     $  743,408     $1,364,748
COST OF GOODS SOLD..........    3,690,780      3,016,827      3,356,518        500,564        886,685
                               ----------     ----------     ----------     ----------     ----------
          Gross profit......    1,131,082      1,408,360      2,553,161        242,844        478,063
SELLING, GENERAL AND
  ADMINISTRATIVE
  EXPENSES..................    1,113,062      1,294,731      1,834,752        316,795        351,872
                               ----------     ----------     ----------     ----------     ----------
INCOME (LOSS) FROM
  OPERATIONS................       18,020        113,629        718,409        (73,951)       126,191
OTHER INCOME (EXPENSE)
  Interest income...........        4,329          4,697         23,054            714          8,597
  Interest expense..........           --             --        (24,832)            --             --
                               ----------     ----------     ----------     ----------     ----------
INCOME (LOSS) BEFORE
  PROVISION FOR INCOME
  TAXES.....................       22,349        118,326        716,631        (73,237)       134,788
PROVISION (BENEFIT) FOR
  INCOME TAXES..............       10,200         46,790        286,100        (30,000)        54,900
                               ----------     ----------     ----------     ----------     ----------
          NET INCOME
            (LOSS)..........   $   12,149     $   71,536     $  430,531     $  (43,237)    $   79,888
                               ==========     ==========     ==========     ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                          H.P. MCGINLEY, INCORPORATED

                       STATEMENTS OF STOCKHOLDER'S EQUITY

                                                  NUMBER OF
                                                   COMMON     COMMON    RETAINED
                                                   SHARES     STOCK     EARNINGS      TOTAL
                                                  ---------   ------   ----------   ----------
BALANCE, February 28, 1995......................    1,000     $1,000   $1,151,864   $1,152,864
  Net income....................................       --         --       12,149       12,149
                                                    -----     ------   ----------   ----------
BALANCE, February 29, 1996......................    1,000      1,000    1,164,013    1,165,013
  Net income....................................       --         --       71,536       71,536
                                                    -----     ------   ----------   ----------
BALANCE, February 28, 1997......................    1,000      1,000    1,235,549    1,236,549
  Net income....................................       --         --      430,531      430,531
                                                    -----     ------   ----------   ----------
BALANCE, December 31, 1997......................    1,000     $1,000   $1,666,080   $1,667,080
                                                    =====     ======   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                          H.P. MCGINLEY, INCORPORATED

                            STATEMENTS OF CASH FLOWS

                                     YEAR ENDED             TEN MONTHS        THREE MONTHS ENDED
                             ---------------------------      ENDED       ---------------------------
                             FEBRUARY 29,   FEBRUARY 28,   DECEMBER 31,   FEBRUARY 28,    MARCH 31,
                                 1996           1997           1997           1997           1998
                             ------------   ------------   ------------   ------------   ------------
                                                                          (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income (loss)........    $ 12,149      $  71,536      $ 430,531       $(43,237)     $  79,888
  Adjustments to reconcile
     net income to net cash
     provided by operating
     activities:
     Depreciation..........      46,033         68,359         65,323         23,359          4,552
     Change in operating
       assets:
       Accounts
          receivable.......     (79,189)       (19,476)      (637,678)        (4,250)       258,783
       Inventory...........      (4,731)      (277,170)      (205,203)       (45,293)       (71,427)
       Prepaid expenses....      16,656         31,927          7,552          1,995          1,399
       Accounts payable....      13,546         19,225        (21,157)         4,658        (58,118)
       Accrued expenses....       4,640        (39,262)       (48,156)        11,485         71,241
       Deferred taxes......      10,200         (3,210)          (500)            --         14,153
       Income taxes
          payable..........          --         50,000        286,100        (30,000)        65,860
                               --------      ---------      ---------       --------      ---------
          Net cash provided
            by (used in)
            operating
            activities.....      19,304        (98,071)      (123,188)       (81,283)       366,331
                               --------      ---------      ---------       --------      ---------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Capital expenditures.....     (33,950)      (174,921)            --        (38,500)            --
                               --------      ---------      ---------       --------      ---------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Net borrowings from
     shareholder...........     208,413            858        689,236        (31,706)      (327,453)
                               --------      ---------      ---------       --------      ---------
NET INCREASE (DECREASE) IN
  CASH.....................     193,767       (272,134)       566,048       (151,489)        38,878
CASH AND CASH EQUIVALENTS,
  beginning of period......      87,833        281,600          9,466        160,955        575,514
                               --------      ---------      ---------       --------      ---------
CASH AND CASH EQUIVALENTS,
  end of period............    $281,600      $   9,466      $ 575,514       $  9,466      $ 614,392
                               ========      =========      =========       ========      =========
SUPPLEMENTAL DISCLOSURES OF
  CASH FLOW INFORMATION:
     Cash paid during the
       period for
       interest............    $     --      $      --      $  24,832       $     --      $      --
                               ========      =========      =========       ========      =========
     Cash paid during the
       period for income
       taxes...............    $     --      $      --      $      --       $     --      $      --
                               ========      =========      =========       ========      =========

   The accompanying notes are an integral part of these financial statements.

                          H.P. MCGINLEY, INCORPORATED

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

     H.P. McGinley, Inc. (the "Company"), a Pennsylvania corporation, operates as a manufacturer of specialty hardwood products, including railroad ties and shipping materials. The Company services customers in Pennsylvania and surrounding states.

2. SIGNIFICANT ACCOUNTING POLICIES

YEAR-END

     In 1997, the Company changed its financial reporting year-end to December
31. These financial statements reflect the results of operations for the years ended February 29, 1996 and February 28, 1997 and the ten months ended December 31, 1997.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from the estimates that were assumed in preparing the financial statements.

REVENUE AND COST RECOGNITION

     The Company recognizes revenue when products are delivered to customers pursuant to shipping agreements. Cost of goods sold includes the raw materials cost and costs of producing the product, including milling and preservative treatment.

CASH AND CASH EQUIVALENTS

     The Company considers cash and cash equivalents to include cash on hand and temporary cash investments purchased with an original maturity of three months or less.

FINANCIAL INSTRUMENTS AND CREDIT RISK

     The Company operates primarily in the northeast United States. As such, the Company's accounts receivable are from the same geographic region. In addition, the Company's customers are primarily in the railroad/railroad construction business or the transportation business. The terms of the sales give rise to unsecured accounts receivable, as is common industry practice.

INVENTORY

     Inventory, consisting principally of raw materials and finished goods, is stated at the lower of cost (first-in, first-out (FIFO)) or market.

PROPERTY, PLANT AND EQUIPMENT

     The Company records property, plant and equipment at cost. Depreciation is computed using the straight-line and accelerated methods over the estimated useful lives of the assets as follows:

Buildings and improvements................................  15 to 30 years
Machinery and equipment...................................    5 to 7 years
Office furniture and equipment............................    5 to 7 years
Transportation equipment..................................    5 to 7 years

                          H.P. MCGINLEY, INCORPORATED

     As assets are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is reflected in net income. Normal maintenance and repairs are charged to expense as incurred; major renewals or betterments which extend the life or increase the value of assets are capitalized.

INCOME TAXES

     The provision for income taxes is based on earnings reported by the Company. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, a deferred income tax asset or liability is determined by applying currently enacted tax laws and rates to the expected reversal of the cumulative temporary differences between the carrying value of assets and liabilities for financial statement and income tax purposes.

INTERIM FINANCIAL INFORMATION

     The unaudited financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). In the opinion of management, the accompanying unaudited financial statements reflect all adjustments necessary to present fairly the financial position as of March 31, 1998 and the results of operations and cash flows for the three months ended February 28, 1997 and March 31, 1998.

3. INVENTORIES

     The principal components of inventories are as follows:

                                                             FEBRUARY 28,   DECEMBER 31,
                                                                 1997           1997
                                                             ------------   ------------
Raw materials..............................................    $317,403       $378,814
Finished goods.............................................     371,177        514,969
                                                               --------       --------
                                                               $688,580       $893,783
                                                               ========       ========

4. EMPLOYEE BENEFIT PLANS

     The Company had a defined benefit pension plan (the "Plan") for all employees meeting certain age and length of service requirements. Benefits were based primarily on years of service and average annual compensation during the highest five consecutive years. In fiscal 1997, the Company terminated the Plan and distributed vested benefits in accordance with ERISA requirements. The Company made a contribution of $25,000 during the year ended February 29, 1996 and a final contribution to the Plan of $26,377 during the year ended February 28, 1997.

     The Company maintains a defined contribution benefit plan which covers substantially all eligible employees. Contributions to the defined contribution benefit plan during the years ended February 29, 1996 and February 28, 1997 and the ten months ended December 31, 1997 amounted to $8,865, $40,922 and $0, respectively.

5. INCOME TAXES

     Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS

                          H.P. MCGINLEY, INCORPORATED

109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     A reconciliation of the United States statutory corporate rate to the effective tax rate is as follows:

                                                        YEAR ENDED             TEN MONTHS
                                                ---------------------------      ENDED
                                                FEBRUARY 29,   FEBRUARY 28,   DECEMBER 31,
                                                    1996           1997           1997
                                                ------------   ------------   ------------
Tax charge at standard U.S. rate of 34%.......    $ 7,599        $40,231        $243,655
State taxes, net of Federal benefit...........      1,340          6,334          43,194
Other.........................................      1,261            225            (749)
                                                  -------        -------        --------
                                                  $10,200        $46,790        $286,100
                                                  =======        =======        ========

     The components of the net deferred income tax asset (liability) at February 28, 1997 and December 31, 1997 are as follows:

                                                             FEBRUARY 28,   DECEMBER 31,
                                                                 1997           1997
                                                             ------------   ------------
Non-current asset (liability):
  Inventory................................................     $5,031        $10,125
  Property, plant and equipment............................     (1,381)        (3,645)
  Other....................................................      2,350             20
                                                                ------        -------
          Total non-current asset..........................     $6,000        $ 6,500
                                                                ======        =======

     State income taxes totaling approximately $1,530, $7,019 and $42,915 have been provided for the years ended February 28, 1996 and 1997 and the ten months ended December 31, 1997, respectively.

6. RELATED PARTY TRANSACTIONS

     The Company's stockholder periodically advances funds to the Company. Such advances were noninterest bearing through February 28, 1997. Subsequent to March 1, 1997, the advances bear interest at 9% per annum. The advances are due on demand and repayment is expected as funds become available. Amounts advanced from the stockholder totaled $257,139 and $946,375 as of February 28, 1997 and December 31, 1997, respectively.

7. COMMITMENTS AND CONTINGENCIES

LITIGATION

     The Company is subject to various claims and legal actions incidental to the Company's business. Management is not aware of any claims against the Company which might have a material impact on the Company's results of operations or financial position.

8. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair values of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

                          H.P. MCGINLEY, INCORPORATED

CASH, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

     The carrying amounts of these items are a reasonable estimate of their fair value due to their short-term nature.

9. SIGNIFICANT CUSTOMERS

     A significant portion of the Company's sales were to one unaffiliated customer. Amounts due from this customer represented 25% of the total accounts receivable at December 31, 1997 and 14% of sales for the period then ended. The loss of this customer would have a material effect on the Company's business if this loss was not offset by additional business from other sources.

10. SUBSEQUENT EVENT (UNAUDITED)

     On May 21, 1998, the stockholders of the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with RailWorks Corporation. Under the terms of the Agreement, the stockholders will exchange their stock of the Company for cash and stock of RailWorks Corporation. The transaction is expected to be completed in August 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Kennedy Railroad Builders, Inc.:

     We have audited the accompanying combined balance sheets of KENNEDY RAILROAD BUILDERS, INC. (a Pennsylvania corporation) AND ASSOCIATED COMPANIES (collectively, the "Company") as of March 31, 1997 and December 31, 1997, and the related combined statements of operations, stockholders' equity and cash flows for the years ended March 31, 1996 and 1997 and the nine month period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Kennedy Railroad Builders, Inc. and Associated Companies as of March 31, 1997 and December 31, 1997, and the results of their operations and their cash flows for the years ended March 31, 1996 and 1997 and the nine months ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Nashville, Tennessee
February 27, 1998

                        KENNEDY RAILROAD BUILDERS, INC.
                            AND ASSOCIATED COMPANIES

                            COMBINED BALANCE SHEETS

                                                               MARCH 31,    DECEMBER 31,    MARCH 31,
                                                                 1997           1997          1998
                                                              -----------   ------------   -----------
                                                                                           (UNAUDITED)
                                                ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    68,143   $   170,289    $   235,514
  Accounts receivable, net of allowance of $25,000 each
    period..................................................    1,549,947     1,543,062      1,426,948
  Officer and affiliate notes receivable....................       59,445       102,431        168,127
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................      360,386       292,611        425,488
  Inventory.................................................      525,626       855,723        831,545
  Prepaid expenses..........................................       33,022       106,115         62,953
  Deferred income taxes.....................................       10,125        10,125         10,125
                                                              -----------   -----------    -----------
         Total current assets...............................    2,606,694     3,080,356      3,160,700
                                                              -----------   -----------    -----------
PROPERTY, PLANT AND EQUIPMENT:
  Buildings.................................................      153,910       153,910        153,910
  Machinery and equipment...................................    1,790,725     2,228,879      2,846,326
  Office furniture and equipment............................       96,337        96,194         94,378
  Transportation equipment..................................    1,077,000     1,182,299      1,206,646
  Leasehold improvements....................................       59,342        63,325         92,716
                                                              -----------   -----------    -----------
                                                                3,177,314     3,724,607      4,393,976
  Less accumulated depreciation.............................   (1,571,497)   (1,952,101)    (2,081,459)
                                                              -----------   -----------    -----------
         Property, plant and equipment, net.................    1,605,817     1,772,506      2,312,517
                                                              -----------   -----------    -----------
OTHER ASSETS:
  Cash surrender value of officer's life insurance..........       19,330        19,330         19,377
  Officer note receivable...................................       16,661            --             --
                                                              -----------   -----------    -----------
         Total other assets.................................       35,991        19,330         19,377
                                                              -----------   -----------    -----------
                                                              $ 4,248,502   $ 4,872,192    $ 5,492,594
                                                              ===========   ===========    ===========
                                 LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $ 1,143,284   $ 1,208,485    $ 1,331,831
  Line of credit............................................      250,000       562,705        978,170
  Current maturities of long-term debt and capital leases...      312,505       315,324        380,339
  Officer notes payable.....................................       92,088        80,000         80,000
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................      228,344       280,569        139,806
  Accrued expenses..........................................      322,364       136,767        182,620
  Income taxes payable......................................       12,003       123,828         36,610
                                                              -----------   -----------    -----------
         Total current liabilities..........................    2,360,588     2,707,678      3,129,376
                                                              -----------   -----------    -----------
LONG-TERM DEBT AND CAPITAL LEASES, net of current
  maturities................................................      771,705       806,466      1,124,582
DEFERRED INCOME TAXES.......................................        8,526        14,580         14,580
                                                              -----------   -----------    -----------
         Total noncurrent liabilities.......................      780,231       821,046      1,139,162
                                                              -----------   -----------    -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Contributed capital.......................................       20,000        20,000         20,000
  Retained earnings.........................................    1,087,683     1,323,468      1,204,056
                                                              -----------   -----------    -----------
         Total stockholders' equity.........................    1,107,683     1,343,468      1,224,056
                                                              -----------   -----------    -----------
                                                              $ 4,248,502   $ 4,872,192    $ 5,492,594
                                                              ===========   ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                        KENNEDY RAILROAD BUILDERS, INC.
                            AND ASSOCIATED COMPANIES

                       COMBINED STATEMENTS OF OPERATIONS

                                                                 NINE MONTHS       THREE MONTHS ENDED
                                        YEAR ENDED MARCH 31,        ENDED               MARCH 31,
                                       -----------------------   DECEMBER 31,   -------------------------
                                          1996         1997          1997          1997          1998
                                       ----------   ----------   ------------   -----------   -----------
                                                                                (UNAUDITED)   (UNAUDITED)
REVENUE..............................  $6,652,473   $9,703,996    $8,295,814    $2,244,554     2,384,129
CONTRACT COSTS.......................   5,119,614    7,967,579     6,605,074     1,957,561     2,078,971
                                       ----------   ----------    ----------    ----------    ----------
         Gross profit................   1,532,859    1,736,417     1,690,740       286,993       305,158
GENERAL AND ADMINISTRATIVE
  EXPENSES...........................   1,347,595    1,497,998     1,163,290       396,310       417,035
                                       ----------   ----------    ----------    ----------    ----------
INCOME (LOSS) FROM OPERATIONS........     185,264      238,419       527,450      (109,317)     (111,877)
OTHER INCOME (EXPENSE)
  Interest income....................      11,746       13,566        10,408         3,103         8,682
  Interest expense...................    (104,963)    (108,736)     (113,486)      (25,422)      (41,557)
  Real estate venture, net...........     127,364           --            --            --            --
                                       ----------   ----------    ----------    ----------    ----------
INCOME (LOSS) BEFORE PROVISION FOR
  INCOME TAXES.......................     219,411      143,249       424,372      (131,636)     (144,752)
PROVISION (BENEFIT) FOR INCOME
  TAXES..............................      96,273       65,206       178,587       (52,654)      (55,340)
                                       ----------   ----------    ----------    ----------    ----------
         NET INCOME (LOSS)...........  $  123,138   $   78,043    $  245,785    $  (78,982)   $  (89,412)
                                       ==========   ==========    ==========    ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                        KENNEDY RAILROAD BUILDERS, INC.
                            AND ASSOCIATED COMPANIES

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                          CONTRIBUTED    RETAINED
                                                            CAPITAL      EARNINGS      TOTAL
                                                          -----------   ----------   ----------
BALANCE, March 31, 1995.................................    $19,000     $  901,502   $  920,502
  Net income............................................         --        123,138      123,138
                                                            -------     ----------   ----------
BALANCE, March 31, 1996.................................     19,000      1,024,640    1,043,640
  Net income............................................         --         78,043       78,043
  Issuance of equity....................................      1,000             --        1,000
  Dividends.............................................         --        (15,000)     (15,000)
                                                            -------     ----------   ----------
BALANCE, March 31, 1997.................................     20,000      1,087,683    1,107,683
  Net income............................................         --        245,785      245,785
  Dividends.............................................         --        (10,000)     (10,000)
                                                            -------     ----------   ----------
BALANCE, December 31, 1997..............................    $20,000     $1,323,468   $1,343,468
                                                            =======     ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                        KENNEDY RAILROAD BUILDERS, INC.
                            AND ASSOCIATED COMPANIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                       NINE MONTHS       THREE MONTHS ENDED
                                               YEAR ENDED MARCH 31,       ENDED               MARCH 31,
                                              ----------------------   DECEMBER 31,   -------------------------
                                                1996         1997          1997          1997          1998
                                              ---------    ---------   ------------   -----------   -----------
                                                                                      (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................  $ 123,138    $  78,043    $ 245,785      $ (78,982)    $ (89,412)
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation............................    323,401      460,577      397,230        146,345       132,564
    Deferred income taxes...................      5,863       (1,599)       6,054             --            --
    Gain from sale of real estate...........   (547,364)          --           --             --            --
    Change in operating assets:
      Accounts receivable...................   (118,451)    (759,843)       6,885        (92,836)      116,114
      Costs and estimated earnings in excess
        of billings on uncompleted
        contracts...........................    (32,863)    (261,195)      67,775       (102,152)     (132,877)
      Inventory.............................   (262,030)     163,460     (330,097)        42,405        24,178
      Prepaid expenses......................     13,008       14,092      (73,093)         5,052        43,162
      Cash value of life insurance..........     (4,838)      (9,937)          --             --           (47)
      Accounts payable and accrued
        expenses............................    155,073      712,030     (120,396)       157,857       169,199
      Billings in excess of costs and
        estimated earnings on uncompleted
        contracts...........................   (208,098)     202,873       52,225         74,145      (140,763)
      Income taxes payable..................     (1,650)     (24,793)     111,825         (6,782)      (87,218)
      Other.................................       (583)     (49,413)     (42,986)            --            --
                                              ---------    ---------    ---------      ---------     ---------
        Net cash provided by (used in)
          operating activities..............   (555,394)     524,295      321,207        145,052        34,900
                                              ---------    ---------    ---------      ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of real estate.........    547,364           --           --             --            --
  Proceeds from officer notes receivable....    251,184       10,651       16,661          2,510            --
  Capital expenditures......................   (309,732)    (237,369)    (240,058)       (62,502)      (22,325)
                                              ---------    ---------    ---------      ---------     ---------
        Net cash provided by (used in)
          investing activities..............    488,816     (226,718)    (223,397)       (59,992)      (22,325)
                                              ---------    ---------    ---------      ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt......   (497,905)    (241,567)    (286,281)       (65,285)     (267,119)
  Long-term borrowings......................    301,142           --           --             --            --
  Line of credit, net.......................     97,500     (133,000)     312,705        (37,500)      415,465
  Notes payable to officers, net............    203,642     (150,234)     (12,088)       (42,512)      (65,696)
  Payment of dividends......................         --      (15,000)     (10,000)            --       (30,000)
  Proceeds from equity issuance.............         --        1,000           --             --            --
                                              ---------    ---------    ---------      ---------     ---------
        Net cash provided by (used in)
          financing activities..............    104,379     (538,801)       4,336       (145,297)       52,650
                                              ---------    ---------    ---------      ---------     ---------
        Net increase (decrease) in cash and
          cash equivalents..................     37,801     (241,224)     102,146        (60,237)       65,225
CASH AND CASH EQUIVALENTS, beginning of
  period....................................    271,566      309,367       68,143        128,380       170,289
                                              ---------    ---------    ---------      ---------     ---------
CASH AND CASH EQUIVALENTS, end of period....  $ 309,367    $  68,143    $ 170,289      $  68,143     $ 235,514
                                              =========    =========    =========      =========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
  Interest..................................  $ 104,848    $ 109,075    $ 113,486      $  26,758     $  40,895
                                              =========    =========    =========      =========     =========
  Income taxes..............................  $  82,961    $  85,766    $  66,869      $      --     $      --
                                              =========    =========    =========      =========     =========
NONCASH INVESTING AND FINANCING
  TRANSACTIONS:
  The Company incurred long-term liabilities
    for the purchase of equipment totaling
    $385,680, $527,744 and $323,861 for the
    years ended March 31, 1996 and 1997 and
    the nine months ended December 31, 1997,
    respectively.

   The accompanying notes are an integral part of these financial statements.

                        KENNEDY RAILROAD BUILDERS, INC.
                            AND ASSOCIATED COMPANIES

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

     The accompanying combined financial statements include the accounts of Kennedy Railroad Builders, Inc. ("Kennedy"), Railcorp, Inc. ("Railcorp") and Alpha-Keystone Engineering, Inc. ("Alpha") (collectively, referred to as the "Company"). Each of these companies are subject to common control and are presented on a combined basis.

     The Company operates as a contractor, constructing, repairing and maintaining railroad tracks for private and government customers located throughout the northeastern region of the United States. The work is performed under various forms of contracts, including fixed-fee and time-and-material contracts.

2. SIGNIFICANT ACCOUNTING POLICIES

YEAR-END

     In 1997, the Company changed its financial reporting year-end to December
31. These combined financial statements reflect the results of operations for the years ended March 31, 1996 and 1997 and the nine months ended December 31, 1997.

COMBINATION POLICIES

     The Company includes the combined accounts of three companies subject to common control. All significant transactions between the three companies are eliminated in combination. Alpha was incorporated in February 1996. The results for Alpha for the period from inception to March 31, 1997 are included in the Company's financial statements for the year ended March 31, 1997.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from the estimates that were assumed in preparing the financial statements.

REVENUE AND COST RECOGNITION

     The Company recognizes revenues from fixed-fee contracts using the percentage-of-completion method, measured by the percentage of cost incurred to date to management's estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Changes in job performance, job conditions and estimated profitability may result in revisions to cost and income, which are recognized in the period in which the revisions are determined.

     Revenues from time-and-material contracts are recognized currently as the work is performed.

     Contract costs include all direct material, labor and equipment costs and those indirect costs related to contract performance and are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts", represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of

                        KENNEDY RAILROAD BUILDERS, INC.
                            AND ASSOCIATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

costs and estimated earnings on uncompleted contracts", represents billings in excess of revenues recognized.

CASH AND CASH EQUIVALENTS

     The Company considers cash and cash equivalents to include cash on hand and temporary cash investments purchased with an original maturity of three months or less.

FINANCIAL INSTRUMENTS AND CREDIT RISK

     The Company operates primarily in the northeastern region of the United States. As such, the Company's accounts receivable are from the same geographic region. The terms of the sales give rise to unsecured accounts receivable, as is common industry practice.

INVENTORIES

     Inventories, consisting principally of stored materials and parts to be used for contracts, are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

     The Company records property, plant and equipment at cost. Depreciation is computed using the straight-line and the accelerated methods over the estimated useful life of the asset as follows:

Buildings...............................................       39 years
Machinery and equipment.................................    3 - 7 years
Office furniture and equipment..........................    5 - 8 years
Leasehold improvements..................................  31 - 39 years

     As assets are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is reflected in net income. The cost of maintenance and repair is charged to income as incurred. Significant renewals and betterments are capitalized and depreciated over the assets remaining useful life.

INCOME TAXES

     The provision for income taxes is based on earnings reported by the Company. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 109, a deferred income tax asset or liability is determined by applying currently enacted tax laws and rates to the expected reversal of the cumulative temporary differences between the carrying value of assets and liabilities for financial statement and income tax purposes.

     Kennedy and Railcorp are both C corporations for Federal income tax purposes. Alpha is a S corporation. As a result, the income of the Alpha is not taxed at the corporate level. For purposes of the accompanying financial statements, Alpha has been treated as a C corporation and income taxes have been provided at the statutory rate and recorded using the provisions of SFAS No. 109.

INTERIM FINANCIAL STATEMENTS

     The unaudited financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). In the opinion of management, the accompanying unaudited financial statements reflect all adjustments

                        KENNEDY RAILROAD BUILDERS, INC.
                            AND ASSOCIATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

necessary to present fairly the financial position as of March 31, 1998 and the results of operations and cash flows for the three months ended March 31, 1997 and 1998.

3. ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                            MARCH 31,    DECEMBER 31,
                                                               1997          1997
                                                            ----------   ------------
Contract receivables......................................  $1,554,728    $1,415,973
Contract retainages.......................................      20,219       152,089
Other.....................................................      59,445       102,431
                                                            ----------    ----------
                                                             1,634,392     1,670,493
Less allowance for doubtful accounts......................     (25,000)      (25,000)
                                                            ----------    ----------
                                                            $1,609,392    $1,645,493
                                                            ==========    ==========

     Contract retainages have been billed but are not due pursuant to contract provisions until contract completion. Such contract retainage is expected to be collected within the following year.

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Information with respect to contracts in process are as follows:

                                                            MARCH 31,    DECEMBER 31,
                                                              1997           1997
                                                           -----------   ------------
Costs incurred on uncompleted contracts..................  $ 2,668,688   $ 2,997,477
Estimated earnings.......................................    1,318,562     1,267,960
                                                           -----------   -----------
                                                             3,987,250     4,265,437
Less billings, plus retainage............................   (3,855,208)   (4,253,395)
                                                           -----------   -----------
                                                           $   132,042   $    12,042
                                                           ===========   ===========
Contracts in process are included in the accompanying balance sheet under the following captions:
  Costs and estimated earnings in excess of billings on
     uncompleted contracts...............................  $   360,386   $   292,611
  Billings in excess of costs and estimated earnings on
     uncompleted contracts...............................     (228,344)     (280,569)
                                                           -----------   -----------
                                                           $   132,042   $    12,042
                                                           ===========   ===========

5. REAL ESTATE VENTURE

     During the year ended March 31, 1996, the Company was involved in a real estate transaction located in Lemoyne, Pennsylvania whereby the Company entered into a purchase agreement. Prior to settlement, the Company identified a buyer for the property at a price higher than their purchase price. The Company was paid $497,364 in fiscal 1996 and an additional $50,000 (based on the satisfactory settlement of certain contingencies) in fiscal 1997. The total proceeds of $547,364 were reduced by expenses of the transaction totaling approximately $420,000, including commissions and bonuses to certain shareholders and employees of the Company that were primarily responsible for this transaction.

                        KENNEDY RAILROAD BUILDERS, INC.
                            AND ASSOCIATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. LINE OF CREDIT

     The Company has a revolving line of credit agreement with a bank. The line of credit includes maximum borrowings totaling $1,300,000. Borrowing under the line of credit shall not exceed 80% of qualified accounts receivable and 50% of inventory. It bears interest at the bank's prime rate (8.50% at December 31, 1997) which is payable due monthly and expires on July 31, 1998. The line of credit is secured by all of the Kennedy's assets and is guaranteed by the officers of Kennedy. The outstanding principal totals $250,000 and $562,705 as of March 31, 1997 and December 31, 1997, respectively.

7. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                             MARCH 31,    DECEMBER 31,
                                                                1997          1997
                                                             ----------   ------------
Note payable to a bank, interest at 8.25%, payable in
  monthly installments of $418, maturing August 2007,
  secured by real property.................................  $   35,046    $   33,449
Mortgage note payable to Alliance Benefit Group, interest
  at 9.00%, payable in monthly installments of $885 with a
  balloon payment due on April 2, 2002, secured by real
  property. Refinanced in May 1997.........................      98,891            --
Mortgage note payable to Alliance Benefit Group, interest
  at 9.00%, payable in monthly installments of $878 with a
  balloon payment due July 1999, secured by real
  property.................................................          --       108,605
Equipment notes payable, principal and interest at rates
  from 4.8% to 15.48%, payable monthly, maturing from
  January 1998 to October 2003, secured by equipment.......     950,273       979,736
                                                             ----------    ----------
                                                              1,084,210     1,121,790
Less current maturities....................................    (312,505)     (315,324)
                                                             ----------    ----------
                                                             $  771,705    $  806,466
                                                             ==========    ==========

     Aggregate principal payments as of December 31, 1997 on long-term debt (excluding the line of credit) are scheduled as follows:

1998........................................................  $  315,324
1999........................................................     358,379
2000........................................................     202,046
2001........................................................     137,984
2002........................................................      83,595
Thereafter..................................................      24,462
                                                              ----------
                                                              $1,121,790
                                                              ==========

8. PROFIT SHARING PLAN

     The Company maintains a 401(k) plan that allows eligible employees to defer a portion of their income through contributions to the plan. Under the provisions of the plan, employees may

                        KENNEDY RAILROAD BUILDERS, INC.
                            AND ASSOCIATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

contribute a portion of their compensation, and the Company matches up to 2.00% percent of the employees qualified wages. In addition, the Company can make additional discretionary contributions. Company contributions to the plan were $36,737, $52,420 and $27,788, for the years ended March 31, 1996 and 1997 and the nine months ended December 31, 1997, respectively.

9. INCOME TAXES

     In accordance with SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     A reconciliation of the United States statutory corporate rate to the effective tax rate is as follows:

                                                          1995      1996       1997
                                                         -------   -------   --------
Tax charge at standard U.S. rate of 34%................  $74,600   $48,705   $144,286
State taxes............................................   14,481     9,454     27,852
Life insurance premiums................................    7,209     6,485      6,075
Other..................................................      (17)      562        374
                                                         -------   -------   --------
                                                         $96,273   $65,206   $178,587
                                                         =======   =======   ========

     The components of the net deferred income tax asset (liability) are as follows:

                                                              MARCH 31,   DECEMBER 31,
                                                                1997          1997
                                                              ---------   ------------
Current Asset:
  Accounts receivable valuation.............................  $ 10,125      $ 10,125
                                                              --------      --------
          Total current asset...............................    10,125        10,125
                                                              --------      --------
Non-current Asset (Liability):
  Tax over book depreciation................................   (12,555)      (14,580)
  Alternative minimum tax credit............................     4,029            --
                                                              --------      --------
          Total non-current liability.......................    (8,526)      (14,580)
                                                              --------      --------
Net deferred tax asset......................................  $  1,599      $ (4,455)
                                                              ========      ========

     The Company has provided state income taxes totaling approximately $15,451, $10,465, and $29,421 for the years ended March 31, 1996 and 1997 and the nine months ended December 31, 1997, respectively.

10. RELATED PARTY TRANSACTIONS

     Payments were made to certain shareholders of the Company under operating leases for office facilities and a storage area. Such payments totaled $30,192, $36,552 and $29,128 for the years ended March 31, 1996 and 1997 and the nine months ended December 31, 1997, respectively.

     The Company has notes receivable from officers of Kennedy. Monthly payments of $500 and $508 include principal and interest at 6%. The notes receivable are unsecured.

                        KENNEDY RAILROAD BUILDERS, INC.
                            AND ASSOCIATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company has notes payable in the amounts of $12,088, and $0 as of March 31, 1997 and December 31, 1997, respectively, to shareholders of Kennedy. The notes are unsecured and noninterest bearing. Additionally, the Company has a note payable to a shareholder in the amount of $80,000, as of March 31, 1997 and December 31, 1997. The note is unsecured and bears interest at 9%.

11. COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space and equipment under agreements expiring at various dates through the year 1999, including leases with certain shareholders of the Company. Remaining minimum rental commitments under these noncancellable lease agreements in effect at December 31, 1997 are as follows:

                                                            SHAREHOLDERS   THIRD PARTIES
                                                            ------------   -------------
1998......................................................    $31,537         $17,662
1999......................................................      6,556          10,749

     Rental expense including leases with certain shareholders of the Company and cancelable leases totaled $289,128, $344,277 and $416,012, for the years ended March 31, 1996 and 1997 and the nine months ended December 31, 1997, respectively.

LITIGATION

     The Company is subject to various claims and legal actions incidental to the Company's business. Management is not aware of any claims against the Company which might have a material impact on the Company's results of operations or financial position.

12. SHAREHOLDERS' EQUITY

     The combined contributed capital of the Company is as follows:

                                                              MARCH 31,   DECEMBER 31,
                                                                1997          1997
                                                              ---------   ------------
Kennedy -- Common stock, par value $1 per share; authorized
  1,000,000 shares, issued and outstanding 18,000 shares....   $18,000      $18,000
Railcorp -- Common stock, par value $1 per share; authorized
  10,000 shares, issued and outstanding 1,000 shares........     1,000        1,000
Alpha -- Common stock, par value $.02 per share; authorized
  100,000 shares, issued and outstanding 50,000 shares......     1,000        1,000
                                                               -------      -------
                                                               $20,000      $20,000
                                                               =======      =======

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair values of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

                        KENNEDY RAILROAD BUILDERS, INC.
                            AND ASSOCIATED COMPANIES

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

CASH, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

     The carrying amounts of these items are a reasonable estimate of their fair value due to their short-term nature.

LONG-TERM DEBT

     The carrying amount of the line of credit facility approximates fair value as the interest rate fluctuates with changes in market conditions. The carrying value of other loans relating to real estate, vehicles and equipment approximate fair value as the interest rates are comparable to market rates today.

14. SUBSEQUENT EVENT (UNAUDITED)

     On May 21, 1998, the stockholders of the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with RailWorks Corporation. Under the terms of the Agreement, the stockholders will exchange their stock of the Company for cash and stock of RailWorks Corporation. The transaction is expected to be completed in August 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Merit Railroad Contractors, Inc.:

     We have audited the accompanying balance sheets of Merit Railroad Contractors, Inc. (a Missouri corporation) as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Merit Railroad Contractors, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

St. Louis, Missouri,
February 6, 1998

                        MERIT RAILROAD CONTRACTORS, INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                       -------------------------    MARCH 31,
                                                          1996          1997          1998
                                                       -----------   -----------   -----------
                                                                                   (UNAUDITED)
                                     ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................  $   121,274   $    35,313   $       --
  Accounts receivable, net of allowance of $75,317
     for both 1996 and 1997..........................    1,410,674       930,307    1,214,295
  Costs and estimated earnings in excess of billings
     on uncompleted contracts........................      280,850        38,638       67,797
  Other receivables..................................       97,500            --       25,000
  Inventories........................................      200,000       312,392      290,730
  Prepaid expenses...................................       19,000        17,130       35,130
                                                       -----------   -----------   ----------
          Total current assets.......................    2,129,298     1,333,780    1,632,952
                                                       -----------   -----------   ----------
PROPERTY AND EQUIPMENT:
  Machinery and equipment............................      948,272       985,419      976,645
  Automobiles and trucks.............................      512,133       619,928      627,923
  Office furniture and equipment.....................      121,073       126,446      128,412
  Leasehold improvements.............................           --        54,244       54,244
                                                       -----------   -----------   ----------
                                                         1,581,478     1,786,037    1,787,224
  Less accumulated depreciation......................   (1,014,814)   (1,064,361)  (1,057,557)
                                                       -----------   -----------   ----------
          Property and equipment, net................      566,664       721,676      729,667
                                                       -----------   -----------   ----------
                                                       $ 2,695,962   $ 2,055,456   $2,362,619
                                                       ===========   ===========   ==========
                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable...................................  $   618,696   $   210,222   $  420,995
  Current maturities of long-term debt...............       96,602        78,125       78,125
  Revolving line of credit...........................           --       300,000      350,000
  Billings in excess of costs and estimated earnings
     on uncompleted contracts........................      130,110       162,559      424,711
  Accrued expenses...................................      262,940       165,057      146,290
  Payable to affiliate...............................       58,169        58,169       58,169
                                                       -----------   -----------   ----------
          Total current liabilities..................    1,166,517       974,132    1,478,290
                                                       -----------   -----------   ----------
LONG-TERM DEBT, net of current maturities............       94,908       138,373      115,349
                                                       -----------   -----------   ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, $1 par value; authorized shares,
     30,000; issued and outstanding shares, 1,000....        1,000         1,000        1,000
  Additional paid-in capital.........................       99,000        99,000       99,000
  Retained earnings..................................    1,334,537       842,951      668,980
                                                       -----------   -----------   ----------
          Total stockholders' equity.................    1,434,537       942,951      768,980
                                                       -----------   -----------   ----------
                                                       $ 2,695,962   $ 2,055,456   $2,362,619
                                                       ===========   ===========   ==========

   The accompanying notes are an integral part of these financial statements.

                        MERIT RAILROAD CONTRACTORS, INC.

                            STATEMENTS OF OPERATIONS

                                                                          FOR THE THREE MONTHS
                                       YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                 ------------------------------------   ------------------------
                                    1995         1996         1997         1997         1998
                                 ----------   ----------   ----------   ----------   -----------
                                                                        (UNAUDITED)  (UNAUDITED)
REVENUE........................  $7,319,655   $9,931,173   $6,949,859   $  986,360   $1,180,924
CONTRACT COSTS.................   5,994,090    8,160,424    6,202,588      872,222    1,112,480
                                 ----------   ----------   ----------   ----------   ----------
  Gross profit.................   1,325,565    1,770,749      747,271      114,138       68,444
GENERAL AND ADMINISTRATIVE
  EXPENSES.....................     857,926    1,126,280      970,941      179,024      264,891
                                 ----------   ----------   ----------   ----------   ----------
INCOME (LOSS) FROM
  OPERATIONS...................     467,639      644,469     (223,670)     (64,886)    (196,447)
OTHER INCOME (EXPENSE)
  Interest income..............       1,429        8,806          416          212           --
  Interest expense.............     (31,494)     (17,371)     (40,972)      (3,820)     (12,062)
  Other, net...................      19,034       17,264     (121,865)         589       34,538
                                 ----------   ----------   ----------   ----------   ----------
NET INCOME (LOSS)..............  $  456,608   $  653,168   $ (386,091)  $  (67,905)  $ (173,971)
                                 ==========   ==========   ==========   ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                        MERIT RAILROAD CONTRACTORS, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                        NUMBER
                                          OF              ADDITIONAL
                                        COMMON   COMMON    PAID-IN      RETAINED
                                        SHARES   STOCK     CAPITAL      EARNINGS      TOTAL
                                        ------   ------   ----------   ----------   ----------
BALANCE, December 31, 1994............  1,000    $1,000    $99,000     $  703,763   $  803,763
  Dividends paid......................     --        --         --       (215,700)    (215,700)
  Net income..........................     --        --         --        456,608      456,608
                                        -----    ------    -------     ----------   ----------
BALANCE, December 31, 1995............  1,000     1,000     99,000        944,671    1,044,671
  Dividends paid......................     --        --         --       (263,302)    (263,302)
  Net income..........................     --        --         --        653,168      653,168
                                        -----    ------    -------     ----------   ----------
BALANCE, December 31, 1996............  1,000     1,000     99,000      1,334,537    1,434,537
  Dividends paid......................     --        --         --       (105,495)    (105,495)
  Net loss............................     --        --         --       (386,091)    (386,091)
                                        -----    ------    -------     ----------   ----------
BALANCE, December 31, 1997............  1,000    $1,000    $99,000     $  842,951   $  942,951
                                        =====    ======    =======     ==========   ==========

   The accompanying notes are an integral part of these financial statements.

                        MERIT RAILROAD CONTRACTORS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                    FOR THE THREE
                                                                                    MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                 MARCH 31,
                                         ----------------------------------   -------------------------
                                            1995        1996        1997         1997          1998
                                         ----------   ---------   ---------   -----------   -----------
                                                                              (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)....................  $  456,608   $ 653,168   $(386,091)   $ (67,905)    $(173,971)
  Adjustments to reconcile net income
    (loss) to net cash provided by
    operating activities:
    Depreciation and amortization......     194,902     199,096     194,915       41,456        49,030
    (Gain) loss from sale of
      equipment........................     (18,762)    (12,181)     14,865           --       (34,140)
    Change in operating assets:
      Accounts receivable, net.........    (749,991)    247,728     480,367      436,970      (283,988)
      Costs and estimated earnings in
         excess of billings on
         uncompleted contracts.........     (72,707)   (263,696)    242,212     (261,284)      (29,159)
      Other receivables................     (19,899)      5,000      97,500       97,500       (25,000)
      Inventory........................     (25,000)    132,455    (112,392)          --        21,662
      Prepaid expenses.................     (12,679)     31,130       1,870      (94,606)      (18,000)
      Accounts payable.................     434,946    (215,773)   (408,474)    (404,446)      210,773
      Billings in excess of costs and
         estimated earnings on
         uncompleted contracts.........     669,920    (578,630)     32,449      266,387       262,152
      Accrued expenses.................     143,177      49,549     (97,883)    (116,649)      (18,767)
                                         ----------   ---------   ---------    ---------     ---------
         Net cash provided by (used in)
           operating activities........   1,000,515     247,846      59,338     (102,577)      (39,408)
                                         ----------   ---------   ---------    ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and
    equipment..........................      38,705       3,300      10,052           --            --
  Capital expenditures.................    (120,524)   (234,413)   (244,459)     (78,080)       (5,373)
  Proceeds from repayment of affiliate
    loans..............................          --      39,327          --           --            --
                                         ----------   ---------   ---------    ---------     ---------
         Net cash used in investing
           activities..................     (81,819)   (191,786)   (234,407)     (78,080)       (5,373)
                                         ----------   ---------   ---------    ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term
    debt...............................     (82,647)   (126,725)   (105,397)     (88,479)      (40,532)
  (Payments of) borrowings under line
    of credit..........................    (250,000)         --     300,000      150,000        50,000
  Payable to affiliate.................          --      58,169          --           --            --
  Dividends paid.......................    (215,700)   (263,302)   (105,495)          --            --
                                         ----------   ---------   ---------    ---------     ---------
         Net cash (used in) provided by
           financing activities........    (548,347)   (331,858)     89,108       61,521         9,468
                                         ----------   ---------   ---------    ---------     ---------
         Net increase (decrease) in
           cash and cash equivalents...     370,349    (275,798)    (35,313)    (119,136)      (35,313)
CASH AND CASH EQUIVALENTS, beginning of
  period...............................      26,723     397,072      35,313      121,274        35,313
                                         ----------   ---------   ---------    ---------     ---------
CASH AND CASH EQUIVALENTS, end of
  period...............................  $  397,072   $ 121,274   $      --    $   2,138     $      --
                                         ==========   =========   =========    =========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
    Interest...........................  $   31,494   $  17,371   $  40,972    $   3,820     $  12,062
                                         ==========   =========   =========    =========     =========
  Noncash transactions:
    Purchase of property and equipment
      under long-term debt.............  $  170,857   $  87,093   $ 130,385           --            --
                                         ==========   =========   =========    =========     =========

   The accompanying notes are an integral part of these financial statements.

                        MERIT RAILROAD CONTRACTORS, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

     Merit Railroad Contractors, Inc. (the "Company"), a Missouri corporation operates as a construction contractor, constructing, repairing and maintaining railroad tracks for private and government customers located throughout Illinois, Kentucky, Missouri, Tennessee and Wisconsin. The work is performed under various forms of contracts, including fixed-fee, unit-price and time-and-material contracts. The length of the contracts vary, but is typically less than one year.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from the estimates that were assumed in preparing the financial statements.

REVENUE AND COST RECOGNITION

     The Company recognizes revenues from fixed-fee contracts using the percentage-of-completion method, measured by the percentage of cost incurred to date to management's estimated total cost for each contract. This method is used because management considers total cost to be the best available measure of progress on the contracts. Changes in job performance, job conditions and estimated profitability may result in revisions to cost and income, which are recognized in the period in which the revisions are determined.

     Revenues from time-and-material contracts are recognized as the work is performed.

     Contract costs include all direct material, labor and equipment costs and those indirect costs related to contract performance and are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts", represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts", represents billings in excess of revenues recognized.

CASH AND CASH EQUIVALENTS

     The Company considers cash and cash equivalents to include cash on hand and temporary cash investments purchased with an original maturity of three months or less.

FINANCIAL INSTRUMENTS AND CREDIT RISK

     The Company operates primarily in Illinois, Kentucky, Missouri, Tennessee and Wisconsin. As such, the Company's accounts receivable are from the same geographic region. The Company's customers are not concentrated in any specific industry group. Although the Company limits its credit risk by exercising lien rights when available, terms of the majority of sales give rise to unsecured accounts receivable, as is common industry practice.

     During the years ended December 31, 1995, 1996 and 1997, one customer accounted for 11% of revenue, one customer accounted for 37% of revenue and one customer accounted for 11% of revenue, respectively.

                        MERIT RAILROAD CONTRACTORS, INC.

INVENTORIES

     Inventories, consisting principally of stored materials and parts to be used for contracts, are stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT

     The Company records property and equipment at cost. Depreciation is computed using the straight-line and the declining-balance method over the estimated useful lives of the assets as follows:

Machinery and equipment...................                         5-7 years
Automobiles and trucks....................                           5 years
Office furniture and equipment............                         5-7 years
Leasehold improvements....................  Lesser of 5 years or lease terms

     As assets are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is reflected in other income.

ASSET IMPAIRMENT

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If this review indicates that the value of the asset will not be recoverable, as determined based on projected undiscounted cash flows related to the asset over its remaining life, then the carrying value of the asset is reduced to its estimated fair value.

OTHER INCOME (EXPENSE)

     Other income (expense) includes gain and loss on disposition of property and equipment, sale of scrap and other miscellaneous income and expense, all of which are not directly related to the Company's primary business. During 1997, the Company incurred $107,000 of costs related to the movement of inventory and equipment from an old location to a new location.

INCOME TAXES

     The Company operates as a sub-chapter S corporation. Accordingly, the income taxes are the responsibility of the owners; and the accompanying financial statements do not reflect any federal or state income taxes for the Company.

     The Company uses different methods of accounting for tax and financial reporting. The primary difference relates to the use of the accrual basis for financial reporting and the cash basis for tax reporting.

INTERIM FINANCIAL STATEMENTS

     The unaudited financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). In the opinion of management, the accompanying unaudited financial statements reflect all adjustments necessary to present fairly the financial position as of March 31, 1998 and the results of operations and cash flows for the three months ended March 31, 1997 and 1998.

                        MERIT RAILROAD CONTRACTORS, INC.

3. ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Contract receivables........................................  $1,335,792   $  919,270
Contract retainage..........................................     150,199       86,354
                                                              ----------   ----------
                                                               1,485,991    1,005,624
Less allowance for doubtful accounts........................     (75,317)     (75,317)
                                                              ----------   ----------
                                                              $1,410,674   $  930,307
                                                              ==========   ==========

     Contract retainage have been billed but are not due pursuant to contract provisions until contract completion. Such contract retainage is expected to be collected within the following year.

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Information with respect to contracts in process at December 31, 1996 and 1997, is as follows:

                                                                 DECEMBER 31,
                                                           -------------------------
                                                              1996          1997
                                                           -----------   -----------
Costs incurred on uncompleted contracts..................  $ 3,228,970   $ 1,383,021
Estimated earnings.......................................      642,668       203,021
                                                           -----------   -----------
                                                             3,871,638     1,586,042
Less billings to date....................................   (3,720,898)   (1,709,963)
                                                           -----------   -----------
                                                           $   150,740   $  (123,921)
                                                           ===========   ===========

     Contracts in process are included in the accompanying balance sheets under the following captions:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996       1997
                                                              --------   ---------
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $280,850   $  38,638
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................  (130,110)   (162,559)
                                                              --------   ---------
                                                              $150,740   $(123,921)
                                                              ========   =========

5. OPERATING LEASES

     The Company leases office space and a storage yard in St. Louis under an agreement expiring in June 2001. Minimum rental commitments under this noncancelable lease agreement in effect at December 31, 1997, are:

1998........................................................  $ 49,200
1999........................................................    49,200
2000........................................................    49,200
2001........................................................    20,500
2002 and thereafter.........................................        --
                                                              --------
                                                              $168,100
                                                              ========

                        MERIT RAILROAD CONTRACTORS, INC.

     Total rental expense for 1995, 1996 and 1997 for all operating leases amounted to $13,800, $60,700 and $68,000, respectively.

6. LINE OF CREDIT

     The Company has a revolving line of credit agreement with a bank. The line of credit has a maximum borrowing limit of $450,000 and is payable on demand. It bears interest at prime plus 1% (9.5% at December 31, 1997) which is due monthly. The outstanding principle was $0 and $300,000 at December 31, 1996 and 1997, respectively. The line is collateralized by accounts receivable, property and equipment, and personal guarantees of certain stockholders.

7. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
Notes payable to banks and equipment company; interest
  varying from 7.5% to 11.75%, per annum; payable in monthly installments, maturities ranging from July 1997 through
  August 2002...............................................  $191,510    216,498
Less current maturities.....................................   (96,602)   (78,125)
                                                              --------   --------
                                                              $ 94,908   $138,373
                                                              ========   ========

     Several of the notes payable bear interest at prime plus 1%.

     The notes payable are collateralized by accounts receivable and property and equipment.

     Aggregate principal payments as of December 31, 1997 on long-term debt are scheduled as follows:

1998........................................................  $ 78,125
1999........................................................    85,580
2000........................................................    41,468
2001........................................................     8,889
2002........................................................     2,436
                                                              --------
                                                              $216,498
                                                              ========

8. PROFIT SHARING PLAN

     The Company maintains a 401(k) Salary Deferral Plan (the "401(k) Plan") that allows eligible employees to defer a portion of their income through contributions to the plan. Under the provisions of the plan, employees may contribute up to a maximum of 15 percent of employee compensation or limitations established pursuant to the Internal Revenue Code. The Company's contribution to the 401(k) Plan is discretionary and determined annually by the Board of Directors. The Company contributed $30,000, $-0-and $-0- to the 401(k) Plan for the years ended December 31, 1995, 1996 and 1997, respectively.

     The Company also maintains a Money Purchase Plan whereby mandatory contributions are made by the Company. The Company makes contributions to this plan based on 5% of employee eligible compensation. The Company contributed $28,300, $33,700 and $32,500 to the Money Purchase Plan for the years ended December 31, 1995, 1996 and 1997, respectively.

                        MERIT RAILROAD CONTRACTORS, INC.

9. RELATED PARTY TRANSACTIONS

     The Company's office and storage yard in St. Louis are leased from an affiliated company under a five year lease that expires in June 2001, with monthly payments of $4,100. In addition to the minimum rent, the Company is required to pay a percentage rent amount equal to 1% of gross receipts in excess of $6,100,000. The amount of rent charged to operations was $58,700 and $57,200 for the years ended December 31, 1996 and 1997, respectively. There was no such lease agreement in 1995. The Company also leases certain equipment from another affiliated entity on a month-to-month basis and was charged $71,200, $89,800 and $181,500 during 1995, 1996 and 1997, respectively.

     The payable to affiliate arose in 1996 and is payable on demand. No interest is due on the note.

10. COMMITMENTS AND CONTINGENCIES

LITIGATION

     The Company is engaged in various lawsuits arising in the ordinary course of business. In the opinion of management, based upon the advice of legal counsel, the ultimate outcome of these lawsuits will not have a material adverse impact on the Company's financial position or results of operations.

CONTINGENCY

     The Company completed a contract during 1995 on which a dispute arose with a subcontractor to the job. The subcontractor has indicated additional charges are due as a result of work performed over the amounts due under its original contract with the Company. Specifically, the subcontractor alleges the engineering firm contracted by the Company's customer grossly underestimated the amount of excavation work required at the job site. Although no evaluation of the threatened litigation can be determined at this time, management believes the Company's exposure for monetary damages should be minimal due to the fact that the subcontractor's claims are essentially against the Company's customer and the customer's engineering firm. At December 31, 1996 and 1997, the Company was owed $81,000 from its customer that is being withheld pending resolution of the dispute and owed its subcontractor $38,053 in connection with the original contract terms. An allowance of $40,000 has been specifically provided for the potential uncollectibility of amounts due from the customer.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash, accounts receivable and accounts payable are a reasonable estimate of their fair value due to their short-term nature.

     The carrying amount of the line of credit facility approximates fair value as the interest rate fluctuates with changes in market conditions. The carrying amount of long-term debt approximates fair value.

12. SUBSEQUENT EVENT (UNAUDITED)

     On May 21, 1998, the stockholders of the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with RailWorks Corporation. Under the terms of the Agreement, the stockholders will exchange their stock of the Company for cash and stock of RailWorks Corporation. The transaction is expected to be completed in August 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Midwest Construction Services, Inc.:

     We have audited the accompanying balance sheets of MIDWEST CONSTRUCTION SERVICES, INC. ("the Company") (an Indiana corporation), as of December 31, 1996 and 1997, and the related statements of operations and retained earnings and cash flows for each of the three years ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Midwest Construction Services, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Chicago, Illinois
February 19, 1998

                      MIDWEST CONSTRUCTION SERVICES, INC.

                                 BALANCE SHEETS

                                                             DECEMBER 31,
                                                       ------------------------    MARCH 31,
                                                          1996          1997         1998
                                                       ----------    ----------   -----------
                                                                                  (UNAUDITED)
                                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents..........................  $  373,904    $  260,631   $  321,684
  Accounts receivable -- net.........................   1,015,729       999,168    1,224,055
  Other receivables..................................          --           896           --
  Costs and estimated earnings in excess of billings
     on uncompleted contracts........................          --        17,571       18,660
  Inventory..........................................     626,564       637,367      562,929
  Prepaid expenses...................................      60,412        45,486       30,275
                                                       ----------    ----------   ----------
          Total current assets.......................   2,076,609     1,961,119    2,157,603
                                                       ----------    ----------   ----------
PROPERTY AND EQUIPMENT:
  Autos and trucks...................................     797,581       723,803      723,803
  Construction equipment.............................   1,574,778     1,650,838    1,650,838
  Office equipment...................................      90,407       101,712      102,547
  Leasehold improvements.............................      26,131        26,131       26,131
                                                       ----------    ----------   ----------
                                                        2,488,897     2,502,484    2,503,319
  Less -- Accumulated depreciation...................   1,521,906     1,738,885    1,815,127
                                                       ----------    ----------   ----------
          Total property and equipment, net..........     966,991       763,599      688,192
                                                       ----------    ----------   ----------
          Total assets...............................  $3,043,600    $2,724,718   $2,845,795
                                                       ==========    ==========   ==========

                            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable......................................  $  157,330    $  354,066   $  496,389
  Notes payable -- stockholders......................     111,171         3,389        3,389
  Accounts payable...................................     191,574       248,069      326,753
  Other accrued expenses.............................     109,668       208,051      273,342
  Accrued salaries...................................      66,553        35,531       29,320
  Billings in excess of costs and estimated earnings
     on uncompleted contracts........................          --        81,957       41,820
                                                       ----------    ----------   ----------
          Total current liabilities..................     636,296       931,063    1,171,013
                                                       ----------    ----------   ----------
LONG-TERM LIABILITIES:
  Notes payable......................................      45,639        24,665       19,147
  Notes payable -- stockholders......................     367,813        37,436       37,436
                                                       ----------    ----------   ----------
          Total long-term liabilities................     413,452        62,101       56,583
                                                       ----------    ----------   ----------
          Total liabilities..........................   1,049,748       993,164    1,227,596
                                                       ----------    ----------   ----------
STOCKHOLDERS' EQUITY:
  Common stock, no par value, 1,000 shares
     authorized, issued and outstanding..............      10,000        10,000       10,000
  Retained earnings..................................   1,983,852     1,721,554    1,608,199
                                                       ----------    ----------   ----------
          Total stockholders' equity.................   1,993,852     1,731,554    1,618,199
                                                       ----------    ----------   ----------
          Total liabilities and stockholders'
            equity...................................  $3,043,600    $2,724,718   $2,845,795
                                                       ==========    ==========   ==========

      The accompanying notes are an integral part of these balance sheets.

                      MIDWEST CONSTRUCTION SERVICES, INC.

                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                           THREE MONTHS ENDING
                                   FOR THE YEAR ENDED DECEMBER 31,              MARCH 31,
                                -------------------------------------   -------------------------
                                   1995         1996          1997         1997          1998
                                ----------   -----------   ----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
REVENUE.......................  $9,316,391   $10,842,457   $9,675,673   $2,281,294    $2,456,436
COST OF REVENUE...............   7,949,761     9,338,686    8,636,800    1,951,021     2,106,551
                                ----------   -----------   ----------   ----------    ----------
          Gross profit........   1,366,630     1,503,771    1,038,873      330,273       349,885
GENERAL AND ADMINISTRATIVE
  EXPENSES....................     644,590       649,368      644,871      149,362       188,946
                                ----------   -----------   ----------   ----------    ----------
          Income from
            operations........     722,040       854,403      394,002      180,911       160,939
OTHER INCOME..................      82,356        38,909       38,801        3,514         1,622
                                ----------   -----------   ----------   ----------    ----------
          Net income..........     804,396       893,312      432,803      184,425       162,561
RETAINED EARNINGS:
  Beginning of period.........   2,431,176     1,090,540    1,983,852    1,983,852     1,721,556
  Less -- Dividend
     distributions............   2,145,032            --      695,101           --       275,918
                                ----------   -----------   ----------   ----------    ----------
  End of period...............  $1,090,540   $ 1,983,852   $1,721,554   $2,168,277    $1,608,199
                                ==========   ===========   ==========   ==========    ==========

   The accompanying notes are an integral part of these financial statements.

                      MIDWEST CONSTRUCTION SERVICES, INC.

                            STATEMENTS OF CASH FLOWS

                                                                                       THREE MONTHS ENDED
                                               FOR THE YEAR ENDED DECEMBER 31,              MARCH 31,
                                               1995          1996         1997         1997          1998
                                            -----------   ----------   ----------   -----------   -----------
                                                                                    (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..............................  $   804,396   $  893,312   $  432,803    $ 184,425     $ 162,561
  Adjustments to reconcile net income to
    net cash provided by operating
    activities --
    Depreciation..........................      258,251      316,434      317,538       80,377        76,242
    Gain on sale of assets................      (35,081)     (20,230)     (15,235)          --            --
    Gain on sale of marketable
      securities..........................      (21,280)          --           --           --            --
    (Increase) decrease in --
      Accounts receivable, net............       26,938      390,776       16,561     (143,707)     (224,887)
      Other receivables...................          489           --         (896)          --           896
      Costs and estimated earnings in
        excess of billings on uncompleted
        contracts.........................     (303,051)     303,051      (17,571)     (42,857)       (1,089)
      Inventory...........................       29,825      (83,786)     (10,803)      (5,866)       74,438
      Prepaid expenses....................       60,360       19,257       14,926       32,674        11,157
    Increase (decrease) in --
      Accounts payable....................      316,627     (268,563)      56,495       61,146        78,684
      Other accrued expenses..............       10,874      (34,554)      98,383       31,412        69,345
      Accrued salaries....................       (5,945)      15,922      (31,022)     (57,601)       (6,211)
      Billings in excess of costs and
        estimated earnings on uncompleted
        contracts.........................           --           --       81,957           --       (40,137)
                                            -----------   ----------   ----------    ---------     ---------
        Net cash provided by operating
          activities......................    1,142,403    1,531,619      943,136      140,003       200,999
                                            -----------   ----------   ----------    ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of equipment...................     (385,825)    (385,683)    (117,161)     (70,629)         (834)
  Proceeds from sale of assets............       35,967       27,790       18,250           --            --
  Decrease in notes receivables...........       60,000           --           --           --            --
  Investments redeemed, gross.............      416,423           --           --           --            --
  Investments purchased...................     (255,888)          --           --           --            --
                                            -----------   ----------   ----------    ---------     ---------
        Net cash used in investing
          activities......................     (129,323)    (357,893)     (98,911)     (70,629)         (834)
                                            -----------   ----------   ----------    ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Additional borrowing from notes
    payable...............................      457,007      797,311    1,301,390           --       150,000
  Reduction of principal of notes
    payable...............................     (576,375)    (880,483)  (1,125,628)     (72,708)      (13,194)
  Dividend distribution...................   (2,145,032)          --     (695,101)          --      (275,918)
  Additional borrowing from notes
    payable -- stockholder................    1,227,312       16,368           --           --            --
  Reduction of principal of notes
    payable -- stockholder................           --     (764,696)    (438,159)    (195,571)           --
                                            -----------   ----------   ----------    ---------     ---------
        Net cash used in financing
          activities......................   (1,037,088)    (831,500)    (957,498)    (268,279)     (139,112)
                                            -----------   ----------   ----------    ---------     ---------
NET INCREASE (DECREASE) IN CASH...........      (24,008)     342,226     (113,273)    (198,905)       61,053
CASH AND CASH EQUIVALENTS, beginning of
  period..................................       55,686       31,678      373,904      373,904       260,631
                                            -----------   ----------   ----------    ---------     ---------
CASH AND CASH EQUIVALENTS, end of
  period..................................  $    31,678   $  373,904   $  260,631    $ 174,999     $ 321,684
                                            ===========   ==========   ==========    =========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOWS
  INFORMATION:
  Cash paid for interest..................  $    38,357   $   88,344   $   23,733    $   2,907     $   9,963
                                            ===========   ==========   ==========    =========     =========

   The accompanying notes are an integral part of these financial statements.

                      MIDWEST CONSTRUCTION SERVICES, INC.

                       NOTES TO THE FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     Midwest Construction Services, Inc. (the "Company") operates as a construction contractor, constructing, repairing and maintaining railroad tracks primarily to steel processors throughout Northwest Indiana. The work is performed under various forms of contracts, including fixed-fee and time-and-material contracts.

REVENUE AND COST RECOGNITION

     The Company recognizes revenues from fixed-price construction contracts using the percentage-of-completion method, measured by the percentage of cost incurred to date to management's estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Changes in job performance, job conditions and estimated profitability may result in revisions to cost and income, which are recognized in the period in which the revisions are determined.

     Revenues from time-and-material contracts are recognized as the work is performed.

     Contract costs include all direct material and labor costs and those indirect costs related to contract performance. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts," represents billings in excess of revenues recognized.

USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from the estimates that were assumed in preparing the financial statements.

CASH AND CASH EQUIVALENTS

     Cash and cash equivalents, as reported on the accompanying balance sheets and statements of cash flows, includes all amounts in non-interest-bearing checking accounts and interest-bearing money market accounts.

FINANCIAL INSTRUMENTS AND CREDIT RISK

     The Company operates primarily in Northwest Indiana and primarily serves the steel industry. As such, the Company's accounts receivable are from the same geographic region. The terms of the sales give rise to unsecured accounts receivable, as is common industry practice. The Company is dependent on the steel industry and the economic trends that affect the steel industry.

                      MIDWEST CONSTRUCTION SERVICES, INC.

INVESTMENTS

     Management determines the appropriate classifications of securities at the time of purchase. If management has the intent and the Company has the ability at the time of purchase to hold securities until maturities or on a long-term basis, they are classified as held to maturity securities and carried at amortized historical cost. Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at fair value.

     Realized gains and losses on dispositions are based on the net proceeds and the amortized historical cost of the securities sold, using the specific identification method. Unrealized gains and losses on available for sale securities are based on the difference between book value and fair value of each security. These gains and losses are credited or charged to stockholders' equity, whereas realized gains and losses are reported on the Company's statements of income.

INVENTORY

     Inventories are stated at the lower of cost or market. Cost is determined by the first-in, first-out ("FIFO") method. Market is based on estimated net realizable value.

PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost. Depreciation is computed using the straight-line and the accelerated method over the estimated useful life of the asset as follows:

Autos and trucks............................................   5 years
Construction equipment......................................  5-7 years
Office equipment............................................  3-10 years
Leasehold improvements......................................   39 years
                                                              ==========

     When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is reflected in net income. Maintenance and repairs are charged to income as incurred; significant renewals and betterments are capitalized.

INCOME TAXES

     Effective April 1, 1991, the Company has elected to be taxed as an "S" Corporation under the provision of Subchapter "S" of the Internal Revenue Code. As such, the Corporation pays no income tax, and revenue and expenses pass through to the shareholders who pay income taxes on the earnings at their respective tax rates. Therefore, these financial statements do not reflect any federal or state income taxes for the Company.

                      MIDWEST CONSTRUCTION SERVICES, INC.

INTERIM FINANCIAL STATEMENTS

     The unaudited financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). In the opinion of management, the accompanying unaudited financial statements reflect all adjustments (consisting of only normally recurring accruals) necessary to present fairly the financial position as of March 31, 1998 and the results of operations and cash flows for the three months ended March 31, 1997 and 1998.

2. ACCOUNTS RECEIVABLE

     The Company has the following receivables at December 31, 1996 and 1997:

                                                                 1996         1997
                                                              ----------   ----------
Billed receivables..........................................  $  927,808   $  834,840
Unbilled receivables........................................     100,544      176,951
                                                              ----------   ----------
                                                               1,028,352    1,011,791
Less -- Allowance for uncollectible accounts................      12,623       12,623
                                                              ----------   ----------
          Total accounts receivable, net....................  $1,015,729   $  999,168
                                                              ==========   ==========

3. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Information with respect to contracts in process at December 31, 1996 and 1997, are as follows:

                                                              1996     1997
                                                              ----   --------
Costs incurred on uncompleted contracts.....................   $0    $262,907
Estimated earnings..........................................    0      32,619
                                                               --    --------
                                                                0     295,526
Less -- Billings to date....................................    0     359,912
                                                               --    --------
                                                               $0    $(64,386)
                                                               ==    ========

     Contracts in process are included in accompanying balance sheets under the following captions:

                                                              1996     1997
                                                              ----   --------
Costs and estimated earnings in excess of billings
  on uncompleted contracts..................................   $0    $ 17,571
Billings in excess of costs and estimated earnings
  on uncompleted contracts..................................    0     (81,957)
                                                               --    --------
                                                               $0    $(64,386)
                                                               ==    ========

4. INVESTMENTS

     During 1995, the Company sold available for sale securities. The proceeds and gross gains and losses on these sales are as follows:

                                                           GROSS      GROSS      GROSS
                                             AMORTIZED   PROCEEDS    REALIZED   REALIZED
                                               COST      FROM SALE     GAIN       LOSS
                                             ---------   ---------   --------   --------
Equity securities common stock.............  $395,143    $416,423    $41,196    $(19,916)
                                             ========    ========    =======    ========

                      MIDWEST CONSTRUCTION SERVICES, INC.

     The change in the stockholders' equity component, net unrealized holding gains and losses on available for sale securities is as follows:

                                                               1995 NET
                                                              UNREALIZED
                                                                HOLDING
                                                              GAIN (LOSS)
                                                              -----------
Balance at beginning of year................................   $ (4,130)
Valuation of securities to fair value.......................    (17,150)
Net realized gain on sale of investments....................     21,280
                                                               --------
Balance at end of year......................................   $     --
                                                               ========

5. NOTES PAYABLE

                                                                1996       1997
                                                              --------   --------
National City Bank, $750,000 revolving line of credit,
  interest at bank's base rate, due August, 1998, secured by accounts receivable, inventory and general intangibles and
  stockholders' guarantee...................................  $     --   $325,000
Associates Commercial Corp., 7.5%, monthly payments of
  $6,542 including interest, due November 1997, secured by
  equipment.................................................    69,337         --
National City Bank, 7.9%, monthly payments of $1,986
  including interest, due January 2000, secured by four
  vehicles..................................................    65,021     45,636
CIT Group/Equipment Financing, 0%, monthly payments of
  $9,538, due June 1997, secured by equipment...............    47,688         --
A.I. Credit Corp., 7.3%, monthly payments of $5,310
  including interest, due April 1997........................    20,923         --
A.I. Credit Corp., 7.59%, monthly payments of $2,732
  including interest, due March, 1998.......................        --      8,095
                                                              --------   --------
          Total notes payable...............................   202,969    378,731
Less -- Current portion.....................................   157,330    354,066
                                                              --------   --------
          Total long-term notes payable.....................  $ 45,639   $ 24,665
                                                              ========   ========

     Aggregate principal payments as of December 31, 1997, on the notes payable are scheduled as follows:

YEAR ENDED                                                     AMOUNT
----------                                                    --------
December 31 --
  1998......................................................  $354,066
  1999......................................................    22,689
  2000......................................................     1,976
                                                              ========

                      MIDWEST CONSTRUCTION SERVICES, INC.

6. NOTES PAYABLE -- STOCKHOLDERS

                                                                1996      1997
                                                              --------   -------
Stockholder, 8%, monthly payments of $11,578, including
  interest, balloon payment due January 2001, secured by
  inventory, chattel paper, accounts receivable, equipment
  and general intangibles...................................  $436,321   $    --
Stockholder, 8%, monthly payments of $385 including
  interest, balloon payment due January 2001, secured by
  inventory, chattel paper, accounts receivable, equipment
  and general intangibles...................................    42,663    40,825
                                                              --------   -------
          Total.............................................   478,984    40,825
Less -- Current portion.....................................   111,171     3,389
                                                              --------   -------
          Total long term notes payable.....................  $367,813   $37,436
                                                              ========   =======

     Aggregate principal payments as of December 31, 1997, on the notes payable to shareholders are scheduled as follows:

YEAR ENDED                                                    AMOUNT
----------                                                    -------
December 31 --
  1998......................................................  $ 3,389
  1999......................................................    3,670
  2000......................................................    3,975
  2001......................................................    4,305
  2002......................................................    4,662
  Thereafter................................................   20,824
                                                              =======

7. OPERATING LEASES

     The Company leases its office facility on a month-to-month basis. Monthly rent is currently $1,200. Rent expense for the year ended December 31, 1997, was $14,400. Management expects the future minimum lease obligation for the lease for its office facility to be $14,400 for the year ending December 31, 1998.

     The Company leases two vehicles under an operating lease. Total monthly lease payments are $1,197. The down payment of $12,600 for both vehicles is being amortized over the terms of the leases. The leases are for two years and expire in May, 1999. The vehicle lease payments for the year ended December 31, 1997, were $15,506. The prepaid lease expense for the year ended December 31, 1997, was $9,100. The expected minimum lease payments and amortization of the down payment for the remainder of the leases are as follows:

YEAR ENDED                 AMOUNT
----------                 -------
1998.....................  $20,664
1999.....................    8,610
                           =======

                      MIDWEST CONSTRUCTION SERVICES, INC.

8. MAJOR CUSTOMERS

     The Company had two major customers for the years ended December 31, 1996 and 1997, each having sales exceeding 10% of total sales. Sales to these customers as a percentage of total revenues for the years ended December 31, 1996 and 1997, are as follows:

                                                              1996    1997
                                                              -----   -----
USX Corp....................................................   44.9%   46.4%
Bethlehem Steel.............................................   35.0    37.9
All other customers.........................................   20.1    15.7
                                                              -----   -----
          Total.............................................  100.0%  100.0%
                                                              =====   =====

9. MAINTENANCE LEASES

     The Company is currently operating under the following open purchase orders or maintenance contracts:

                                      EXPIRATION
CUSTOMER                                 DATE                  DESCRIPTION
--------                              ----------               -----------
NIPSCO -- Schafer Generating           12-31-99    Cost-plus; supervision, labor and
  Station...........................               equipment for railroad track
                                                     maintenance
NIPSCO -- Michigan City Generating     12-31-99    Cost-plus; labor, material and
  Station...........................               equipment to perform repairs to
                                                     railroad tracks and switches
NIPSCO -- Mitchell Generating          12-31-99    Cost-plus; supervision and labor to
  Station...........................               replace rails, ties and ballast as
                                                     needed on plant railroad tracks
NIPSCO -- Bailey Generating            12-31-99    Cost-plus; supervision, material,
  Station...........................               labor and equipment to make
                                                     emergency repairs to plant track
                                                     system
Luria Brothers/Philip Metals Inc....   12-31-98    Cost-plus; supervision, labor,
                                                   tools, equipment and material to
                                                     maintain entire track system
Bethlehem Steel Corp. -- Burns         12-31-00    Time and materials; supervision,
  Harbor Plant                                       labor, material, insurance and
                                                     equipment to perform general track
                                                     maintenance and snow removal
USX Corporation.....................   09-22-02    Time and materials; supervision,
                                                     labor, material, insurance and
                                                     equipment to perform general track
                                                     maintenance and snow removal

10. RETIREMENT PLAN

     As of January 1, 1996, the Company implemented a salary reduction simplified employee pension plan covering all eligible employees over the age of 21, who have completed a specific period of service, and are not covered by a collective bargaining agreement. Employer contributions

                      MIDWEST CONSTRUCTION SERVICES, INC.

are 5% of employees' gross income. The pension expense for the years ended December 31, 1996 and 1997, were $25,556 and $23,038, respectively.

11. COMMITMENTS AND CONTINGENCIES

LITIGATION

     In the ordinary course of business, the Company enters into contracts that require the Company to provide general liability insurance coverage which names their customer as the co-insured policyholder. In addition, some contracts require that the Company indemnify their customers against certain legal claims related to the contracted work the Company will perform. As a result, the Company from time to time is involved in their customer's lawsuits and is contingently liable for the outcome of such legal cases.

     In 1994, an accident occurred on a customer's property that resulted in the death of two Company employees and the injury of two other Company employees. Settlements have been achieved in the fatality cases which were funded by the Company's insurance carriers and the customer. The two injured employees have sued the customer. Though the Company is not party to these personal injury suits, the customer has indicated that they may seek a contribution from the Company toward any settlement.

     The Company is direct party to an uninsured personal injury suit resultant from a 1994 accident at a customer location that occurred in proximity to where the Company was working. The Company is vigorously defending this case and believes that it has both adequate reserves and good defenses to any claim of liability that may be asserted against it related to this personal injury case.

     The Company is involved in three other personal injury suits (one in which the Company is direct party and two in which the Company is indirectly involved) that are all covered by the Company's insurance policies.

     In the case of all known contingencies, the Company accrues a charge for a loss when it is probable and the amount is reasonably estimable. Based on the current available information, the Company believes that the established reserves are adequate to cover all known contingencies and that future costs related to these contingent liabilities will not have a material adverse effect on the Company's financial statements.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair values of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosure about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

CASH, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

     The carrying amounts of these items are a reasonable estimate of their fair value due to their short-term nature.

LINE-OF-CREDIT FACILITY

     The carrying amount of the line-of-credit facility approximates fair value as the interest rate fluctuates with changes in market conditions.

                      MIDWEST CONSTRUCTION SERVICES, INC.

13. SUBSEQUENT EVENT (UNAUDITED)

     On May 21, 1998, the stockholders of the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with RailWorks Corporation. Under the terms of the Agreement, the stockholders will exchange their stock of the Company for cash and stock of RailWorks Corporation. The transaction is expected to be completed in August 1998.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
New England Railroad Construction Company, Inc.
Bridgeport, Connecticut

     We have audited the accompanying balance sheets of New England Railroad Construction Company, Inc. as of December 31, 1997 and February 28, 1997, and the related statements of operations and shareholders' equity and cash flows for the ten months ended December 31, 1997 and each of the two years in the period ended February 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New England Railroad Construction Company, Inc. as of December 31, 1997 and February 28, 1997, and the results of its operations and its cash flows for the ten months ended December 31, 1997 and each of the two years in the period ended February 28, 1997, in conformity with generally accepted accounting principles.

                              DWORKEN, HILLMAN, LAMORTE & STERCZALA, P.C.

February 24, 1998
Bridgeport, Connecticut

                NEW ENGLAND RAILROAD CONSTRUCTION COMPANY, INC.

                                 BALANCE SHEETS

                                                        FEBRUARY 28,   DECEMBER 31,   MARCH 31,
                                                            1997           1997          1998
                                                        ------------   ------------   ----------
                                                                                      (UNAUDITED)
                                     ASSETS (NOTES 7 AND 8)
CURRENT ASSETS:
Cash and cash equivalents.............................   $   29,066     $  250,678    $  275,207
Contract and retainage receivables (Notes 2, 3 and
  6)..................................................    3,122,929      1,491,925       952,648
Accounts receivable, related parties (Note 6).........       32,050         39,544        39,544
Inventory.............................................       88,308        143,531       142,391
Deferred income taxes (Note 12).......................                                    10,350
Costs and estimated earnings in excess of billings on
  uncompleted contracts (Note 5)......................       10,868                       32,045
Prepaid expenses and other (Note 6)...................       66,183        100,937       158,630
                                                         ----------     ----------    ----------
          Total current assets........................    3,349,404      2,026,615     1,610,815
Property, plant and equipment (Note 4)................      588,305        863,751       872,148
                                                         ----------     ----------    ----------
                                                         $3,937,709     $2,890,366    $2,482,963
                                                         ==========     ==========    ==========
                              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt (Notes 6 and 8).....   $  239,033     $  356,201    $  298,658
Accounts payable......................................      900,335        215,644       237,681
Accrued expenses (Note 9).............................      173,814        180,717        74,578
Deferred income taxes (Note 12).......................      333,900         27,200
Billings in excess of costs and estimated earnings on
  uncompleted contracts (Note 5)......................      639,258        284,679       274,556
                                                         ----------     ----------    ----------
          Total current liabilities...................    2,286,340      1,064,441       885,473
                                                         ----------     ----------    ----------
Long-term debt, net of current portion (Note 8).......      227,570        397,422       359,025
                                                         ----------     ----------    ----------
Deferred income taxes (Note 12).......................       56,400         43,200        48,050
                                                         ----------     ----------    ----------
SHAREHOLDERS' EQUITY:
Common stock, no par value; authorized 5,000 shares;
  issued and outstanding 1,320 shares.................      114,000        114,000       114,000
Retained earnings.....................................    1,253,399      1,271,303     1,076,415
                                                         ----------     ----------    ----------
                                                          1,367,399      1,385,303     1,190,415
                                                         ----------     ----------    ----------
                                                         $3,937,709     $2,890,366    $2,482,963
                                                         ==========     ==========    ==========

                       See notes to financial statements.

                NEW ENGLAND RAILROAD CONSTRUCTION COMPANY, INC.

                            STATEMENTS OF OPERATIONS

                                         YEARS ENDED            TEN MONTHS      THREE MONTHS ENDED
                                 ---------------------------      ENDED       ----------------------
                                 FEBRUARY 29,   FEBRUARY 28,   DECEMBER 31,   MARCH 31,    MARCH 31,
                                     1996           1997           1997          1997        1998
                                 ------------   ------------   ------------   ----------   ---------
                                                                                   (UNAUDITED)
Earned revenue (Notes 3, 6 and
  10)..........................   $5,039,151     $7,462,151     $4,000,543    $2,222,187   $ 340,990
Cost of earned revenue (Note
  6)...........................    4,712,320      5,866,220      3,320,362     1,704,868     537,137
                                  ----------     ----------     ----------    ----------   ---------
Gross profit (loss)............      326,831      1,595,931        680,181       517,319    (196,147)
General and administrative
  expenses.....................      395,362        779,202        652,197       162,291     122,185
                                  ----------     ----------     ----------    ----------   ---------
Income (loss) from operations..      (68,531)       816,729         27,984       355,028    (318,332)
                                  ----------     ----------     ----------    ----------   ---------
Other charges (credits):
  (Gain) loss on disposition of
     equipment.................                    (186,027)       (19,000)          500        (500)
  Other income.................       (6,338)        (3,096)       (14,996)         (660)     (3,514)
  Interest expense.............       48,890         41,282         40,976        11,986      13,170
                                  ----------     ----------     ----------    ----------   ---------
                                      42,552       (147,841)         6,980        11,826       9,156
                                  ----------     ----------     ----------    ----------   ---------
Income (loss) before income
  taxes........................     (111,083)       964,570         21,004       343,202    (327,488)
                                  ----------     ----------     ----------    ----------   ---------
Income taxes (benefit) (Note
  12):
  Current......................         (200)       248,800        323,000        88,400     (99,900)
  Deferred.....................      (51,800)       168,800       (319,900)       59,900     (32,700)
                                  ----------     ----------     ----------    ----------   ---------
                                     (52,000)       417,600          3,100       148,300    (132,600)
                                  ----------     ----------     ----------    ----------   ---------
Net income (loss)..............   $  (59,083)    $  546,970     $   17,904    $  194,902   $(194,888)
                                  ==========     ==========     ==========    ==========   =========
Earnings (loss) per share......   $   (44.76)    $   414.37     $    13.56    $   147.65   $ (147.64)
                                  ==========     ==========     ==========    ==========   =========
Shares outstanding.............        1,320          1,320          1,320         1,320       1,320

                       See notes to financial statements.

                NEW ENGLAND RAILROAD CONSTRUCTION COMPANY, INC.

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                        NUMBER OF       COMMON      RETAINED
                                      COMMON SHARES     STOCK       EARNINGS       TOTAL
                                      -------------    --------    ----------    ----------
Balance, March 1, 1995..............      1,320        $114,000    $  765,512    $  879,512
  Net loss..........................                                  (59,083)      (59,083)
                                          -----        --------    ----------    ----------
Balance, February 29, 1996..........      1,320         114,000       706,429       820,429
  Net income........................                                  546,970       546,970
                                          -----        --------    ----------    ----------
Balance, February 28, 1997..........      1,320         114,000     1,253,399     1,367,399
  Net income........................                                   17,904        17,904
                                          -----        --------    ----------    ----------
Balance, December 31, 1997..........      1,320         114,000     1,271,303     1,385,303
  Net loss (unaudited)..............                                 (194,888)     (194,888)
                                          -----        --------    ----------    ----------
Balance, March 31, 1998
  (unaudited).......................      1,320        $114,000    $1,076,415    $1,190,415
                                          =====        ========    ==========    ==========

                       See notes to financial statements.

                NEW ENGLAND RAILROAD CONSTRUCTION COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                               YEARS ENDED            TEN MONTHS      THREE MONTHS ENDED
                                       ---------------------------       ENDED       ---------------------
                                       FEBRUARY 29,   FEBRUARY 28,   DECEMBER 31,    MARCH 31,   MARCH 31,
                                           1996           1997           1997          1997        1998
                                       ------------   ------------   -------------   ---------   ---------
                                                                                          (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)....................  $   (59,083)   $   546,970     $    17,904    $ 194,902   $(194,888)
Adjustments to reconcile net income
  (loss) to net cash provided by
  (used in) operating activities:
    Depreciation and amortization....      191,782        144,302         131,978       40,752      36,594
    (Gain) loss on disposition of
      equipment......................                    (186,027)        (19,000)         500        (500)
    Deferred income taxes............      (51,800)       168,800        (319,900)      59,900     (32,700)
    (Increase) decrease in assets:
      Contract and retainage
         receivables.................    1,021,987     (1,924,109)      1,631,004     (416,542)    539,277
      Accounts receivable, related
         parties.....................      (68,404)        80,000          (7,494)      28,635
      Inventory......................      (10,938)        72,359         (55,223)      85,578       1,140
      Costs and estimated earnings in
         excess of billings on
         uncompleted contracts.......       78,734         87,538          10,868       27,377     (32,045)
      Prepaid expenses and other.....      (38,222)        30,142         (56,762)      59,790     (57,693)
    Increase (decrease) in
liabilities:
      Accounts payable...............     (460,219)       354,390        (684,691)    (267,867)     22,037
      Accrued expenses...............      (12,971)       140,398           6,903       80,185    (106,139)
      Billings in excess of costs and
         estimated earnings on
         uncompleted contracts.......     (549,345)       282,932        (354,579)     268,540     (10,123)
                                       -----------    -----------     -----------    ---------   ---------
Net cash provided by (used in)
  operating activities...............       41,521       (202,305)        301,008      161,750     164,960
                                       -----------    -----------     -----------    ---------   ---------
Cash flows from investing activities:
  Proceeds from sale of equipment....                     253,000          23,200                      500
  Purchases of equipment.............      (29,702)       (90,947)       (149,616)     (27,000)    (44,991)
  Proceeds from sale of bonds........                      25,000
                                       -----------    -----------     -----------    ---------   ---------
Net cash provided by (used in)
  investing activities...............      (29,702)       187,053        (126,416)     (27,000)    (44,491)
                                       -----------    -----------     -----------    ---------   ---------
Cash from financing activities:
  Proceeds from issuance of debt.....                     150,000         290,000       50,000
  Principal payments on long-term
    debt.............................     (137,506)      (173,079)       (242,980)     (52,909)    (95,940)
                                       -----------    -----------     -----------    ---------   ---------
Net cash provided by (used in)
  financing activities...............     (137,506)       (23,079)         47,020       (2,909)    (95,940)
                                       -----------    -----------     -----------    ---------   ---------
Net increase (decrease) in cash......     (125,687)       (38,331)        221,612      131,841      24,529
Cash and cash equivalents at
  beginning of period................      193,084         67,397          29,066       91,182     250,678
                                       -----------    -----------     -----------    ---------   ---------
Cash and cash equivalents at end of
  period.............................  $    67,397    $    29,066     $   250,678    $ 223,023   $ 275,207
                                       ===========    ===========     ===========    =========   =========

                       See notes to financial statements.

                NEW ENGLAND RAILROAD CONSTRUCTION COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS
              YEARS ENDED FEBRUARY 29, 1996 AND FEBRUARY 28, 1997,
                     TEN MONTHS ENDED DECEMBER 31, 1997 AND
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1998

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS:

     The Company performs railroad repair and construction projects primarily for state and city governments located in the Northeastern United States.

ESTIMATES AND ASSUMPTIONS:

     Management uses estimates and assumptions in preparing financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities and the reported revenue and expenses. Actual results could vary from the estimates that were used.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying amounts of cash and cash equivalents, contract and retainage receivable and accounts payable approximate fair value because of their short-term nature. The carrying amount of long-term debt approximates fair value based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities.

REVENUE AND COST RECOGNITION:

     Earnings on long-term construction contracts are recognized on the percentage-of-completion method in the ratio of costs incurred to total estimated costs. Earnings and costs on contracts are subject to revision throughout the terms of the contracts; required adjustments are made in the period revisions become known. Because of inherent uncertainties in estimating costs, it is at least reasonably possible that the Company's estimates of costs and revenues will change in the near term. Provisions are made for the full amounts of anticipated losses when first determinable. Claims for additional contract revenues are recognized at the point it is probable that the claim will result in additional revenue and the amount can be estimated reliably.

     Balances billed but not paid according to retainage provisions under construction contracts generally become due upon contract completion and acceptance by the owners. Construction contracts normally are completed within one to two years.

INVENTORY:

     Inventory, principally materials and supplies, is stated at the lower of cost or net realizable value. Cost is determined by the first-in, first-out
(FIFO) method.

PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment is stated at cost. Depreciation is provided principally by use of the straight-line method over the estimated useful life of the related asset. Accelerated methods are used for income tax reporting purposes.

                NEW ENGLAND RAILROAD CONSTRUCTION COMPANY, INC.

INCOME TAXES:

     Deferred income taxes are determined based on the difference between the financial statement and income tax basis of assets and liabilities using tax rates expected to be in effect in the years in which the differences are expected to reverse. The temporary differences relate primarily to the reporting of revenue recognition on long-term contracts, depreciation and net operating loss carryforwards.

CASH AND CASH EQUIVALENTS:

     From time to time, the Company's cash balance with financial institutions exceeds the maximum FDIC insured balance of $100,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

     For the reporting of cash flows, the Company considers savings accounts and certificate of deposits with original maturities of three months or less to be cash and cash equivalents.

YEAR-END

     In 1997, the Company changed its financial reporting year-end to December
31. These financial statements reflect the results of operations for the years ended February 29, 1996 and February 28, 1997 and the ten months ended December 31, 1997.

2. CONTRACT AND RETAINAGE RECEIVABLES:

                                                FEBRUARY 28,   DECEMBER 31,    MARCH 31,
                                                    1997           1997          1998
                                                ------------   ------------   -----------
                                                                              (UNAUDITED)
Completed contracts...........................   $  285,144     $1,199,475     $708,300
Uncompleted contracts.........................    2,208,445
Retainage.....................................      659,340        322,450      274,348
                                                 ----------     ----------     --------
                                                  3,152,929      1,521,925      982,648
Less allowance for doubtful accounts..........       30,000         30,000       30,000
                                                 ----------     ----------     --------
                                                 $3,122,929     $1,491,925     $952,648
                                                 ==========     ==========     ========

3. CLAIMS:

     During the year ended February 28, 1997, the Company settled two claims for $230,000. These claims represent additional costs incurred and profits lost by the Company due to performing work out of sequence, drawing revisions and specification changes by the project owners. The settlements are included in contract and retainage receivables and earned revenue as of and for the year ended February 28, 1997.

                NEW ENGLAND RAILROAD CONSTRUCTION COMPANY, INC.

4. PROPERTY, PLANT AND EQUIPMENT:

                                                        FEBRUARY 28,   DECEMBER 31,    MARCH 31,
                                                            1997           1997          1998
                                                        ------------   ------------   -----------
                                                                                      (UNAUDITED)
Land..................................................   $   70,334     $   70,334    $   70,334
Building and improvements.............................      212,765        212,765       212,765
Vehicles and equipment................................    2,269,364      2,410,882     2,455,873
Tools.................................................       49,487         49,487        49,487
Office equipment......................................       67,481         67,481        67,481
                                                         ----------     ----------    ----------
                                                          2,669,431      2,810,949     2,855,940
Less accumulated depreciation.........................    2,081,126      1,947,198     1,983,792
                                                         ----------     ----------    ----------
                                                         $  588,305     $  863,751    $  872,148
                                                         ==========     ==========    ==========

5. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS:

                                                        FEBRUARY 28,   DECEMBER 31,    MARCH 31,
                                                            1997           1997          1998
                                                        ------------   ------------   -----------
                                                                                      (UNAUDITED)
Costs incurred on uncompleted contracts...............   $6,537,599     $  799,465     $ 528,415
Estimated earnings....................................    1,825,521        197,933        95,498
                                                         ----------     ----------     ---------
                                                          8,363,120        997,398       623,913
Less billings to date.................................    8,991,510      1,282,077       866,424
                                                         ----------     ----------     ---------
                                                         $ (628,390)    $ (284,679)    $(242,511)
                                                         ==========     ==========     =========

Included in the balance sheets under the following captions:

                                                        FEBRUARY 28,   DECEMBER 31,    MARCH 31,
                                                            1997           1997          1998
                                                        ------------   ------------   -----------
                                                                                      (UNAUDITED)
Costs and estimated earnings in excess of billings on
  uncompleted contracts...............................   $   10,868                    $  32,045
Billings in excess of costs and estimated earnings on
  uncompleted contracts...............................     (639,258)    $ (284,679)     (274,556)
                                                         ----------     ----------     ---------
                                                         $ (628,390)    $ (284,679)    $(242,511)
                                                         ==========     ==========     =========

6. RELATED PARTY TRANSACTIONS:

     The Company has transactions in the normal course of business with various related parties. Balances with related parties are included in the balance sheets under the following captions:

                                                FEBRUARY 28,   DECEMBER 31,    MARCH 31,
                                                    1997           1997          1998
                                                ------------   ------------   -----------
                                                                              (UNAUDITED)
Contract and retainage receivables............                   $133,576      $203,329
Accounts receivable, related parties..........    $ 32,050         39,544        39,544
Prepaid expenses and other....................      55,000         28,500        13,500
Current portion of long-term debt.............     150,000        210,000       150,000

                NEW ENGLAND RAILROAD CONSTRUCTION COMPANY, INC.

     Transactions with related parties are included in the statements of operations under the following captions:

                                                           TEN MONTHS
                                    YEARS ENDED              ENDED        THREE MONTHS ENDED
                            FEBRUARY 29,   FEBRUARY 28,   DECEMBER 31,   MARCH 31,   MARCH 31,
                                1996           1997           1997         1997        1998
                            ------------   ------------   ------------   ---------   ---------
                                                                              (UNAUDITED)
Earned revenue............    $23,300        $ 9,664        $271,056      $ 1,410     $69,752
Cost of earned revenue....     11,736          7,724         260,260        1,410      69,752
Rent expense..............     60,000         60,000          50,000       15,000      15,000

     The Company rents a storage yard on a month to month basis, from a related party for $5,000 per month.

7. LINE OF CREDIT:

     The Company has a $475,000 line of credit to be used for working capital needs expiring in June 1998. Interest is due monthly on advances at the bank's prime rate plus 1 1/2%. Substantially all assets are pledged as collateral and repayment is guaranteed by the shareholders. There were no outstanding borrowings on the line of credit at March 31, 1998, December 31, 1997 and February 28, 1997.

8. LONG-TERM DEBT:

                                                        FEBRUARY 28,   DECEMBER 31,    MARCH 31,
                                                            1997           1997          1998
                                                        ------------   ------------   -----------
                                                                                      (UNAUDITED)
Note payable, bank, payable in monthly installments of
  $5,000 plus interest at prime plus 1.5% through
  October 2000. Substantially all assets are pledged
  as collateral and repayment is guaranteed by the
  shareholders........................................    $160,000       $110,000      $ 95,000
Notes payable, shareholders, due on demand plus
  interest at prime plus 1%...........................     150,000        210,000       150,000
Notes payable, equipment, due in aggregate monthly
  installments of $8,942 including interest ranging
  from 7.9% to 9.3% maturing at various dates through
  October 2002. Collateralized by equipment...........      94,461        382,040       363,288
Note payable, mortgage, payable in monthly
  installments of $1,190 including interest at prime
  plus 1.5% through September 2002....................      58,148         51,583        49,395
Note payable, mortgage, payable in monthly
  installments of $419 including interest at prime
  plus 1%. This note was paid in full as of December
  31, 1997............................................       3,994
                                                          --------       --------      --------
                                                           466,603        753,623       657,683
Less current portion..................................     239,033        356,201       298,658
                                                          --------       --------      --------
                                                          $227,570       $397,422      $359,025
                                                          ========       ========      ========

                NEW ENGLAND RAILROAD CONSTRUCTION COMPANY, INC.

     Aggregate maturities of long-term debt follow:

YEAR ENDING DECEMBER 31:
------------------------
          1998..............................................  $356,201
          1999..............................................   144,200
          2000..............................................   102,950
          2001..............................................   102,322
          2002..............................................    47,950
                                                              --------
                                                              $753,623
                                                              ========

     Both the long-term debt and the line of credit contain certain restrictive covenants which place some requirements and restrictions on the Company regarding the maintenance of certain financial ratios measured on an annual basis.

9. ACCRUED EXPENSES:

                                                    FEBRUARY 28,    DECEMBER 31,     MARCH 31,
                                                        1997            1997           1998
                                                    ------------    ------------    -----------
                                                                                    (UNAUDITED)
Income taxes......................................    $ 25,212        $110,191
Payroll and benefits..............................      43,130          33,248        $30,702
Profit sharing....................................      78,897                         43,876
Insurance.........................................      26,575          28,152
Other.............................................                       9,126
                                                      --------        --------        -------
                                                      $173,814        $180,717        $74,578
                                                      ========        ========        =======

10. MAJOR CUSTOMERS:

     Approximately 62%, 63% and 48% of earned revenue was derived from four customers in each of the ten months ended December 31, 1997 and the years ended February 28, 1997 and February 29, 1996, respectively. Only one customer accounted for more than 10% of earned revenue in both the ten months ended December 31, 1997 and the year ended February 28, 1997.

11. PROFIT SHARING PLAN:

     The Company sponsors a noncontributory trusteed profit sharing plan covering substantially all of its employees not covered by a collective bargaining agreement meeting certain minimum requirements. The plan provides for contributions by the Company in such amounts as the Board of Directors may annually determine. Profit sharing expense was $20,823, $90,810 and $25,906 for the ten months ended December 31, 1997 and the years ended February 28, 1997 and February 29, 1996, respectively.

                NEW ENGLAND RAILROAD CONSTRUCTION COMPANY, INC.

12. INCOME TAXES:

     Components of income taxes follow:

                                                           YEARS ENDED
                                           -------------------------------------------
                                              FEBRUARY 29,           FEBRUARY 28,
                                                  1996                   1997
                                           -------------------   ---------------------
                                           CURRENT   DEFERRED     CURRENT    DEFERRED
                                           -------   ---------   ---------   ---------
Tax expense (benefit) before application
  of operating loss carryforwards........   $(200)   $ 210,700   $ 556,900   $(139,300)
Tax expense (benefit) of operating loss
  carry forwards.........................             (262,500)   (308,100)    308,100
                                            -----    ---------   ---------   ---------
Tax expense (benefit)....................   $(200)   $ (51,800)  $ 248,800   $ 168,800
                                            =====    =========   =========   =========

                                                          THREE MONTHS ENDED
                         TEN MONTHS ENDED     -------------------------------------------
                        DECEMBER 31, 1997        MARCH 31, 1997         MARCH 31, 1998
                       --------------------   ---------------------   -------------------
                       CURRENT    DEFERRED     CURRENT    DEFERRED    CURRENT    DEFERRED
                       --------   ---------   ---------   ---------   --------   --------
                                                              (UNAUDITED)
Tax expense (benefit)
  before application
  of operating loss
  carryforwards......  $323,000   $(319,900)  $ 198,000   $ (49,700)  $(99,900)  $(32,700)
Tax expense (benefit)
  of operating loss
  carryforwards......                         $(109,600)  $ 109,600
                       --------   ---------   ---------   ---------   --------   --------
Tax expense
  (benefit)..........  $323,000   $(319,900)  $  88,400   $  59,900   $(99,900)  $(32,700)
                       ========   =========   =========   =========   ========   ========

     A reconciliation of the United States statutory corporate rate to the effective tax rate is as follows:

                                  YEARS ENDED            TEN MONTHS     THREE MONTHS ENDED
                          ---------------------------      ENDED       ---------------------
                          FEBRUARY 29,   FEBRUARY 28,   DECEMBER 31,   MARCH 31,   MARCH 31,
                              1996           1997           1997         1997        1998
                          ------------   ------------   ------------   ---------   ---------
                                                                            (UNAUDITED)
Tax charge at standard
  U.S. rate of 34%......    $(37,768)      $327,954       $ 7,141      $116,689    $(111,346)
Non-deductible
  expenses..............         195            666           751            90        1,520
Alternative minimum
  tax...................                     23,366                       5,412
Tax rate differences and
  adjustment of prior
  years' taxes..........      (6,546)        (1,231)       (6,247)
State taxes, net of
  federal benefit.......      (7,881)        66,845         1,455        26,109      (22,774)
                            --------       --------       -------      --------    ---------
                            $(52,000)      $417,600       $ 3,100      $148,300    $(132,600)
                            ========       ========       =======      ========    =========

                NEW ENGLAND RAILROAD CONSTRUCTION COMPANY, INC.

     The components of the net deferred income tax asset (liability) at December 31, 1997, February 28, 1997 and March 31, 1998 are as follows:

                                                FEBRUARY 28,   DECEMBER 31,    MARCH 31,
                                                    1997           1997           1998
                                                ------------   ------------   ------------
                                                                              (UNAUDITED)
Current asset (liability):
  Deferred gross profit on contracts in
     progress.................................   $(344,250)      $(37,550)
  Accounts receivable valuation...............      10,350         10,350       $ 10,350
                                                 ---------       --------       --------
                                                  (333,900)       (27,200)        10,350
Non-current liability:
  Tax depreciation in excess of book
     depreciation.............................     (56,400)       (43,200)       (48,050)
                                                 ---------       --------       --------
Net deferred tax liability....................   $(390,300)      $(70,400)      $(37,700)
                                                 =========       ========       ========

13. CONCENTRATION OF LABOR:

     Approximately 72% of the Company's labor force is subject to a union contract expiring in March 1999.

14. SUPPLEMENTAL CASH FLOW INFORMATION AND SUPPLEMENTAL SCHEDULE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

     Cash paid for interest was $39,314, $42,216 and $48,890 for the ten months ended December 31, 1997 and the years ended February 28, 1997 and February 29, 1996, respectively.

     Cash paid for income taxes was $238,021, $204,670 and $11,726 for the ten months ended December 31, 1997 and the years ended February 28, 1997 and February 29, 1996, respectively.

     The Company acquired equipment in exchange for installment note obligations of $240,000 and $99,771 for the ten months ended December 31, 1997 and the year ended February 28, 1997, respectively.

15. SUBSEQUENT EVENT (UNAUDITED):

     On May 21, 1998, the stockholders of the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with RailWorks Corporation. Under the terms of the Agreement, the stockholders will exchange their stock of the Company for cash and stock of RailWorks Corporation. The transaction is expected to be completed in August 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Railroad Service, Inc. and Minnesota Railroad Service, Inc.:

     We have audited the accompanying combined balance sheets of RAILROAD SERVICE, INC. (a Nevada corporation) and MINNESOTA RAILROAD SERVICE, INC. (a Tennessee corporation) as of December 31, 1996 and 1997, and the related combined statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Railroad Service, Inc. and Minnesota Railroad Service, Inc. as of December 31, 1996 and 1997, and the results of their combined operations and their combined cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Columbus, Ohio,
February 23, 1998

                             RAILROAD SERVICE, INC.
                                      AND
                        MINNESOTA RAILROAD SERVICE, INC.

                            COMBINED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------    MARCH 31,
                                                                 1996         1997         1998
                                                              ----------   ----------   -----------
                                                                                        (UNAUDITED)
                                              ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   21,796   $  839,210   $  595,279
  Accounts receivable.......................................   1,657,019      918,794      711,493
  Costs and estimated earnings in excess of billings on
    uncompleted contracts...................................      62,842      155,140      224,470
  Notes receivable, current portion.........................          --       66,666       70,499
  Due from related parties..................................       9,558           --           --
  Material on hand..........................................     302,867      240,131      273,297
  Prepaid expenses..........................................          --           --        2,689
                                                              ----------   ----------   ----------
         Total current assets...............................   2,054,082    2,219,941    1,877,727
                                                              ----------   ----------   ----------
PROPERTY, PLANT AND EQUIPMENT:
  Tools and equipment.......................................   3,041,036    2,803,466    2,806,125
  Vehicles and trailers.....................................     946,744      881,053      880,553
  Office equipment..........................................     129,600      129,612      130,880
  Leasehold improvements....................................     125,119      125,119      125,119
  Less accumulated depreciation and amortization............  (3,200,703)  (2,991,931)  (3,059,089)
                                                              ----------   ----------   ----------
         Property, plant and equipment, net.................   1,041,796      947,319      883,588
                                                              ----------   ----------   ----------
OTHER ASSETS:
  Notes receivable, long-term portion.......................          --       66,668       66,668
  Notes receivable, related parties.........................     170,577      170,577      174,416
  Cash value of life insurance..............................     527,699      571,629      571,629
  Loan origination costs, net...............................       9,498        2,794        2,794
                                                              ----------   ----------   ----------
         Total other assets.................................     707,774      811,668      815,507
                                                              ----------   ----------   ----------
         TOTAL ASSETS.......................................  $3,803,652   $3,978,928   $3,576,822
                                                              ==========   ==========   ==========
                               LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  434,566   $  445,800   $  623,293
  Accrued expenses..........................................     145,695      149,141      326,724
  Billings in excess of costs and estimated earnings on
    uncompleted contracts...................................      84,841       79,733       70,471
  Current maturities of long-term debt......................     358,621      278,246      278,247
                                                              ----------   ----------   ----------
         Total current liabilities..........................   1,023,723      952,920    1,298,735
                                                              ----------   ----------   ----------
NOTES PAYABLE -- RELATED PARTIES............................     207,365      246,798      246,798
LONG-TERM DEBT, net of current maturities...................     741,763      594,075      591,324
                                                              ----------   ----------   ----------
         Total noncurrent liabilities.......................     949,128      840,873      838,122
                                                              ----------   ----------   ----------
         TOTAL LIABILITIES..................................   1,972,851    1,793,793    2,136,857
                                                              ----------   ----------   ----------
COMMITMENTS
STOCKHOLDERS' EQUITY:
  Common stock..............................................     172,700      172,700      172,700
  Additional paid-in capital................................     838,731      838,731    1,238,382
  Retained earnings.........................................     819,370    1,173,704       28,883
                                                              ----------   ----------   ----------
         Total stockholders' equity.........................   1,830,801    2,185,135    1,439,965
                                                              ----------   ----------   ----------
         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.........  $3,803,652   $3,978,928   $3,576,822
                                                              ==========   ==========   ==========

 The accompanying notes are an integral part of these combined balance sheets.

                             RAILROAD SERVICE, INC.
                                      AND
                        MINNESOTA RAILROAD SERVICE, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                           THREE MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                  MARCH 31,
                                -------------------------------------   -------------------------
                                   1995         1996          1997         1997          1998
                                ----------   -----------   ----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
CONSTRUCTION INCOME EARNED....  $9,043,959   $10,708,870   $9,363,191    $ 238,294    $1,267,901
CONTRACT COSTS INCURRED.......   7,330,086     8,199,458    7,065,419      455,455     1,290,407
                                ----------   -----------   ----------    ---------    ----------
  Gross profit................   1,713,873     2,509,412    2,297,772     (217,161)      (22,506)
GENERAL AND ADMINISTRATIVE
  EXPENSES....................   1,288,688     1,417,546    1,449,737      268,162       721,052
                                ----------   -----------   ----------    ---------    ----------
OPERATING INCOME (LOSS).......     425,185     1,091,866      848,035     (485,323)     (743,558)
                                ----------   -----------   ----------    ---------    ----------
OTHER INCOME (EXPENSE)
  Interest income.............      14,911        15,352       38,464        3,838        14,672
  Interest expense............    (174,724)     (137,763)    (116,345)     (11,348)      (20,685)
  Gain on disposal of
     equipment................      73,910        31,763      207,160      160,603            --
  Other income, net...........      17,659         5,106           --           --            --
                                ----------   -----------   ----------    ---------    ----------
TOTAL OTHER INCOME
  (EXPENSE)...................     (68,244)      (85,542)     129,279      153,093        (6,013)
                                ----------   -----------   ----------    ---------    ----------
NET INCOME (LOSS).............  $  356,941   $ 1,006,324   $  977,314    $(332,230)   $ (749,571)
                                ==========   ===========   ==========    =========    ==========

    The accompanying notes are an integral part of these combined financial statements.

                             RAILROAD SERVICE, INC.
                                      AND
                        MINNESOTA RAILROAD SERVICE, INC.

                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                            ADDITIONAL
                                                  COMMON     PAID-IN      RETAINED
                                                  STOCK      CAPITAL      EARNINGS      TOTAL
                                                 --------   ----------   ----------   ----------
BALANCE, December 31, 1994.....................  $172,700    $838,731    $ (187,675)  $  823,756
  Net income...................................        --          --       356,941      356,941
                                                 --------    --------    ----------   ----------
BALANCE, December 31, 1995.....................   172,700     838,731       169,266    1,180,697
  Net income...................................        --          --     1,006,324    1,006,324
  Distributions to shareholders................        --          --      (356,220)    (356,220)
                                                 --------    --------    ----------   ----------
BALANCE, December 31, 1996.....................   172,700     838,731       819,370    1,830,801
  Net income...................................        --          --       977,314      977,314
  Distributions to shareholders................        --          --      (622,980)    (622,980)
                                                 --------    --------    ----------   ----------
BALANCE, December 31, 1997.....................  $172,700    $838,731    $1,173,704   $2,185,135
                                                 ========    ========    ==========   ==========

    The accompanying notes are an integral part of these combined financial statements.

                             RAILROAD SERVICE, INC.
                                      AND
                        MINNESOTA RAILROAD SERVICE, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                                      THREE MONTHS ENDED
                                                                   YEAR ENDED DECEMBER 31,                 MARCH 31,
                                                              ----------------------------------   -------------------------
                                                                1995         1996        1997         1997          1998
                                                              ---------   ----------   ---------   -----------   -----------
                                                                                                   (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)..........................................  $ 356,941   $1,006,324   $ 977,314   $ (332,230)    $(749,571)
 Adjustments to reconcile net income to net cash provided by operating activities:
   Depreciation and amortization............................    294,624      295,660     305,730        4,425        67,161
   Gain on sale of equipment................................    (73,910)     (31,763)   (207,160)    (160,603)           --
   Compensation in exchange for paid-in capital.............         --           --          --           --       399,651
   Change in assets and liabilities:
     Decrease (increase) in:
     Accounts receivable....................................   (545,662)    (400,191)    738,225    1,383,162       207,301
     Due from related parties...............................     65,003        1,442       9,558       (7,001)           --
     Costs and estimated earnings in excess of billings on
       uncompleted contracts................................    (56,348)      23,450     (92,298)      29,126       (69,330)
     Material on hand.......................................    158,361       93,611      62,736       22,298       (33,166)
     Prepaid expenses.......................................     10,236       65,574          --           --        (2,689)
   Increase (decrease) in:
     Accounts payable.......................................    179,816     (149,087)     11,234     (287,175)      177,493
     Accrued expenses.......................................     71,985       53,068       3,446     (105,717)     (117,667)
     Billings in excess of costs and estimated earnings on
       uncompleted contracts................................    103,727      (56,648)     (5,108)      (9,954)       (9,262)
                                                              ---------   ----------   ---------   ----------     ---------
       Net cash provided by operating activities............    564,773      901,440   1,803,677      536,331      (130,079)
                                                              ---------   ----------   ---------   ----------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Proceeds from sale of property and equipment...............     79,875       42,500     122,634           --            --
 Capital expenditures.......................................   (161,481)    (532,158)   (320,023)     (72,797)       (3,430)
 Issuance of notes receivable...............................    (30,178)          --          --       (3,838)       (7,672)
 Receipts on notes receivable...............................         --           --      66,666           --            --
 Cash value of life insurance...............................    (30,321)     (37,577)    (43,930)          --            --
                                                              ---------   ----------   ---------   ----------     ---------
       Net cash used in investing activities................   (142,105)    (527,235)   (174,653)     (76,635)      (11,102)
                                                              ---------   ----------   ---------   ----------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Principal payments on long-term debt.......................   (334,448)    (370,360)   (414,523)      (4,146)       (2,750)
 Net borrowings under revolving line of credit agreement....   (600,000)          --          --           --            --
 Long-term borrowings.......................................    405,206      354,130     186,460       43,690            --
 Proceeds from issuance of notes payable -- related
   parties..................................................     15,000       39,865     119,433           --            --
 Principal payments on notes payable -- related parties.....    (35,166)    (130,114)    (80,000)     (80,000)           --
 Distribution paid..........................................         --     (356,220)   (622,980)     (75,000)     (100,000)
                                                              ---------   ----------   ---------   ----------     ---------
       Net cash used in financing activities................   (549,408)    (462,699)   (811,610)    (115,456)     (102,750)
                                                              ---------   ----------   ---------   ----------     ---------
       Net increase (decrease) in cash and cash
        equivalents.........................................   (126,740)     (88,494)    817,414      344,240      (243,931)
CASH AND CASH EQUIVALENTS, beginning of period..............    237,030      110,290      21,796       21,796       839,210
                                                              ---------   ----------   ---------   ----------     ---------
CASH AND CASH EQUIVALENTS, end of period....................  $ 110,290   $   21,796   $ 839,210   $  366,036     $ 595,279
                                                              =========   ==========   =========   ==========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid during the period for:
   Interest.................................................  $ 173,009   $  135,940   $ 113,647   $   10,454     $  15,597
                                                              =========   ==========   =========   ==========     =========

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING AND INVESTING ACTIVITIES:

     During 1997 a note receivable in the amount of $200,000 was issued in exchange for fixed assets, see Note. 9.

    The accompanying notes are an integral part of these combined financial statements.

                             RAILROAD SERVICE, INC.
                                      AND
                        MINNESOTA RAILROAD SERVICE, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

     Railroad Service, Inc. (RSI) and Minnesota Railroad Service, Inc. (MRSI) (together the "Companies") operate as a construction contractor, constructing, repairing and maintaining railroad tracks for private and government customers located throughout the United States with concentrations of work primarily in the upper midwest. The work is performed under various forms of contracts, including fixed-fee and time-and-material contracts. The time period of the contracts vary, but they are generally less than one year.

     The Companies have common ownership and share management personnel and facilities. The combined statements of financial position, income and cash flows are presented in these financial statements. All intercompany transactions and balances have been eliminated.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from the estimates that were assumed in preparing the financial statements.

REVENUE AND COST RECOGNITION

     The Companies recognize revenues from fixed-fee contracts using the percentage-of-completion method, measured by the percentage of cost incurred to date to management's estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Changes in job performance, job conditions and estimated profitability may result in revisions to cost and revenue, which are recognized in the period in which the revisions are determined.

     Revenues from time-and-material contracts are recognized currently as the work is performed.

     Contract costs include all direct material, labor, equipment costs and those indirect costs related to contract performance which are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

CASH AND CASH EQUIVALENTS

     The Companies consider cash and cash equivalents to include cash on hand and temporary cash investments purchased with an original maturity of three months or less.

FINANCIAL INSTRUMENTS AND CREDIT RISK

     The Companies operate primarily in the upper midwestern region of the United States. The Companies' accounts receivable are from the same geographic region. The terms of the sales give rise to unsecured accounts receivable, as is common industry practice. The Companies periodically assess collection of its receivables and provide allowance for doubtful accounts as appropriate. No such allowances were deemed necessary as of December 31, 1996 and 1997.

                             RAILROAD SERVICE, INC.
                                      AND
                        MINNESOTA RAILROAD SERVICE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

CONCENTRATIONS OF CUSTOMERS

     Approximately 55% of accounts receivable at December 31, 1997 were with four customers. In 1995 approximately 27% of revenues were earned from two customers. In 1997 three customers accounted for approximately 40% of revenues.

MATERIAL ON HAND

     Material on hand principally consists of stored materials and parts to be used for contracts and have been stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

PROPERTY, PLANT AND EQUIPMENT

     The Companies record property, plant and equipment at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful life of the asset as follows:

Tools and equipment.........................................   4 - 7 years
Vehicles and trailers.......................................   4 - 7 years
Office equipment............................................  4 - 10 years
Leasehold improvements......................................  7 - 18 years

     As assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are eliminated from the accounts, and any gain or loss is reflected in net income.

INCOME TAXES

     The Companies operate as sub-chapter S corporations for Federal and certain state income tax reporting purposes. Accordingly, the income taxes for the earnings of the Companies are the responsibility of the owners. Therefore, these financial statements do not reflect any Federal income taxes for the Companies.

COMMON STOCK

     Common stock of the Companies consists of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
Railroad Service, Inc.
  Authorized shares, no par value...........................     2,500      2,500
                                                              --------   --------
  Issued and outstanding....................................     1,577      1,577
                                                              --------   --------
  Stated at.................................................  $157,700   $157,700
                                                              --------   --------
Minnesota Railroad Service, Inc.
  Authorized shares, no par value...........................     2,500      2,500
                                                              --------   --------
  Issued and outstanding....................................       150        150
                                                              --------   --------
  Stated at.................................................    15,000     15,000
                                                              --------   --------
Total common stock..........................................  $172,700   $172,700
                                                              ========   ========

                             RAILROAD SERVICE, INC.
                                      AND
                        MINNESOTA RAILROAD SERVICE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

INTERIM FINANCIAL STATEMENTS

     The unaudited financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). In the opinion of management, the accompanying unaudited financial statements reflect all adjustments necessary to present fairly the financial position as of March 31, 1998 and the results of operations and cash flows for the three months ended March 31, 1997 and 1998.

3. ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following at December 31, 1996 and 1997:

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                 1996        1997
                                                              ----------   --------
Contract receivables........................................  $1,622,557   $887,194
Contract retainages.........................................      34,462     31,600
                                                              ----------   --------
                                                              $1,657,019   $918,794
                                                              ==========   ========

     Contract retainages have been billed but are not due pursuant to contract provisions until contract completion. Such contract retainage is expected to be collected within the following year.

4. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Information with respect to contracts in process at December 31, 1996 and 1997 are as follows:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Costs incurred on uncompleted contracts.....................  $2,053,687   $1,150,665
Estimated earnings..........................................     514,242      400,247
                                                              ----------   ----------
                                                               2,567,929    1,550,912
Less billings to date.......................................   2,589,928    1,475,505
                                                              ----------   ----------
                                                              $  (21,999)  $   75,407
                                                              ==========   ==========

     Contracts in process are included in the accompanying combined balance sheets under the following captions:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1996       1997
                                                              --------   --------
Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $ 62,842   $155,140
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................    84,841     79,733
                                                              --------   --------
                                                              $(21,999)  $ 75,407
                                                              ========   ========

     The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts," represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts", represents billings in excess of revenues recognized.

                             RAILROAD SERVICE, INC.
                                      AND
                        MINNESOTA RAILROAD SERVICE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. OPERATING LEASES

     The Companies lease office space and equipment under agreements expiring at various dates through the year 1999. Minimum rental commitments under these noncancelable lease agreements in effect at December 31, 1997, are:

1998........................................................  $51,630
1999........................................................   20,750
2000........................................................       --
2001........................................................       --
2002........................................................       --
Thereafter..................................................       --
                                                              -------
                                                              $72,380
                                                              =======

     Total rental expense for 1995, 1996 and 1997 for all operating leases amounted to $62,000, $67,000 and $60,000, respectively.

6. LINE OF CREDIT

     RSI has a $300,000 line of credit, with an additional seasonal limit of $100,000 from a bank. Interest is payable monthly at 2.5% over the bank's reference rate of interest for the years ended December 31, 1995 and 1996 and at 1% over the bank's reference rate of interest for the year ended December 31, 1997. The line is secured by accounts receivable, material on hand, equipment and assignment of certain life insurance policies. The line is also personally guaranteed by certain shareholders of the Companies. At December 31, 1997, there were no borrowings against the line.

7. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Note payable to insurance company (RSI), interest at 8%,
  with no monthly principal installments or maturity date,
  secured by the life insurance policy......................  $  379,758   $  410,140
Note payable to bank (RSI), interest at 9.5%, payable in six monthly installments of $42,222 each year (May-October),
  maturing December 1999, secured by all of RSI's assets....          --      399,642
Note payable to shareholder (RSI), interest at 9.5%, with no
  monthly installments, maturing April 2000, unsecured......          --      246,799
Note payable to bank (RSI), interest at 9.5%, payable in six monthly installments of $33,333 each year (May-October),
  paid in full in 1997, secured by machinery and
  equipment.................................................     154,516           --
Note payable to bank (RSI), interest at 11%, payable in
  monthly installments of $12,500, paid in full in 1997,
  secured by machinery and equipment........................     225,000           --

                             RAILROAD SERVICE, INC.
                                      AND
                        MINNESOTA RAILROAD SERVICE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Note payable to bank (RSI), interest at 8.7%, payable in
  monthly installments of $8,722, paid in full in 1997,
  secured by all company assets.............................  $  261,365   $       --
Note payable to bank (RSI), interest at 9.5%, with monthly
  installments of $1,637, paid in full in 1997, secured by
  all company assets........................................      38,064           --
Various notes payable to related parties and Companies'
  shareholders (RSI and MRSI), interest at 9.5%, with no
  monthly installments, paid in full in 1997, unsecured.....     207,365           --
Various notes payable to banks and finance companies (RSI
  and MRSI), interest rates from 2.9% to 11.75%, due in even monthly principal and interest payments, secured by
  vehicles and equipment....................................      41,681       62,538
                                                              ----------   ----------
Total debt..................................................   1,307,749    1,119,119
Less current maturities.....................................     358,621      278,246
                                                              ----------   ----------
Long-term portion...........................................  $  949,128   $  840,873
                                                              ==========   ==========

     Aggregate principal payments, as of December 31, 1997, on long-term debt are scheduled as follows:

1998........................................................  $  278,246
1999........................................................     195,863
2000........................................................     234,870
2001........................................................          --
2002........................................................          --
Thereafter..................................................     410,140
                                                              ----------
                                                              $1,119,119
                                                              ==========

     Certain of the long-term debt instruments and the line of credit agreement contain restrictive covenants which places requirements and restrictions on the Companies regarding disposition of assets, financial ratios, capital expenditures, acquisitions and operations. The Companies were not in compliance with certain covenants at December 31, 1997; however, waivers for the covenants were obtained from the bank.

8. PROFIT SHARING PLAN

     The Companies have 401(k) profit sharing plans covering substantially all employees not covered under collective bargaining agreements. The Companies may contribute a discretionary amount as determined each year by the Companies. The discretionary contribution is subject to a six-year vesting schedule. The discretionary contribution expense for the Companies was $33,384, $101,683 and $80,485, for the years ended December 31, 1995, 1996 and 1997, respectively.

9. SALE OF BRANCH

     Effective March 1997 RSI sold all assets relating to the Milwaukee branch operations. RSI received an initial $75,000 payment and a note receivable for $200,000 with an interest rate of 2% over the base rate paid by RSI to a certain bank. RSI realized a gain of $160,603 on the sale. For the

                             RAILROAD SERVICE, INC.
                                      AND
                        MINNESOTA RAILROAD SERVICE, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

year ended December 31, 1997, the note had a remaining balance of $133,334 which is included in other income in the combined 1997 statement of income. This receivable is secured by the equipment involved in the sale and is personally guaranteed by the owners of the acquiring company.

     In connection with the sale, the Companies and their shareholders have entered into a covenant not to compete for a period of five years from the date of the agreement, subject to certain geographical and size limitations. The Companies may bid new work in the circumscribed area if certain restrictions are met.

10. RELATED PARTY TRANSACTIONS

     Related parties of the Companies include the shareholders of the Companies and various entities related through common ownership and management. The Companies and related parties provide products and services to each other. Transactions with related parties included in the combined financial statements resulted in the recognition of approximately $14,900, $26,900 and $15,300 of income and approximately $91,700, $86,400 and $72,400 of expense for the years ended December 31, 1995, 1996 and 1997, respectively.

     Due from related parties consists of charges from the Companies to affiliated companies for labor, equipment and administrative services.

11. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair values of financial instruments is made in accordance with the requirements of SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." The estimated fair value amounts have been determined by the Companies using available market information and appropriate valuation methodologies.

CASH, ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE

     The carrying amounts of these items are a reasonable estimate of their fair value due to their short-term nature.

LONG-TERM DEBT

     The line of credit facility approximates fair value as the interest rate fluctuates with changes in market conditions. It is estimated that the carrying amount of the long-term debt approximates market. Management estimated the fair value of the long-term debt based on the remaining term to maturity and the current interest rate environment as a market does not exist for the debt or similar debt of the Companies.

12. SUBSEQUENT EVENTS (UNAUDITED)

     Effective January 2, 1998, the majority stockholder gifted 55 shares of Railroad Service, Inc. stock and 5 shares of Minnesota Railroad Service, Inc. stock to another shareholder. Accordingly, $399,651 was recorded as a charge to compensation expense and a contribution of paid-in capital in the three months ended March 31, 1998.

     On May 21, 1998, the stockholders of the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with RailWorks Corporation. Under the terms of the Agreement, the stockholders will exchange their stock of the Company for cash and stock of RailWorks Corporation. The transaction is expected to be completed in August 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Southern Indiana Wood Preserving Company, Inc.:

     We have audited the accompanying balance sheet of SOUTHERN INDIANA WOOD PRESERVING COMPANY, INC. (the "Company") (an Indiana corporation) as of December 31, 1997, and the related statements of operations, stockholder's equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Southern Indiana Wood Preserving Company, Inc. as of December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Indianapolis, Indiana
April 13, 1998

                 SOUTHERN INDIANA WOOD PRESERVING COMPANY, INC.

                                 BALANCE SHEETS

                                                              DECEMBER 31,     MARCH 31,
                                                                  1997           1998
                                                              ------------    -----------
                                                                              (UNAUDITED)
                                         ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $        --     $        --
  Receivables, net of allowance of $78,119..................    1,510,605       1,885,190
  Inventory.................................................    2,171,870       2,332,663
  Prepaid expenses and other................................       16,870          20,605
                                                              -----------     -----------
          Total current assets..............................    3,699,345       4,238,458
                                                              -----------     -----------
PROPERTY, PLANT AND EQUIPMENT:
  Land and improvements.....................................        7,372           7,372
  Buildings and improvements................................       84,697          84,697
  Leasehold improvements....................................      128,328         128,328
  Machinery and equipment...................................    1,309,439       1,364,528
  Transportation equipment..................................      258,074         258,074
  Office furniture and equipment............................       34,578          34,578
                                                              -----------     -----------
                                                                1,822,488       1,877,577
  Less -- Accumulated depreciation..........................   (1,143,341)     (1,175,896)
                                                              -----------     -----------
          Property, plant and equipment, net................      679,147         701,681
                                                              -----------     -----------
OTHER ASSETS................................................        1,802           1,802
                                                              -----------     -----------
                                                              $ 4,380,294     $ 4,941,941
                                                              ===========     ===========
                          LIABILITIES AND STOCKHOLDER'S EQUITY
CURRENT LIABILITIES:
  Book cash overdraft.......................................  $    70,680     $    89,233
  Accounts payable..........................................      186,685         138,235
  Line of credit............................................      680,000       1,205,000
  Accrued expenses..........................................      134,160         168,023
  Taxes payable.............................................       11,570           8,757
                                                              -----------     -----------
          Total current liabilities.........................    1,083,095       1,609,248
                                                              -----------     -----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDER'S EQUITY:
  Common stock, no par value; authorized shares, 1,000;
     issued and outstanding shares, 100.....................        1,000           1,000
  Additional paid-in capital................................      194,100         194,099
  Retained earnings.........................................    3,102,099       3,137,594
                                                              -----------     -----------
          Total stockholder's equity........................    3,297,199       3,332,693
                                                              -----------     -----------
                                                              $ 4,380,294     $ 4,941,941
                                                              ===========     ===========

       The accompanying notes are an integral part of this balance sheet.

                 SOUTHERN INDIANA WOOD PRESERVING COMPANY, INC.

                            STATEMENTS OF OPERATIONS

                                                        FOR THE YEAR     FOR THE THREE MONTHS
                                                           ENDED            ENDED MARCH 31,
                                                        DECEMBER 31,   -------------------------
                                                            1997          1997          1998
                                                        ------------   -----------   -----------
                                                                       (UNAUDITED)   (UNAUDITED)
SALES.................................................   $8,900,635    $1,749,594    $2,341,610
COST OF SALES.........................................    7,538,546     1,510,526     1,846,539
                                                         ----------    ----------    ----------
  Gross profit........................................    1,362,089       239,068       495,071
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES..........      529,106        90,180       196,838
                                                         ----------    ----------    ----------
INCOME FROM OPERATIONS................................      832,983       148,888       298,233
OTHER INCOME (EXPENSE):
  Interest income.....................................       10,966         2,860           948
  Interest expense....................................       (5,132)           --       (16,579)
  Gain on sale of equipment...........................        5,000         5,000           550
  Miscellaneous expense...............................       (2,807)        1,732           278
                                                         ----------    ----------    ----------
                                                              8,027         9,592       (14,803)
                                                         ----------    ----------    ----------
NET INCOME............................................   $  841,010    $  158,480    $  283,430
                                                         ==========    ==========    ==========

         The accompanying notes are an integral part of this statement.

                 SOUTHERN INDIANA WOOD PRESERVING COMPANY, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY

                                     NUMBER OF            ADDITIONAL
                                      COMMON     COMMON    PAID-IN      RETAINED
                                      SHARES     STOCK     CAPITAL      EARNINGS        TOTAL
                                     ---------   ------   ----------   -----------   -----------
BALANCE, December 31, 1996.........     100      $1,000    $194,100    $ 3,346,357   $ 3,541,457
  Net income.......................      --         --           --        841,010       841,010
  Distributions....................      --         --           --     (1,085,268)   (1,085,268)
                                        ---      ------    --------    -----------   -----------
BALANCE, December 31, 1997.........     100      $1,000    $194,100    $ 3,102,099   $ 3,297,199
                                        ===      ======    ========    ===========   ===========

         The accompanying notes are an integral part of this statement.

                 SOUTHERN INDIANA WOOD PRESERVING COMPANY, INC.

                            STATEMENTS OF CASH FLOWS

                                                        FOR THE YEAR     FOR THE THREE MONTHS
                                                           ENDED            ENDED MARCH 31,
                                                        DECEMBER 31,   -------------------------
                                                            1997          1997          1998
                                                        ------------   -----------   -----------
                                                                       (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income..........................................  $   841,010     $ 158,480     $ 283,430
  Adjustments to reconcile net income to net cash used
     by operating activities --
     Depreciation and amortization....................      121,416        22,717        32,554
     Gain on sale of equipment........................       (5,000)       (5,000)         (550)
     Change in operating assets --
       Receivables....................................     (659,924)     (491,683)     (374,585)
       Inventory......................................     (708,084)       66,564      (160,793)
       Prepaid expenses and other.....................       11,577        (2,472)       (3,735)
       Book cash overdraft............................       70,680            --        18,553
       Accounts payable...............................      159,321       194,550       (48,450)
       Accrued expenses...............................        3,175      (109,040)       33,863
       Taxes payable..................................        8,603         4,525        (2,813)
                                                        -----------     ---------     ---------
          Net cash used in operating activities.......     (157,226)     (161,359)     (222,526)
                                                        -----------     ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures................................     (260,417)      (15,116)      (55,089)
  Proceeds from sale of equipment.....................        5,000         5,000           550
                                                        -----------     ---------     ---------
          Net cash used in investing activities.......     (255,417)      (10,116)      (54,539)
                                                        -----------     ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Short-term borrowings...............................      680,000            --       525,000
  Payments of distributions...........................   (1,085,268)     (579,816)     (247,935)
                                                        -----------     ---------     ---------
          Net cash provided by (used in) financing
            activities................................     (405,268)     (579,816)      277,065
                                                        -----------     ---------     ---------
          Net decrease in cash and cash equivalents...     (817,911)     (751,291)           --
                                                        -----------     ---------     ---------
CASH AND CASH EQUIVALENTS, beginning of period........      817,911       817,911            --
                                                        -----------     ---------     ---------
CASH AND CASH EQUIVALENTS, end of period..............  $        --     $  66,620     $      --
                                                        ===========     =========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest............  $     5,132     $      --     $  16,579
                                                        ===========     =========     =========

         The accompanying notes are an integral part of this statement.

                 SOUTHERN INDIANA WOOD PRESERVING COMPANY, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. NATURE OF BUSINESS

     Southern Indiana Wood Preserving Company, Inc. (the "Company") (an Indiana corporation) operates as a wood preserving company specializing in producing pressure, creosote treated wood products for private and government customers located throughout the United States, primarily in the Midwest.

2. SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could vary from those estimates.

REVENUE RECOGNITION

     The Company recognizes revenues at the time of shipment of goods.

FINANCIAL INSTRUMENTS AND CREDIT RISK

     The Company operates in Indiana. However, the Company's accounts receivable include other geographic regions of the United States. The terms of the sales give rise to unsecured accounts receivable, as is common industry practice. During 1997, no single customer provided for greater than 10% of sales.

INVENTORY

     Inventory, consisting principally of trimmed and graded railroad ties, is stated at the lower of cost or market. Cost is determined by the average cost method.

PROPERTY, PLANT AND EQUIPMENT

     The Company records property, plant and equipment at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets as follows:

Buildings..................................................      25 Years
Machinery and equipment....................................  7 - 10 Years
Office furniture and equipment.............................  5 - 10 Years
Leasehold improvements.....................................      10 Years

     As assets are retired or otherwise disposed of, the cost and accumulated depreciation are eliminated from the accounts, and any gain or loss is reflected in the statement of income.

INCOME TAXES

     The Company operates as an S corporation. Accordingly, the income taxes for the earnings of the Company are the responsibility of the owner; therefore, these financial statements do not reflect any Federal or state income taxes.

                 SOUTHERN INDIANA WOOD PRESERVING COMPANY, INC.

INTERIM FINANCIAL STATEMENTS

     The unaudited financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). In the opinion of management, the accompanying unaudited financial statements reflect all adjustments necessary to present fairly the financial position as of March 31, 1998 and the results of operations and cash flows for the three months ended March 31, 1997 and 1998.

3. RECEIVABLES

     Receivables consist of the following at December 31, 1997:

Trade receivables...........................................  $1,545,035
Supplier receivables........................................      43,259
Other receivables...........................................         430
                                                              ----------
                                                               1,588,724
Less -- Allowance for doubtful accounts.....................      78,119
                                                              ----------
                                                              $1,510,605
                                                              ==========

4. INVENTORY

     Inventory consists of the following at December 31, 1997:

Raw materials...............................................  $  143,140
Work in process.............................................   1,743,072
Finished goods..............................................     285,658
                                                              ----------
                                                              $2,171,870
                                                              ==========

5. OPERATING LEASES

     The Company leases production space under an agreement expiring May 1, 1999. Minimum future lease payments under the current lease agreement in effect at December 31, 1997 are:

1998........................................................  $10,031
1999........................................................   11,034
                                                              -------
                                                              $21,065
                                                              =======

     Total rental expense for 1997 was $9,119.

6. LINE OF CREDIT

     The Company has a revolving line of credit agreement with a bank. The line of credit has a limit of $2,000,000 and is secured by the Company's trade receivables and inventories. The maturity date of the line of credit agreement is June 30, 1998. Interest is at prime (8.5% at December 31, 1997) which is payable monthly. The outstanding principle at December 31, 1997 is $680,000.

7. EMPLOYEE STOCK OWNERSHIP PLAN (ESOP)

     The Company has adopted a noncontributory cash employees' stock ownership plan (ESOP) covering all full-time employees who have met certain service requirements. It provides for discretionary contributions by the corporation up to the maximum amount permitted under the

                 SOUTHERN INDIANA WOOD PRESERVING COMPANY, INC.

Internal Revenue Code. The plan has received IRS approval under Sec. 401(A) and 501(A) of the Internal Revenue Code.

     Total contributions made to the plan in 1997 were $157,480.

8. CONTINGENCIES

     The Company is currently not engaged in any lawsuits arising in the ordinary course of business.

     The Company is subject to certain Federal, state and local environmental laws and regulations relating to the use of creosote. Creosote is used in the Company's manufacturing process to treat the ties so that they can withstand exposure to outside elements. Creosote, a coal tar treated derivative, has been recognized by environmental regulating agencies as a hazardous material. The Company currently believes that it is in compliance with the environmental laws and regulations surrounding creosote. The Company has not been notified of any violations of the regulations by regulatory agencies.

9. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair values of financial instruments is determined in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments." The carrying value of receivables, accounts payable and the line of credit have been determined by the Company to approximate their fair value using available market information and appropriate valuation methodologies.

10. SUBSEQUENT EVENT (UNAUDITED)

     On May 21, 1998, the stockholders of the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with RailWorks Corporation. Under the terms of the Agreement, the stockholders will exchange their stock of the Company for cash and stock of RailWorks Corporation. The transaction is expected to be completed in August 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To U.S. Trackworks, Inc. and
Northern Rail Service and Supply Co.:

     We have audited the accompanying combined balance sheets of U.S. TRACKWORKS, INC. AND NORTHERN RAIL SERVICE AND SUPPLY CO. (Michigan corporations) as of December 31, 1996 and 1997, and the related combined statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of U.S. Trackworks, Inc. and Northern Rail Service and Supply Co. as of December 31, 1996 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Nashville, Tennessee
February 20, 1998

                           U.S. TRACKWORKS, INC. AND
                      NORTHERN RAIL SERVICE AND SUPPLY CO.

                            COMBINED BALANCE SHEETS

                                                              DECEMBER 31,
                                                         -----------------------    MARCH 31,
                                                            1996         1997         1998
                                                         ----------   ----------   -----------
                                                                                   (UNAUDITED)
                                            ASSETS
CURRENT ASSETS:
  Cash and cash equivalents............................  $   21,286   $  124,522   $   23,344
  Accounts receivable..................................     821,204      992,277      721,995
  Costs and estimated earnings in excess of billings on
     uncompleted contracts.............................      20,577      259,388       24,855
  Inventory............................................     217,345      259,427      260,626
  Prepaid expenses.....................................      33,813       30,418        8,548
                                                         ----------   ----------   ----------
     Total current assets..............................   1,114,225    1,666,032    1,039,368
                                                         ----------   ----------   ----------
PROPERTY AND EQUIPMENT:
  Construction equipment...............................     904,287    1,012,099    1,023,640
  Transportation equipment.............................     466,030      468,783      468,783
  Office equipment.....................................      24,051       10,101       10,101
                                                         ----------   ----------   ----------
                                                          1,394,368    1,490,983    1,502,524
  Less accumulated depreciation........................    (956,688)    (995,245)  (1,031,143)
                                                         ----------   ----------   ----------
          Property and equipment, net..................     437,680      495,738      471,381
                                                         ----------   ----------   ----------
OTHER ASSETS, net......................................      81,489       89,468       94,331
                                                         ----------   ----------   ----------
          Total assets.................................  $1,633,394   $2,251,238   $1,605,080
                                                         ==========   ==========   ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable.....................................  $  163,754   $  611,430   $  235,130
  Distributions payable to stockholders................          --           --      100,000
  Current maturities of long-term debt.................      59,967       68,015       30,368
  Billings in excess of costs and estimated earnings on
     uncompleted contracts.............................          --       21,303       21,303
  Accrued expenses.....................................      94,427      113,447       50,193
  Line of credit.......................................     490,000      465,000      330,000
  Note payable -- related party........................     100,000           --           --
                                                         ----------   ----------   ----------
          Total current liabilities....................     908,148    1,279,195      766,994
                                                         ----------   ----------   ----------
DEFERRED COMPENSATION..................................      73,156       83,135       88,498
LONG-TERM DEBT, net of current maturities..............      24,416       13,123       10,404
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock.........................................     431,550      431,550      431,550
  Additional paid-in capital...........................      45,291       45,291       45,291
  Retained earnings....................................     150,833      398,944      262,343
                                                         ----------   ----------   ----------
          Total stockholders' equity...................     627,674      875,785      739,184
                                                         ----------   ----------   ----------
          Total liabilities and stockholders' equity...  $1,633,394   $2,251,238   $1,605,080
                                                         ==========   ==========   ==========

    The accompanying notes are an integral part of these combined financial statements.

                           U.S. TRACKWORKS, INC. AND
                      NORTHERN RAIL SERVICE AND SUPPLY CO.

                       COMBINED STATEMENTS OF OPERATIONS

                                                                           THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,           MARCH 31,
                                              -----------------------   -------------------------
                                                 1996         1997         1997          1998
                                              ----------   ----------   -----------   -----------
                                                                        (UNAUDITED)   (UNAUDITED)
REVENUES....................................  $4,819,123   $4,814,005    $ 278,870     $ 650,540
COST OF REVENUES............................   4,466,547    3,740,346      269,235       521,593
                                              ----------   ----------    ---------     ---------
GROSS PROFIT................................     352,576    1,073,659        9,635       128,947
GENERAL AND ADMINISTRATIVE EXPENSES.........     442,754      736,138      160,758       155,442
                                              ----------   ----------    ---------     ---------
INCOME (LOSS) FROM OPERATIONS...............     (90,178)     337,521     (151,123)      (26,495)
                                              ----------   ----------    ---------     ---------
OTHER INCOME (EXPENSE):
  Interest income...........................         509          179           23            61
  Interest expense..........................     (38,555)     (40,841)      (8,087)      (10,167)
                                              ----------   ----------    ---------     ---------
          Total other expense...............     (38,046)     (40,662)      (8,064)      (10,106)
                                              ----------   ----------    ---------     ---------
NET INCOME (LOSS)...........................  $ (128,224)  $  296,859    $(159,187)    $ (36,601)
                                              ==========   ==========    =========     =========

    The accompanying notes are an integral part of these combined financial statements.

                           U.S. TRACKWORKS, INC. AND
                      NORTHERN RAIL SERVICE AND SUPPLY CO.

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                     NUMBER OF   PAR VALUE OF   ADDITIONAL
                                      COMMON        COMMON       PAID-IN     RETAINED
                                      SHARES        STOCK        CAPITAL     EARNINGS      TOTAL
                                     ---------   ------------   ----------   ---------   ---------
BALANCE, December 31, 1995.........   43,155       $431,550      $45,291     $ 503,785   $ 980,626
  Distributions to stockholders....       --             --           --      (224,728)   (224,728)
  Net loss.........................       --             --           --      (128,224)   (128,224)
                                      ------       --------      -------     ---------   ---------
BALANCE, December 31, 1996.........   43,155        431,550       45,291       150,833     627,674
  Distributions to stockholders....       --             --           --       (48,748)    (48,748)
  Net income.......................       --             --           --       296,859     296,859
                                      ------       --------      -------     ---------   ---------
BALANCE, December 31, 1997.........   43,155       $431,550      $45,291     $ 398,944   $ 875,785
                                      ======       ========      =======     =========   =========

    The accompanying notes are an integral part of these combined financial statements.

                           U.S. TRACKWORKS, INC. AND
                      NORTHERN RAIL SERVICE AND SUPPLY CO.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                THREE MONTHS
                                                       YEAR ENDED                   ENDED
                                                      DECEMBER 31,                MARCH 31,
                                                  ---------------------   -------------------------
                                                    1996        1997         1997          1998
                                                  ---------   ---------   -----------   -----------
                                                                          (UNAUDITED)   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).............................  $(128,224)  $ 296,859    $(159,187)    $ (36,601)
  Adjustments to reconcile net (loss) income to
    net cash (used in) provided by operating
    activities:
    Depreciation................................    136,968     133,904       24,155        35,898
    Amortization................................      2,124       2,000          500           500
    Gain from sales of property and equipment...       (615)     (2,051)          --            --
    Changes in operating assets and liabilities:
       Accounts receivable......................   (129,595)   (171,073)     535,377       270,282
       Costs and estimated earnings in excess of
         billings on uncompleted contracts......    (20,577)   (238,811)      20,577       234,533
       Inventory................................    (57,410)    (42,082)      (1,206)       (1,199)
       Prepaid expenses.........................    (40,494)      3,395       25,206        21,870
       Accounts payable.........................    (49,843)    447,676      (60,428)     (376,300)
       Billings in excess of costs and estimated
         earnings on uncompleted contracts......         --      21,303           --            --
       Accrued expenses.........................   (116,927)     19,020      (73,601)      (63,254)
                                                  ---------   ---------    ---------     ---------
         Net cash provided by (used in)
           operating activities.................   (404,593)    470,140      311,393        85,729
                                                  ---------   ---------    ---------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sales of property and
    equipment...................................      7,100      25,600           --            --
  Purchases of property and equipment...........    (64,995)   (215,511)          --       (11,541)
                                                  ---------   ---------    ---------     ---------
         Net cash used in investing
           activities...........................    (57,895)   (189,911)          --       (11,541)
                                                  ---------   ---------    ---------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Principal payments on long-term debt..........    (33,917)   (136,464)     (29,996)      (40,366)
  Proceeds from long-term debt..................     26,634     133,219           --            --
  Line of credit borrowings (repayments), net...    440,000     (25,000)    (285,000)     (135,000)
  Note payable -- related party borrowings
    (repayments), net...........................    100,000    (100,000)          --            --
  Distributions to stockholders.................   (224,728)    (48,748)          --            --
                                                  ---------   ---------    ---------     ---------
         Net cash provided by (used in)
           financing activities.................    307,989    (176,993)    (314,996)     (175,366)
                                                  ---------   ---------    ---------     ---------
         Net (decrease) increase in cash and
           cash equivalents.....................   (154,499)    103,236       (3,603)     (101,178)
CASH AND CASH EQUIVALENTS, beginning of
  period........................................    175,785      21,286       21,286       124,522
                                                  ---------   ---------    ---------     ---------
CASH AND CASH EQUIVALENTS, end of period........  $  21,286   $ 124,522    $  17,683     $  23,344
                                                  =========   =========    =========     =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
  INFORMATION:
  Cash paid during the period for:
    Interest....................................  $  33,283   $  20,878    $  14,110     $  12,108
                                                  =========   =========    =========     =========
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND
  FINANCING INFORMATION:
  Distributions payable to stockholders.........  $      --   $      --           --     $ 100,000
                                                  =========   =========    =========     =========

    The accompanying notes are an integral part of these combined financial statements.

                           U.S. TRACKWORKS, INC. AND
                      NORTHERN RAIL SERVICE AND SUPPLY CO.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     U.S. Trackworks, Inc. (a Michigan corporation) operates as a construction contractor, constructing, repairing and maintaining railroad tracks for private and government customers located primarily in the Midwest United States. The work is performed under various forms of contracts, including fixed-fee and time-and-material contracts. Northern Rail Service and Supply Co. (a Michigan corporation) operates in Michigan and provides maintenance services on railroad tracks primarily under time-and-material contracts.

BASIS OF PRESENTATION

     These combined financial statements include the accounts and results of operations of both U.S. Trackworks, Inc. and Northern Rail Service and Supply Co., which are commonly owned. U.S. Trackworks, Inc. and Northern Rail Service and Supply Co. are collectively referred to as the "Company." All significant intercompany transactions and balances have been eliminated in combination.

CASH AND CASH EQUIVALENTS

     For purposes of the combined balance sheets and the combined statements of cash flows, the Company considers cash and cash equivalents to include cash on hand and highly liquid debt instruments with an original maturity of three months or less.

INVENTORY

     Inventory, consisting principally of stored materials and parts to be used for contracts, is stated at the lower of cost or market. Cost is determined by the first-in, first-out (FIFO) method.

PROPERTY AND EQUIPMENT

     The Company records property and equipment at cost. Depreciation is computed using the straight-line method over the estimated useful life of the asset. Newly purchased equipment is depreciated over eight years and used equipment is depreciated over five years. Repairs to existing equipment that lengthen the asset's useful life are depreciated over three years.

     When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any gain or loss is reflected in the combined statements of operations.

CONCENTRATION OF CREDIT RISKS

     The Company's credit risks primarily relate to cash and accounts receivable. Cash is primarily held in bank accounts. Accounts receivable represent amounts due from the Company's customers. The Company performs continual credit evaluations of its customers and, from time to time, an individual customer's accounts receivable balance may represent a significant portion of the Company's total accounts receivable balance. At December 31, 1997, one customer accounted for approximately 36% of the accounts receivable balance.

                           U.S. TRACKWORKS, INC. AND
                      NORTHERN RAIL SERVICE AND SUPPLY CO.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

REVENUE AND COST RECOGNITION

     The Company recognizes revenues from fixed-fee contracts using the percentage-of-completion method, measured by the percentage of cost incurred to date to management's estimated total cost for each contract. That method is used because management considers total cost to be the best available measure of progress on the contracts. Changes in job performance, job conditions and estimated profitability may result in revisions to cost and income, which are recognized in the period in which the revisions are determined.

     Revenues from time-and-material contracts are recognized currently as the work is performed.

     Contract costs include all direct material, labor and equipment costs related to contract performance. General and administrative costs are charged to expense as incurred. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

     The asset, "Costs and estimated earnings in excess of billings on uncompleted contracts", represents revenues recognized in excess of amounts billed. The liability, "Billings in excess of costs and estimated earnings on uncompleted contracts", represents billings in excess of revenues recognized.

INCOME TAXES

     The Company operates as an S Corporation. Accordingly, the income taxes related to the earnings of the Company are the responsibility of the owners; therefore, these combined financial statements do not reflect any federal or state income taxes for the Company.

SINGLE BUSINESS TAX

     The Company is subject to a single business tax in its incorporated state of Michigan. The tax is calculated on the apportioned activity of the Company in Michigan and is included in general and administrative expenses in the accompanying combined statements of income.

USE OF ESTIMATES

     Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were assumed in preparing the financial statements.

INTERIM FINANCIAL STATEMENTS

     The unaudited financial statements included herein have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). In the opinion of management, the accompanying unaudited financial statements reflect all adjustments necessary to present fairly the financial position as of March 31, 1998 and the results of operations and cash flows for the three months ended March 31, 1997 and 1998.

                           U.S. TRACKWORKS, INC. AND
                      NORTHERN RAIL SERVICE AND SUPPLY CO.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

2. ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following at December 31, 1996 and 1997:

                                                                1996       1997
                                                              --------   --------
Contract receivables........................................  $652,513   $966,668
Retainage...................................................   132,689     25,609
Other.......................................................    36,002         --
                                                              --------   --------
                                                              $821,204   $992,277
                                                              ========   ========

     Retained accounts receivable represents amounts retained by customers from contract billings and are payable to the Company upon satisfactory completion of contract terms. At December 31, 1997, all retainage was expected to be collected within one year.

3. COSTS AND ESTIMATED EARNINGS ON UNCOMPLETED CONTRACTS

     Information with respect to contracts in process at December 31, 1996 and 1997:

                                                                1996        1997
                                                              --------   ----------
Costs incurred on uncompleted contracts.....................  $ 82,308   $  730,843
Estimated earnings..........................................        --      352,761
                                                              --------   ----------
                                                                82,308    1,083,604
Less billings to date.......................................   (61,731)    (845,519)
                                                              --------   ----------
                                                              $ 20,577   $  238,085
                                                              ========   ==========

     Contracts in process are included in the accompanying combined balance sheets under the following captions:

Costs and estimated earnings in excess of billings on
  uncompleted contracts.....................................  $20,577   $259,388
Billings in excess of costs and estimated earnings on
  uncompleted contracts.....................................       --    (21,303)
                                                              -------   --------
                                                              $20,577   $238,085
                                                              =======   ========

4. LINE OF CREDIT

     The Company has a revolving line of credit agreement collateralized by the assets of the Company with a credit limit of $550,000. The line of credit bears interest at the prime rate plus 1/2% (9% at December 31, 1997) which is payable monthly. The Company is subject to ongoing compliance with financial and other covenants under the line of credit, all of which the Company is in compliance or has obtained appropriate waivers at December 31, 1997. During 1996 and 1997, the weighted average amount outstanding on the line of credit was approximately $270,000 and $360,000, respectively, and the maximum amount outstanding was approximately $570,000 and $590,000, respectively. At December 31, 1996 and 1997, the balance outstanding under the line of credit is $490,000 and $465,000, respectively, and is due on demand.

                           U.S. TRACKWORKS, INC. AND
                      NORTHERN RAIL SERVICE AND SUPPLY CO.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1996 and 1997:

                                                                1996       1997
                                                              --------   --------
Long-term note, interest based on prime rate plus 3/4%
  (9.25% at December 31, 1997), payable in monthly
  installments of $2,778 plus interest through 1998, secured
  by equipment..............................................  $ 57,749   $ 24,416
Long-term note, interest at a fixed rate of 8.95%, payable
  in monthly principal and interest payments of $692 through
  2000, secured by a vehicle................................        --     19,096
Long-term note, interest at a fixed rate of 9.4%, payable in monthly principal and interest payments of $3,252 through
  1998, secured by equipment................................        --     15,886
Unsecured long-term note, interest at a fixed rate of 7.3%,
  payable in monthly principal and interest payments of
  $7,247 through 1998.......................................    26,634     21,740
                                                              --------   --------
                                                                84,383     81,138
Less current maturities.....................................   (59,967)   (68,015)
                                                              --------   --------
                                                              $ 24,416   $ 13,123
                                                              ========   ========

     Aggregate principal payments as of December 31, 1997 on long-term debt are scheduled as follows:

1998........................................................  $68,015
1999........................................................    7,516
2000........................................................    5,607
                                                              -------
                                                              $81,138
                                                              =======

6. BENEFIT PLANS

     The Company participates in a defined contribution pension plan for certain union employees. The plan provides benefits to all employees covered under the union's collective bargaining agreement. The benefits are based upon the number of hours worked. The Company's practice is to fund amounts that are tax deductible and that are required by statute and applicable regulations. The Company contributed $31,118 and $33,167 related to the 1996 and 1997 plan years, respectively.

     The Company participates in a discretionary contribution pension plan for certain union employees. The plan provides for annual contributions at the discretion of management during years when the Company generates a profit. The Company contributed approximately $12,000 for both the 1996 and 1997 plan years.

     The Company maintains a non-contributory profit sharing plan for all non-union employees. The plan provides for annual contributions of up to 15% of wages earned during years when the Company generates a profit. No plan contributions were made in 1996. The Company contributed $20,952 for the 1997 plan year.

     The Company maintains a 401(k) plan for certain employees of the Company that is funded by these employees through payroll deductions. The Company does not make any contributions to this plan.

                           U.S. TRACKWORKS, INC. AND
                      NORTHERN RAIL SERVICE AND SUPPLY CO.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Company also maintains life insurance policies on certain management personnel. These policies will transfer to the insured personnel upon retirement and are included in deferred compensation in the accompanying combined balance sheets.

7. COMMON STOCK

     Common stock consists of the following at December 31, 1996 and 1997:

                                                                1996       1997
                                                              --------   --------
U.S. Trackworks, Inc. -- $10 par value; 45,000 shares
  authorized, 26,314 shares issued and outstanding..........  $263,140   $263,140
Northern Rail Service and Supply Co. -- $10 par value;
  16,841 shares authorized, issued and outstanding..........   168,410    168,410
                                                              --------   --------
                                                              $431,550   $431,550
                                                              ========   ========

8. RELATED PARTY TRANSACTIONS

     At December 31, 1996, the Company had a non-interest bearing note payable to a related party under common ownership with the Company. All amounts outstanding were repaid in 1997.

     Two management companies that are owned by a member of management provide certain management services to the Company, as well as lease office space and equipment to the Company. The Company incurred management fees to these management companies of approximately $225,000 and $450,000 in 1996 and 1997, respectively.

     The Company maintains a relationship with a subcontracting company that is owned by a stockholder of the Company. Fees paid to the subcontractor in 1997 were approximately $80,000. No fees were paid in 1996.

9. COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases certain equipment under a noncancellable operating lease that expires in 1998. The remaining commitment under this operating lease was $14,550 at December 31, 1997.

     Rent expense for the years ended December 31, 1996 and 1997 amounted to $130,777 and $70,134, respectively.

LITIGATION

     The Company is engaged in various lawsuits arising in the ordinary course of business. In the opinion of management, based upon the advice of counsel, the ultimate outcome of these lawsuits will not have a material impact on the Company's financial statements.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair values of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair

                           U.S. TRACKWORKS, INC. AND
                      NORTHERN RAIL SERVICE AND SUPPLY CO.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Value of Financial Instruments." The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

  Cash, accounts receivable and accounts payable

     The carrying amounts of these items are a reasonable estimate of their fair value due to their short-term nature.

  Line of credit and long-term debt

     The carrying amount of the line of credit facility approximates fair value as the interest rate fluctuates with changes in market conditions. The carrying amount of long-term debt, based on borrowing rates currently available to the Company, is a reasonable estimation of fair value.

11. SUBSEQUENT EVENT (UNAUDITED)

     On May 21, 1998, the stockholders of the Company entered into an Agreement and Plan of Reorganization (the "Agreement") with RailWorks Corporation. Under the terms of the Agreement, the stockholders will exchange their stock of the Company for cash and stock of RailWorks Corporation. The transaction is expected to be completed in August 1998.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Wm. A. Smith Construction Co., Inc., and
  Wm. A. Smith Rerailing Services, Inc.:

     We have audited the accompanying combined balance sheet of Wm. A. Smith Construction Co., Inc., and Wm. A. Smith Rerailing Services, Inc., as of December 31, 1997, and the related combined statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the management of Wm. A. Smith Construction Co., Inc., and Wm. A. Smith Rerailing Services, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wm. A. Smith Construction Co., Inc., and Wm. A. Smith Rerailing Services, Inc., as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          Arthur Andersen LLP

Houston, Texas
February 26, 1998

======================================================

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------

                                        PAGE
                                        ----
Prospectus Summary....................     1
The Company...........................     1
The Offering..........................     3
The Combination.......................     4
Risk Factors..........................     7
Formation of the Company..............    15
Use of Proceeds.......................    16
Dividend Policy.......................    16
Capitalization........................    17
Dilution..............................    18
Summary Pro Forma As Adjusted
  Financial Data......................    19
Selected Financial Data of the
  Founding Companies..................    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................    24
Business..............................    39
Management............................    53
Certain Relationships and Related
  Party Transactions..................    59
Principal and Selling Stockholders....    62
Description of Capital Stock..........    64
Shares Eligible for Future Sale.......    65
Underwriting..........................    67
Certain U.S. Federal Tax
  Considerations for Non-U.S. Holders
  of Common Stock.....................    69
Notice to Canadian Residents..........    71
Legal Matters.........................    73
Experts...............................    73
Additional Information................    73
Index to Financial Statements.........   F-1

                             ---------------------

     UNTIL           , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING),
ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS
======================================================
======================================================

                                            Shares
                             RAILWORKS CORPORATION
                                  Common Stock
                                     [LOGO]
                              -------------------

                                   PROSPECTUS
                              -------------------
                                 BT Alex. Brown

                              Schroder & Co. Inc.
                                           , 1998

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee and NASD filing fee, all amounts are estimates.

SEC registration fee........................................  $ 35,400
NASD filing fee.............................................  $ 12,500
Nasdaq National Market listing fee..........................         *
Accounting fees and expenses................................         *
Legal fees and expenses.....................................         *
Blue Sky fees and expenses (including counsel fees).........         *
Printing and Engraving expenses.............................         *
Transfer Agent and Registrar fees and expenses..............         *
Miscellaneous expenses......................................         *
                                                              --------
          Total.............................................         *
                                                              ========

---------------

* To be provided by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit. Article 10 of the registrant's restated Certificate of Incorporation provides that the personal liability of directors of the registrant is eliminated to the fullest extent permitted by Section 102(b)(7) of the DGCL.

     Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision.
Article 7 of the registrant's Bylaws provides that the registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article 7 further permits the registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify such person against such liability under the DGCL. The registrant expects to maintain directors' and officers' liability insurance.

     Under the Underwriting Agreement, the Underwriters are obligated, under certain circumstances, to indemnify directors and officers of the registrant against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Reference is made to the form of Underwriting Agreement filed as Exhibit 1.01 hereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     On March 13, 1998, the Company issued ten shares of common stock to John G. Larkin for $10 per share. This issuance was exempt from registration pursuant to
Section 4(2) of the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) Exhibits:

EXHIBIT
NUMBER                              NUMBER DESCRIPTION
-------                             ------------------
 1.1*     --   Form of Underwriting Agreement
 3.1      --   Restated Certificate of Incorporation of the Company
 3.2      --   Bylaws of the Company
 4.1*     --   Specimen Common Stock Certificate
 5.1*     --   Opinion of King and Spalding as to the legality of the
               Common Stock being registered
10.1*     --   Form of Agreement and Plan of Reorganization between the
               Company and the Founding Companies
10.2*     --   Form of Employment Agreement between the Company and its
               Executive Officers
10.3*     --   Form of Employment Agreement between each Founding Company and Founding Company Officer
10.4*     --   1998 Stock Incentive Plan
10.5*     --   1998 Non-Employee Directors' Stock Option Plan
10.6      --   Indemnity and Cooperation Agreement dated as of April 3,
               1997 between Spie Enertrans S.A., Comstock Group, Inc., L.K.
               Comstock & Company and LKC Acquisition Corp., together with
               Memorandum of Understanding dated August 20, 1997 between
               Spie Enertrans S.A., Comstock Group, Inc., L.K. Comstock &
               Company and LKC Acquisition Corp.
23.1*     --   Consent of King and Spalding (contained in Exhibit 5.1)
23.2      --   Consent of Arthur Andersen LLP
23.3      --   Consent of Dworken, Hillman, LaMorte & Sterczala, P.C.
23.4      --   Consent of Cannon and Company
24.1      --   Powers of Attorney (contained on signature page)
27.1      --   Financial data schedule (for SEC filing purposes only)
99.1      --   Consent of persons named to be directors

---------------

* To be filed by amendment

  (b) Financial Statement Schedules.

     Not Applicable

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on May 22, 1998.

                                          RAILWORKS CORPORATION

                                          By:      /s/ JOHN G. LARKIN
                                            ------------------------------------
                                                       John G. Larkin
                                                 Chairman of the Board and
                                                  Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below constitutes and appoints John G. Larkin, Michael R. Azarela and John Kennedy, and each of them, his true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and to sign and file any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 22, 1998.

                      SIGNATURE                                            TITLE
                      ---------                                            -----

                 /s/ JOHN G. LARKIN                    Chairman of the Board, Chief Executive Officer
-----------------------------------------------------    and Director (Principal Executive Officer)
                   John G. Larkin

               /s/ MICHAEL R. AZARELA                  Executive Vice President, Chief Financial
-----------------------------------------------------    Officer and Director (Principal Financial
                 Michael R. Azarela                      Officer)

                  /s/ JOHN KENNEDY                     Vice President, Chief Operating Officer and
-----------------------------------------------------    Director
                    John Kennedy

              /s/ HAROLD C. KROPP, JR.                 Vice President and Chief Accounting Officer
-----------------------------------------------------    (Principal Accounting Officer)
                Harold C. Kropp, Jr.